Exhibit 99.1

Scheme Booklet

This document is important and requires your immediate attention If you are in doubt as to how to deal with it, please contact your legal, financial or other professional adviser immediately

Scheme Booklet

for the Schemes of Arrangement between	BRL Hardy Limited
(ACN 008 273 907)

and	the holders of ordinary shares in BRL Hardy Limited and the holders of options to subscribe for ordinary shares in BRL Hardy Limited

in relation to the proposed Merger with	Constellation Australia
Pty Limited
(ACN 103 362 232)

(a company incorporated in the Australian Capital Territory which is an indirect wholly owned subsidiary of Constellation Brands, Inc.)

Explanatory Statement

Notices of Scheme Meetings and General Meeting

IMPORTANT
These notices are set out in Sections 16 and 17 of this Scheme Booklet

i

ii

iii

Important Dates for BRL Shareholders and Option Holders

18 March 2003

Proxy forms for the Share Scheme Meeting, the General Meeting and the Option Scheme Meeting must be received no later than 10.30 am (for the Share Scheme Meeting and the General Meeting) and 11.00 am (for the Option Scheme Meeting) (Adelaide time)

18 March 2003	Eligibility to vote at the Share Scheme Meeting, the Option Scheme Meeting and the General Meeting determined at 10.00 pm (Adelaide time)

20 March 2003	Share Scheme Meeting to be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia at 10.00 am (Adelaide time)

20 March 2003

General Meeting to be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia at 10.30 am (Adelaide time) or as soon thereafter as the Share Scheme Meeting is concluded or adjourned

20 March 2003

Option Scheme Meeting to be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia at 11.00 am (Adelaide time) or as soon thereafter as the General Meeting is concluded or adjourned

26 March 2003	Announce to the ASX the Constellation VWAP and the Scrip Exchange Ratio

27 March 2003	Publish notice of Constellation VWAP and Scrip Exchange Ratio

27 March 2003	Court hearing for approval of the Share Scheme and the Option Scheme

27 March 2003	Effective Date of the Share Scheme and the Option Scheme

27 March 2003	Last day of trading in BRL Shares

4 April 2003	Election as to form of consideration for BRL Shareholders must be received no later than 5.00pm (Adelaide time)

4 April 2003	Record Date

7 April 2003	Announce to the ASX details of scale back (if any) and allocation of consideration between cash and scrip

7 April 2003	Commencement of trading in Constellation CDIs on a deferred settlement basis on the ASX

9 April 2003	Implementation Date

No later than	Despatch of holding statements and cheques to BRL
16 April 2003	Shareholders and Option Holders (as the case may be).

This Scheme Booklet is dated 10 February 2003

All dates following the date of the Share Scheme Meeting, the General Meeting and the Option Scheme Meeting are indicative only and, among other things, are subject to all necessary approvals from the Supreme Court of South Australia, the ASX and other regulatory authorities. Any changes to the above timetable will be notified on BRL Hardy’s website www.brlhardy.com.au.

Letter from the Chairman of BRL Hardy Limited

10 February 2003

Dear Shareholder and Option holder,

On 17 January 2003 your Board announced the proposal to merge BRL Hardy with Constellation Brands, our partner in the successful US based Pacific Wine Partners joint venture, since mid 2001.

The merger will result in the creation of a leading international wine and beverages company, with strong market positions in the key markets of Australia, North America and the United Kingdom.

Under the merger proposal, BRL Hardy shareholders can choose to receive the following forms of consideration in exchange for their BRL Hardy shares:

•      cash of $10.50 per share;

•      Constellation Scrip; or

•      a combination of cash and Constellation Scrip.

Details of the precise number of Constellation Scrip that BRL Hardy shareholders can elect to receive under the merger proposal are set out in this Scheme Booklet.

The merger consideration represents a premium of 37% to BRL Hardy’s closing share price on the day prior to announcement that the parties were in merger discussions and a 52% premium to the volume weighted average price of BRL Hardy shares for the two months up to that date.

Under the proposal, BRL Hardy option holders will receive cash consideration for the cancellation of their BRL Hardy options.

After considering the proposal in detail, the Directors of BRL Hardy have formed the view that the proposal is in the best interests of shareholders and in the best interests of option holders as a whole. Accordingly, the Directors of BRL Hardy unanimously recommend that, in the absence of a higher offer, BRL Hardy shareholders and option holders vote in favour of the proposal.

The reasons behind the Directors’ recommendation are set out in the Scheme Booklet. The Board has appointed an independent expert, Deloitte Corporate Finance, to review the proposal. The independent expert concluded that, in the absence of a higher offer, the merger proposal is in the best interests of shareholders and in the best interests of option holders as a whole.

The merger will be implemented via Schemes of Arrangement and requires the approval of BRL Hardy shareholders and option holders and the Supreme Court of South Australia. The Schemes of Arrangement will be considered at meetings of BRL Hardy shareholders and BRL Hardy option holders to be held at The Auditorium, Adelaide Town Hall, King William Street Adelaide, South Australia, on 20 March 2003.

Each director of BRL Hardy intends to vote all BRL Hardy shares and BRL Hardy options controlled by that director in favour of the relevant resolutions.

This Scheme Booklet which follows sets out the full details of the merger proposal. I encourage you to read it carefully and to vote on the important resolutions to be considered at the Meetings.

If you have any queries about the merger proposal, please call the BRL Hardy toll free information line on 1300 666 724.

Yours sincerely,

/s/ John Pendrigh

John Pendrigh AM
Chairman

Head Office Adelaide Reynell Road Reynella 5161 South Australia Telephone (08) 8392 2222 Int. +61 8 8392 2222 Facsimile (08) 8392 2200 Int. +61 8 8392 2122

I.J. Pendrigh AM, Chairman

Letter from the Chairman of Constellation
Constellation Brands, Inc. 300 Willowbrook Office Park Fairport, New York 14450 Phone 585-218-3600 Fax 585-218-3601

10 February 2003

Dear Shareholder and Option Holder

Proposed Merger of BRL Hardy and Constellation

On 17 January 2003, the respective boards of directors of BRL Hardy and Constellation announced their intention to merge through Schemes of Arrangement.

If approved, the merger will create the world’s largest wine company by sales. The merger will provide the ability to capture growth for both companies at a faster rate in growing New World wine markets. The merger will enhance Constellation’s position as a leading global diversified beverage alcohol company.

Constellation is offering for BRL shares either cash of $10.50 per BRL share, or a number of Constellation shares, determined based on the volume weighted average Constellation share price and the US$/A$ exchange rate during a price setting period before the merger becomes effective. The Constellation shares will also be listed on the Australian Stock Exchange in the form of CHESS Depositary interests (“CDIs”) for those shareholders wishing to trade their holdings on the Australian market. Full details of the offer are set out in this Scheme Booklet.

By accepting Constellation shares as consideration in this merger, you can also participate in the benefits of combining two highly successful growth companies, and the exciting future of the world’s leading wine company. Following the merger:

•             Constellation will benefit from the bringing together of two complementary businesses that share a common growth orientation and operating philosophies.

•             Constellation will enhance its revenue growth potential in the UK, Europe and other strategic international markets.

•             Constellation will gain significant scale, with more than US$3.2 billion in group sales, of which wine sales will represent US$1.7 billion.

•             In wine, Constellation will emerge with the number 1 position by volume in the United Kingdom, with 8 of the top 20 off-premise brands. Constellation will also hold the number 1 position by volume in Australia, and will strengthen its number 2 position by volume in the United States.

•             Constellation will continue to benefit from a broad portfolio across categories, with strong businesses in imported beer and spirits in the United States and as the number one independent drinks wholesaler in the UK.

•             Constellation’s aggregated portfolio will have an even broader range of products and a greater geographic reach.

We are extremely excited about the opportunity to merge our two companies and to build on the successful partnership which started with the establishment of the Pacific Wine Partners joint venture in 2001.

For BRL shareholders electing to accept consideration in full, or part, through Constellation shares, we look forward to welcoming you as a shareholder in Constellation.

Yours sincerely,

/s/ Richard Sands

Richard Sands
Chairman of the Board and Chief Executive Officer Constellation Brands, Inc.

Richard Sands
Chairman of the Board and Chief Executive Officer Constellation Brands, Inc.

The Merger at a glance

at a glance

This summary provides an overview of the Merger proposal. You should read this Scheme Booklet in full before making any voting decisions.

Background

On 17 January 2003, BRL Hardy announced a proposal to merge with Constellation, BRL Hardy’s U.S. joint venture partner, by way of schemes of arrangement. The merged group will be the world’s largest wine company by sales, and will enjoy strong positions in the United States, Europe and Australia.

Merger Consideration

Under the Merger proposal, BRL Shareholders can elect to receive in exchange for their BRL Shares, either:

•    Cash Consideration, being $10.50 per BRL Share;

•    Scrip Consideration, being a number of Constellation Shares or Constellation CDIs per BRL Share determined as set out in Section 1.2 of this Scheme Booklet; or

•    a combination of Cash Consideration and Scrip Consideration.

Option Holders will receive cash as set out in Section 8.3 of this Scheme Booklet, in exchange for the cancellation of their Options.

If the total number of Constellation Shares which Constellation would otherwise be required to issue to satisfy Elections from BRL Hardy Shareholders for Scrip Consideration exceeds 15,000,000 shares, then the number of Constellation Shares each such BRL Shareholder is entitled to receive will be scaled back on a pro rata basis and such BRL Shareholders will receive Cash Consideration with respect to such BRL Shares subjected to such scale-back. For further details refer to Section 1.2.

Implementation and Timetable

The Share Scheme is to be implemented by a scheme of arrangement, which will be voted on by BRL Shareholders at a meeting to be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003, commencing at 10.00 am.

The Option Scheme is to be implemented by a scheme of arrangement, which will be voted on by Option Holders at a meeting to be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 commencing at 11.00 am or at such later time as the General Meeting concludes or is adjourned.

Each Scheme also requires Court approval, which is expected to be sought on 27 March 2003 if the Schemes are approved by BRL Shareholders and Option Holders.

Trading on the ASX

If the Merger proposal is implemented, Constellation will cause Constellation CDIs representing Constellation Shares to be listed for trading on the ASX. Constellation CDIs are expected to commence trading on the ASX on a deferred settlement basis on 7 April 2003.

The Merger - Your Questions Answered

This section provides summary answers to some basic questions that BRL Shareholders may have. It should be read in conjunction with the whole Scheme Booklet. Option Holders should refer to Sections 8 and 9 for a summary of the Option Scheme which should also be read in conjunction with the entire Scheme Booklet.

Q & A

Questions about the Merger consideration

Q1

What will I receive if the Merger is approved?

A

You are being offered the following choice of consideration in exchange for your BRL Shares:

•    Cash Consideration, being $10.50 per BRL Share;

•    Scrip Consideration, being a number of Constellation Shares or Constellation CDIs per BRL Share determined as set out in Section 1.2 of this Scheme Booklet; or

•    a combination of Cash Consideration and Scrip Consideration.

Q2

When do I have to make an Election?

A

You will need to make an Election on your Election Form which must be returned to the BRL Share Registry before 5.00pm (Adelaide time) on 4 April 2003.

Q3

What form of consideration will I receive if I do not make an Election?

A

If you do not make an Election you will be paid Cash Consideration for your BRL Shares.

Q4

If I elect to receive Scrip Consideration, does this mean that I will receive Constellation Shares?

A

If you make an Election to receive Scrip Consideration and your address on the Register is in Australia, Hong Kong, New Zealand, Singapore or the United Kingdom you will receive Constellation CDIs traded in Australia on the ASX.

If you make an Election to receive Scrip Consideration and your address on the Register is in the United States, you will receive Constellation Shares traded on the NYSE.

If you make an Election to receive Scrip Consideration and your address on the Register is in any other country, you will not be entitled to receive any Scrip Consideration and you will instead receive in cash the proceeds of sale of the Constellation Shares which you elected to receive (less any applicable brokerage, taxes and any other costs of sale).

Q5

What is a Constellation CDI?

A

Constellation CDIs are CHESS Depositary Interests (“CDIs”) in Constellation Shares. CDIs are beneficial interests in securities traded on the ASX under the electronic transfer and settlement system operated by the ASX. CDIs are issued to enable the electronic transfer and settlement on the ASX of shares issued by foreign companies such as Constellation. CDI holders receive all the economic benefits of actual ownership of the underlying shares.

Q6

How many Constellation Shares does one Constellation CDI represent?

A

It is currently expected that the ratio of Constellation CDIs to underlying Constellation Shares will be 10 to 1. For example, if you elect to receive Scrip Consideration and you are otherwise entitled to receive 100 Constellation Shares for your BRL Shares you will receive 1,000 Constellation CDIs. This ratio will, however, be subject to the ASX’s approval upon the listing of Constellation CDIs.

Q7

If I receive Constellation CDIs, can I trade them other than on the ASX?

A

If you wish, you can trade the underlying Constellation Shares which your Constellation CDIs represent on the NYSE. To do this, you must first convert the Constellation CDIs into shares simply by notifying Constellation’s Australian share registry who will arrange for the Constellation CDIs to be converted into the underlying Constellation Shares.

Q8

Is there a limit on the amount of Scrip Consideration I can receive?

A

The maximum number of shares Constellation will issue to BRL Shareholders who elect to receive Scrip Consideration under the Share Scheme is 15,000,000 Constellation Shares (referred to in this Scheme Booklet as the “Scrip Consideration Cap”).

Accordingly, if you elect to receive Scrip Consideration for all or a specified number of your BRL Shares and the total number of Constellation Shares which would be required to be issued to satisfy this and all other Elections for Scrip Consideration exceeds the Scrip Consideration Cap, the number of Constellation Shares you are entitled to receive will be scaled back on a pro rata basis and you will receive Cash Consideration with respect to such scaled back BRL Shares.

This is illustrated by the example below:

Suppose you elect to receive Scrip Consideration for your total holding of 1,000 BRL Shares and the total number of Constellation Shares which would be required to be issued to satisfy all Elections for Scrip Consideration in full was 18,750,000, the scale back provisions would apply.

The number of BRL Shares for which you would receive Scrip Consideration would be calculated as 15,000,000 ÷ 18,750,000 x 1,000 = 800 BRL Shares. You would receive Cash Consideration for the remaining 200 BRL Shares.

For further details see Section 1.2.

Q9

What happens if the Constellation CDIs cannot be traded on the ASX?

A

In the event that the Constellation CDIs are not listed by ASX, then all consideration payable under the Share Scheme will be paid in the form of Cash Consideration. Constellation has no reason to believe that the Constellation CDIs will not be listed by ASX.

Q10

If I elect to receive Scrip Consideration, can I expect to receive cash dividends declared from Constellation?

A

While you will be entitled to receive any dividends declared by Constellation in the future, you should note that:

•    Constellation has not paid a cash dividend since its initial public offering in 1973;

•    Constellation currently has a policy of not paying cash dividends but instead retaining all of its earnings to finance the development and expansion of its business;

•    Constellation does not currently intend to change its dividend policy; and

•    Constellation’s existing and new senior credit facilities and bridging facility and its indentures for its senior notes and senior subordinated notes limit the payment of cash dividends (see Section 3.6(c) for more details).

If Constellation does pay dividends in the future, they will not be franked for Australian tax purposes.

Q11

How will fractional shares be treated?

A

If, pursuant to the Merger, you become entitled to a fraction of a Constellation Share, the number of Constellation Shares to which you are entitled will be rounded down to the next lowest whole number, and you will receive cash in lieu of all fractional shares to which you are entitled. For further details see clause 5.7 of the Share Scheme at Section 13.

Q12

Will I have to pay brokerage fees or stamp duty?

A

You will not have to pay brokerage or stamp duty in connection with the Merger.

Q13

When will I receive my consideration?

A

Cheques in respect of any Cash Consideration due to you will be despatched to you within 5 Business Days after the Implementation Date.

Holding statements in respect of any Constellation CDIs due to you will be despatched within the same period although you will be entitled to trade the Constellation CDIs to which you are entitled before that time on a deferred settlement basis (see Section 7 for details about Constellation CDIs).

Q14

If the Merger is implemented will this be a taxable transaction for Australian tax purposes?

A

The exchange of your BRL Shares pursuant to this Merger may be a taxable transaction to you. However, Australian resident BRL Shareholders who receive Scrip Consideration pursuant to the Merger should be entitled to receive CGT rollover relief with respect to that Scrip Consideration.

BRL Shareholders who elect to receive cash or who receive cash due to a pro rata scale back (refer section 1.2(c)) may be eligible to apply a discount to any capital gain which arises on the transfer of BRL Shares pursuant to this Merger.

Further details of the tax implications of the transaction are set out in Section 10 of this Scheme Booklet. BRL Shareholders should seek their own independent professional advice in relation to the precise tax consequences in respect of their own particular circumstances.

Questions about voting

Q15

When and where will the Share Scheme Meeting be held?

A

The Share Scheme Meeting will be held on 20 March 2003 at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia, commencing at 10.00am

Q16

Am I entitled to vote?

A

If you are registered as a BRL Shareholder by the BRL Share Registry as at 10.00pm on 18 March 2003, you will be entitled to vote at the Share Scheme Meeting. You may vote in person at the meeting or by completing and lodging the proxy form accompanying this Scheme Booklet.

Q17

What is the opinion of the Independent Expert?

A

The Independent Expert has concluded that, in the absence of a higher offer, the Share Scheme is in the best interests of BRL Shareholders as a whole.

Q18

What voting majority is required to approve the Share Scheme proposal?

A

The voting majority to approve the Share Scheme requires votes in favour of the Share Scheme to be received from:

•    a majority in number (more than 50%) of BRL Shareholders present and voting at the Share Scheme Meeting (in person, by proxy, by attorney or, in the case of corporate BRL Shareholders, by corporate representative); and

•    BRL Shareholders who together hold at least 75% of the total number of BRL Shares voted at the Share Scheme Meeting.

Q19

Should I vote?

A

You do not have to vote. However, the BRL Board believes that the Share Scheme is important to all BRL Shareholders and urges you to read this Scheme Booklet carefully and vote in favour of the Share Scheme.

Q20

What happens if I do not vote, or if I vote against the Share Scheme proposal?

A

If you are a BRL Shareholder as at 10.00 pm on the Record Date and the Share Scheme proposal is implemented your BRL Shares will be transferred pursuant to the Share Scheme and you will be entitled to receive the Share Scheme Consideration notwithstanding that you did not vote or voted against the Share Scheme. You will also be entitled to make an election to receive Cash Consideration, Scrip Consideration or a combination thereof provided your Election is returned on or before 5.00pm (Adelaide time) on 4 April 2003.

Q21

When will the result of the meeting be known?

A

The result of the votes cast at the Share Scheme Meeting will be available shortly after the conclusion of the Share Scheme Meeting and will be announced to the ASX once available. The results will also be published on BRL Hardy’s website on the day following the Share Scheme Meeting.

You should be aware that the Share Scheme is subject to the approval of the Court, in exercising its supervisory jurisdiction. The Court hearing for approving the Share Scheme is expected to be held on 27 March 2003.

Other questions

Q22

What if the Share Scheme is not implemented on or before 30 April 2003?

A

If the Share Scheme is not implemented on or before 30 April 2003, either Constellation or BRL Hardy may terminate the Implementation Deed. If this occurs the Merger will not proceed.

Q23

What is the purpose of the General Meeting?

A

The General Meeting for BRL Shareholders is to consider and, if thought fit, to approve the financial assistance BRL Hardy is proposing to provide to Constellation in connection with the Share Scheme. The Directors believe that by agreeing to pay for the cancellation of the Options and the Non-Executive Options, and by agreeing to borrow funds from Constellation to do so and incurring an obligation to repay and to pay interest on the funds so borrowed, BRL Hardy is financially assisting Constellation to acquire BRL Shares under the Share Scheme. Such assistance will be in breach of the Corporations Act unless sanctioned by a special resolution of BRL Shareholders passed at a general meeting. For further details see Section 2.13.

Q24

If the Share Scheme is implemented will I receive a final dividend in respect of BRL Hardy’s financial period ended 31 December 2002?

A

It is a condition of the Implementation Deed that BRL Hardy does not declare or pay any dividend or make any other distribution of its profits, or assets. Therefore, if the Share Scheme is implemented, BRL Shareholders will not receive a final dividend in respect of the financial period ended 31 December 2002.

Q25

Have any major shareholders indicated their intentions?

A

The Responsible Entity of IWIF, the largest shareholder of BRLHardy, has resolved, subject to unit holder approval and to no higher offer being received, to vote in favour of the Share Scheme. Their decision is also subject to final details of the Merger being released.

Q26

Who can help answer my questions about the Merger?

A

If you have any questions about the Merger, or if you would like additional copies of this Scheme Booklet or the proxy form or the Election Form, please contact the BRL Hardy shareholder information line on:

1300 666 724 - Australia only; or

+61 292 407 513 - outside Australia,

or consult your legal, financial or other professional adviser without delay.

An introduction to Constellation

Constellation, headquartered in Fairport, New York, is principally engaged in the production and marketing of beverage alcohol brands in North America and the United Kingdom.

Constellation is listed on the New York Stock Exchange with a market capitalisation of approximately US$2.3 billion as at 31 January 2003.

With a broad portfolio of wine, spirits and imported beer, Constellation is the largest single-source supplier of these products in the United States. In the United Kingdom, Constellation is a leading producer and marketer of wine and of cider and a leading independent drinks wholesaler.

Since July 2001, Constellation and BRL Hardy have operated the Pacific Wine Partners joint venture, which produces and distributes wine in the U.S. and is the primary distributor for BRL Hardy products in the U.S. market.

Constellation’s businesses

Constellation has a broad portfolio, with leading brands sold in the United States, the United Kingdom and more than 70 other countries.

Constellation’s portfolio generates a balanced earnings stream, with growth in its Fine Wine, Imported Beer and UK Wholesale businesses supported by the more stable earnings and cash flow of the U.S. Spirits and Popular and Premium Wine businesses and the UK Branded business.

For the latest 12 months ended 30 November 2002, Constellation generated net sales revenue of approximately US$2.7 billion and earnings before interest, taxes, depreciation and amortisation, including equity income from joint ventures (“EBITDA”), of approximately US$472 million.

Net Sales (Latest 12 Months ended 30 November 2002)	EBITDA (Latest 12 Months ended 30 November 2002)

U.S. Imported Beer

•             Constellation number 3 by volume

•             Leading brands (Corona Extra, Negra Modelo, Peroni, St Pauli Girl)

•             Strong growth

U.S. Wine

•             Constellation number 2 by volume

•             Strong position in Popular and Premium Wine

•             Strong growth in Fine Wine

Pacific Wine Partners joint venture

•             Blackstone number 3 brand over US$11 per 750ml bottle

•             Distribution of BRL Hardy’s Australian and New Zealand products

•             Strong growth

UK Brands and Wholesale

•             Number 1 independent drinks wholesaler to the on-premise market

•             Number 2 in cider by volume

•             Stowells of Chelsea number 1 on-premise, number 3 off-premise

•               Strong growth in table wine and wholesale

U.S. Spirits

•             Constellation number 3 by volume

•             Key brands in the U.S. and Canada

•             Strong cashflow and returns

Constellation’s Financial Performance

Constellation has a strong track record of sales and earnings growth. The following graphs depict Constellation’s compound annual growth rates (“CAGR”) in net sales, EBITDA and earnings per share (“EPS”) for the four fiscal years in the period ended 28 February 2002 and the latest twelve months (“LTM”) ended 30 November 2002.

Notes:

•    Constellation’s fiscal year ends on the last day of February

•    Net Sales adjusted for EITF 01-09. See discussion of EITF01-09 in Section 3.4.

•    EPS is on a diluted basis. See Constellation’s Consolidated Financial Statements included as Annexure 1 to this Scheme Booklet.

•    EPS for 1999 and 2002 is before extraordinary item. See Constellation’s Consolidated Financial Statements.

•    EPS adjusted for U.S. Statement of Financial Accounting Standards No.142 (“Goodwill and Other Intangible Assets”). See Notes to Constellation’s Consolidated Financial Statements.

• EPS adjusted to give retroactive effect to the May 2001 and May 2002 two-for-one stock splits.

Constellation generated free cash flow (cash flow from operating activities less capital expenditures) of approximately US$161 million for the latest 12 months ended 30 November 2002 and approximately US$142 million for the fiscal year ended 28 February 2002.

Performance of Constellation Shares

Constellation’s share price has increased at an average rate of more than 20% per annum over the last ten years.

Source: Bloomberg

Note: Share price adjusted to give retroactive effect to the May 2001 and May 2002 two-for-one stock splits.

No assurance can be given that changes in Constellation’s share price historically is indicative of future changes in Constellation’s share price.

Prospects for the Merged Group

A merger of BRL Hardy and Constellation will bring together two complementary businesses that share common growth orientation and operating philosophy. In particular the merger:

is expected to improve long term growth trends

•             Enhances Constellation’s revenue growth potential in the UK, Europe and other strategic international markets

Increases product breadth and geographic reach

•             Addition of fast growing “New World” wines to Constellation’s portfolio

•             Beer and spirits divisions maintain their strong market positions

Enhances scale, industry strength and competitiveness

•             Create the world’s largest wine company by sales

•             Total sales of US$3.2 billion, with wine group contributing US$1.7 billion in sales

•             Number 1 in wine in the UK by volume with 8 of the top 20 off-premise brands

•             Number 1 in wine in Australia by volume.

•             Strengthened number 2 position by volume in wine in the US.

The above information about Constellation and the Prospects for the Merged Group should be read in conjunction with Section 3, Section 5, the Risk Factors in Section 6 and Constellation’s Consolidated Financial Statements and Notes included as Annexure 1.

Action Required of BRL Shareholders and Option Holders

1                 Please read this Scheme Booklet carefully.

If you do not understand it or are in any doubt as to the course of action you should follow, you should contact your legal, financial or other professional adviser immediately.

2                 How to Vote - BRL Shareholders and Option Holders

You may vote by attending the Share Scheme Meeting, General Meeting or Option Scheme Meeting (as applicable to you) in person or by completing a proxy form.

(i) Voting in person

To vote in person at the Share Scheme Meeting, you must attend the Share Scheme Meeting at 10.00 am on 20 March 2003 at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia.

To vote in person at the General Meeting, you must attend the General Meeting at 10.30 am on 20 March 2003 at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia or as soon thereafter as the Share Scheme Meeting is concluded or adjourned.

To vote in person at the Option Scheme Meeting, you must attend the Option Scheme Meeting at 11.00 am on 20 March 2003 at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia or as soon thereafter as the General Meeting is concluded or adjourned.

If you are a corporation, your authorised corporate representative may attend and vote at the relevant meeting.

You must disclose your name at the point of entry to the meeting. You will then be given a voting card and admitted to the meeting.

(ii)Voting by proxy

If you cannot attend the Share Scheme Meeting or otherwise wish to vote by proxy, you may appoint a proxy by completing the blue personalised proxy form accompanying this Scheme Booklet and returning it to the BRL Share Registry by 10.30 am (Adelaide time) on 18 March 2003, being 47.5 hours prior to the scheduled commencement of the meeting.

If you cannot attend the General Meeting or otherwise wish to vote by proxy, you may appoint a proxy by completing the blue personalised proxy form accompanying this Scheme Booklet and returning it to the BRL Share Registry by 10.30 am (Adelaide time) on 18 March 2003, being 48 hours prior to the scheduled commencement of the meeting.

The proxy forms for the Share Scheme Meeting and the General Meeting are on the same form.

If you cannot attend the Option Scheme Meeting or otherwise wish to vote by proxy, you may appoint a proxy by completing the green personalised proxy form accompanying this Scheme Booklet and returning it to the BRL Share Registry by 11.00 am (Adelaide time) on 18 March 2003, being 48 hours prior to the scheduled commencement of the meeting.

The proxy appointed by you must disclose his or her name at the point of entry to the meeting. They will then be given a voting card and admitted to the meeting.

Appointing a proxy will not preclude you from attending the meeting in person and voting at the meeting instead of your proxy.

(iii) Return of proxies

If you choose to vote by proxy, please return your proxy form to the BRL Share Registry by posting it in the reply paid envelope provided, delivering it to the relevant address below, or by faxing it to (08) 8236 2305 (within Australia) or +61 8 8236 2305 (international), but you will only be able to exercise your vote by proxy if it is received by 10.30 am (Adelaide time) on 18 March 2003 in respect of the Share Scheme Meeting and the General Meeting and by 11.00am (Adelaide time) on 18 March 2003 in respect of the Option Scheme Meeting.

By mail:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

GPO Box 242, Melbourne, Victoria 8060

By hand delivery:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

Level Five, 115 Grenfell Street, Adelaide SA 5000

or

BRL Hardy Limited

C/- Company Secretary

Reynell Road

Reynella SA 5161

3                   Election of form of Share Scheme Consideration

This Scheme Booklet is accompanied by an Election Form under which you may elect to receive Scrip Consideration or a combination of Scrip Consideration and Cash Consideration for your BRL Shares. If you wish to receive Cash Consideration for all your BRL Shares, you do not need to return your Election Form. If you do make an Election, you should note that:

(a)                             you may elect to receive Scrip Consideration in respect of all or a specified number of your BRL Shares;

(b)                            an Election to receive Scrip Consideration may be made by you by returning the Election Form before 5.00 pm on the Record Date;

(c)                             if you do not make an Election prior to 5.00 pm on the Record Date, you will be deemed to have elected to receive Cash Consideration in respect of all of your BRL Shares;

(d)                            if you elect to receive any part of the Share Scheme Consideration to which you are entitled in the form of Scrip Consideration, the number of Constellation Shares which you are entitled to receive may be subject to scaling back in accordance with the terms of the Share Scheme and as summarised in Section 1.2(c);

(e)                             if the Australian Listing Condition is not satisfied by 8.00 am on the Second Court Date then, in accordance with the terms of the Share Scheme, all Scheme Shareholders will receive Cash Consideration whether or not they have elected to receive Scrip Consideration.

If you wish to make an Election, you should return your Election Form to the BRL Share Registry by 5.00 pm (Adelaide time) on 4 April 2003. You may return your Election Form to the BRL Share Registry by posting it in the reply paid envelope provided, by delivering it to the relevant address below, or by faxing it to (08) 8236 2305 (within Australia) or +61 8 8236 2305 (international), but your Election will only be valid if it is received by 5.00pm (Adelaide time) on 4 April 2003.

By mail:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

GPO Box 242, Melbourne, Victoria 8060

By hand delivery:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

Level Five, 115 Grenfell Street, Adelaide SA 5000

or

BRL Hardy Limited

C/- Company Secretary

Reynell Road

Reynella SA 5161

Important Notices

Forward Looking Statements

This Scheme Booklet includes certain forward looking statements which have been based on Constellation’s current expectations about future events. The profile of the combined group, the stated intentions of Constellation in the event of a Merger of Constellation Australia with BRL Hardy and other information other than historical facts are among the forward looking statements contained in this document. These forward looking statements and the operations and financial performance of Constellation, BRL Hardy and the Merged Group are, however, subject to risks, uncertainties and assumptions that could cause actual events or results to differ materially from the expectations expressed or implied by such statements. These factors include, among other things, those risks identified in Section 6 (Risk Factors), Section 5.7 (Cautionary Statements Regarding Forward Looking Information) and other investment considerations, as well as other matters not yet known to BRL Hardy or Constellation or not currently considered material by BRL Hardy or Constellation. These statements speak only as at the date of this Scheme Booklet. Subject to the Corporations Act and the Listing Rules and any other applicable laws or regulations, BRL Hardy and Constellation disclaim any duty to update these statements other than with respect to information BRL Hardy or Constellation becomes aware of prior to the Scheme Meetings which is material to the making of a decision by:

•                         a BRL Shareholder regarding whether or not to vote in favour of the Share Scheme; or

•                         an Option Holder regarding whether or not to vote in favour of the Option Scheme.

For discussions of important risk factors, refer to Section 6 and Section 5.7 of this document.

BRL Hardy Results for the year ending 31 December 2002

BRL Hardy is required by the Listing Rules to release to ASX its financial results for the 12 months ending 31 December 2002 by no later than 14 March 2003. In order to ensure that BRL Shareholders have a reasonable opportunity to review these results prior to voting at the Scheme Meetings, BRL Hardy intends to ensure that these results are released to the ASX by no later than 11 March 2003. A copy of the results will also be made available on BRL Hardy’s website, www.brlhardy.com.au from the date of release onwards and will be made available for inspection from that date as referred to in Section 11.1.

Investment Decision

This Scheme Booklet does not take into account the individual investment objectives, financial situation and particular needs of each BRL Shareholder and Option Holder. You may wish to seek independent legal, financial and taxation advice before making a decision as to whether or not to vote in favour of the Share Scheme or the Option Scheme (as applicable to you) and, if you are a BRL Shareholder, whether Constellation Scrip is an appropriate investment for you.

You should read this Scheme Booklet in its entirety before making a decision as to how to vote on the resolutions to be considered at the Share Scheme Meeting and the Option Scheme Meeting and before making an Election pursuant to the Share Scheme.

The Corporations Act and the Corporations Rules 2000 of South Australia provide a procedure for BRL Shareholders and Option Holders to oppose the approval by the Court of the Share Scheme and the Option Scheme respectively. If you wish to oppose the approval of either of the Schemes at the Second Court Hearing you may do so by filing with the Court and serving on BRL Hardy a notice of appearance in the prescribed form together with any affidavit on which you wish to rely at the hearing. The notice of appearance and affidavit must be served on BRL Hardy at least one day before the date fixed for the Second Court Hearing. That date is currently scheduled to occur on 27 March 2003. Any change to this date will be announced through the ASX and notified on BRL Hardy’s website, www.brlhardy.com.au.

Responsibility for Information

The information contained in this Scheme Booklet (“BRL Information”) has been prepared by BRL Hardy and its advisers and is the responsibility of BRL Hardy, other than:

•                       the information concerning Constellation contained in Section 3, Section 5, Section 6 and Section 7 and Sections 11.7, 11.8, 11.10, 11.11, and 11.14 of this Scheme Booklet, which has been prepared by Constellation and its advisers and is the responsibility of Constellation (“Constellation Information”);

•                       the Independent Expert’s Report in relation to the Schemes contained in Section 19 of this Scheme Booklet, which has been prepared by Deloitte Corporate Finance Pty Limited, and Deloitte Corporate Finance Pty Limited takes responsibility for that Section;

•                       the information about US law set out in these Important Notices and the information about the US taxation implications of the Schemes contained in Section 10 of this Scheme Booklet which has been prepared by McDermott, Will & Emery, and McDermott, Will & Emery takes responsibility for that information; and

•                       the details of the Australian taxation implications of the Schemes contained in Section 10 of this Scheme Booklet, which has been prepared by Clayton Utz, and Clayton Utz takes responsibility for those portions of that Section.

Neither Constellation nor any of its directors, officers or advisers (other than as referred to above), assumes any responsibility for the accuracy or completeness of the BRL Information nor the details in Section 10. Likewise, neither BRL Hardy nor its directors, officers or advisers assumes any responsibility for the accuracy or completeness of the Constellation Information nor the details in Section 10.

ASIC, the Court and the ASX

A copy of this Scheme Booklet has been examined by ASIC. ASIC has been requested to provide a statement, in accordance with Section 411(17)(b) of the Corporations Act, that ASIC has no objection to the Schemes. If ASIC provides that statement, then it will be produced to the Court at the Court Hearing Time. Neither ASIC nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

The Schemes have not been proposed by BRL Hardy or Constellation for the purpose of enabling any person to avoid the operation of any of the provisions of Chapter 6 of the Corporations Act. Among the reasons for which the Schemes have been proposed are to facilitate:

(i)                  the offering of Constellation Shares subject to the Scrip Consideration Cap and the mechanism for the allocation of the Constellation Shares if the Scrip Consideration Cap is exceeded;

(ii)               the ability of Constellation to rely on an exemption under Section 3(a)(10) under the U.S. Securities Act from the requirement to register Constellation Shares to be issued under the Share Scheme under the U.S. Securities Act. This exemption would not be available if the transaction were structured other than as a court approved scheme of arrangement; and

(iii)            the cancellation of the Options in accordance with the Option Scheme.

If the Supreme Court of South Australia approves the Share Scheme, its approval will constitute the basis for the Constellation Shares to be issued without the need for registration under the U.S. Securities Act, in reliance on the exemption from the registration requirements provided by Section 3(a)(10) of the U.S. Securities Act. The Court does not take any responsibility for the contents of the Explanatory Statement included in this Scheme Booklet.

A copy of this Scheme Booklet has been lodged with the ASX. Neither the ASX nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

Notice to U.S. Persons

The Constellation Shares to be issued pursuant to the Share Scheme have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any other jurisdiction. The Constellation Shares issued pursuant to the Share Scheme will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided in Section 3(a)(10) of the U.S. Securities Act based on the approval of the Share Scheme by the Court.

If the Court approves the Share Scheme, its approval will constitute the basis for the Constellation Shares to be issued without registration under the U.S. Securities Act, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act.

The transaction is subject to the disclosure requirements of Australia. This document has been prepared in accordance with Australian requirements and style, which differ from the requirements and style in the United States for disclosure documents prepared for business combination transactions. Financial information included in this document has been prepared in accordance with Australian accounting standards (unless otherwise indicated) and may not be comparable to the financial statements prepared in accordance with U.S. accounting standards.

For BRL Shareholders who are subject to United States taxation, the exchange of BRL Shares will be fully taxable for United States tax purposes regardless of whether such holder receives the Scrip Consideration or the Cash Consideration. Each such holder is strongly urged to review the description of the tax consequences to the BRL Shareholders who are subject to United States taxation which is set forth in Section 10.2 of this Scheme Booklet and to consult their United States tax advisor as to the United States tax consequences of the transaction.

Resale of Constellation Shares under U.S. Federal Securities Laws

If at the time the Share Scheme is submitted to a vote of BRL Shareholders, you are an “affiliate” of BRL Hardy or Constellation, then under Rule 145 of the U.S. Securities Act you may not offer or sell or otherwise dispose of the Constellation Shares or Constellation CDIs issued to you under the Share Scheme in the United States or to U.S. Persons unless that offer or sale or other disposition has been registered under the U.S. Securities Act or is made in conformity with Rule 145 under the U.S. Securities Act or pursuant to any other applicable exemption from the registration requirements of the U.S. Securities Act.  For these purposes, an “affiliate” includes the directors, executive officers and controlling stockholders of BRL Hardy or Constellation.

Notice to other persons outside Australia

The transaction is subject to the disclosure requirements of Australia. This document has been prepared in accordance with Australian requirements and style, and differs from the requirements and style in jurisdictions outside Australia for disclosure documents prepared for business combination transactions and offerings of securities. Financial information included in this document has been prepared in accordance with Australian or US accounting standards and may not be comparable to the financial statements prepared in accordance with the accounting standards in jurisdictions outside Australia or the United States.

Explanatory Statement

This Explanatory Statement has been prepared pursuant to section 412(1) of the Corporations Act to explain the effect of the Schemes and the Resolution and includes all information that is material to the making of a decision by:

•                       a BRL Shareholder about how to vote in respect of the Share Scheme;

•                       a BRL Shareholder about how to vote in respect of the Resolution; and

•                       an Option Holder about how to vote in respect of the Option Scheme.

The Share Scheme and the Option Scheme are set out in Section 13 and Section 15 of this Scheme Booklet respectively. The Resolution is set out in the Notice of General Meeting at Section 17 and explained in Section 2.13.

Key Features Of Share Scheme and Considerations for BRL Shareholders

Section  1

1              Key Features Of Scheme and Considerations for BRL Shareholders

This Section should be read in conjunction with the remainder of this Scheme Booklet.

1.1          Overview

On 17 January 2003, BRL Hardy and Constellation announced a proposal to merge. Under the proposal:

•                       Constellation Australia, an indirect wholly owned subsidiary of Constellation, will acquire all of the BRL Shares by way of scheme of arrangement; and

•                       all of the Options will be cancelled by way of scheme of arrangement.

The Share Scheme is subject to a number of conditions including:

•                       approval of the Share Scheme by BRL Shareholders; and

•                       approval of the Share Scheme by the Court.

The other conditions to the Share Scheme are discussed in Section 1.9 and are set out in full in the copy of the Implementation Deed which is set out in Section 12.

If the Share Scheme is implemented, BRL Hardy will become an indirect wholly owned subsidiary of Constellation and will be de-listed from the ASX.

The Option Scheme is subject to a number of conditions including:

•                       approval of the Share Scheme, by the Court;

•                       approval of the Resolution, by the requisite majority of BRL Shareholders; and

•                       approval of the Option Scheme, by the Court.

1.2          What you will receive

(a)     Overview

Under the Share Scheme, you are able to choose to receive the following consideration alternatives for your BRL Shares:

•                       Cash Consideration of $10.50 per BRL Share;

•                       Scrip Consideration, being a number of Constellation Shares or Constellation CDIs per BRL Share; or

•                       a combination of Cash Consideration and Scrip Consideration.

To make your choice you should tick the appropriate box on the Election Form. If you elect to receive a combination of Cash Consideration and Scrip Consideration, you will need to specify the number of your BRL Shares in respect of which you wish to receive Scrip Consideration. You should also note the restrictions set out in paragraphs (c), (d), (e) and (f) below.

(b)     Scrip Exchange Ratio

If you elect to receive Scrip Consideration in respect of all or a specified number of your BRL Shares, the number of Constellation Shares that you will be entitled to receive (subject to paragraphs (c), (d), (e) and (f)) for each of those BRL Shares (“Scrip Exchange Ratio”) will depend upon two variables, being the Constellation VWAP and the Exchange Rate.

The Constellation VWAP is an average share price of Constellation Shares traded on the NYSE over the ten day trading period ending prior to the Second Court Date. The Exchange Rate is an average US$/A$ exchange rate quoted by Bloomberg for the New York market over the same period. The actual Constellation VWAP and Exchange Rate will be announced by BRL Hardy to the ASX and posted on BRL Hardy’s website at the conclusion of the ten day trading period.

The Scrip Exchange Ratio will be determined as follows:

If the Constellation VWAP is:	Scrip Exchange Ratio - For each BRL Share you will be entitled to receive:
above US$27.50	the fraction of a Constellation Share which equals a value of $10.50 based on an assumed price per Constellation Share of US$27.50 converted at the Exchange Rate

from US$22.50 to US$27.50 (inclusive)	the fraction of a Constellation Share which equals a value of $10.50 based on the actual Constellation VWAP converted at the Exchange Rate

below US$22.50	the fraction of a Constellation Share which equals a value of $10.50 based on an assumed price per Constellation Share of US$22.50 converted at the Exchange Rate

Set out below is a “Ready Reckoner” which illustrates the application of the above method of calculating the Scrip Exchange Ratio.

The Ready Reckoner shows the fraction of a Constellation Share which would be issued based on each Constellation VWAP listed in the first column at each of the Exchange Rates listed in the top row.

Scrip Consideration - Ready Reckoner

(The Scrip Exchange Ratio or fraction of a Constellation Share you will be entitled to receive for each BRL Share held, is shown in gold)

Constellation VWAP (US$		US$/A$ Exchange Rate
		0.5600	0.5800	0.6000	0.6200
	22.50 or less	0.2613	0.2707	0.2800	0.2893
	23.00	0.2557	0.2648	0.2739	0.2830
	24.00	0.2450	0.2538	0.2625	0.2713
	25.00	0.2352	0.2436	0.2520	0.2604
	26.00	0.2262	0.2342	0.2423	0.2504
	27.00	0.2178	0.2256	0.2333	0.2411
	27.50 or higher	0.2138	0.2215	0.2291	0.2367

The following are some examples shown in the Ready Reckoner:

•                       if the Constellation VWAP is US$22.50 or lower and the Exchange Rate is $0.58, then the Scrip Exchange Ratio will be 0.2707

Constellation Shares for every one BRL Hardy share held;

•                       if the Constellation VWAP is exactly US$25.00 and the Exchange Rate is $0.60, then the Scrip Exchange Ratio will be 0.2520 Constellation Shares for every one BRL Hardy share held;

•                       if the Constellation VWAP is US$27.50 or higher and the Exchange Rate is $0.62, then the Scrip Exchange Ratio will be 0.2367 Constellation Shares for every one BRL Hardy share held.

Your entitlement to Constellation Shares as determined above will be issued to you in the form of Constellation CDIs if your address on the Register is in Australia, Hong Kong, New Zealand, Singapore or the United Kingdom as at 10.00 pm on the Record Date. If so, you will be issued Constellation CDIs at the ratio of 10 Constellation CDIs for every one Constellation Share to which you are entitled (subject to confirmation by the ASX). Further details of Constellation CDIs are set out in Section 7.2.

If your address on the Register is in the United States as at 10.00pm on the Record Date, you will receive Constellation Shares.

(c)     Scale back

The maximum number of shares Constellation will issue to BRL Shareholders who elect to receive Scrip Consideration under the Share Scheme is 15,000,000 Constellation Shares (referred to in this Scheme Booklet as the “Scrip Consideration Cap”).

If the total number of Constellation Shares (“Total Scrip Election”) which Constellation would otherwise be required to issue to satisfy Elections from BRL Shareholders for Scrip Consideration exceeds the Scrip Consideration Cap, then the number of BRL Hardy Shares with respect to which Elections to receive Scrip Consideration will be satisfied will be scaled back on a pro rata basis. The pro rata scale-back applicable to each BRL Shareholder will be determined by multiplying the number of BRL Shares in respect of which such BRL Shareholder made an Election to receive Scrip Consideration by the ratio of the Scrip Consideration Cap to the Total Scrip Election.

This is illustrated by the example below:

Suppose you elect to receive Scrip Consideration for your total holding of 1,000 BRL Shares and the Total Scrip Election was 18.75 million, the scale back provisions would apply.

The number of BRL Shares for which you would receive Scrip Consideration would be calculated as 15,000,000 ÷ 18,750,000 x 1,000 = 800 BRL Shares. You would receive Cash Consideration for the remaining 200 BRL Shares.

(d)     Fractional Entitlements

Entitlements to less than whole numbers of Constellation Shares will be rounded down to the nearest whole number and fractional entitlements will be paid in the form of cash (for further details see clause 5.7 of the Share Scheme in Section 13).

(e)     Foreign Scheme Shareholders

BRL Shareholders whose address in the Register as at 10.00 pm on the Record Date is a place outside Australia, Hong Kong, New Zealand, Singapore, the United Kingdom and the United States will be treated as Foreign Scheme Shareholders for the purpose of the Share Scheme.

If a Foreign Scheme Shareholder makes an Election to receive Scrip Consideration for all or a specified number of their BRL Shares then the Constellation Shares which would otherwise be required to be issued to the Foreign Scheme Shareholder will be issued to a nominee appointed by Constellation.  Constellation will cause the nominee to offer these Constellation Shares on the NYSE at such price and on such terms as the nominee shall determine and to remit to Constellation the proceeds of sale.  Constellation will then account to the Foreign Scheme Shareholders for the proceeds received after deduction of any applicable brokerage, taxes and other costs of sale.  Foreign Scheme Shareholders will receive the proceeds in U.S. dollars.  For further details see clause 5.6 of the Share Scheme in Section 13.

(f)                 Failure to satisfy Australian Listing Conditions

If the Australian Listing Condition is not satisfied by 8.00 am on the Second Court Date then, in accordance with the terms of the Share Scheme, all Scheme Shareholders will receive Cash Consideration whether or not they have elected to receive Scrip Consideration.  Constellation has no reason to believe that the Constellation CDIs will not be listed by ASX.

(g)              Failure to elect

If an Election is not made by a BRL Shareholder prior to 5.00 pm on the Record Date, then that BRL Shareholder will be deemed to have elected to receive Cash Consideration in respect of all its BRL Shares.

(h)              Settlement date

Settlement of the Share Scheme Consideration, whether in Cash Consideration or Scrip Consideration, will be made within 5 Business Days after the Implementation Date.

Cash Consideration will be paid by cheque drawn in Australian dollars.

The full terms relating to the payment of the Share Scheme Consideration are contained in the Share Scheme set out in Section 13 and the Deed Poll set out in Section 14. Further information concerning Constellation CDIs and the rights attaching to the underlying Constellation Shares is set out in Section 7.

1.3                               Directors’ Recommendation

Your Directors believe that the proposed Merger is in the best interests of BRL Shareholders and your Directors unanimously recommend that, in the absence of a higher offer, you vote in favour of the Share Scheme. The reasons for your Directors’ recommendation are outlined below.

All Directors who hold BRL Shares intend to vote in favour of the Share Scheme.

Details of the interests of Directors are provided in Section 11.4.

1.4                               Reasons to vote in favour of the Share Scheme

(a)               Substantial premium to recent BRL Hardy share price

•                       The $10.50 value of the Share Scheme Consideration represents a substantial premium to the price at which BRL Shares traded prior to the announcement that the parties were in discussions with respect to the Merger:

•                      A 37% premium to the closing share price of BRL Shares on 13 January 2003, the last day immediately prior to the announcement that the parties were in discussions with respect to the Merger; and

•                      A 52% premium to the volume weighted average share price of BRL Shares over the two months immediately prior to 13 January 2003.

(b)               Independent Expert Opinion

Deloitte Corporate Finance Pty Limited was appointed by BRL Hardy to prepare an Independent Expert’s Report in relation to the Schemes. It has concluded that, in the absence of a higher offer, the Share Scheme is in the best interests of BRL Shareholders as a whole. In reaching this conclusion, the Independent Expert has also made the following statements:

“the Cash Consideration represents a significant premium over and above the recent share market price of BRL Shares” (page 88 of the Independent Expert’s Report).

“the Cash Consideration is within our estimated fair market value range of a BRL Share on a control basis” (page 88 of the Independent Expert’s Report).

The Independent Expert has estimated the fair market value of a BRL Share to be in the range of $9.76 to $10.77 inclusive of a premium for control.

The Independent Expert’s Report is set out in full in Section 19.

(c)               If the Merger is not approved, there is a risk that BRL Hardy’s share price will fall

•                       BRL Hardy’s share price rose following the announcement of discussions with respect to the proposed Merger with Constellation. On 13 January 2003, the day prior to this announcement, the closing price of BRL Shares was $7.67. As at 7 February 2003 the BRL Hardy share price closed at $10.33.

•                       Your Directors believe there is a risk that the BRL Hardy share price will fall if the Merger is not approved.

1.5                               Assessing the Choice of Consideration

Whilst your Directors unanimously recommend that, in the absence of a higher offer, you vote in favour of the Share Scheme, they make no recommendation as to the form of Share Scheme Consideration that you should elect to receive. In making your Election, you should take into account the factors outlined below and your own personal tax position and other circumstances. If in doubt you should consult your legal, financial or other professional adviser.

(a)              Factors relating to Cash Consideration

(i)                  Benefits

Receiving Cash Consideration will provide BRL Shareholders with the benefit of certainty of the value of the consideration received. In other words, BRL Shareholders who elect to receive Cash Consideration will receive $10.50 per BRL Share held as at the Record Date.

(ii)               Other Considerations

Receiving Cash Consideration could trigger an immediate CGT liability for some BRL Shareholders which could otherwise be deferred. Further details of the tax implications of the Share Scheme are set out in Section 10.

(b)              Factors relating to Scrip Consideration

(i)                  Benefits

Receiving Scrip Consideration will provide you with the following benefits:

•                      Exposure to Constellation - BRL Shareholders will gain exposure to the assets, operations and growth prospects of Constellation, the largest single-source supplier of wine, spirits and imported beer in the United States.

•                      Continuing participation in the future of the Merged Group - BRL Shareholders who receive Scrip Consideration will not only retain exposure to the assets, operations and growth prospects of BRL Hardy, but will also be able to participate in:

•                       the creation of the world’s largest wine company by sales; and

•                       the synergies between Constellation and BRL Hardy which are expected to be realised as a result of the Merger.

Details of the profile of Constellation and the expected profile of the Merged Group are set out in Sections 3 and 5, respectively.

•                      CGT rollover relief - the Share Scheme is expected to satisfy the general requirements of the CGT scrip for scrip rollover provision of the Income Tax Assessment Act. As a result, CGT rollover relief should be available to Australian resident BRL Shareholders who receive Scrip Consideration (but not in respect of any proportion of their holding for which they receive Cash Consideration, including as a result of their Election or the pro rata scale back referred to in Section 1.2(c) or if the Australian Listing Conditions is not satisfied). Further details of the tax implications of the Merger are set out in Section 10.

•                      ASX listing - BRL Shareholders who receive Constellation CDIs will be able to trade their Constellation CDIs on the ASX.

(ii)               Risks

You should be aware of the following risks if you are considering electing to receive Scrip Consideration:

•                      The increased level of gearing that BRL Shareholders will be exposed to should they receive Scrip Consideration (for further information see Sections 5 and 6).

•                      For BRL Shareholders who receive Constellation CDIs, Constellation CDIs are likely to have lower liquidity on the ASX as compared with the existing liquidity of BRL Shares on the ASX and Constellation Shares on the NYSE. However, Constellation CDIs can be converted into Constellation Shares and traded on the NYSE (for further information see Section 7.2(d)).

(iii)            Other considerations

You should also consider the following if you are considering electing to receive Scrip Consideration:

•                      Value of your consideration will fluctuate -Unlike the Cash Consideration, the value of the Scrip Consideration that BRL Shareholders will receive will fluctuate with movements in the price of Constellation Shares or Constellation CDIs. It follows that the value of the Scrip Consideration issued to BRL Shareholders could when issued, be lower or higher than the value it would have had as at the date of this Scheme Booklet.

•                      Dividend policy - BRL Hardy has historically paid fully franked dividends to its shareholders on a regular basis. In contrast, Constellation has a policy of not paying dividends to Constellation Shareholders but reinvesting earnings in the growth of the business and Constellation’s existing and new senior credit facilities and bridging facility and its indentures for its senior notes and senior subordinated notes limit the payment of cash dividends (see Section 3.6(c) for more details). As a result, BRL Shareholders who receive Scrip Consideration are likely to experience a cessation in payment of dividends. If Constellation does pay dividends in the future, they will not be franked for Australian tax purposes and are likely to be subject to US withholding tax.

•                      Different business profile - BRL Shareholders who receive Scrip Consideration will be exposed to a different mix of businesses than they are currently exposed to through their shareholdings in BRL Hardy. In particular, whereas BRL Hardy is a pure wine business, Constellation’s business encompasses production and marketing of wine, spirits and beer. This means that the risk and return characteristics of their investment will be different from that which is currently the case.

•                      Rights attaching to Constellation Shares -BRL Shareholders who receive Scrip Consideration will receive an entitlement to Constellation Shares. Constellation also has Constellation B Shares on issue which carry different rights from Constellation Shares (in particular, Constellation B Shares carry enhanced voting rights and enhanced rights to elect directors). A summary of Constellation’s share capital and the differences between Constellation Shares and Constellation B Shares is set out in Sections 7.3 and 7.4.

•                      Controlling shareholder group - Unlike BRL Hardy, Constellation has a controlling shareholder group (the Sands family). For further details, refer to Section 7.6.

•                      Diluted percentage holding - BRL Shareholders who receive Scrip Consideration in exchange for BRL Shares will receive a smaller percentage holding in Constellation than the percentage holding in BRL Hardy represented by the BRL Shares they exchange.

(iv)           Performance of Constellation Shares

The table below shows the following prices for Constellation Shares on the NYSE:

•                      Closing price on 7 February 2003 (latest recorded sale price before the Scheme Booklet was lodged for registration with ASIC);

•                      Highest and lowest recorded sale prices during the period 7 November 2002 to 7 February 2003;

•                      Closing price on 16 January 2003 (latest recorded sale price prior to announcement of the Merger); and

•                      Closing price on 10 January 2003 (latest recorded sale price prior to announcement that the parties were in discussions with respect to the Merger).

Date	Constellation Share Price (US$)
Closing price 7 February 2003	$24.50
Highest recorded sale price (22 January 2003)	$26.26
Lowest recorded sale price (6 January 2003)	$22.30
Closing price 16 January 2003	$24.77
Closing price 10 January 2003	$24.95

Source: Bloomberg

The chart below shows the closing price of Constellation Shares on the NYSE from 23 October 2002 to 23 January 2003.

Source: Bloomberg

No assurance can be given that changes in Constellation’s share price historically is indicative of future changes in Constellation’s share price. Exchange rate movements may affect the value and/or the price of, and income (if any) from, Constellation Scrip.

Further information on historical share prices for Constellation Shares is set out in section 3.6.

1.6                               Relevant Considerations Against the Share Scheme

(a)              BRL Shareholders will no longer control BRL Hardy

BRL Shareholders will no longer be able to hold a direct interest in BRL Hardy and will no longer collectively control BRL Hardy.

(b)              Forms of Share Scheme Consideration may not be attractive

The forms of Share Scheme Consideration may not be attractive to you as a result of the risks and other considerations set out in Section 1.5(a)(ii) and Section 1.5(b)(ii) and (iii).

(c)              Loss of Dividends / Franking Credits

BRL Hardy has historically paid fully franked dividends on a regular basis. BRL Shareholders will no longer be entitled to receive these dividends after implementation of the Merger. Further, it is a condition of the Implementation Deed that BRL Hardy does not declare or pay any dividend or make any other distribution of its profits or assets.

Therefore, if the Share Scheme is implemented, BRL Shareholders will not receive a final dividend in respect of the financial period ended 31 December 2002.

As Constellation has a policy of not paying dividends and Constellation’s existing and new senior credit facilities and Bridging Facility and its indentures for its senior notes and senior subordinated notes limit the payment of cash dividends (see Section 3.6(c) for more details), BRL Shareholders who receive Scrip Consideration are likely to experience a cessation in payment of dividends.

(d)              CGT consequences

The Share Scheme is expected to satisfy the general requirements of the CGT scrip for scrip rollover provisions of the Income Tax Assessment Act. As a result, CGT rollover relief should be available to Australian resident BRL Shareholders who receive Scrip Consideration (but not in respect of any proportion of their holding for which they receive Cash Consideration, including as a result of their Election or the pro rata scale back referred to in Section 1.2(c)) or if the Australian Listing Condition is not satisfied. Further details of the tax implications of the Merger are set out in Section 10.

If the Share Scheme does not proceed, there are no CGT consequences for BRL Shareholders while they continue to hold their BRL Shares, until they choose to dispose of those BRL Shares at which time a CGT taxable event may occur.

If the Share Scheme does proceed and CGT is payable, BRL Shareholders resident in Australia may be eligible to elect to apply a discount to any capital gain which arises on the transfer of their BRL Shares pursuant to the Share Scheme. Further information is contained in Section 10 of this Scheme Booklet.

Holders of BRL Shares should seek their own independent professional advice in relation to the precise tax consequences in respect of their own particular circumstances.

1.7                               Other Relevant Considerations

(a)              Implications of Voting “No”

If you vote “No”, that does not mean that the Share Scheme will not be implemented. If the Share Scheme is approved by the necessary majority of BRL Shareholders and by the Court, you will be treated in the same manner as all other BRL Shareholders as at the Record Date and, accordingly, your BRL Shares will be transferred to Constellation Australia and, unless you have made an Election to receive Scrip Consideration, you will receive the Cash Consideration even though you may have voted against the Share Scheme.

(b)              No Solicitation and transaction compensation arrangements

Certain arrangements have been entered into between Constellation and BRL Hardy in relation to no solicitation and transaction compensation. Summaries of the relevant agreements are set out in Section 11.12.

(c)              IWIF’s Intentions

The Responsible Entity of IWIF, the largest shareholder of BRLHardy, announced to the ASX on 6 February 2003, that it has resolved, subject to unitholder approval, to vote in favour of the Share Scheme. Their decision is also subject to no higher offer being received and final details of the Merger being released.

1.8                               Implications of Failure to Approve the Merger

(a)              No Payment of Consideration

Your Directors have recommended that BRL Shareholders approve the Share Scheme for the reasons set out earlier in this Section, in particular the value considerations outlined in Section 1.4(a).

Further, as mentioned in Section 1.4(c) above, your Directors believe there is a risk that the BRL Hardy share price will fall if the Share Scheme is not approved.

(b)              Continued ASX Listing and Intention for Ongoing Operations

If the Share Scheme does not proceed, BRL Hardy will remain listed on the ASX and it would be the BRL Board’s intention to continue operating in line with its previously stated objectives. In these circumstances, BRL Shareholders who retain their shares will continue to share in any benefits and risks in relation to BRL Hardy’s ongoing business.

1.9                               Conditions

The obligations of BRL Hardy and Constellation under the Implementation Deed, which relate to implementation of the Schemes, are conditional upon the Conditions contained in clause 4 of the Implementation Deed being satisfied or waived. A copy of the Implementation Deed appears in Section 12 of this Scheme Booklet.

As at the date of this Scheme Booklet:

(a)              all of the US Listing Conditions have been satisfied; and

(b)             none of the other Conditions has been satisfied or waived.

Share Scheme Implementation and Financial Assistance

Section 2

2.             Share Scheme Implementation and Financial Assistance

2.1                               Overall effect of the Share Scheme

The Share Scheme, if implemented, will result in Constellation acquiring, by a transfer of shares, all Scheme Shares held by BRL Shareholders as at the Record Date.

The effect of the Share Scheme will be that BRL Hardy will become an indirect wholly owned subsidiary of Constellation and will be delisted from the ASX.

The explanation below does not deal with taxation effects or consequences of the Share Scheme, further details of which are set out in Section 10 of this Scheme Booklet.

2.2                               Classes of members affected by the Share Scheme

BRL Hardy only has one class of shares on issue -ordinary shares. There is only one class of ordinary shareholders who will be affected by the Share Scheme, namely BRL Shareholders.

The effect of the Share Scheme on BRL Shareholders is that each BRL Shareholder will cease to be a holder of, or have any interest in, BRL Shares in return for receiving the Share Scheme Consideration.

2.3                               Steps in implementing the Share Scheme

(a)              On 17 January 2003, Constellation and BRL Hardy entered into the Implementation Deed in relation to the Share Scheme (and the Option Scheme) under which BRL Hardy agreed to propose the Share Scheme. A copy of the Implementation Deed is included in Section 12 and a copy of the Share Scheme is included in Section 13.

(b)             On 6 February 2003, Constellation executed the Deed Poll pursuant to which Constellation agreed, subject to the Share Scheme becoming Effective, to procure that Constellation Australia provide to each Scheme Shareholder the Share Scheme Consideration to which such Scheme Shareholder is entitled under the terms of the Share Scheme. A copy of the Deed Poll is included in Section 14.

(c)              On 10 February 2003 the Court ordered that BRL Hardy convene a scheme meeting of BRL Shareholders at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 commencing at 10.00 am (Adelaide time), for the purposes of approving the Share Scheme.

(d)             BRL Hardy will apply to the Court for an order approving the Share Scheme if:

•                         the Share Scheme is approved by the requisite majority of BRL Shareholders voting at the Share Scheme Meeting; and

•                         all other conditions to the Share Scheme refered to in clause 2.1 of the Share Scheme have been satisfied or waived.

(e)              If the Court order referred to in paragraph (d) above is obtained, then BRL Hardy will lodge with ASIC an office copy of the Court order under section 411 of the Corporations Act approving the Share Scheme.

(f)                If the Share Scheme becomes Effective, then on the Implementation Date, all of the Scheme Shares will be transferred to Constellation Australia without the need for any further act by any Scheme Shareholder by BRL procuring the delivery of a transfer or transfers in respect of all of the Scheme Shares to the ASX Settlement and Transfer Corporation Pty Limited by a broker nominated in writing by Constellation Australia to effect a valid transfer of the Scheme Shares to Constellation Australia under section 1074D of the Corporations Act, or, if such procedure is not available for any reason, by:

•                         BRL Hardy delivering to Constellation Australia a duly completed and executed share transfer form or forms to transfer all of the Scheme Shares to Constellation Australia;

•                         Constellation Australia executing and delivering to BRL Hardy the share transfer form or forms; and

•                         BRL Hardy entering the name of Constellation Australia in the Register as the holder of all of the Scheme Shares.

(g)             If the Share Scheme becomes Effective then within 5 days after the Implementation Date Constellation Australia will pay to Scheme Shareholders the Share Scheme Consideration.

(h)             The Share Scheme will lapse and be of no further force or effect if the Implementation Deed is terminated.

2.4                               Termination of the Implementation Deed

The Share Scheme is conditional upon the Implementation Deed not having been terminated as at the Court Hearing Time.

The Implementation Deed may be terminated:

(a)              if certain of the Conditions are not capable of being satisfied, or are not reasonably capable of being satisfied, and have not previously been waived;

(b)             by Constellation giving notice to BRL Hardy in writing if:

(i)                  BRL Hardy is in material breach in any respect of its obligations under the No Solicitation Agreement at any time before the Second Court Date;

(ii)               BRL Hardy is in material breach of its obligations under clause 8.1 of the Implementation Deed at any time before the Second Court Date and has not rectified that breach within 5 Business Days after it is given notice by Constellation requiring that breach to be rectified; or

(iii)            a majority of the BRL Board:

A.               withdraws or changes the recommendation of the Merger given by the BRL Board in accordance with the terms of the Implementation Deed; or

B.                 recommends or supports, or enters into any agreement, arrangement or understanding to recommend or support a Third Party Proposal;

(c)               by BRL Hardy giving notice to Constellation in writing if Constellation is in material breach of its obligations under clause 8.2 of the Implementation Deed at any time before the Second Court Date and has not rectified that breach within 5 Business Days after it is given notice by BRL Hardy requiring that breach to be rectified;

(d)              by either Constellation or BRL Hardy giving notice to the other in writing if:

(i)                 the Implementation Date shall not have occurred on or prior to the 30 April 2003;

(ii)              at the Scheme Meeting relating to the Share Scheme or any adjournment or postponement thereof, the Share Scheme is not approved by the necessary majority of the BRL Shareholders; or

(iii)           any court or Governmental Authority has issued any order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, or has refused to do anything necessary to permit the Merger, and such order, decree, ruling or other action shall have become final and not appealable.

2.5                               Court ordered meeting of BRL Shareholders

On 10 February 2003, the Court ordered that a meeting of BRL Shareholders be convened to consider the Share Scheme. This meeting is to be held on 20 March 2003 at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia commencing at 10.00 am (Adelaide time).

The notice convening this meeting is set out in Section 16 of this Scheme Booklet.

Each BRL Shareholder who is registered on the Register at 10.00 pm (Adelaide time) on 18 March 2003 is entitled to attend and vote, in person or by proxy or attorney or, in the case of a corporation which is a shareholder, by its representative appointed in accordance with the Corporations Act, at the Share Scheme Meeting.

For actions to be taken by BRL Shareholders who propose to attend and vote at the Share Scheme Meeting or to appoint a proxy to attend and vote on the shareholder’s behalf, see page 12 above.

2.6                               Voting majority required

The voting majority to approve the Share Scheme requires votes in favour of the Share Scheme to be received from:

(a)              a majority in number (more than 50%) of BRL Shareholders present and voting at the Share Scheme Meeting (in person, by proxy, by attorney or, in the case of corporate BRL Shareholders, by corporate representative); and

(b) BRL Shareholders who together hold at least 75% of the total number of BRL Shares voted at the Share Scheme Meeting.

2.7                               Opposing the Share Scheme

The Corporations Act and the Corporations Rules 2000 of South Australia provide a procedure for BRL Shareholders to oppose the approval by the Court of the Share Scheme. If you are a BRL Shareholder and

wish to oppose the approval of the Share Scheme at the Second Court Hearing you may do so by filing with the Court and serving on BRL Hardy a notice of appearance in the prescribed form together with any affidavit on which you wish to rely at the hearing. The notice of appearance and affidavit must be served on BRL Hardy at least one day before the date fixed for the Second Court Hearing. That date is currently scheduled to occur on 27 March 2003. Any change to this date will be announced through the ASX and notified on BRL Hardy’s website, www.brlhardy.com.au.

If a BRL Shareholder does not object in accordance with these procedures, such holder may not have a right to appear at the Second Court Hearing, although the Court in its discretion could, and likely would, permit such a holder to state objections to the Court if the holder made a personal appearance at the Second Court Hearing.

If there is an objection to the Share Scheme, and in such event the Second Court Hearing is continued or adjourned, then the date of the continued or adjourned hearing will be announced through the ASX and on BRL Hardy’s website.

2.8          Effective Date

The Share Scheme will become Effective on the date when an office copy of the order of the Court approving the Share Scheme is lodged with ASIC or such earlier date as the Court determines and specifies in the Court order.

BRL Hardy will notify the ASX upon the Share Scheme becoming Effective.

Once the Share Scheme becomes Effective, BRL Hardy and Constellation will become bound to implement and Constellation will procure that Constellation Australia implements the Share Scheme in accordance with its terms.

2.9          Determination of persons entitled to Share Scheme Consideration

(a)              Dealings on or prior to Record Date

For the purpose of establishing who are Scheme Shareholders, dealings in BRL Shares will be recognised provided that:

(i)                  in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as a holder of the relevant BRL Shares by 10.00 pm on the Record Date; and

(ii)               in all other cases, registrable transfers or transmission applications in respect of those dealings are received at or before 10.00 pm on the Record Date at the place where the Register is kept.

BRL Hardy must register transfers or transmission applications of the type referred to in paragraph (a)(ii) by 10.00 pm on the Record Date. BRL Hardy will not accept for registration or recognise for any purpose any transmission application or transfer in respect of BRL Shares received after 10.00 pm on the Record Date (other than a transfer of BRL Shares to Constellation Australia in the course of implementing the Share Scheme).

(b)              Dealings after Record Date

For the purpose of determining entitlements to the Share Scheme Consideration, BRL Hardy will, until the Share Scheme Consideration has been paid and issued in accordance with the Share Scheme, maintain the Register in accordance with the provisions of clause 7 of the Share Scheme and the Register in this form will solely determine entitlements to the Share Scheme Consideration. As from 10.00 pm on the Record Date, each entry current on the Register relating to Scheme Shares will cease to be of any effect other than as evidence of entitlement to the Share Scheme Consideration in respect of the Scheme Shares relating to that entry.

All certificates and statements of holding for Scheme Shares shall from 10.00 pm on the Record Date cease to have any effect as documents of title in respect of such Scheme Shares other than for the purpose of registering dealings in the Scheme Shares as referred to in Section 2.9(a).

(c)              Provision of Information

BRL Hardy must give to Constellation, no less than one Business Day prior to the Implementation Date, details of the names, registered addresses and holdings of Scheme Shares of every Scheme Shareholder as shown in the Share Register at 10.00 pm on the Record Date, such details to be provided in such form as Constellation may reasonably require.

2.10                        Provision of Share Scheme Consideration

Within 5 Business Days after the Implementation Date, cheques payable to Scheme Shareholders in respect of Cash Consideration, stock certificates in respect of Constellation Shares issued as Scrip Consideration and holding statements in respect of Constellation CDIs issued as Scrip Consideration (as the case may be) will be sent by prepaid post to each Scheme Shareholder at the person’s address as shown on the Register.

In the case of joint holdings, any cheques payable to Scheme Shareholders and any stock certificates or holding statements will be forwarded to the address which stands first on the Register.

2.11                        Suspension of trading of BRL Shares

If the Court approves the Share Scheme, BRL Hardy will notify the ASX of the Court approval on the day of the Court hearing to approve the Share Scheme. It is expected that suspension of trading on the ASX in BRL Shares will occur from the close of business on that day.

If the Share Scheme becomes Effective, Constellation will cause BRL Hardy to apply for termination of official quotation of BRL Shares on the first Business Day after the Implementation Date.

2.12                        Stamp duty

No stamp duty is payable on the transfer of shares in a listed company.

2.13                        Financial assistance

(a)              General Meeting

BRL Hardy has convened a General Meeting to be held at The Auditorium, Adelaide Town Hall, King Williams Street, Adelaide, South Australia, Australia on 20 March 2003 commencing at 10.30 am (Adelaide time), or as soon after that time as the Share Scheme Meeting has concluded or is adjourned, for the purpose of passing the Resolution.

The notice convening this meeting is set out in Section 17 of this Scheme Booklet.

For actions to be taken by BRL Shareholders who propose to attend and vote at the General Meeting or to appoint a proxy to vote on their behalf, see page 12 above.

(b)              Corporations Act provisions

Section 260A(1) of the Corporations Act relevantly provides that a company may financially assist a person to acquire shares in that company if the assistance is approved by shareholders by a special resolution passed at a general meeting of the company with no votes being cast in favour of the resolution by the person acquiring the shares or by their associates, or by a resolution agreed to at a general meeting, by all ordinary shareholders.

Section 260B(4) of the Corporations Act requires that a notice convening a general meeting of members to consider a resolution to approve the giving of financial assistance to a person to acquire shares in a company must include a statement setting out all the information known to the company that is material to the decision on how to vote on the resolution.

(c)              Particulars of financial assistance

Options issued to the employees of BRL Hardy under its Employee Option Plan and NonExecutive Options issued to non-executive directors under the Non-Executive Option Plan give the holders of those options the right to acquire BRL Shares at future points in time at a certain exercise price. These options therefore represent a contingent right to own BRL Shares in the future.

On 17 January 2003, Constellation and BRL Hardy entered into the Implementation Deed in relation to the Merger and under which Constellation and BRL Hardy agreed that:

(i)                  BRL Hardy will propose the Option Scheme, which if implemented will result in the cancellation of all Options in return for the payment by BRL Hardy of the Option Scheme Consideration;

(ii)               BRL Hardy will within one month from the date of the Implementation Deed, make an offer to each holder of Non-Executive Options to cancel the Non-Executive Options held by that person in consideration for the payment by BRL Hardy of $2.42 per Non-Executive Option cancelled;

(iii)            subject to the Option Scheme becoming Effective, Constellation Australia will make available to BRL Hardy a credit facility on arms length commercial terms to enable BRL Hardy to fund the Option Scheme Consideration and the consideration payable to each holder of Non-Executive Options for the cancellation of those Non-Executive Options.

All of these arrangements are conditional upon the Share Scheme becoming effective which would then result in all of the BRL Shares being transferred to Constellation Australia. Furthermore, the cancellation of the Options and the Non-Executive Options will ensure that there are no outstanding rights for the issue of new shares in BRL Hardy. Accordingly the Directors believe that, by entering into these arrangements, BRL Hardy is financially assisting Constellation Australia to acquire BRL Shares under the Share Scheme.

The Directors believe that the provision of the proposed financial assistance will be of benefit to the Company because it will assist in the implementation of the Merger which the Directors and the Independent Expert believe, in the absence of a higher offer, is in the best interest of BRL Shareholders. Futhermore, the credit facility summarised in paragraph (iii) above (referred to in this Scheme Booklet as the “Option Cancellation Loan”, is being provided to BRL Hardy on the basis that it will be converted to capital in BRL Hardy by Constellation Australia shortly after the Schemes have been implemented. The Directors believe that such loan arrangement will not be prejudicial to creditors of BRL Hardy. Accordingly, the Directors have proposed that the provision of such financial assistance by BRL Hardy be approved by BRL Shareholders in accordance with section 260B of the Corporations Act. If the Resolution is not passed by the requisite majority of BRL Shareholders then the Option Scheme will not take effect.

The Directors of BRL Hardy have unanimously recommended that BRL Shareholders approve the Resolution. All Directors who hold BRL Shares intend to vote in favour of the Resolution.

(d)              Voting on the resolution to approve the financial assistance

The resolution to approve the financial assistance is a special resolution which must be carried by a majority of 75% of the votes cast on the resolution by BRL Shareholders present at the General Meeting in person or by proxy.  Constellation and any person who is an associate of Constellation may not vote on the resolution.

Information about Constellation

Section 3

3.             Information about Constellation

3.1          Introduction to Constellation and available information

Constellation is principally engaged in the production and marketing of beverage alcohol brands in North America and the United Kingdom. With a broad portfolio of wine, spirits and imported beer, Constellation is the largest single-source supplier of these products in the United States. In the United Kingdom, Constellation is a leading producer and marketer of wine and of cider and a leading independent drinks wholesaler.

Leading brands in Constellation’s portfolio include: Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann’s, Schenley, Ten High, Stowells of Chelsea and Blackthorn.

Constellation’s products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, Constellation distributes its branded products and those of other companies to more than 16,500 customers. Constellation operates 29 production facilities throughout the world. In addition to producing and marketing its own brands, Constellation also purchases products for resale from other producers.

Constellation’s two classes of common stock are listed on the New York Stock Exchange. As of 31 January 2003, Constellation had 78,583,491 Constellation Shares (symbol: STZ) and 12,077,090 Constellation B Shares (symbol: STZ.B) outstanding (excluding treasury shares) and a total market capitalisation of approximately US$2.3 billion (based on a closing price of its Constellation Shares and Constellation B Shares of US$ 25.07 and US$ 24.45, respectively, on the New York Stock Exchange on 31 January 2003).

Information in this Section 3 concerning Constellation has been derived in part from the following sources:

•                      Annual Report on Form 10-K of Constellation for the fiscal year ended 28 February 2002 as filed with the U.S. SEC;

•                      Quarterly Report on Form 10-Q of Constellation for the fiscal quarter ended 30 November 2002, as filed with the U.S. SEC; and

•                      Constellation’s proxy statement for its annual meeting of stockholders held on 23 July 2002.

If you would like to receive a copy of any of these documents, please contact the BRL Hardy shareholder information line on 1300 666 724 and you will be sent copies free of charge (other than with respect to exhibits).

Constellation reports and other information filed with the U.S. SEC may be inspected without charge at the office of the U.S. SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, periodic reports, registration statements and certain other filings made by Constellation with the U.S. SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the U.S. SEC’s website located at http://www.sec.gov.

If you become a holder of Constellation Shares (or Constellation CDIs), Constellation will furnish to you the same information that it currently furnishes to Constellation shareholders, including annual reports to shareholders that include annual consolidated financial statements and proxy statements and related materials for annual and special meetings of shareholders.

3.2                               Historical Development of Constellation

Constellation is a Delaware corporation incorporated on 4 December 1972, as the successor to a business founded in 1945. Since the founding of Constellation’s business in 1945 as a producer and marketer of wine products, the business has grown through a combination of internal growth and acquisitions. Internal growth has been driven by leveraging Constellation’s existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, Constellation has completed a number of major acquisitions that have broadened its portfolio and increased market share, net sales and cash flow. In the past five years Constellation has acquired Ravenswood Winery, Inc., certain assets of Corus Brands, Inc. and the Turner Road Vintners Assets (as defined in Section 3.5(b) below) in 2001, Forth Wines Limited (“Forth Wines”) in 2000, Franciscan Vineyards, Inc. (“Franciscan Estates”), Simi Winery, Inc. (“Simi”) and the Black Velvet Assets (as defined in Section 3.5(b) below) in 1999, and Matthew Clark plc (“Matthew Clark”) in 1998.

On 31 July 2001, Constellation and BRL Hardy completed the formation of Pacific Wine Partners, a joint venture owned equally by Constellation and BRL Hardy. On 16 October 2001, Constellation announced that Pacific Wine Partners completed the purchase of certain assets of Blackstone Winery, including the Blackstone brand.

The investment in Pacific Wine Partners is accounted for using the equity method. Accordingly, the results of operations of Pacific Wine Partners since 31 July 2001 have been included in the equity in earnings of joint venture line in the consolidated statements of income of Constellation. Leading brands in the Pacific Wine Partners portfolio include Banrock Station as well as Blackstone.

3.3                               Constellation Operations

(a)              Constellation operations described by segment and region

Constellation operates primarily in the beverage alcohol industry in North America and the United Kingdom. Constellation reports its operating results in five segments: Popular and Premium Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate and bulk wine); Imported Beer and Spirits (primarily imported beer and distilled spirits); U.K. Brands and Wholesale (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Fine Wine (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items).

Popular and Premium Wine

The Popular and Premium Wine segment produces, bottles, imports and markets wine and brandy in the United States. It is the second largest supplier of wine in the United States, distributes 18 of the top 100 wine brands in the United States and exports wine to approximately 60 countries from the United States. This segment sells table wine, dessert wine, sparkling wine and brandy. Its leading brands include Alice White, Almaden, Arbor Mist, Covey Run, Dunnewood, Estate Cellars, Inglenook, Manischewitz, Marcus James, Paul Masson, Talus, Taylor, Vendange, Vina Santa Carolina, Cook’s, J. Roget, Richards Wild Irish Rose, and Paul Masson Grande Amber Brandy. Most of its wine is marketed in the US$3.00 to US$7.00 per 750 ml bottle price range.

As a related part of its U.S. wine business, the Popular and Premium Wine segment is a leading grape juice concentrate producer in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concentrates. Its other wine-related products and services include bulk wine, cooking wine, grape juice and St. Regis Inglenook, a leading de-alcoholized line of wine in the United States.

Imported Beer and Spirits

The Imported Beer and Spirits segment imports and markets a diversified line of beer and produces, bottles, imports and markets a diversified line of distilled spirits. It is the third largest marketer of imported beer in the United States and distributes six of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico, St. Pauli Girl, and Negra Modelo. Corona Extra is the best selling imported beer in the United States. Its other imported beer brands include Tsingtao from China, Peroni from Italy and Double Diamond and Tetley’s English Ale from the United Kingdom.

The Imported Beer and Spirits segment is the third largest supplier of distilled spirits in the United States and exports distilled spirits to approximately 25 countries from the United States. Its principal distilled spirits brands include Black Velvet, Fleischmann’s, Mr. Boston, Canadian LTD, Chi-Chi’s prepared cocktails, Ten High, Montezuma, Barton, Monte Alban and Inver House. Substantially all of this segment’s distilled spirits unit volume consists of products marketed in the value and mid-premium priced category. The Imported Beer and Spirits segment also sells distilled spirits in bulk and provides contract production and bottling services for third parties.

U.K. Brands and Wholesale

The U.K. Brands and Wholesale segment is a leading producer and marketer of wine, cider and bottled water. In addition, it is the leading independent on-premise drinks wholesaler throughout the United Kingdom. This segment also exports its branded products to approximately 45 countries from the United Kingdom.

The U.K. Brands and Wholesale segment’s Stowells of Chelsea brand is the best selling branded table wine in the on-premise market and the third best selling in the off-premise market in the United Kingdom. This segment is the largest supplier of branded wine to the on-premise trade and a leading supplier to the off-premise trade in the United Kingdom. It maintains a leading market share position in fortified British wine through its QC and Stone’s brand names and a strong market position in the wine style drinks category through Babycham, Country Manor and Arbor Mist.

The U.K. Brands and Wholesale segment is the second largest producer and marketer of cider in the United Kingdom. This segment distributes its cider brands in both the on-premise and off-premise markets. Its leading cider brands include Blackthorn, the number two cider brand in the United Kingdom, Gaymer’s Olde English, Diamond White and K. It also produces and markets Strathmore bottled water in the United Kingdom.

The U.K. Brands and Wholesale segment is the leading independent beverage wholesaler to the on-premise trade in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 16,000 on-premise accounts. Its wholesaling business involves the distribution of branded wine, distilled spirits, cider, beer and soft drinks. While these products are primarily produced by third parties, they also include the U.K. Brands and Wholesale segment’s branded wine, cider and water products.

Fine Wine

The Fine Wine segment participates in the super-premium and ultra-premium wine market. The Fine Wine segment includes Estancia, Ravenswood, Franciscan Oakville Estate, Simi, Veramonte, Mt. Veeder and Quintessa wines. The portfolio of fine wines is supported by the segment’s winery and vineyard holdings in California and Chile. These brands are marketed by a dedicated sales force, primarily focusing on high-end restaurants and fine wine shops. The Fine Wine segment also exports its products to approximately 25 countries from the United States.

(b)              Marketing and distribution

North America

Constellation’s products are distributed and sold throughout North America through over 1,000 wholesalers, as well as through state and provincial alcoholic beverage control agencies. The Popular and Premium Wine, Imported Beer and Spirits and Fine Wine segments employ full-time, in-house marketing, sales and customer service organizations to develop and service their sales to wholesalers and state agencies.

Constellation believes that the organisation of its sales force into separate segments positions it to maintain a high degree of focus on each of its principal product categories. However, where appropriate, Constellation leverages its sales and marketing skills across the organisation, particularly in national accounts.

Constellation’s marketing strategy places primary emphasis upon promotional programs directed at its broad national distribution network, and at the retailers served by that network. Constellation has extensive marketing programs for its brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

United Kingdom

Constellation’s U.K.-produced branded products are distributed throughout the United Kingdom by the U.K. Brands and Wholesale segment. The products are packaged at one of three production facilities. Shipments of cider and wine are then made to the U.K. Brands and Wholesale segment’s national distribution centre for branded products. All branded products are then distributed to either the on-premise or off-premise markets with some of the sales to on-premise customers made through the U.K. Brands and Wholesale segment’s wholesale business.

This segment’s wholesale products are distributed through 11 depots located throughout the United Kingdom. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premise distribution channels include grocers, convenience retail and cash-and-carry outlets.

The U.K. Brands and Wholesale segment employs full-time, in-house marketing and sales organizations that separately target or service the off-premise customers and the on-premise market in the United Kingdom for the U.K. Brands and Wholesale segment’s branded products and the customers of its wholesale business.

(c)              Trademarks and distribution agreements

Trademarks are an important aspect of Constellation’s business. Constellation sells its products under a number of trademarks, most of which Constellation owns. Throughout its segments, Constellation also has various licenses and distribution agreements, for the production and/or sale of its products, as well as for the sale of products of third parties. These licenses and distribution agreements have varying terms and durations. Agreements include, among others, a long-term license agreement with Hiram Walker & Sons, Inc., which expires in 2116, for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and a long-term license agreement with the B. Manischewitz Company, which expires in 2042, for the Manischewitz brand of kosher wine.

All of Constellation’s imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit Constellation from importing other beer from other producers from the same country. Constellation’s agreement to distribute Corona Extra and other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Constellation personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd., including by death or disability, or the termination of the employment of the President of Barton Incorporated, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier’s consent to such changes may not be unreasonably withheld. Constellation’s agreement for the importation of St. Pauli Girl expires in December 2007. Prior to their expiration, these agreements may be terminated if Constellation fails to meet certain performance criteria.

Constellation believes it is currently in compliance with its material imported beer distribution agreements. From time to time, Constellation has failed, and may in the future fail, to satisfy certain performance criteria in its distribution agreements. Although there can be no assurance that Constellation’s beer distribution agreements will be renewed, given Constellation’s long-term relationships with its suppliers, Constellation expects that such agreements will be renewed prior to their expiration and does not believe that these agreements will be terminated.

(d)              Production

In the United States, Constellation’s wine is produced from several varieties of wine grapes grown principally in California. The grapes are crushed at Constellation’s wineries and stored as wine, grape juice or concentrate. Such grape products may be made into wine for sale under Constellation’s brand names, sold to other companies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy.

Most of Constellation’s wine is bottled and sold within 18 months after the grape crush. Constellation’s inventories of wine, grape juice and concentrate are usually at their highest levels in November and December immediately after the crush of each year’s grape harvest, and are substantially reduced prior to the subsequent year’s crush.

The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by Constellation are primarily produced and aged by Constellation at its distillery in Bardstown, Kentucky. Following the Black Velvet Assets acquisition, the majority of Constellation’s Canadian whisky requirements are produced and aged at its Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec.

At its Albany, Georgia, facility, Constellation produces all of the neutral grain spirits and whiskeys it uses in the production of vodka, gin and blended whiskey it sells to customers in the state of Georgia. Constellation’s requirements of scotch whisky, tequila, mezcal and the neutral grain spirits it uses in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.

Constellation operates three facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wine is imported in bulk from various countries such as Australia, Chile, Germany, France, Spain, South Africa and the United States, which is then packaged at Constellation’s facility at Bristol and distributed under the Stowells of Chelsea brand name. The Bristol facility also produces fortified British wine and wine style drinks.

All cider production takes place at Constellation’s facility at Shepton Mallet, where apples of many different varieties are purchased from U.K. growers and crushed. This juice, along with European-sourced concentrate, is then fermented into cider, blended and then packaged. The Strathmore brand of bottled water (which is available in still, sparkling, and flavoured varieties) is sourced and bottled in Forfar, Scotland.

Constellation operates one winery in Chile that crushes, vinifies, cellars and bottles wine.

(e)              Sources and availability of raw materials

The principal components in the production of Constellation’s branded beverage alcohol products are packaging materials (primarily glass) and agricultural products, such as grapes and grain. Constellation utilizes glass and polyethylene terephthalate (“pet”) bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and packaging of its products.

Glass bottle costs are one of the largest components of Constellation’s cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. Constellation has traditionally obtained, and continues to obtain, its glass requirements from a limited number of producers.

Constellation has not experienced difficulty in satisfying its requirements with respect to any of the foregoing and considers its sources of supply to be adequate. However, the inability of any of Constellation’s glass bottle suppliers to satisfy Constellation’s requirements could adversely affect Constellation’s operations.

Most of Constellation’s annual grape requirements are satisfied by purchases from each year’s harvest which normally begins in August and runs through October. Constellation believes that it has adequate sources of grape supplies to meet its sales expectations. However, in the event demand for certain wine products exceeds expectations, Constellation could experience shortages.

Constellation purchases grapes from approximately 800 independent growers, principally in the San Joaquin Valley and Central and North Coast regions of California. Constellation enters into written purchase agreements with a majority of these growers on a year-to-year basis.

Constellation currently owns or leases approximately 6,500 acres of land and vineyards, either fully bearing or under development, in California, New York and Chile. This acreage supplies only a small percentage of Constellation’s total needs. Constellation continues to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement its grape supply.

The distilled spirits manufactured by Constellation require various agricultural products, neutral grain spirits and bulk spirits. Constellation fulfils its requirements through purchases from various sources through contractual arrangements and through purchases on the open market. Constellation believes that adequate supplies of the aforementioned products are available at the present time.

In the United Kingdom, Constellation manufactures wine and cider from materials that are purchased either on a contracted basis or on the open market. In particular, supplies of cider apples are sourced through long-term supply arrangements with owners of apple orchards. There are adequate supplies of the various raw materials at this particular time.

(f)                Government regulation

Constellation’s operations in the United States are subject to extensive federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labelling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes.

All of Constellation’s operations and facilities are also subject to federal, state, foreign and local environmental laws and regulations and Constellation is required to obtain permits and licenses to operate its facilities.

In the United Kingdom, Constellation has secured a Customs and Excise License to carry on its excise trade. Licenses are required for all premises where wine is produced. Constellation also holds a license to act as an excise warehouse operator.

In Canada, Constellation’s operations are also subject to extensive federal and provincial regulation. These regulations cover, among other matters, advertising and public relations, labelling and packaging, environmental matters and customs and duty requirements. Constellation is also required to obtain licenses and permits to operate its facilities.

(g)             Competition

The beverage alcohol industry is highly competitive. Constellation competes on the basis of quality, price, brand recognition and distribution. Constellation’s beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, a presence in restaurants and marketing focus by Constellation’s wholesalers.

Constellation competes with numerous multinational producers and distributors of beverage alcohol products, some of which may have greater resources than Constellation. In the United States, the Popular and Premium Wine segment’s principal competitors include E & J Gallo Winery and The Wine Group.

The Imported Beer and Spirits segment’s principal competitors include Heineken USA, Molson Breweries USA, Labatt’s USA, Guinness Bass Import Company, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries, Inc.

The Fine Wine segment’s principal competitors include Beringer Blass, Robert Mondavi, and Kendall-Jackson.

In the United Kingdom, the U.K. Brands and Wholesale segment’s principal competitors include H.P. Bulmer, Halewood Vintners, Waverley Vintners and Volvic. In connection with its wholesale business, the U.K. Brands and Wholesale segment distributes the branded wine of third parties that compete directly against its own wine brands.

(h)             Properties

Constellation’s four business operating segments currently operates wineries, distilling plants, bottling plants, and cider and water producing facilities, most of which include warehousing and distribution facilities on the premises. Constellation also operates separate distribution centres under the U.K. Brands and Wholesale segment’s wholesaling business.

Constellation believes that its facilities, taken as a whole, are in good condition and working order and have adequate capacity to meet its needs for the foreseeable future. Constellation’s corporate headquarters are located in offices leased in Fairport, New York.

Popular and Premium Wine

The Popular and Premium Wine segment maintains its headquarters in owned and leased offices in Canandaigua, New York. It operates three wineries in New York, located in Canandaigua, Naples and Batavia, six wineries in California, located in Madera, Lodi, Escalon, Fresno and Ukiah, two wineries in Washington, located in Woodinville and Sunnyside, and one winery in Caldwell, Idaho. All of these wineries are owned, except for the wineries in Batavia (New York), Caldwell (Idaho) and Woodinville (Washington), which are leased.

This segment considers its principal wineries to be the Mission Bell winery in Madera (California) and the Canandaigua winery in Canandaigua (New York). The Mission Bell winery crushes grapes, produces, bottles and distributes wine and produces grape juice concentrate. The Canandaigua winery crushes grapes and produces, bottles and distributes wine.

This segment currently owns or leases approximately 2,800 acres of vineyards, either fully bearing or under development, in California and New York.

Imported Beer and Spirits

The Imported Beer and Spirits segment maintains its headquarters in leased offices in Chicago, Illinois. It owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United States are located in Bardstown, Kentucky and Albany, Georgia. The two distilling plants in Canada, which were acquired in connection with the Black Velvet Acquisition, are located in Valleyfield, Quebec and Lethbridge, Alberta.

This segment considers its principal distilling plants to be the facilities located in Bardstown (Kentucky), Valleyfield (Quebec) and Lethbridge (Alberta). The Bardstown facility distills, bottles and warehouses distilled spirits products for Constellation and, on a contractual basis, for other industry members. The two Canadian facilities distill, bottle and store Canadian whisky for the segment, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

In the United States, the Imported Beer and Spirits segment also operates three bottling plants, located in Georgia, Kentucky and California. The facilities located in Atlanta, Georgia and Owensboro, Kentucky are owned, while the facility in Carson, California is operated and leased through an arrangement involving an ongoing management contract.

This segment considers the bottling plant located in Owensboro (Kentucky) to be one of its principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for the segment and is also utilized for contract bottling.

U.K. Brands and Wholesale

The U.K. Brands and Wholesale segment maintains its headquarters in owned offices in Bristol, England. It currently owns and operates two facilities in England, located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. This segment considers all three facilities to be its principal facilities. The Bristol facility produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility produces, bottles and packages water products. The U.K. Brands and Wholesale segment also owns another facility in Taunton, England, which it plans to sell since the operations have been consolidated into the Shepton Mallet facility.

The U.K. Brands and Wholesale segment operates a National Distribution Centre, located at a leased facility in Severnside, England to distribute its products that are produced at the Bristol and Shepton Mallet facilities. To support its wholesaling business, this segment operates 11 distribution centres located throughout the United Kingdom, 10 of which are leased. These 11 distribution centres are used to distribute products produced by third parties, as well as by Constellation. This segment has been and will continue consolidating the operations of its wholesaling distribution centres.

Fine Wine

The Fine Wine segment maintains its headquarters in offices owned in Rutherford, California. Through this segment, Constellation owns and operates six wineries in the United States, one of which is on land that is leased, and, through a majority owned subsidiary, operates one winery in Chile. All six wineries in the United States are located in the state of California, in Rutherford, Healdsburg, Monterey County, Napa County and two in Sonoma County. The winery in Chile is located in the Casablanca Valley.

This segment considers its principal wineries to be one of its wineries in Sonoma County (California) and its wineries located in Rutherford (California), Healdsburg (California), Monterey County (California), and the Casablanca Valley (Chile). The winery in Monterey County crushes, vinifies and cellars wine. The other principal wineries crush grapes, vinify, cellar and bottle wine.

This segment also owns and leases approximately 2,700 plantable acres of vineyards in California and approximately 1,000 plantable acres of vineyards in Chile.

(i)     Employees

Constellation had approximately 3,200 full-time employees in the United States at the end of November 2002, of which approximately 830 were covered by collective bargaining agreements. Additional workers may be employed by Constellation during the grape crushing season.

Constellation had approximately 1,930 full-time employees in the United Kingdom at the end of November 2002, of which approximately 500 were covered by collective bargaining agreements. Additional workers may be employed during the peak season.

Constellation had approximately 210 full-time employees in Canada at the end of November 2002, of which approximately 150 were covered by collective bargaining agreements.

Constellation considers its employee relations generally to be good.

(j)     Legal Proceedings

Constellation and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of its management such liability will not have a material adverse effect on Constellation’s financial condition, results of operations or cash flows.

3.4                               Selected Financial Data

The following table sets forth Constellation’s selected financial data as of and for each of the nine month periods ended 30 November 2002 and 2001, and as of the end of and for each of the five fiscal years in the period ended 28 February 2002.

The income statement data for the three fiscal years in the period ended 28 February 2002, and the balance sheet data as of 28 February 2002 and 2001, have been derived from Constellation’s audited historical financial statements included in Annexure 1 to this Scheme Booklet, which financial statements were audited by Arthur Andersen LLP.  In May 2002, Constellation terminated its relationship with Arthur Andersen LLP and retained KPMG LLP as its independent public accountants.  The balance sheet data as of 29 February 2000, and the income statement data and the balance sheet data as of and for the fiscal years ended 28 February 1999 and 1998, have also been derived from Constellation’s audited historical financial statements.  The income statement data and the balance sheet data as of and for the nine month periods ended 30 November 2002 and 2001 have been derived from Constellation’s unaudited historical financial statements, portions of which are included in Annexure 1 to this Scheme Booklet.

Beginning 1 March 2002, Constellation adopted U.S. Emerging Issues Task Force (“EITF”) Issue No. 01-09 (“EITF No. 01-09”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of a Vendor’s Products).” As a result, since 1 March 2002 Constellation has classified certain promotional expenditures paid to distributors, retailers or consumers as a reduction of revenue and non-cash consideration as an increase to cost of product sold. Constellation previously reported these expenses as selling, general and administrative expenses.

This reclassification, which does not affect operating income or net income, is reflected in the financial information for the nine months ended 30 November 2002 presented in the following table and in Constellation’s interim consolidated financial statements for such period. In addition, the financial information for the nine months ended 30 November 2001 presented in the following table and in such interim consolidated financial statements has been reclassified to comply with this guidance.

Financial information for periods ended 28 February 2002 and previously will be reclassified to comply with this guidance commencing with Constellation’s Annual Report on Form 10-K for the year ended 28 February 2003 to be filed with the U.S. SEC by 29 May 2003. The reclassification for such prior periods, which is not reflected in the following table, will result in the following adjustments to Constellation’s reported results. For the fiscal years ended 28 February 2002, 28 February 2001, 29 February 2000, 28 February 1999 and 28 February 1998, net sales will be reduced by US$213.7 million, US$170.7 million, US$178.7 million, US$114.8 million and US$68.3 million, respectively, cost of product sold will increase by US$10.1 million, US$7.8 million, and US$8.8 million, US$2.0 million and US$0.0 million, respectively, and selling, general and administrative expenses will decrease by US$223.8 million, US$184.0 million, US$191.3 million, US$112.7 million and US$68.3 million, respectively.

In the opinion of Constellation’s management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine-month periods ended 30 November 2002 and 2001, are not necessarily indicative of results that can be expected in future periods. It is important that you read the selected financial data presented below in conjunction with the historical financial statements.

	For the Nine Months Ended 30 November		For the Fiscal Years Ended
	2002	2001	28 Feb. 2002	28 Feb. 2001	29 Feb. 2000	28 Feb. 1999	28 Feb. 1998
	(in US$ and thousands, except per share data)
Consolidated Statement of Income:
Gross sales	2,729,219	2,616,477	3,633,958	3,154,294	3,088,699	1,984,801	1,632,357
Less - excise taxes	(650,641)	(627,064)	(813,455)	(757,609)	(748,230)	(487,458)	(419,569)
Net sales	2,078,578	1,989,413	2,820,503	2,396,685	2,340,469	1,497,343	1,212,788
Cost of product sold	(1,495,096)	(1,457,124)	(1,901,462)	(1,639,230)	(1,618,009)	(1,049,309)	(869,038)
Gross profit	583,482	532,289	919,041	757,455	722,460	448,034	343,750
Selling, general and administrative expenses	(263,847)	(264,542)	(576,560)	(486,587)	(481,909)	(299,526)	(231,680)
Nonrecurring charges	—	—	—	—	(5,510)	(2,616)	—
Operating income	319,635	267,747	342,481	270,868	235,041	145,892	112,070
Equity in earnings of joint venture	10,093	1,028	1,667	—	—	—	—
Interest expense, net	(80,494)	(86,408)	(114,189)	(108,631)	(106,082)	(41,462)	(32,189)
Income before income taxes and extraordinary item	249,234	182,367	229,959	162,237	128,959	104,430	79,881
Provision for income taxes	(97,949)	(72,947)	(91,984)	(64,895)	(51,584)	(42,521)	(32,751)
Income before extraordinary item	151,285	109,420	137,975	97,342	77,375	61,909	47,130
Extraordinary item, net of income taxes	—	—	(1,554)	—	—	(11,437)	—
Net income	151,285	109,420	136,421	97,342	77,375	50,472	47,130
Earnings per common share(1):
Basic:
Income before extraordinary item	1.69	1.29	1.62	1.33	1.07	0.85	0.63
Extraordinary item	—	—	(0.02)	—	—	(0.16)	—
Earnings per common share - basic	1.69	1.29	1.60	1.33	1.07	0.69	0.63
Diluted:
Income before extraordinary item	1.63	1.26	1.57	1.30	1.05	0.82	0.62
Extraordinary item	—	—	(0.02)	—	—	(0.15)	—
Earnings per common share - diluted	1.63	1.26	1.55	1.30	1.05	0.67	0.62

	For the Nine Months Ended 30 November		For the Fiscal Years Ended
	2002	2001	28 Feb. 2002	28 Feb. 2001	29 Feb. 2000	28 Feb. 1999	28 Feb. 1998
	(in US$ and thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets:
Cash and cash investments	29,936	9,454	8,961	145,672	34,308	27,645	1,232
Accounts receivable, net	479,662	473,835	383,922	314,262	291,108	260,433	142,615
Inventories, net	880,149	831,889	777,586	670,018	615,700	508,571	411,424
Prepaid expenses and other current assets	76,165	72,175	60,779	61,037	54,881	59,090	26,463
Total current assets	1,465,912	1,387,353	1,231,248	1,190,989	995,997	855,739	581,734
Property, plant and equipment, net	599,153	561,667	578,764	548,614	542,971	428,803	244,035
Goodwill, intangible assets (net), and other assets	1,275,338	1,178,471	1,259,373	772,566	809,823	509,234	264,786
Total assets	3,340,403	3,127,491	3,069,385	2,512,169	2,348,791	1,793,776	1,090,555
Current liabilities:
Notes payable	5,198	159,493	54,775	4,184	28,134	87,728	91,900
Current maturities of long-term debt	83,338	80,039	81,609	54,176	52,653	6,005	24,118
Accounts payable	217,715	217,550	153,433	114,793	122,213	122,746	52,055
Accrued excise taxes	52,615	49,977	60,238	55,954	30,446	49,342	17,498
Other accrued expenses and liabilities	352,583	290,482	245,155	198,053	204,771	149,451	104,896
Total current liabilities	711,449	797,541	595,210	427,160	438,217	415,272	290,467
Long term debt, less current maturities	1,265,574	1,259,088	1,293,183	1,307,437	1,237,135	831,689	309,218
Deferred income taxes	151,293	131,953	163,146	131,974	116,447	88,179	59,237
Other liabilities	64,171	33,628	62,110	29,330	36,152	23,364	6,206
Total stockholders’ equity	1,147,916	905,281	955,736	616,268	520,840	435,272	425,427
Total liabilities and stockholders’ equity	3,340,403	3,127,491	3,069,385	2,512,169	2,348,791	1,793,776	1,090,555

(1)  During each of May 2002 and May 2001 Constellation effected two-for-one stock splits of both Constellation Shares and Constellation B Shares.  All share and per share amounts have been retroactively restated to give effect to the common stock splits.

3.5                               Management’s Discussion and Analysis of Financial Condition and Results of Operations

(a)     Introduction

Constellation is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the third largest supplier of distilled spirits, Constellation is the largest single-source supplier of these products in the United States. In the United Kingdom, Constellation is a leading producer and marketer of wine and cider and a leading independent drinks wholesaler.

Constellation reports its operating results in five segments: Popular and Premium Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate and bulk wine); Imported Beer and Spirits (primarily imported beer and distilled spirits); U.K. Brands and Wholesale (branded wine, cider, and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Fine Wine (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

The following discussion and analysis summarises the significant factors affecting (i) consolidated results of operations of Constellation for the nine months ended 30 November 2002 (“Nine Months Ended 30 November 2002”), compared to the nine months ended 30 November 2001 (“Nine Months Ended 30 November 2001”), (ii) consolidated results of operations of Constellation for the year ended 28 February 2002 (“Fiscal 2002”), compared to the year ended 28 February 2001 (“Fiscal 2001”), and (iii) aspects of Constellation’s financial liquidity and capital resources as at 30 November 2002, for the Nine Months Ended 30 November 2002 and for Fiscal 2002. This discussion and analysis should be read in conjunction with Constellation’s Consolidated Financial Statements and notes thereto included in this Scheme Booklet as Annexure 1 herein.

As further discussed in the notes to Constellation’s Consolidated Financial Statements and under the heading “Accounting Pronouncements” below in this Section 3, Constellation adopted SFAS No. 142 and EITF No. 01-09 on 1 March 2002.

During April 2002, the Board of Directors of Constellation approved a two-for-one stock split of both Constellation Shares and Constellation B Shares, which was distributed in the form of a stock dividend on 13 May 2002, to stockholders of record on 30 April 2002. All share and per share amounts have been retroactively restated to give effect to the common stock split.

(b)     Recent Acquisitions and Joint Venture with BRL Hardy

Acquisition of Ravenswood Winery

On 2 July 2001, Constellation acquired all of the outstanding capital stock of Ravenswood Winery, Inc. (the “Ravenswood Acquisition”), a leading premium wine producer based in Sonoma, California. On 30 June 2002, Ravenswood Winery, Inc. was merged into Franciscan Estates (a direct wholly owned subsidiary of Constellation). The Ravenswood business produces, markets and sells super-premium and ultra-premium California wine primarily under the Ravenswood brand name. The vast majority of wine the Ravenswood business produces and sells is red wine, including the number one super-premium Zinfandel in the United States. The results of operations of the Ravenswood business are reported in the Fine Wine segment and have been included in the consolidated results of operations of Constellation since the date of acquisition.

Acquisition of the Corus Assets

On 26 March 2001, in an asset acquisition, Constellation acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the “Corus Assets”). In this acquisition, Constellation acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White. In connection with the transaction, Constellation also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The results of operations of the Corus Assets are reported in the Popular and Premium Wine segment and have been included in the consolidated results of operations of Constellation since the date of acquisition.

Acquisition of the Turner Road Vintners Assets

On 5 March 2001, in an asset acquisition, Constellation acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the “Turner Road Vintners Assets”). The results of operations of the Turner Road Vintners Assets are reported in the Popular and Premium Wine segment and have been included in the consolidated results of operations of Constellation since the date of acquisition.

Acquisition of Forth Wines

On 27 October 2000, Constellation acquired all of the issued Ordinary Shares and Preference Shares of Forth Wines Limited (“Forth Wines”). The results of operations of Forth Wines are reported in the U.K. Brands and Wholesale segment and have been included in the consolidated results of operations of Constellation since the date of acquisition.

Acquisitions of Franciscan Estates and Simi

On 4 June 1999, Constellation purchased all of the outstanding capital stock of Franciscan Estates and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively the “Franciscan Acquisition”). Also on 4 June 1999, Constellation purchased all of the outstanding capital stock of Simi. (The acquisition of the capital stock of Simi is hereafter referred to as the “Simi Acquisition”.)

The Simi Acquisition included the Simi winery (located in Healdsburg, California), equipment, vineyards, inventory and worldwide ownership of the Simi brand name. The results of operations from the Franciscan and Simi Acquisitions (collectively, “Franciscan”) are reported together in the Fine Wine segment and have been included in the consolidated results of operation of Constellation since the date of acquisition. On 29 February 2000, Simi was merged into Franciscan Estates.

Acquisition of the Black Velvet Assets

On 9 April 1999, in an asset acquisition, Constellation acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (collectively, the “Black Velvet Assets”). In connection with the transaction, Constellation also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The results of operations from the Black Velvet Assets are reported in the Imported Beer and Spirits segment and have been included in the consolidated results of operations of Constellation since the date of acquisition.

Pacific Wine Partners

On 31 July 2001, Constellation and BRL Hardy completed the formation of Pacific Wine Partners LLC (“PWP”), a joint venture owned equally by Constellation and BRL Hardy. On 16 October 2001, Constellation announced that PWP completed the purchase of certain assets of Blackstone Winery, including the Blackstone brand and the Codera wine business in Sonoma County. The investment in PWP is accounted for using the equity method.

Accordingly, the results of operations of PWP since 31 July 2001 have been included in the equity in earnings of joint venture line in the Consolidated Statements of Income of Constellation.

(c)     Results of Operations

(i)     Nine Months Ended 30 November 2002 Compared To Nine Months Ended 30 November 2001

Net Sales

The following table sets forth the net sales (in thousands of U.S. dollars) by operating segment of Constellation for Nine Months Ended 30 November 2002 and Nine Months Ended 30 November 2001.

Nine Months Ended 30 November 2002 Compared to Nine Months Ended

30 November 2001

Net Sales

	Nine Months Ended 30 November 2002	Nine Months Ended 30 November 2001	%Increase/ (Decrease)
Popular & Premium Wine:
Branded:
External customers	510,882	520,627	(1.8)%
Intersegment	7,601	7,532	0.9%
Total Branded	518,483	528,159	(1.8)%

Other:
External customers	33,924	46,240	(26.6)%
Intersegment	8,881	10,413	(14.7)%
Total Other	42,805	56,653	(24.4)%
Popular and Premium Wine net sales	561,288	584,812	(4.0)%

Imported Beer and Spirits:
Imported Beer	615,098	570,178	7.9%
Spirits	219,381	214,430	2.3%
Imported Beer and Spirits net sales	834,479	784,608	6.4%

U.K. Brands & Wholesale:
Branded:
External customers	179,563	177,037	1.4%
Intersegment	151	481	(68.6)%
Total Branded	179,714	177,518	1.2%
Wholesale	408,795	366,312	11.6%
U.K. Brands and Wholesale net sales	588,509	543,830	8.2%

Fine Wine:
External customers	110,935	94,589	17.3%
Intersegment	1,092	516	111.6%
Fine Wine net sales	112,027	95,105	17.8%

Corporate Operations and Other	—	—	N/A
Intersegment eliminations	(17,725)	(18,942)	(6.4)%
Consolidated Net Sales	2,078,578	1,989,413	4.5%

Net sales for Nine Months Ended 30 November 2002 increased to US$2,078.6 million from US$1,989.4 million for Nine Months Ended 30 November 2001, an increase of US$89.2 million, or 4.5%. Excluding a favourable foreign currency impact of US$29.9 million, net sales increased US$59.3 million, or 3.0%, primarily from increased sales of imported beer. Also contributing to the sales growth were increases in U.K. wholesale, fine wine and spirits sales offset by lower bulk wine, grape juice concentrate, branded wine and U.K. branded sales.

Popular and Premium Wine

Net sales for the Popular and Premium Wine segment for Nine Months Ended 30 November 2002 decreased to US$561.3 million from US$584.8 million for Nine Months Ended 30 November 2001, a decrease of US$23.5 million, or (4.0)%. Other sales declined US$13.8 million, or (24.4)%, on lower bulk wine and grape juice concentrate sales. Branded sales declined US$9.7 million, or (1.8)%, on lower volume. Volumes were negatively impacted, primarily in the second quarter of Constellation’s fiscal year, as a result of increased promotional spending in the industry, which Constellation did not participate in heavily.

Imported Beer and Spirits

Net sales for the Imported Beer and Spirits segment for Nine Months Ended 30 November 2002 increased to US$834.5 million from US$784.6 million for Nine Months Ended 30 November 2001, an increase of US$49.9 million, or 6.4%. This increase resulted primarily from a US$44.9 million increase in imported beer sales. The growth in imported beer sales is primarily due to a price increase on Constellation’s Mexican beer portfolio, which took effect in the first quarter of fiscal 2003, and increased volume. Spirits sales increased US$5.0 million resulting primarily from bulk whiskey sales growth partially offset by slightly lower branded sales.

U.K. Brands and Wholesale

Net sales for the U.K. Brands and Wholesale segment for Nine Months Ended 30 November 2002 increased to US$588.5 million from US$543.8 million for Nine Months Ended 30 November 2001, an increase of US$44.7 million, or 8.2%. Excluding a favourable foreign currency impact of US$29.9 million, net sales increased US$14.8 million, or 2.7%. This increase resulted primarily from a 6.0% increase in wholesale sales due to the addition of new accounts and increased average delivery sizes, partially offset by a 4.0% decline in branded sales as a decrease in cider sales was partially offset by increases in wine sales.

Fine Wine

Net sales for the Fine Wine segment for Nine Months Ended 30 November 2002 increased to US$112.0 million from US$95.1 million for Nine Months Ended 30 November 2001, an increase of US$16.9 million, or 17.8%. This increase resulted primarily from an additional four months of sales of the brands acquired in the Ravenswood Acquisition, completed in July 2001, as well as growth primarily in the Simi brand. Excluding the additional four months of sales of US$14.1 million of the acquired brands, Fine Wine net sales increased US$2.8 million, or 3.0%, due to higher sales volumes led by Simi and Ravenswood, partially offset by higher promotional activity and a shift towards lower priced brands.

Gross Profit

Constellation’s gross profit increased to US$583.5 million for Nine Months Ended 30 November 2002 from US$532.3 million for Nine Months Ended 30 November 2001, an increase of US$51.2 million, or 9.6%. The dollar increase in gross profit resulted from higher imported beer sales, the additional four months of sales of the brands acquired in the Ravenswood Acquisition (completed in July 2001), a favourable mix of sales towards higher margin products, particularly popular and premium wine and tequila, lower average wine and spirits costs, and a favourable foreign currency impact. These increases were partially offset by higher average imported beer costs and lower concentrate and bulk wine sales. As a result of the foregoing, gross profit as a percent of net sales increased to 28.1% for Nine Months Ended 30 November 2002 from 26.8% for Nine Months Ended 30 November 2001.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased to US$263.8 million for Nine Months Ended 30 November 2002 from US$264.5 million for Nine Months Ended 30 November 2001, a decrease of US$0.7 million, or (0.3)%. Constellation adopted SFAS No. 142 on 1 March 2002 and accordingly, stopped amortizing goodwill and other indefinite lived intangible assets. Excluding US$19.4 million of amortization expense from Nine Months Ended 30 November 2001, Constellation’s selling, general and administrative expenses increased US$18.7 million, or 7.6%. This increase resulted primarily from increased personnel costs to support Constellation’s growth and higher selling costs to support the growth in the U.K. wholesale business. Selling, general and administrative expenses as a percent of net sales decreased to 12.7% for Nine Months Ended 30 November 2002 as compared to 13.3% for Nine Months Ended 30 November 2001. Excluding amortization expense in Nine Months Ended 30 November 2001, selling, general and administrative expenses as a percent of net sales increased to 12.7% for Nine Months Ended 30 November 2002 as compared to 12.3% for Nine Months Ended 30 November 2001. This increase was primarily due to (i) the percent increase in general and administrative expenses growing at a faster rate than the percent change in the Corporate Operations and Other, Popular and Premium Wine and U.K. Brands and Wholesale segments’ net sales, and (ii) the percent increase in the U.K. Brands and Wholesale segment’s selling costs being greater than the percent increase in the U.K. Brands and Wholesale segment’s net sales.

Operating Income

The following table sets forth the operating income/(loss) (in thousands of U.S. dollars) by operating segment of Constellation for Nine Months Ended 30 November 2002 and Nine Months Ended 30 November 2001.

Nine Months Ended 30 November 2002

Compared to Nine Months Ended 30 November 2001

Operating Income/(Loss)

	Nine Months Ended 30 November 2002	Nine Months Ended 30 November 2001	%Increase
Popular & Premium Wine	79,808	75,706	5.4%

Imported Beer & Spirits	175,548	143,234	22.6%

U.K. Brands & Wholesale	46,418	40,157	15.6%

Fine Wine	40,286	28,315	42.3%

Corporate Operations and Other	(22,425)	(19,665)	14.0%
Consolidated Operating Income	319,635	267,747	19.4%

As a result of the above factors, consolidated operating income increased to US$319.6 million for Nine Months Ended 30 November 2002 from US$267.7 million for Nine Months Ended 30 November 2001, an increase of US$51.9 million, or 19.4%. Excluding amortization expense for Nine Months Ended 30 November 2001, operating income for Popular and Premium Wine, Imported Beer and Spirits, U.K. Brands and Wholesale and Fine Wine would have been US$81.3 million, US$149.4 million, US$44.6 million and US$31.5 million, respectively. Further, consolidated operating income would have been US$287.1 million.

Interest Expense, Net

Net interest expense decreased to US$80.5 million for Nine Months Ended 30 November 2002 from US$86.4 million for Nine Months Ended 30 November 2001, a decrease of US$5.9 million, or (6.8)%. The decrease resulted from both a decrease in the average interest rate and a decrease in the average borrowings for the period.

Net Income

As a result of the above factors, net income increased to US$151.3 million for Nine Months Ended 30 November 2002 from US$109.4 million for Nine Months Ended 30 November 2001, an increase of US$41.9 million, or 38.3%. Excluding amortization expense and the associated income tax benefit for Nine Months Ended 30 November 2001, net income increased US$28.2 million, or 22.9%.

(ii)    Fiscal 2002 Compared To Fiscal 2001

Net Sales

The following table sets forth the net sales (in thousands of U.S. dollars) by operating segment of Constellation for Fiscal 2002 and Fiscal 2001.

Fiscal 2002 Compared to Fiscal 2001

Net Sales

	2002	2001	%Increase (Decrease)
Popular & Premium Wine:
Branded:
External customers	781,662	603,948	29.4%
Intersegment	9,669	6,451	49.9%
Total Branded	791,331	610,399	29.6%

Other:
External customers	57,718	64,799	(10.9)%
Intersegment	13,751	16,562	(17.0)%
Total Other	71,469	81,361	(12.2)%

Popular & Premium Wine net sales	862,800	691,760	24.7%

Imported Beer & Spirits:
Beer	758,800	659,371	15.1%
Spirits	288,568	285,743	1.0%

Imported Beer & Spirits net sales	1,047,368	945,114	10.8%

U.K. Brands & Wholesale:
Branded:
External customers	296,770	285,717	3.9%
Intersegment	574	1,193	(51.9)%
Total Branded	297,344	286,910	3.6%
Wholesale	495,549	404,209	22.6%

U.K. Brands & Wholesale net sales	792,893	691,119	14.7%

Fine Wine:
External customers	141,436	92,898	52.2%
Intersegment	753	217	247.0%

Fine Wine net sales	142,189	93,115	52.7%

Corporate Operations & Other	—	—	N/A

Intersegment eliminations	(24,747)	(24,423)	1.3%

Consolidated Net Sales	2,820,503	2,396,685	17.7%

Net sales for Fiscal 2002 increased to US$2,820.5 million from US$2,396.7 million for Fiscal 2001, an increase of US$423.8 million, or 17.7%.

Popular and Premium Wine

Net sales for the Popular and Premium Wine segment for Fiscal 2002 increased to US$862.8 million from US$691.8 million for Fiscal 2001, an increase of US$171.0 million, or 24.7%. This increase resulted primarily from US$188.1 million of sales of the newly acquired brands from the Turner Road Vintners Assets and Corus Assets acquisitions (the “March 2001 Acquisitions”), both completed in March 2001. This increase was partially offset by declines in the Popular and Premium Wine segment’s grape juice concentrate business and certain other wine brands.

Imported Beer and Spirits

Net sales for the Imported Beer and Spirits segment for Fiscal 2002 increased to US$1,047.4 million from US$945.1 million for Fiscal 2001, an increase of US$102.3 million, or 10.8%. This increase resulted primarily from a 15.1% increase in imported beer sales, led by volume growth in the Mexican beer portfolio. Spirits sales increased slightly primarily from an increase in bulk whiskey sales, partially offset by slightly lower branded spirits sales as a result of lower net selling prices from the implementation of a net pricing strategy in the third quarter of Fiscal 2001, which also resulted in lower promotion costs.

U.K. Brands and Wholesale

Net sales for the U.K. Brands and Wholesale segment for Fiscal 2002 increased to US$792.9 million from US$691.1 million for Fiscal 2001, an increase of US$101.8 million, or 14.7%. Excluding an adverse foreign currency impact of US$28.9 million, net sales increased US$130.7 million, or 18.9%. This local currency basis increase resulted primarily from a 27.1% increase in wholesale sales, with the majority of this growth coming from organic sales. Additionally, branded sales increased 7.4% with an increase in wine sales being partially offset by a decrease in cider sales.

Fine Wine

Net sales for the Fine Wine segment for Fiscal 2002 increased to US$142.2 million from US$93.1 million for Fiscal 2001, an increase of US$49.1 million, or 52.7%. This increase resulted primarily from US$32.9 million of sales of the newly acquired brands from the Ravenswood acquisition and organic sales growth primarily due to volume increases in the Estancia, Veramonte, and Franciscan brands.

Gross Profit

Constellation’s gross profit increased to US$919.0 million for Fiscal 2002 from US$757.5 million for Fiscal 2001, an increase of US$161.6 million, or 21.3%. The dollar increase in gross profit resulted primarily from sales of the newly acquired brands from the March 2001 Acquisitions and the Ravenswood acquisition, volume growth in the Imported Beer and Spirits segment’s Mexican beer portfolio, volume growth in the Fine Wine segment’s portfolio, and volume growth in the U.K. Brands and Wholesale segment’s wholesale business and branded business. These increases were partially offset by a decrease in the Imported Beer and Spirits segment’s spirits sales and an adverse foreign currency impact. As a percent of net sales, gross profit increased to 32.6% for Fiscal 2002 from 31.6% for Fiscal 2001, resulting primarily from sales of higher-margin wine brands acquired in the March 2001 Acquisitions and the Ravenswood acquisition.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to US$576.6 million for Fiscal 2002 from US$486.6 million for Fiscal 2001, an increase of $90.0 million, or 18.5%. The dollar increase in selling, general and administrative expenses resulted primarily from an increase in advertising, promotion, selling, and general and administrative expenses associated with the brands acquired in the March 2001 Acquisitions and the Ravenswood acquisition.

In addition, there were increases in promotion and advertising expenses associated with the Imported Beer and Spirits segment’s Mexican beer portfolio volume growth, the U.K. Brands and Wholesale segment’s branded business volume growth, and the Fine Wine segment’s portfolio volume growth. Selling, general and administrative expenses as a percent of net sales remained virtually unchanged at 20.4% for Fiscal 2002 as compared to 20.3% for Fiscal 2001.

Operating Income

The following table sets forth the operating income (loss) (in thousands of U.S. dollars) by operating segment of Constellation for Fiscal 2002 and Fiscal 2001.

Fiscal 2002 Compared to Fiscal 2001

Operating Income (Loss)

	2002	2001	%Increase (Decrease)
Popular & Premium Wine	104,781	50,390	107.9%

Imported Beer & Spirits	178,805	167,680	6.6%

U.K. Brands & Wholesale	47,270	48,961	(3.5)%

Fine Wine	39,169	24,495	59.9%

Corporate Operations & Other	(27,544)	(20,658)	33.3%
Consolidated Operating Income	342,481	270,868	26.4%

As a result of the above factors, operating income increased to US$342.5 million for Fiscal 2002 from US$270.9 million for Fiscal 2001, an increase of US$71.6 million, or 26.4%.

Interest Expense, Net

Net interest expense increased to US$114.2 million for Fiscal 2002 from US$108.6 million for Fiscal 2001, an increase of US$5.6 million, or 5.1%. The increase resulted primarily from an increase in the average borrowings primarily due to the financing of the March 2001 Acquisitions and the Ravenswood acquisition, partially offset by a decrease in the average interest rate.

Net Income

As a result of the above factors, net income increased to US$136.4 million for Fiscal 2002 from US$97.3 million for Fiscal 2001, an increase of US$39.1 million, or 40.1%.

(d)     Financial Liquidity and Capital Resources

(i)     Nine Months Ended 30 November 2002 Cash Flows

Operating Activities

Net cash provided by operating activities for Nine Months Ended 30 November 2002 was US$147.3 million, which resulted from US$192.9 million in net income adjusted for noncash items, less US$45.6 million representing the net change in Constellation’s operating assets and liabilities. The net change in operating assets and liabilities resulted primarily from seasonal increases in inventories and accounts receivable offset by increases in accounts payable, income taxes payable and accrued grape purchases.

Investing Activities and Financing Activities

Net cash used in investing activities for Nine Months Ended 30 November 2002 was US$52.5 million, which resulted primarily from US$51.8 million of capital expenditures.

Net cash used in financing activities for Nine Months Ended 30 November 2002 was US$75.1 million resulting primarily from US$62.5 million of principal payments of long-term debt and US$49.4 million of net repayments of notes payable. These amounts were partially offset by US$25.5 million of proceeds from employee stock option exercises and US$10.0 million of proceeds from long-term debt which was used for the repayment of debt at one of Constellation’s Chilean subsidiaries.

During June 1998, Constellation’s Board of Directors authorized the repurchase of up to US$100.0 million of Constellation’s Shares and Constellation B Shares. The repurchase of shares of common stock will be accomplished, from time to time, in management’s discretion and depending upon market conditions, through open market or privately negotiated transactions. Constellation may finance such repurchases through cash generated from operations or through the senior credit facility. The repurchased shares will become treasury shares. As of 10 January 2003, Constellation had purchased 4,075,344 Constellation Shares at an aggregate cost of US$44.9 million, or at an average cost of US$11.01 per share. No shares were repurchased during Nine Months Ended 30 November 2002.

(ii)    Fiscal 2002 Cash Flows

Operating Activities

Net cash provided by operating activities for Fiscal 2002 was US$213.3 million, which resulted from US$226.3 million in net income adjusted for noncash items, less US$13.0 million representing the net change in Constellation’s operating assets and liabilities. The net change in operating assets and liabilities resulted primarily from increases in accounts receivable and inventories partially offset by increases in accounts payable, deferred revenue, accrued salaries and commissions, and accrued advertising and promotions.

Investing Activities And Financing Activities

Net cash used in investing activities for Fiscal 2002 was US$585.4 million, which resulted from net cash paid of US$472.8 million for the March 2001 Acquisitions and the Ravenswood acquisition, US$77.3 million of equity contributions to PWP and US$71.1 million of capital expenditures (including US$10.1 million for vineyards), partially offset by US$35.8 million of proceeds from the sale of assets.

Net cash provided by financing activities for Fiscal 2002 was US$236.9 million, which resulted primarily from proceeds of US$252.5 million from the issuance of long-term debt, including US$250.0 million of 8 1/8% Senior Subordinated Notes used to repay US$130.0 million of 8 3/4% Senior Subordinated Notes and US$65.0 million of 8 3/4% Series C Senior Subordinated Notes and a portion of Constellation’s borrowings under its senior credit facility, net proceeds of US$151.5 million from equity offerings, proceeds of US$51.4 million from net revolving loan borrowings under the senior credit facility, and proceeds of US$45.0 million from exercise of employee stock options. These amounts were partially offset by principal payments of long-term debt of US$261.0 million, which included the repayments as discussed above and US$54.7 million of scheduled or required principal payments under Constellation’s senior credit facility.

(iii)   Debt

Total debt outstanding as of 30 November 2002, amounted to US$1,354.1 million, a decrease of US$75.5 million from 28 February 2002. The ratio of total debt to total capitalization decreased to 54.1% as of 30 November 2002, from 59.9% as of 28 February 2002.

Senior Credit Facilities

Existing Credit Facility

As of 30 November 2002, under its existing senior credit facility, Constellation had outstanding term loans of US$232.5 million bearing a weighted average interest rate of 3.8%, US$4.5 million of revolving loans bearing a weighted average interest rate of 3.1%, undrawn revolving letters of credit of US$15.2 million, and US$280.3 million in revolving loans available to be drawn.

On 6 October 1999, Constellation, certain of its principal operating subsidiaries, and a syndicate of banks (the “Syndicate Banks”), for which The Chase Manhattan Bank acts as administrative agent, entered into the existing senior credit facility (as subsequently amended, the “2000 Credit Agreement”). The 2000 Credit Agreement includes both U.S. dollar and British pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of US$1.0 billion (subject to increase as therein provided to US$1.2 billion). Borrowings under the 2000 Credit Agreement have been used to fund permitted acquisitions and ongoing working capital needs of Constellation and its subsidiaries.

The 2000 Credit Agreement provides for a US$380.0 million Tranche I Term Loan facility due in December 2004, a US$320.0 million Tranche II Term Loan facility available for borrowing in British pound sterling due in December 2004, and a US$300.0 million Revolving Credit facility (including letters of credit up to a maximum of US$20.0 million) which expires in December 2004. Commencing in Fiscal 2002, the required quarterly repayments of the Tranche I Term Loan facility were revised to US$17.4 million for each quarter in 2002, US$19.6 million for each quarter in 2003, and US$20.0 million for each quarter in 2004. Commencing in Fiscal 2002, the required quarterly repayments of the Tranche II Term Loan facility were revised to £0.4 million (US$0.6 million) for each quarter in 2002, £0.5 million (US$0.7 million) for each quarter in 2003, and £8.5 million (US$12.0 million) for each quarter in 2004 (the foregoing U.S. dollar equivalents are as of 28 February 2002). There are certain mandatory term loan prepayments under these facilities, including those based on sale of assets and issuance of debt and equity, in each case subject to customary baskets, exceptions and thresholds. The rate of interest payable, at Constellation’s option, is a function of the London interbank offering rate (“LIBOR”) plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon Constellation’s debt ratio (as defined in the 2000 Credit Agreement, the “Debt Ratio”) and, with respect to LIBOR borrowings, ranges between 0.75% and 1.25% for Revolving Credit loans and 1.00% and 1.75% for Term Loans. As of 28 February 2002, the margin was 1.125% for Revolving Credit loans and 1.625% for Term Loans. In addition to interest, Constellation pays a facility fee on the Revolving Credit commitments at 0.50% per annum as of 28 February 2002. This fee is based upon Constellation’s quarterly Debt Ratio and can range from 0.25% to 0.50%.

Certain of Constellation’s principal operating subsidiaries have guaranteed Constellation’s obligations under the 2000 Credit Agreement. The 2000 Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of Constellation’s domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock of Matthew Clark and certain other foreign subsidiaries.

Constellation and its subsidiaries are subject to customary lending covenants including those restricting additional liens, incurring additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to customary baskets, exceptions and thresholds. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charge ratio and an interest coverage ratio. Among the most restrictive covenants contained in the 2000 Credit Agreement is the debt coverage ratio.

New Senior Credit Facility

On 16 January 2003 Constellation, the U.S. subsidiaries of Constellation (excluding certain inactive subsidiaries) and Canandaigua Limited (“Guarantors”), JPMorgan Chase Bank, as a lender and administrative agent (the “Administrative Agent”), and certain other lenders (such other lenders, together with the Administrative Agent, are collectively referred to herein as the “Lenders”) entered into a new credit agreement (“2003 Credit Agreement”) providing for aggregate credit facilities of US$1.6 billion (“Credit Facilities”) consisting of a US$400.0 million Tranche A term loan facility due in December, 2008, a US$800.0 million Tranche B term loan facility due in December, 2009 and a US$400.0 million revolving credit facility (including an Australian Dollar revolving sub-facility of up to A$10.0 million and a sub-facility for letters of credit of up to US$40.0 million) which expires on the fifth anniversary of the first date on which the Lenders’ obligation to make loans under the 2003 Credit Agreement commences. The rate of interest under the 2003 Credit Agreement is a function (at Constellation’s option) of LIBOR plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin.

The obligations of Constellation under the 2003 Credit Agreement are guaranteed by the Guarantors and will be secured by (i) first priority pledges of 100% of the capital stock of all of Constellation’s US subsidiaries and (ii) first priority pledges of 65% of the voting capital stock of Canandaigua Limited, Matthew Clark plc, Constellation Australia and certain other foreign subsidiaries of Constellation. Effective on the Implementation Date, a first priority pledge of 65% of the voting capital stock of BRL Hardy will be granted to further secure the obligations under the 2003 Credit Agreement. In addition, under certain circumstances Constellation and the Guarantors will be required to pledge certain of their assets consisting of, among other things, inventory, accounts receivable and trademarks to secure the obligations under the 2003 Credit Agreement.

Under the 2003 Credit Agreement, Constellation and the Guarantors make certain representations and warranties to the Administrative Agent and the Lenders customarily found in credit agreements of this type. Also, Constellation and its subsidiaries are subject to customary lending covenants including those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to baskets, exceptions and thresholds. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio.

The representations, warranties and covenants in the 2003 Credit Agreement are generally applicable to BRL Hardy and its subsidiaries on and after the Second Court Date. However, during the sixty (60) day period following the date on which the Credit Agreement Funding Conditions (as defined in Section 7.7 below) have been satisfied no default under the 2003 Credit Agreement will result from the failure of BRL Hardy or any of its subsidiaries to comply with any such covenants or the inaccuracy of any representation and warranty with respect to BRL Hardy and its subsidiaries.

Constellation intends to use the Tranche A term loan, the Tranche B term loan and a portion of the revolving credit facility under the 2003 Credit Agreement to refinance its obligations under the 2000 Credit Agreement, to fund a portion of the cash required to pay the Cash Consideration to Scheme Shareholders pursuant to the Share Scheme, and to fund the Option Cancellation Loan and to pay certain indebtedness (approximately $558.2 million as at 15 January 2003) outstanding under certain of BRL Hardy’s credit facilities (“BRL Hardy Debt”) on the closing date. Constellation intends to use the remaining availability under the revolving credit facility under the 2003 Credit Agreement to fund its working capital needs on an ongoing basis.

Further information regarding the 2003 Credit Agreement is set out in section 7.7(a).

Bridging Facility

On 16 January 2003 Constellation, the Guarantors, the Administrative Agent, as a lender and administrative agent, and certain other lenders (such other lenders, together with the Administrative Agent, are collectively referred to herein as the “Bridge Lenders”) entered into a bridge loan agreement (the “Bridge Agreement”) containing commitments of the Bridge Lenders to make bridge loans (“Bridge Loans”) of up to, in the aggregate, US$450.0 million (“Bridging Facility”). The Bridge Loans are due on the first anniversary of the date of the funding of the Bridge Loans (“Bridge Loan Maturity Date”). The rate of interest payable on the Bridge Loans is equal to LIBOR plus a margin.

If the Bridge Loans are not repaid on the Bridge Loan Maturity Date, the Bridge Lenders have committed to make certain term loans in an amount corresponding to the then-outstanding amount of the Bridge Loans (“Term Loans”). The Term Loans are due on the seventh anniversary of the date on which the Bridge Loans are funded (“Term Loan Maturity Date”). The rate of interest payable on the Term Loans is equal to LIBOR plus a margin. If the Term Loans are not repaid on the date that is three months after the Bridge Loan Maturity Date, then the margin will increase on a quarterly basis thereafter until the Term Loans are refinanced, exchanged or otherwise repaid in full. The rate of interest payable on any of the Bridge Loans or the Term Loans is capped at certain rate (“Rate Cap”).

The Lenders have the right to exchange on or after the Bridge Loan Maturity Date all or a portion of their respective Bridge Loans or Term Loans for notes (“Exchange Notes”) that will be issued pursuant to an indenture to be entered into among Constellation, as issuer, certain Subsidiaries of Constellation, as guarantors, and an indenture trustee on behalf of the holders of the Exchange Notes. The Exchange Note indenture will be in a form to be agreed between Constellation and the Administrative Agent and will contain terms and a final maturity date that are substantially consistent with the terms and the maturity date of the Term Loans. The Exchange Notes will bear interest at a fixed rate as determined by the exchanging holder that will not exceed the Rate Cap.

The Guarantors will guarantee Constellation’s obligations under the Bridge Agreement.

Constellation and the Guarantors make certain representations and warranties in the Bridge Agreement which are substantially the same as the representations and warranties in the 2003 Credit Agreement. The Bridge Agreement also contains covenants and events of default that are similar to the covenants and events of default in the indentures pursuant to which Constellation issued its Senior Notes (as defined below).

The representations, warranties and covenants in the Bridge Agreement are generally applicable to BRL Hardy and its subsidiaries on and after the Second Court Date. However, during the sixty (60) day period following the date on which the Credit Agreement Funding Conditions (as defined in Section 7.7 below) have been satisfied, no default under the Bridge Agreement will result from the failure of BRL Hardy or any of its subsidiaries to comply with any such covenants or the inaccuracy of any representation and warranty with respect to BRL Hardy and its subsidiaries.

Constellation intends to use the Bridge Loans to the extent necessary to fund the balance of the cash required to pay the Cash Consideration to Scheme Shareholders pursuant to the Share Scheme and to fund the Option Cancellation Loan. Constellation plans to repay any Bridge Loans on or before the Bridge Loan Maturity Date with the proceeds of an offering of equity or debt securities or a combination thereof. In respect of this, Constellation has agreed to file a registration statement under the Securities Act (and/or to provide a prospectus that may be used under an effective registration statement) for the purpose of conducting an offer of debt or equity securities to refinance in full the outstanding Bridge Loans.

Senior Notes

As of 30 November 2002, Constellation had outstanding US$200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 (the “8 5/8% Senior Notes”). The 8 5/8% Senior Notes are currently redeemable, in whole or in part, at the option of Constellation.

As of 30 November 2002, Constellation had outstanding £1.0 million (US$1.6 million) aggregate principal amount of 8 1/2% Series B Senior Notes due November 2009 (the “Sterling Series B Senior Notes”). In addition, as of 30 November 2002, Constellation had outstanding £154.0 million (US$239.4 million, net of US$0.5 million unamortized discount) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 (the “Sterling Series C Senior Notes”). The Sterling Series B Senior Notes and Sterling Series C Senior Notes are currently redeemable, in whole or in part, at the option of Constellation.

Also, as of 30 November 2002, Constellation had outstanding US$200.0 million aggregate principal amount of 8% Series B Senior Notes due February 2008 (the “February 2001 Senior Notes”). The February 2001 Senior Notes are currently redeemable, in whole or in part, at the option of Constellation.

The 8 5/8% Senior Notes, the Sterling Series B Senior Notes, the Sterling Series C Senior Notes and the February 2001 Senior Notes (collectively, the “Senior Notes”) are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of Constellation. Interest on the Senior Notes is payable semi-annually at various dates. The Senior Notes are guaranteed, on a senior basis, by certain of Constellation’s significant operating subsidiaries.

Senior Subordinated Notes

As of 30 November 2002, Constellation had outstanding US$200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 (the “8 1/2% Senior Subordinated Notes”). The 8 1/2% Senior Subordinated Notes are redeemable at the option of Constellation, in whole or in part, at any time on or after March 1, 2004.

Also, as of 30 November 2002, Constellation had outstanding US$250.0 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due January 2012 (the “January 2002 Senior Subordinated Notes” and, together with the 8 1/2% Senior Subordinated Notes the “Senior Subordinated Notes”). The January 2002 Senior Subordinated Notes are redeemable at the option of Constellation, in whole or in part, at any time on or after 15 January 2007. Constellation may also redeem up to 35% of the January 2002 Senior Subordinated Notes using the proceeds of certain equity offerings completed before 15 January 2005.

The Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of Constellation, which includes the existing and new senior credit facilities. Interest on the Senior Subordinated Notes is payable semi-annually. The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of Constellation’s significant operating subsidiaries.

(e)     Equity Offerings

During March 2001, Constellation completed a public offering of 8,740,000 Constellation Shares, which was held as treasury stock. This resulted in net proceeds to Constellation, after deducting underwriting discounts and expenses, of US$139.4 million. The net proceeds were used to repay revolving loan borrowings under the senior credit facility of which a portion was incurred to partially finance the acquisition of the Turner Road Vintners Assets.

During October 2001, Constellation sold 645,000 Constellation Shares, which was held as treasury stock, in connection with a public offering of Constellation Shares by stockholders of Constellation. The net proceeds to Constellation, after deducting underwriting discounts, of US$12.1 million were used to repay borrowings under the senior credit facility.

(f)     Capital Expenditures

During Fiscal 2002, Constellation incurred US$71.1 million for capital expenditures, including US$10.1 million related to vineyards. Constellation plans to spend approximately US$70.0 million for capital expenditures, exclusive of vineyards, in fiscal 2003. In addition, Constellation continues to consider the purchase, lease and development of vineyards and may incur additional expenditures for vineyards if opportunities become available. See “Sources and availability of raw materials” in Section 3.3(e) above. Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

(g)    Critical Accounting Policies

Constellation’s significant accounting policies are more fully described in Note 1 to Constellation’s consolidated financial statements. However, certain of Constellation’s accounting policies are particularly important to the portrayal of Constellation’s financial position and results of operations and require the application of significant judgment by Constellation’s management; as a result they are subject to an inherent degree of uncertainty. In applying those policies, Constellation’s management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on Constellation’s historical experience, terms of existing contracts, Constellation’s observance of trends in the industry, information provided by Constellation’s customers and information available from other outside sources, as appropriate. Constellation’s critical accounting policies include:

Inventory valuation.

Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out method. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. Constellation evaluates the adequacy of these reserves quarterly.

Accounting for acquisitions.

Acquisition activities are an important element of Constellation’s business strategy. Constellation’s acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that may be incurred. The determination of the fair value of such intangible assets and other assets acquired and liabilities assumed requires Constellation’s management to make estimates and assumptions that affect Constellation’s consolidated financial statements.

Impairment of long-lived assets.

Constellation’s long-lived assets include goodwill, trademarks and other intangible assets. In assessing the recoverability of Constellation’s goodwill and other intangibles, Constellation must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, Constellation may be required to record impairment charges for these assets. On 1 March 2002, Constellation adopted SFAS No. 142 (as defined below) and will be required to analyse its goodwill and other intangible assets with indefinite lives for impairment issues during the first six months of fiscal 2003 and then on a periodic basis thereafter. Constellation currently expects to complete the initial impairment review during the first quarter of fiscal 2003. Constellation does not expect to record an impairment charge upon completion of the initial review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded. Any resulting impairment charge could have a material adverse impact on Constellation’s financial condition and results of operations.

(h)    Accounting Pronouncements

In August 2001, the U.S. Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company is required to adopt SFAS No. 143 for fiscal years beginning 1 March 2003. The Company is currently assessing the financial impact of SFAS No. 143 on its financial statements.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds Statement of Financial Accounting Standards No. 4 (“SFAS No. 4”), “Reporting Gains and Losses from Extinguishment of Debt,” Statement of Financial Accounting Standards No. 44, “Accounting for Intangible Assets of Motor Carriers,” and Statement of Financial Accounting Standards No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” In addition, SFAS No. 145 amends Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” to eliminate an inconsistency between required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Lastly, SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Constellation is required to adopt the provisions related to the rescission of SFAS No. 4 for fiscal years beginning 1 March 2003. All other provisions of SFAS No. 145 were adopted on 1 March 2002. The adoption of the applicable provisions of SFAS No. 145 did not have a material impact on Constellation’s financial statements. The adoption of the remaining provisions will result in a reclassification of the extraordinary loss related to the extinguishment of debt recorded in the fourth quarter of the fiscal year ended 28 February 2002 (US$1.6 million, net of income taxes), to increase selling, general and administrative expenses (US$2.6 million) and to decrease the provision for income taxes (US$1.0 million).

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.”  FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees.  FIN No. 45 also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee.  Lastly, FIN No. 45 supersedes FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others (An Interpretation of FASB Statement No. 5).” The initial recognition and initial measurement provisions of FIN No. 45 will be applied on a prospective basis to guarantees issued or modified after 31 December 2002.  The Company is required to adopt the disclosure requirements of FIN No. 45 for the fiscal year ended 28 February 2003.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 00-21 (“EITF No. 00-21”), “Revenue Arrangements with Multiple Deliverables.”  EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities.  EITF No. 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.  The Company is required to adopt EITF No. 00-21 for all revenue arrangements entered into beginning 1 August 2003. The Company is currently assessing the financial impact of EITF No. 00-21 on its financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (“SFAS No. 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure.”  SFAS No. 148 amends Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.  SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation.  Lastly, SFAS No. 148 amends Accounting Principles Board Opinion No. 28 (“APB Opinion No. 28”), “Interim Financial Reporting,” to require disclosure about those effects in interim financial information.  The Company is required to adopt the disclosure provisions of SFAS No. 148 for the fiscal year ended 28 February 2003.  The Company is required to adopt the amendment to APB Opinion No. 28 for financial reports containing condensed financial statements for interim periods beginning 1 March 2003.

(i)                                    Related Parties

Agustin Francisco Huneeus, the executive in charge of the Fine Wine segment, along with other members of his immediate family, through various family owned entities (the “Huneeus Interests”) engaged in certain transactions with the Fine Wine segment during each of the three years in the period ended 28 February 2002. The Huneeus Interests engage the Fine Wine segment as the exclusive distributor of its Quintessa wines under a long-term contract; sell grapes to the Fine Wine segment pursuant to existing long-term contracts; participate as partners with the Fine Wine segment in the ownership and operation of a winery and vineyards in Chile; and render brand management and other consulting and advisory services in the United States and internationally to the Fine Wine segment and Constellation. Total payments to the Huneeus Interests pursuant to these transactions and arrangements totalled US$4.8 million, US$5.0 million, and US$3.2 million for the years ended 28 February 2002, 28 February 2001 and 29 February 2000, respectively. In addition, the Fine Wine segment performs certain wine processing services for the Huneeus Interests. Total fees received from the Huneeus Interests to the Fine Wine segment for these services totalled US$0.4 million, US$0.6 million, and US$0.6 million for the years ended 28 February 2002, 28 February 2001 and 29 February 2000, respectively. As of 28 February 2002 and 2001, the net amounts due to/from the Huneeus Interests under these agreements are insignificant.

(j)     Effects of Inflation and Changing Prices

Constellation’s results of operations and financial condition have not been significantly affected by inflation and changing prices, including rising energy and tequila costs. Constellation has been able, subject to normal competitive conditions, to pass along rising costs through increased selling prices. There can be no assurances, however, that Constellation will continue to be able to pass along rising costs through increased selling prices.

(k)    Quantitative and Qualitative Disclosures about Market Risk

Constellation is exposed to market risk associated with changes in interest rates and foreign currency exchange rates. To manage the volatility relating to these risks, Constellation periodically enters into derivative transactions including foreign currency exchange contracts and interest rate swap agreements. Constellation has limited involvement with derivative financial instruments and does not use them for trading purposes. Constellation uses derivative instruments solely to reduce the financial impact of these risks.

The fair value of long-term debt is subject to interest rate risk. Generally, the fair value of long-term debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of Constellation’s total long-term debt, including current maturities, was US$1,407.4 million at 28 February 2002.

A hypothetical 1% increase from prevailing interest rates at 28 February 2002, would result in a decrease in fair value of fixed interest rate long-term debt by US$57.6 million. Also, a hypothetical 1% increase from prevailing interest rates at 28 February 2002, would result in an approximate increase in cash required for interest on variable interest rate debt during the next five fiscal years as follows:

2003	US$2.5 million
2004	US$1.7 million
2005	US$0.7 million
2006	US$ —
2007	US$ —

Constellation has on occasion entered into interest rate swap agreements to reduce its exposure to interest rate changes relative to its long-term debt. At 28 February 2002, Constellation had no interest rate swap agreements outstanding.

Constellation has exposure to foreign currency risk as a result of having international subsidiaries in the United Kingdom and Canada. For Constellation’s operations in the United Kingdom, Constellation uses local currency borrowings to hedge its earnings and cash flow exposure to adverse changes in foreign currency exchange rates. At 28 February 2002, management believes that a hypothetical 10% adverse change in foreign currency exchange rates would not result in a material adverse impact on either earnings or cash flow. Constellation also has exposure to foreign currency risk as a result of contracts to purchase inventory items that are denominated in various foreign currencies. In order to reduce the risk of foreign currency exchange rate fluctuations resulting from these contracts, Constellation periodically enters into foreign exchange hedging agreements. At 28 February 2002, the potential loss on outstanding foreign exchange hedging agreements from a hypothetical 10% adverse change in foreign currency exchange rates would not be material.

Information concerning Constellation’s market risks at and for the nine months ended 30 November 2002 does not differ materially from that above.

3.6                               Constellation Securities

(a)     Listing of Constellation Shares and Constellation B Shares

Constellation’s Shares currently on issue are listed on the NYSE. Subject to the terms of the Scheme of Arrangement, BRL Shareholders may elect to receive Scrip Consideration in respect of all or a specified number of their BRL Shares pursuant to the Share Scheme. Constellation Shares will be issued to BRL Shareholders in the form of Constellation CDIs (which will be quoted on the ASX).

On 20 September 2000, after Constellation changed its name to Constellation Brands, Inc., Constellation Shares and Constellation B Shares began trading on the NYSE under the symbols STZ and STZ.B, respectively. From 12 October 1999 through 19 September 2000, Constellation Shares and Constellation B Shares traded on the NYSE under the symbols CDB and CDB.B, respectively. Prior to 12 October 1999, Constellation Shares and Constellation B Shares traded on the Nasdaq Stock Market (“Nasdaq”) under the symbols CBRNA and CBRNB, respectively. (Constellation delisted voluntarily its securities from Nasdaq in order to list Constellation Shares and Constellation B Shares on the NYSE.)

The following tables set forth for the periods indicated the high and low sales prices of the Constellation Shares and the Constellation B Shares, as adjusted to give retroactive effect to the May 2002 and May 2001, two-for-one stock splits. For all periods, the high and low sales prices of Constellation Shares and Constellation B Shares reflect trades on the NYSE.

Constellation Shares
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter*
Fiscal 2003
High	US$31.62	US$32.00	US$29.80	US$26.26
Low	US$25.25	US$24.10	US$21.99	US$22.30

Fiscal 2002
High	US$20.00	US$23.25	US$22.50	US$27.18
Low	US$15.65	US$18.40	US$17.38	US$19.01

Fiscal 2001
High	US$13.94	US$13.89	US$14.61	US$17.15
Low	US$10.09	US$10.95	US$11.47	US$11.75

Constellation B Shares
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter*
Fiscal 2003
High	US$31.50	US$32.50	US$30.05	US$26.10
Low	US$25.50	US$25.29	US$21.64	US$22.55

Fiscal 2002
High	US$19.95	US$23.00	US$21.63	US$26.67
Low	US$16.08	US$19.50	US$19.75	US$19.93

Fiscal 2001
High	US$13.50	US$13.75	US$14.03	US$16.75
Low	US$10.63	US$12.06	US$12.00	US$12.25

* Through 7 February 2003 (the latest possible data for this information before the date of this Scheme Booklet) for Fiscal 2003.

(b)     Constellation Share Capital

The total number of shares which Constellation has the authority to issue is 306,000,000. The authorized capital stock consists of:

•                      275,000,000 shares of Constellation Shares, par value US$.01 per share;

•                      30,000,000 shares of Constellation B Shares, par value US$.01 per share; and

•                      1,000,000 shares of preferred stock, par value US$.01 per share.

The rights of the holders of Constellation Shares and Constellation B Shares are identical except for voting, dividends and conversion rights. No shares of Constellation’s preferred stock have been issued and are outstanding.

Sections 7.3 and 3.6 each contain a summary of the capital stock of Constellation.

(c)     Payment of dividends

Policy

Constellation’s policy is to retain all of its earnings to finance the development and expansion of its business, and Constellation has not paid any cash dividends since its initial public offering in 1973.

Limitations

Under the terms of the 2003 Credit Agreement and Bridge Agreement, Constellation is permitted to declare and pay dividends which are payable solely in the form of Constellation Shares. Constellation is not permitted to declare or pay cash dividends under the 2003 Credit Agreement unless (i) no default under such agreement has occurred and is continuing, (ii) the aggregate amount of the dividends payable in a fiscal year, together with all other payments Constellation and its subsidiaries made in respect of their capital stock during such fiscal year, cannot exceed 50% of consolidated net income of Constellation and its subsidiaries for such fiscal year, and (iii) the debt ratio required to be maintained under the 2003 Credit Agreement (and measured for a certain period) cannot exceed 2.00 to 1. In addition, Constellation is not permitted to declare or pay cash dividends under the Bridge Agreement unless, as under the 2003 Credit Agreement, Constellation can satisfy, among other things, a certain test based on the consolidated net income of Constellation and its subsidiaries.

Further information on the 2003 Credit Agreement and Bridge Agreement is set out in Sections 3.5(d) and 7.7(a).

In addition, the indentures for Constellation’s outstanding senior notes, its outstanding senior subordinated notes and its existing senior credit facility limit the payment of cash dividends.

(d)     Beneficial Owners of More than 5% of Constellation Shares

As of 31 January 2003, the following tables and notes set forth (i) the persons known to Constellation to beneficially own more than 5% of Constellation Shares or Constellation B Shares, (ii) the number of shares beneficially owned by them, and (iii) the percent of such class so owned, rounded to the nearest one-tenth of one percent. This information is based on information furnished to Constellation by or on behalf of each person concerned. Unless otherwise noted, the percentages of ownership were calculated on the basis of 78,583,491 Constellation Shares and 12,077,090 Constellation B Shares outstanding as of the close of business on 31 January 2003.

See Section 7.6 for a discussion of the Sands family’s control of Constellation.

	Constellation Shares Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Sole Power to Vote or Dispose	Shared Power to Vote or Dispose	Total	Percent of Class(1)
Robert Sands	971,452	298,712	1,207,164	1.6%
300 WillowBrook Office Park
Fairport, NY 14450

Richard Sands	951,191	298,712	1,249,903	1.6%
300 WillowBrook Office Park
Fairport, NY 14450

CWC Partnership-I	—	236,188	236,188	0.3%
300 WillowBrook Office Park
Fairport, NY 14450

Trust for the benefit of Andrew	—	236,188	236,188	0.3%
Stern, M.D. under the will of
Laurie Sands
300 WillowBrook Office Park
Fairport, NY 14450

Stockholders Group Pursuant to	—	2,221,355	2,221,355	2.8%
Section 13(d)(3) of the U.S. Securities
Exchange Act of 1934, as amended(2)

	Constellation B Shares Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Sole Power to Vote or Dispose	Shared Power to Vote or Dispose	Total	Percent of Class(1)
Richard Sands	2,954,116	5,430,072	8,384,188	69.4%
300 WillowBrook Office Park
Fairport, NY 14450

Robert Sands	2,951,296	5,430,072	8,381,368	69.4%
300 WillowBrook Office Park
Fairport, NY 14450

Trust for the benefit of Andrew	—	3,331,356	3,331,356	27.6%
Stern, M.D. under the will of
Laurie Sands
300 WillowBrook Office Park
Fairport, NY 14450

CWC Partnership-I	—	3,049,540	3,049,540	25.3%
300 WillowBrook Office Park
Fairport, NY 14450

Trust for the benefit of the	—	2,025,000	2,025,000	16.8%
Grandchildren of Marvin and
Marilyn Sands
300 WillowBrook Office Park
Fairport, NY 14450

Stockholders Group Pursuant to	—	11,335,484	11,335,484	93.9%
Section 13(d)(3) of the U.S. Securities
Exchange Act of 1934, as amended (2)

(1)               Beneficial ownership is based on rules of the U.S. SEC and includes shares as to which a person has sole or shared voting or dispositive power. Accordingly, due to shared voting or dispositive power, certain shares are reflected in the table as beneficially owned by more than one person. In addition, pursuant to such rules, the number of shares and the percentage of ownership set forth in the Constellation Shares table includes the number of Constellation Shares that can be purchased by exercising stock options that are exercisable on 31 January 2003 or become exercisable within 60 days thereafter. Such number does not include the number of option shares that may become exercisable within sixty (60) days of 31 January 2003 due to certain acceleration provisions in certain awards, which accelerations cannot be foreseen as of the date of this Scheme Booklet. Such number also does not include Constellation Shares issuable pursuant to the conversion feature of Constellation B Shares beneficially owned by each person. Certain of the persons identified in the table disclaim beneficial ownership of certain shares held by others but as to which the rules of the U.S. SEC deem such persons to have beneficial ownership for reporting purposes.

(2)               This Group as reported is composed of Richard Sands, Robert Sands, CWC Partnership-I (“CWCP-I”), another Sands family partnership and the trust for the benefit of the Grandchildren of Marvin and Marilyn Sands (the “Trust”).  The basis for the Group consists of: (i) a Stockholders Agreement among Richard Sands, Robert Sands and CWCP-I and (ii) the fact that the familial relationship between Richard Sands and Robert Sands, their actions in working together in the conduct of the business of Constellation and their capacity as partners and trustees of the other members of the Group may be deemed to constitute an agreement to “act in concert” with respect to Constellation’s shares. The members of the Group disclaim that an agreement to act in concert exists.  Except with respect to the shares subject to the Stockholders Agreement and the shares owned by CWCP-I, the family partnership and the Trust, no member of the Group is required to consult with any other member of the Group with respect to the voting or disposition of any shares of Constellation.

3.7                               Directors and Executive Officers

(a)     Members of Constellation’s Board of Directors

The current directors of Constellation and their ages, length of time served as a director and principal occupations are shown in the following table. The term of office is until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Messrs. McDermott and Smith were elected by the holders of Constellation Shares, voting as a separate class and the remaining five directors were elected by the holders of Constellation B Shares, voting as a separate class.

Name	Age*	Director Since	Principal Occupation
Richard Sands	51	1982	Chairman of the Board and Chief Executive Officer, Constellation

Robert Sands(2)	44	1990	President and Chief Operating Officer, Constellation

George Bresler	78	1992	Senior Counsel of the law firm Kurzman Eisenberg Corbin Lever & Goodman, LLP

Jeananne K. Hauswald(1),(3)	58	2000	Retired from The Seagram Company Ltd.

James A. Locke III(2)	60	1983	Partner of the law firm Nixon Peabody LLP

Thomas C. McDermott(1),(2),(3)	66	1997	Chairman of GPM Associates, LLP

Paul L. Smith(1),(2),(3)	67	1997	Retired from Eastman Kodak Company

*As of January 1, 2003

(1) Member of Audit Committee

(2) Member of Corporate Governance Committee

(3) Member of Human Resources Committee

Richard Sands, Ph.D. is the Chairman of the Board and Chief Executive Officer of Constellation. He has been employed by Constellation in various capacities since 1979. He was elected Chief Executive Officer in October 1993 and has served as a director since 1982. In September 1999, Mr. Sands was elected Chairman of the Board. He served as Executive Vice President from 1982 to May 1986, as President from May 1986 to December 2002 and as Chief Operating Officer from May 1986 to October 1993. He is the brother of Robert Sands.

Robert Sands is President and Chief Operating Officer of Constellation. He was appointed to these positions in December 2002 and has served as a director since January 1990. He also served as Group President from April 2000 to December 2002, as Chief Executive Officer, International from December 1998 through April 2000, as Executive Vice President from October 1993 through April 2000, as General Counsel from June 1986 to May 2000, and as Vice President from June 1990 through October 1993. He is the brother of Richard Sands.

George Bresler has been engaged in the practice of law since 1957. Mr. Bresler is senior counsel of the New York law firm of Kurzman Eisenberg Corbin Lever & Goodman, LLP, and has been associated with such firm and its predecessors since 1992. Mr. Bresler provides legal services to Constellation.

Jeananne K. Hauswald has been a managing partner of Solo Management Group, LLC, a corporate financial and investment management consulting company, since September 1998. From 1987 to her retirement in 1998, Ms. Hauswald was employed by The Seagram Company Ltd., a beverage and entertainment/communications company, where she served in various positions, including Vice President Human Resources from 1990 to 1993 and Vice President and Treasurer from 1993 to 1998. Ms. Hauswald currently serves on the Board of Directors of Thomas & Betts Corporation and is the Chairman of its Audit Committee.

James A. Locke III has been a partner in the law firm of Nixon Peabody LLP, and its predecessor firm, in Rochester, New York, Constellation’s principal outside counsel, since 1 January 1996. For twenty years prior to joining Nixon Peabody, Mr. Locke was a partner at another law firm in Rochester, New York.

Thomas C. McDermott is Chairman of GPM Associates, LLP (formerly, Forbes Products, LLC), a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company.

Paul L. Smith retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also from 1983 to 1993, Mr. Smith served on the Board of Directors of Eastman Kodak Company. Mr. Smith currently serves on the Board of Directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

(b)                                  Executive Officers

The following are the names, age and titles of the executive officers of Constellation, followed by biographies of such officers (other than for Messrs. Sands, for whom biographies appear above).

Name	Age*	Office Held
Richard Sands	51	Chairman of the Board and Chief Executive Officer

Robert Sands	44	President and Chief Operating Officer

Thomas J. Mullin	51	Executive Vice President and General Counsel

George H. Murray	56	Executive Vice President and Chief Communications Officer

Thomas S. Summer	49	Executive Vice President and Chief Financial Officer

W. Keith Wilson	52	Senior Vice President and Chief Human Resources Officer

Alexander L. Berk	52	President and Chief Executive Officer of Barton Incorporated

Agustin Francisco Huneeus	36	President and Chief Executive Officer of Franciscan Vineyards, Inc.

Jon Moramarco	46	President and Chief Executive Officer of Canandaigua Wine Company, Inc.

Richard Peters	42	Chief Operating Officer of Matthew Clark plc

* As of January 1, 2003

Thomas J. Mullin joined Constellation as Executive Vice President and General Counsel in May 2000. Prior to joining Constellation, Mr. Mullin served as President and Chief Executive Officer of TD Waterhouse Bank, NA since February 2000, of CT USA, F.S.B. since September 1998, and of CT USA, Inc. since March 1997. He also served as Executive Vice President, Business Development and Corporate Strategy of C.T. Financial Services, Inc. from March 1997 through February 2000. From 1985 through 1997, Mr. Mullin served as Vice Chairman and Senior Executive Vice President of First Federal Savings and Loan Association of Rochester, New York and from 1982 through 1985, he was a partner in the law firm of Phillips, Lytle, Hitchcock, Blaine & Huber.

George H. Murray joined Constellation in April 1997 as Senior Vice President and Chief Human Resources Officer. In April 2000, he was elected Executive Vice President and in September 2002 he became Chief Communications Officer. From August 1994 to April 1997, Mr. Murray served as Vice President - Human Resources and Corporate Communications of ACC Corp., an international long distance reseller. For eight and a half years prior to that, he served in various senior management positions with First Federal Savings and Loan Association of Rochester, New York, including the position of Senior Vice President of Human Resources and Marketing from 1991 to 1994.

Thomas S. Summer joined Constellation in April l997 as Senior Vice President and Chief Financial Officer and in April 2000 was elected Executive Vice President. From November 1991 to April 1997, Mr. Summer served as Vice President and Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

W. Keith Wilson joined Constellation in January 2002 as Senior Vice President, Human Resources, and in September 2002, he was elected Chief Human Resources Officer. From 1999 to 2001, Mr Wilson served as Senior Vice President, Global Human

Resources of Xerox Engineering Systems, a subsidiary of Xerox Corporation, that engineers, manufactures and sells hi-tech reprographics equipment and software worldwide. From 1990 to 1999, he served in various senior human resource positions with the banking, marketing and real estate and relocation businesses of Prudential Life Insurance of America, an insurance company that also provides other financial products.

Alexander L. Berk is the President and Chief Executive Officer of Barton Incorporated, a wholly owned subsidiary of Constellation. In this capacity, Mr. Berk is in charge of the Imported Beer and Spirits segment. Since 1990 and prior to becoming Chief Executive Officer in March 1998, Mr. Berk was President and Chief Operating Officer of Barton and from 1988 to 1990, he was the President and Chief Executive Officer of Schenley Industries. Mr. Berk has been in the beverage alcohol industry for most of his career, serving in various positions.

Agustin Francisco Huneeus is the President and Chief Executive Officer of Franciscan Vineyards, Inc., a wholly owned subsidiary of Constellation. In this capacity, Mr. Huneeus is in charge of the Fine Wine segment. Since December 1995 and prior to becoming President in May 2000, he served in various positions with Franciscan, the last of which was Senior Vice President, Sales and Marketing. From June 1994 to December 1995, he was an associate in the branded consumer venture group of Hambrecht & Quist.

Jon Moramarco joined Canandaigua Wine Company, Inc., a wholly owned subsidiary of Constellation, in November 1999 as its President and Chief Executive Officer. In this capacity, Mr. Moramarco is in charge of the Popular and Premium Wine segment. Prior to joining Canandaigua Wine Company, Inc., he served as President and Chief Executive Officer of Allied Domecq Wines, USA since 1992. Mr. Moramarco has more than 15 years of diverse experience in the wine industry, including prior service as Chairman of the American Vintners Association, a national wine trade organisation.

Richard Peters is the Chief Operating Officer of Matthew Clark plc, a wholly owned subsidiary of Constellation. Since 1 May 2002, in this capacity, he has been in charge of the U.K. Brands and Wholesale segment. Mr. Peters has been employed by Matthew Clark since 1994 in various management positions, including positions in production and operations. Prior to his employment at Matthew Clark, for three years, he was a Management Consultant with AT Kearney, where he was responsible for marketing and strategy projects for a wide range of clients.

Executive officers of Constellation are elected to their positions annually and hold office until the earlier of their removal or resignation or until their successors are chosen and qualified.

(c)     Beneficial Ownership of Constellation Shares by Management

The following table and notes thereto set forth, as of 31 January 2003, the beneficial ownership of Constellation Shares and Constellation B Shares by Constellation’s Chairman and Chief Executive Officer and its President and Chief Operating Officer and all of Constellation’s directors and executive officers as a group. This information is based on information furnished to Constellation by or on behalf of each person concerned. Unless otherwise noted, the named individuals have sole voting power and investment discretion with respect to the shares attributed to him and the percentages of ownership are calculated on the basis of 78,583,491 Constellation Shares and 12,077,090 Constellation B Shares outstanding as of the close of business on 31 January 2003.

	Constellation Shares(1)			Constellation B Shares
	Shares Beneficially Owned
Name Of Beneficial Owner	Outstanding Shares	Shares Acquirable Within 60 days by Exercise of Options	Percent of Class Beneficially Owned	Shares Beneficially Owned	Percent of Class Beneficially Owned
Richard Sands	494,890	755,013	1.6%	8,384,188	69.4%

Robert Sands	564,618	705,546	1.6%	8,381,368	69.4%

All current Executive Officers and Directors as a Group (15 persons)	836,206	2,875,332	4.6%	11,335,616	93.9%

(1) Beneficial ownership is based on rules of the U.S. SEC and includes shares as to which a person has sole or shared voting or dispositive power. Accordingly, due to shared voting or dispositive power, certain shares are reflected in the table as beneficially owned by more than one person. In addition, pursuant to such rules, the number of shares and the percentage of ownership set forth in the Constellation Shares table includes the number of Constellation Shares that can be purchased by exercising stock options that are exercisable on 31 January 2003 or become exercisable within 60 days thereafter. Such number does not include the number of option shares that may become exercisable within sixty (60) days of 31 January 2003 due to certain acceleration provisions in certain awards, which accelerations cannot be foreseen as of the date of this Scheme Booklet. Such number also does not include the Constellation Shares issuable pursuant to the conversion feature of Constellation B Shares beneficially owned by each person. Certain of the persons identified in the table disclaim beneficial ownership of certain shares held by others but as to which the rules of the U.S. SEC deem such persons to have beneficial ownership for reporting purposes.

3.8                               Constellation Australia Pty Limited

Constellation Australia is an indirect wholly-owned subsidiary of Constellation. Constellation Australia was established to acquire BRL Hardy.

Information about BRL Hardy

Section 4

BRL Hardy is Australia’s largest wine producer and one of the top 10 wine companies in the world.

The business was formed in 1992 by the merger of respected Australian wine companies, Berri Renmano Limited and Thomas Hardy & Sons.  BRL Hardy was listed on the ASX that year following a public float of shares at $1 per share.

Since listing on the ASX, BRL Hardy has provided a compound annual growth in shareholder return of over 20%.

The BRL Hardy group has interests in wineries and vineyards in most of Australia’s major wine regions as well as New Zealand, France and the United States. Key brands include Banrock Station, Hardys and a large portfolio of regional super and ultra premium wine brands spread across the major wine producing regions of Australia, New Zealand and the US.

In Australia, BRL Hardy has a market share of around 24% by volume, covering all price points across bottled table wine, casks, fortified and sparkling wines.  Well known BRL Hardy wine brands in Australia and overseas include Banrock Station, Hardys Nottage Hill, Hardys Stamp and VR, Eileen Hardy, Sir James, Omni, Leasingham, Houghton, Moondah Brook, Yarra Burn, Brookland Valley, Stonehaven, Tintara, Reynell, Bay of Fires, Kamberra, Stanley, Berri and Renmano.

BRL Hardy’s most prominent market internationally is the United Kingdom where the Hardy brand is the top selling wine brand in the off premise market. Banrock Station is also among the top five selling wines in the UK off premise market.

BRL Hardy has a joint venture in the US with Constellation, Pacific Wine Partners.  Pacific Wine Partners owns the successful US brands Blackstone and Farallon and imports and distributes BRL Hardy’s Australian, New Zealand and French brands.

New Zealand is a significant area of operations for BRL Hardy, which owns Nobilo Wines, New Zealand’s second largest wine company. The BRL Group’s key New Zealand brands include Nobilo, Selak and Drylands.

The report of the Independent Expert contained in section 19 of this Scheme Booklet contains further information about BRL Hardy.

Information about the Merged Group

Section 5

5.1          Overview

While the addition of BRL Hardy will significantly enhance Constellation’s wine business, Constellation remains committed to its balanced approach across all three major beverage alcohol categories, beer, wine and spirits.  BRL Hardy will add approximately 20% to Constellation’s consolidated net sales and operating profit.

Constellation will benefit from the bringing together of two complementary businesses that share a common growth orientation and operating philosophies (for a more detailed description of Constellation’s operations, refer to Section 3).

Similar to past acquisitions made by Constellation, this transaction achieves several strategic objectives. In particular it:

•       Is expected to improve long-term growth trends

•       Increases product depth and geographic reach

•       Enhances scale, industry strength and competitiveness

(a)     Improves Long Term Growth Trends

Constellation focuses on revenue growth by identifying growing sectors within the beverage alcohol industry.  Constellation currently has three operating segments it considers significant contributors to revenue growth: Imported beer and fine wines in the U.S. and wholesaling in the U.K. The addition of BRL Hardy will add a fourth significant contributor to revenue growth, Australian and New Zealand wines.

Australian wines have achieved outstanding export growth over the last decade and industry forecasters expect continued growth over the next 10 years in export markets.  Australian wines offer tremendous quality for the price points in which they compete, driven by high-quality viticulture and wine making techniques.

The combination of Constellation and BRL Hardy will provide a balanced portfolio of outstanding New World wines.  The complementary wine portfolios have the potential to enhance the combined company’s revenue and profit growth in the U.K., Europe and other international markets.

BRL Hardy has experienced strong U.K. and U.S. growth:

With the combined portfolio of New World wines from Australia, California, New Zealand and Chile and expanded routes to market, Constellation will be better positioned to take advantage of opportunities that exist in the world wine trade.  In particular, the Merger will enhance the ability of Constellation to capture growth in New World wine markets.  The following table indicates some of the identified opportunities and their recent growth in New World wine imports:

Table Wine Import Market 2001

Country	Total Import Share% (1)	Total Import 3 Yr CAGR% (2)	New World Wine Share% (3)	New World Wine 3 Yr CAGR% (2)
Canada	71	7.4	30	22.0

Germany	52	0.4	4	27.1

Denmark	100	3.3	17	16.2

Sweden	100	6.6	19	10.0

Ireland	100	11.8	23	22.9

Netherlands	100	1.3	61	27.0

Switzerland	61	0.2	20	87.5

Japan	59	-8.5	9	-4.5

(1) Market share of all imports as a percentage of total table wine

(2) CAGR = Compound annual growth rate

(3) Market share of New World wine imports as a percentage of total table wine

Source: International Wine and Spirits Report 2001

(b)     Increases Product Depth and Geographic Reach

Constellation is already one of the leading beverage alcohol companies across categories and geographies in the world.  In the U.S., it is the largest single-source supplier of beer, wine and spirits with over 100 million cases sold annually. This balanced approach reduces Constellation’s reliance on any single category or geography performance and allows Constellation to allocate resources to the faster growing segments within the industry.

The BRL Hardy wine portfolio will bring Constellation increased product breadth and reach.  The merger will also add new revenue sources with the addition of Australia, New Zealand and other key world markets.  The proportion of Constellation’s sales outside of the U.S. will increase from 30% to 40%.

(c)     Enhances Scale, Industry Strength and Competitiveness

Constellation currently enjoys leading market positions within the beverage alcohol categories in which it competes.  In the United States, Constellation is the third largest importer of beer, led by the number one imported beer brand Corona Extra, the second largest producer and marketer of wine and the third largest producer and marketer of spirits.  In the U.K., Constellation is a leading marketer of wine, a leading independent drinks wholesaler and the second largest producer and marketer of cider.

Constellation and BRL Hardy’s ability to successfully create value through joint operations has been demonstrated with the recent performance of Pacific Wine Partners. The combination of Constellation and BRL Hardy represents a logical progression of this existing relationship.  The combination of Constellation and BRL Hardy will create the world’s largest wine company with approximately $3.0 billion in wine sales, leading positions in key markets and wine sourced from each of the major New World wine producing countries.

The merged wine businesses will commence with market leading positions in the United Kingdom (10% market share of the total wine market), Australia (24% market share) and New Zealand (14% market share), while in the United States, Constellation will strengthen its number two position (18% market share).

In the U.K., the combined group will hold 8 of the top 20 brands in the off-premise market, including the number three brand, Stowells of Chelsea (a current Constellation brand) and Banrock Station and Hardys (current BRL Hardy brands).

The Merger will bring 100% of the Pacific Wine Partners joint venture under the ownership of the Constellation Wines division.  Pacific Wine Partners has been highly successful with Blackstone and the distribution of BRL Hardy’s Banrock Station.  Blackstone is the number three brand in the US market retailing for more than US$11 per 750ml bottle and is the highest growth product in that same category, whilst Banrock Station has achieved excellent sales growth since the formation of Pacific Wine Partners.

In the ongoing consolidation of the wine sector, the merger with BRL Hardy is a logical and compelling transaction for Constellation as it delivers the scale to enable participation in future acquisitions and business combination opportunities.

5.2          Constellation’s intentions upon approval of Share Scheme

This Section 5 sets out the intentions of Constellation in relation to:

•                      corporate matters of BRL Hardy;

•                      the integration of Constellation and BRL Hardy and any major changes to be made to the business of BRL Hardy, including any redeployment of the fixed assets of BRL Hardy; and

•                      the future employment of the present management and employees of BRL Hardy,

on the basis of information concerning BRL Hardy and the circumstances affecting the business of BRL Hardy which are presently known to Constellation.

The statements set out in this Section 5 are statements of Constellation’s current intention based on limited information, which intentions may vary as circumstances and further information require.

Constellation and Constellation Australia have the same intentions concerning the business, assets and employees of BRL Hardy, which are as set out in this Section 5.

If the Share Scheme is approved and Constellation comes to own 100% of the issued ordinary shares in BRL Hardy, its intentions are as follows:

(a)     Corporate Matters

Constellation’s current intention, if the Share Scheme is approved, is to:

(i)                  seek to have BRL Hardy removed from the official list of ASX;

(ii)               appoint nominees of Constellation to the BRL Board.  Constellation nominees have not yet been identified and their identity will depend on the circumstances at the relevant time;

(iii)    commence trading of Constellation stock in the form of Constellation CDIs on the ASX;

(iv)           undertake certain other restructuring of the group entities and assets in order to improve financial efficiency of the Merged Group;

(v)              maintain its current policy of not paying dividends and instead to reinvest in the business;

(vi)           compel the acquisition of any outstanding Options pursuant to the Corporations Act in the event that the Option Scheme is not approved; and

(vii)        compel the acquisition of any outstanding Non-Executive Options in the event that the Resolution is not approved or any offer made to holders of Non-Executive Options pursuant to clause 7 of the Implementation Deed is not accepted.

(b)     Integration of Constellation and BRL Hardy

(i)                  Wine operations

If the Share Scheme is approved, Constellation will become the world’s largest wine company with operations in key growth markets including North America, UK, Europe, Australia and New Zealand.

The Merger will bring together the strong skill-bases of the two wine companies and, wherever possible, Constellation will apply the key strengths of each entity across the entire group.

A separate global wine division, Constellation Wines, will be formed with BRL Hardy’s Managing Director, Stephen Millar, assuming the role of Chief Executive Officer, located in Adelaide and reporting to Constellation President and Chief Operating Officer, Robert Sands.

The Constellation Wines division will be responsible for formulating and implementing a worldwide wine strategy which supports the individual sales, marketing and production activities of the companies’ existing wine businesses.  Constellation intends that initial integration will focus on the United Kingdom operations.

Australia

BRL Hardy maintains a strong position in the Australian market, as the country’s largest wine producer.  If the Share Scheme is approved and implemented, BRL Hardy will also bring to the Merged Group its strong management team and winemaking skills.

Constellation intends to maintain the BRL Hardy Australian operations in substantially the same form.  Constellation also envisages future growth plans for the Australian operations to be materially the same as BRL Hardy’s current management plans with the possible integration of Constellation’s other Australian wine sourcing for export.

New Zealand

The Nobilo Wine group will become part of the Constellation Wines division.  Constellation intends to maintain the Nobilo Wine group in substantially the same form as at present.

United States

In the United States, Constellation operates a Popular and Premium business, Fine Wine business and the Pacific Wine Partners 50/50 joint venture with BRL Hardy.

The United States wine businesses will become part of the Constellation Wines division and will continue to operate under the direction of the existing management teams. Pacific Wine Partners will also form part of the Constellation Wines division under the direction of its existing management team.

United Kingdom and Europe

Constellation has an established position in the United Kingdom through its UK Brands and Wholesale operation, based in Bristol, England.  Constellation intends to integrate the BRL Hardy wine organisation in the UK with its existing UK wine operations.  The combination will create the largest wine group in the UK. Additionally, the UK wholesale operations will continue in substantially the same form as present.

As a result of some similarities between the two businesses, Constellation and BRL Hardy understand that there will be some areas of functional overlap between the current UK operations of Constellation and BRL Hardy. Therefore, there may be a reduction in the overall staffing requirements necessary to support these operations.

BRL Hardy’s European operations in the Languedoc region of France are expected to be maintained in substantially the same form as present.

(ii)               Imported Beer and Spirits

The Imported Beer and Spirits segment imports and markets a diversified line of beer and produces, bottles, imports and markets a diverse line of distilled spirits.  Constellation intends to maintain these operations under their current management and organisational structures throughout North America and the rest of the world.

(iii)            Corporate head office

Constellation’s head office functions will remain in Fairport, New York.  The Constellation Wines division will maintain a base in Adelaide, South Australia.  Constellation expects that certain head office functions will no longer be undertaken by BRL Hardy as a result of its delisting and termination of its direct external reporting requirements.

(iv)    Systems

Constellation and BRL Hardy will over time integrate information technology and accounting systems to ensure business efficiencies are achieved.  Constellation is currently in the process of deploying an integrated and upgraded system for the Constellation Group, and intends to expand this roll-out to encompass BRL Hardy.

(c)     Management and Employees

Constellation will review the combined businesses, assets and operations of Constellation and BRL Hardy.  As part of this process, Constellation will consider the overall requirement for the staffing of the group, having regard to the proposed organisational structure discussed in (b)(i)-(iii).

In order to ensure continuity and minimize interruption to the business during the review process discussed above, Constellation intends to maintain existing management groups and key personnel wherever possible.

From Constellation’s preliminary review of the BRL Hardy and Constellation operations, and based on the limited information which has presently been made available, Constellation estimates that there are some selective areas of overlap between the two companies’ operations.  However, it is not currently possible to quantify the precise impact and Constellation will only be in a position to do so after the acquisition has been completed.

Should there be headcount reductions, Constellation will recognize the terms of relevant employment contracts and severance arrangements in force at the time the Share Scheme is completed.  Where possible, reassignment of staff and natural attrition will be used to manage the impact of a lower staff requirement.

5.3          Other Intentions

Subject to Sections 5.1 and 5.2, it is the present intention of Constellation:

(a)               to continue to operate the business of BRL Hardy;

(b)              not to make any major changes to the business of BRL Hardy, nor to redeploy any of the fixed assets of BRL Hardy; and

(c)               to continue the employment of the present employees of BRL Hardy.

5.4          Synergies from the Combined Groups

The Merged Group will benefit from both Constellation’s and BRL Hardy’s existing beverage alcohol operations and leading market positions.  The North American market has exhibited strong overall growth in consumption of wine, especially from the consumption of domestically produced products and the growth of Australian wines.

The United Kingdom is one of the key markets for New World wines, and the combined group is expected to have a leading position through production and supply of North American and Australian wines.  With integrated marketing and distribution, Constellation expects to be able to drive revenue synergies by selling the groups’ products across a broader platform.

Constellation expects to generate synergies from the merger in the following areas:

•                       Sales growth and higher margins as a result of driving the stronger and broader portfolio into key markets for wine imports.

•                       Global procurement of supplies, in particular the sourcing of grapes and product packaging.

•                       The replacement of wine previously procured from other parties with wines produced by the combined wine business.

•                                          Some reduction in corporate and administrative costs, particularly the delisting from ASX (due to the decreased cost of Constellation maintaining a foreign exempt listing on the ASX) and the consolidation of general administrative functions.

•                                          Some areas of functional overlap between the current UK operations of Constellation and BRL Hardy.

Cost synergies are expected to reach US$20 million

5.5                               Financial Position

At closing, assuming that BRL Shareholders choose to take the maximum of 15,000,000 Constellation Shares, the proforma net debt to EBITDA ratio for the latest 12 months will be approximately 4.1 times and the pro forma EBITDA to interest coverage ratio for the latest 12 months will be approximately 3.7 times.

In the event that no BRL Shareholders elected to receive Scrip Consideration under the Merger, Constellation would be able to fund the total cash payments to BRL Shareholders from existing cash resources and new credit facilities.  This is set out in more detail within section 7.7(a).

If no BRL Shareholders elected Scrip Consideration, Constellation expects that it will be within the financial covenants of the 2003 Credit Agreement and Bridge Agreement on completion of the Merger.  In addition, Constellation anticipates that, based on its current expectations of future earnings and cash flows, its position with respect to these financial covenants will strengthen over time as a result of Constellation’s strong cash flow generation.

Constellation also expects to generate financial benefits in:

•                       Increased equity market liquidity due to the greater market capitalisation of the Constellation Group.

•                       The generation of a higher level of cash for use in corporate financing and investing activities.

•                       Generation of additional earnings per share by leveraging the performance of BRL Hardy’s business through the combined group.

5.6                               Outlook

From time to time, Constellation provides earnings guidance based on management’s current expectations of future results.  Constellation’s latest earnings guidance was released January 16, 2003 for Constellation’s fiscal year ending February 28, 2003 (“Fiscal 2003”), fiscal year ending February 28, 2004 (“Fiscal 2004”) and the effects of the transaction on Fiscal 2004.  These statements are forward-looking. Actual results may differ materially from these expectations due to a number of risks and uncertainties.

•                       Constellation’s diluted earnings per share for Fiscal 2003 are expected to be within a range of US$2.03 to US$2.05.

•                       Constellation’s diluted earnings per share for Fiscal 2004 are expected to be within a range of US$2.29 to US$2.35, excluding the impact of the BRL Hardy acquisition.

•                       The BRL Hardy acquisition is expected to add US$0.10 to earnings per share for Constellation’s Fiscal year 2004, before one-time transaction related expenses and after synergies.

5.7                               Cautionary Statements Regarding Forward-Looking Information

The statements made under Section 5.6 (Outlook), as well as all other statements set forth in this Scheme Booklet that are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.  Constellation’s forward-looking statements are based on Constellation management’s current expectations and unless otherwise noted do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this Scheme Booklet. Any projections of future results of operations, and in particular, (i) estimates of sales for Constellation and BRL Hardy, (ii) Constellation’s estimated diluted earnings per share for Fiscal 2003, (iii) Constellation’s estimated diluted earnings per share for Fiscal 2004, (iv) Constellation’s expectations for the Merger’s impact on its earnings per share for Fiscal 2004, (v) the esitimate of Constellation’s pro forma net debt to EBITDA ratio for the latest 12 months at closing, (vi) the estimate of Constellation’s pro forma EBITDA to interest coverage ratio for the latest 12 months at closing and (vii) Constellation’s expected cost synergies, should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, important factors that could cause actual events or results to differ materially from the expectations expressed or implied by such forward-looking statements are those identified in Section 6 (Risk Factors) and other investment considerations, as well as other matters not yet known to BRL Hardy or Constellation or not currently considered material by BRL Hardy or Constellation.

5.8                               Unaudited Pro Forma Combined Financial Data

The following unaudited pro forma combined financial data has been prepared to assist you in your analysis of the financial effects of the acquisition of BRL Hardy. This information was derived for each of the respective companies as follows:

•                       Constellation’s information was derived from its unaudited consolidated financial statements as of and for the nine month period ended 30 November 2002 which were filed in the Quarterly Report on Form 10-Q for the quarter ended 30 November 2002.   These financial statements were subject to a review in accordance with SAS 71.  The Statement of Income for the twelve month period ended 28 February 2002 was derived from Constellation’s audited consolidated financial statements filed in the Annual Report on Form 10-K for the fiscal year ended 28 February 2002. Constellation’s historical information was prepared using accounting principles generally accepted in the United States and in United States Dollars (US$).

•                       BRL Hardy’s information was derived from its unaudited consolidated financial statements as of and for the nine month period ended 30 November 2002. These financial statements were subject to a review in accordance with SAS 71. The Statement of Income for the twelve month period ended 28 February 2002 was derived from BRL Hardy’s audited consolidated financial statements for the twelve month period ended 31 December 2001. BRL Hardy’s historical information was prepared using accounting principles generally accepted in Australia, which differs in certain material respects from U.S. GAAP.  These differences as they relate to BRL Hardy have been quantified and included in the unaudited pro forma combined financial data.

•                       As a result of the combination of Constellation and BRL Hardy, financial data for Pacific Wine Partners (“PWP”), a 100% owned subsidiary of the combined company, has been consolidated in the unaudited pro forma combined financial data of Constellation for all periods presented. PWP’s information was derived from its unaudited consolidated financial statements as of and for the nine month period ended 30 November 2002. The Statement of Income for the twelve month period ended 28 February 2002 was derived from PWP’s unaudited consolidated financial statements for the period from inception (31 July 2001) to 28 February 2002. PWP’s historical information was prepared using accounting principles generally accepted in the United States and in US$.

•                       The US$/A$ exchange rate used to convert information as of 30 November 2002 was $0.5610.  The average US$/A$ exchange rates used to convert information for the twelve month period ended 31 December 2001 and for the nine month period ended 30 November 2002 were $0.5178 and $0.5482, respectively.

The information prepared is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual reports and other information that Constellation and BRL Hardy have filed with the Securities and Exchange Commission and the Australian Stock Exchange Limited, respectively.

Several factors should be considered when comparing the historical financial information of Constellation, BRL Hardy and PWP to the unaudited pro forma combined financial data, including the following:

•                       The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the transaction as if it had occurred on 30 November 2002.  The Unaudited Pro Forma Combined Statements of Income for the nine month period ended 30 November 2002 and twelve month period ended 28 February 2002 give effect to the transaction as if it had occurred on 1 March 2001.

•                       Certain BRL Hardy amounts have been reclassified in conformity with the financial statement presentation of Constellation.  Amounts reclassified on the BRL Hardy balance sheet include, but are not limited to, noncurrent inventories, grape vines, goodwill and deferred tax liabilities.  Amounts reclassified on the BRL Hardy statements of income include, but are not limited to, excise taxes, certain promotion expenses in accordance with EITF 01-09 and distribution expenses.

•                       Expected annual savings resulting from operating synergies have not been reflected as adjustments to the historical data.

•                       The unaudited pro forma combined financial data of Constellation has been presented assuming the election by BRL Hardy shareholders to receive the maximum Scrip Consideration of 15,000,000 shares using an assumed scrip consideration amount of US$25.00 per share.

The unaudited pro forma combined financial data is for illustrative purposes only.  If the transaction had occurred in the past, the combined company’s financial position and operating results would likely have been different from that presented in the Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Statement of Income.  Due to the nature of pro forma information, it may not give a true picture of the combined company’s financial position and results of operations.  Constellation believes that the unaudited pro forma combined financial data may not be indicative of the future financial performance of the combined companies.

In addition, the purchase price allocation is based upon management’s preliminary estimate of fair value of assets acquired and liabilities assumed and the amounts may differ significantly based upon the results of an independent appraisal.  The unaudited pro forma combined financial data should not be relied on as an indication of the financial position or operating results that the combined company would have achieved if the transaction had occurred in the past.  The unaudited pro forma combined financial data should also not be relied on as an indication of future results that Constellation will achieve after the transaction.

Constellation Brands, Inc. and Subsidiaries

Unaudited Pro Forma Combined Condensed Balance Sheet

As of 30 November 2002 (in thousands)

	BRL Hardy AGAAP A$	US GAAP Adjustments A$			BRL Hardy US GAAP A$	BRL Hardy US GAAP US$	Constellation Brands US$	Pacific Wine Partners US$	Acquisition Adjustments US$			Proforma Combined for the Acquisition US$
ASSETS

Current assets:

Cash and cash investments	25,171	—			25,171	14,121	29,936	3,374	(14,121)	(dd	)	33,310

Accounts receivable, net	217,950	(8,372)	(c	)	205,118	115,071	479,662	28,394				623,127

		(4,460)	(g	)

Inventories, net	584,958	(14,178)	(d	)	571,431	320,573	880,149	41,699	(34,221)	(aa	)	1,208,200

		(2,716)	(e	)

		3,367	(g	)

Prepaid expenses and other current assets	13,634	4,868	(i	)	28,282	15,866	76,165	1,695				93,726

		9,780	(k	)
Total current assets	841,713	(11,711)			830,002	465,631	1,465,912	75,162	(48,342)			1,958,363

Property, plant and equipment, net	464,973	(5,309)	(e	)	470,735	264,082	599,153	57,546	37,082	(aa	)	957,863

		(16,817)	(l	)

		27,888	(n	)

Goodwill	9,580	612	(f	)	9,222	5,174	721,104	66,142	529,328	(aa	)	1,312,645

		(970)	(h	)					(5,174)	(aa	)
									(3,929)	(ee	)
Intangible assets, net	18,630				18,630	10,451	382,668	73,700	238,425	(aa	)	705,244

Other assets	262,542	3,615	(a	)	252,929	141,893	171,566	85	750	(bb	)	58,087

		(24,244)	(j	)					(3,942)	(cc	)

		1,559	(i	)					(252,265)	(ee	)

		9,457	(k	)
Total assets	1,597,438	(15,920)			1,581,518	887,231	3,340,403	272,635	491,933			4,992,202

	BRL Hardy AGAAP A$	US GAAP Adjustments A$			BRL Hardy US GAAP A$	BRL Hardy US GAAP US$	Constellation Brands US$	Pacific Wine Partners US$	Acquisition Adjustments US $			Proforma Combined for the Acquisition US$
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Notes payable	—	—			—	—	5,198	—	(4,500)	(dd	)	698

Current maturities of long-term debt	221,447	2,298	(n	)	223,745	125,521	83,338	784	(153,353)	(dd	)	56,290

Accounts payable	99,489				99,489	55,813	217,715	6,695	9,358	(bb	)	289,581

Accrued excise taxes	6,983				6,983	3,917	52,615	220				56,752

Other accrued expenses and liabilities	64,190	10,920	(i	)	75,110	42,137	352,583	14,180	(14,322)	(cc	)	394,578
Total current liabilities	392,109	13,218			405,327	227,388	711,449	21,879	(162,817)			797,899

Long-term debt, less current maturities	397,883	25,590	(n	)	423,473	237,568	1,265,574	951	866,941	(dd	)	2,371,034

Deferred income taxes	30,311	8,605	(k	)	38,916	21,832	151,293	—	72,389	(aa	)	245,514

Other liabilities	4,953	28,139	(i	)	34,183	19,177	64,171	571				83,919

		1,091	(m	)
Total liabilities	825,256	76,643			901,899	505,965	2,192,487	23,401	776,513			3,498,366

Stockholders’ equity	772,182	3,615	(a	)	679,619	381,266	1,147,916	249,234	(381,266)	(ff	)	1,493,836

		(8,372)	(c	)					(22,120)	(cc	)

		(14,178)	(d	)					375,000	(aa	)

		(8,025)	(e	)					(249,234)	(ee	)

		612	(f	)					(6,960)	(ee	)

		(1,093)	(g	)

		(970)	(h	)

		(32,632)	(i	)

		(24,244)	(j	)

		10,632	(k	)

		(16,817)	(l	)

		(1,091)	(m	)
Total liabilities and stockholders’ equity	1,597,438	(15,920)			1,581,518	887,231	3,340,403	272,635	491,933			4,992,202

Constellation Brands, Inc. and Subsidiaries

Unaudited Pro Forma Combined Statement of Income

Nine Months Ended 30 November 2002 (in thousands, except share and per share data)

	BRL Hardy AGAAP A$	US GAAP Adjustments A$			BRL Hardy US GAAP A$	BRL Hardy US GAAP US$	Constellation Brands US$	Pacific Wine Partners US$	Acquisition Adjustments US$			Proforma Combined for the Acquisition US$
Gross sales	701,149	(3,000)	(c	)	695,490	381,268	2,729,219	86,642	(16,565)	(gg	)	3,179,861

		76	(e	)					(703)	(hh	)

		(1,706)	(g	)

		(1,029)	(j	)

Less - excise taxes	(70,885)				(70,885)	(38,859)	(650,641)	(2,275)	—			(691,775)
Net sales	630,264	(5,659)			624,605	342,409	2,078,578	84,367	(17,268)			2,488,086

Cost of product sold	(440,670)	707	(e	)	(437,100)	(239,618)	(1,495,096)	(50,323)	16,565	(gg	)	(1,768,210)

		1,453	(g	)					1,857	(hh	)

		1,410	(n	)					(1,595)	(mm	)
Gross profit	189,594	(2,089)			187,505	102,791	583,482	34,044	(441)			719,876

Selling, general and	(88,671)	1,388	(a	)	(91,805)	(50,328)	(263,847)	(14,247)	(1,154)	(hh	)	(329,302)
administrative		(5,372)	(c	)					274	(jj	)
expenses		500	(f	)

		350	(j	)

Derivative instruments	—	22,439	(i	)	22,439	12,301	—	—	—			12,301
Operating income	100,923	17,216			118,139	64,764	319,635	19,797	(1,321)			402,875

Equity in earnings of joint ventures and associates	19,164				19,164	10,506	10,093	—	(20,345)	(ee	)	254

Interest expense, net	(18,538)	(3,050)	(d	)	(22,998)	(12,608)	(80,494)	51	(46,335)	(kk	)	(126,778)

		(1,410)	(n	)					12,608	(ll	)
Income before income taxes	101,549	12,756			114,305	62,662	249,234	19,848	(55,393)			276,351

Provision for income taxes	(31,484)	(4,622)	(k	)	(36,106)	(19,793)	(97,949)	—	21,769	(nn	)	(95,973)

Income from continuing operations	70,065	8,134			78,199	42,869	151,285	19,848	(33,624)			180,378

Share data:
Earnings per common share:

Income from continuing operations - basic							$1.69					$1.72

Income from continuing operations - diluted							$1.63					$1.68

Weighted average common shares outstanding:

Basic							89,617					104,617 (pp)

Diluted							92,669					107,669 (pp)

Constellation Brands, Inc. and Subsidiaries.

Unaudited Pro Forma Combined Statement of Income

Twelve Months Ended 28 February 2002 (in thousands, except share and per share data)

	BRL Hardy AGAAP A$	US GAAP Adjustments A$			BRL Hardy US GAAP A$	BRL Hardy US GAAP US$	Constellation Brands US$	Pacific Wine Partners US$	Acquisition Adjustments US$			Proforma Combined for the Acquisition US$
Gross sales	788,947	(3,908)	(e	)	784,175	406,046	3,420,213	42,493	(8,971)	(gg	)	3,858,483

		(864)	(j	)					(1,298)	(hh	)
Less - excise taxes	(79,820)				(79,820)	(41,331)	(813,455)	(912)	—			(855,698)
Net sales	709,127	(4,772)			704,355	364,715	2,606,758	41,581	(10,269)			3,002,785

Cost of product sold	(477,981)	1,562	(e	)	(475,554)	(246,242)	(1,911,598)	(28,375)	8,971	(gg	)	(2,177,454)

		(1,141)	(h	)					1,799	(hh	)

		2,006	(n	)					(2,009)	(mm	)

Gross profit	231,146	(2,345)			228,801	118,473	695,160	13,206	(1,508)			825,331

Selling, general and	(109,928)	(204)	(a	)	(113,589)	(58,816)	(352,679)	(10,296)	(501)	(hh	)	(426,515)
administrative		(3,023)	(b	)					(4,313)	(ii	)
expenses		(434)	(j	)					90	(jj	)

Derivative instruments	—	(28,471)	(i	)	(28,471)	(14,742)	—	—	—			(14,742)
Operating income	121,218	(34,477)			86,741	44,915	342,481	2,910	(6,232)			384,074

Equity earnings of joint ventures and associates	2,285				2,285	1,183	1,667	—	(2,598)	(ee	)	252

Interest expense, net	(21,592)	(2,012)	(d	)	(25,610)	(13,261)	(114,189)	90	(86,908)	(kk	)	(201,007)

		(2,006)	(n	)					13,261	(ll	)

Income before income taxes	101,911	(38,495)			63,416	32,837	229,959	3,000	(82,477)	(oo	)	183,319

Provision for income taxes	(29,699)	9,706	(k	)	(19,993)	(10,352)	(91,984)	—	32,991	(nn	)	(69,345)

Income from continuing operations	72,212	(28,789)			43,423	22,485	137,975	3,000	(49,486)			113,974

Share Data:
Earnings per common share:
Income from continuing operations - basic							$1.62					$1.13

Income from continuing operations - diluted							$1.57					$1.11

Weighted average common shares outstanding:

Basic							85,505					100,505 (pp)

Diluted							87,825					102,825 (pp)

Notes to the Unaudited Pro Forma Combined Condensed Financial Information as at 30 November 2002, for the Nine Months Ended 30 November 2002 and for the Twelve Months Ended 28 February 2002

The Unaudited Pro Forma Combined Condensed Financial Information as at 30 November 2002, for the nine months ended 30 November 2002 and for the twelve months ended 28 February 2002 have been presented assuming the election by BRL Hardy shareholders to receive the maximum Scrip Consideration of 15,000,000 shares.

For comparative purposes, assuming an all Cash Consideration, debt as at 30 November 2002 would have been higher by US$375.0 million and the net debt to equity ratio (total interest bearing debt, net of cash and cash investments, divided by stockholders’ equity) would have been 2.48 versus 1.60 in a maximum Scrip Consideration. For the nine months ended 30 November 2002, income from continuing operations would have been lower by US$10.9 million to US$169.5 million, and diluted earnings per share would have been increased by US$0.15 to US$1.83 per share.  For the twelve months ended 28 February 2002, income from continuing operations would have been lower by US$19.4 million to US$94.6 million, and diluted earnings per share would have been decreased by US$0.03 to US$1.08 per share.

Constellation’s historical statement of income for the twelve months ended 28 February 2002 has been reclassified to comply with the guidance of EITF 01-09.  This reclassification will be required to be presented in Constellation’s Annual Report on Form 10-K for the year ended 28 February 2003. The effect of the reclassification decreased net sales by US$213.7 million, increased cost of product sold by US$10.1 million and decreased selling, general and administrative expenses by US$223.8 million.

The consolidated financial statements of BRL Hardy for the nine month period ended 30 November 2002 were derived by reducing the two month period ended 28 February 2002 from BRL Hardy’s eleven month period ended 30 November 2002. The two month period ended 28 February 2002 is not included in BRL Hardy’s twelve month period ended 31 December 2001. Net sales and net income for the excluded two month period are US$41.7 million and US$9.0 million, respectively.

For the twelve months ended 28 February 2002, Pacific Wine Partner’s statement of income represents results of operations from date of formation (31 July 2001) to 28 February 2002.

US GAAP Adjustments

BRL Hardy prepares its consolidated financial statements in accordance with generally accepted accounting principles in Australia (“A GAAP”).  A GAAP differs in certain material respects from generally accepted accounting principles in the United States (“U.S. GAAP”), as they relate to BRL Hardy.

These differences and the effect of the adjustments necessary to present BRL Hardy’s consolidated stockholders’ equity and income from continuing operations in accordance with U.S. GAAP as at 30 November 2002, for the nine months ended 30 November 2002 and for the twelve months ended 31 December 2001 are detailed below.

(a) Superannuation

The company recognizes defined benefit superannuation expense on an accrual basis in accordance with actuarial recommendations.

Under U.S. GAAP, SFAS 87 “Employers’ Accounting for Pensions” requires superannuation expense to be recognized on an accrual basis over the service period of the employees. Superannuation expense is determined using actuarial assumptions and includes service costs, interest costs and expected return on plan assets.  The difference between the cumulative expense recognized in prior periods and the contributions made by BRL Hardy is reflected as either a prepaid asset or liability in the balance sheet.

The pro formas include adjustments to reflect the prepaid pension asset and to recognize pension benefits in earnings in accordance with U.S. GAAP, offset by the reversal of the pension expense of $3.5 million and $1.9 million recorded under A GAAP for the nine months ended 30 November 2002 and the twelve months ended 31 December 2001, respectively.

(b) Stock compensation

BRL Hardy grants options to employees, executive directors and employees of associates under the BRL Hardy Option Plan.  The options vest upon grant and are exercisable three years after grant if the weighted average market price of an ordinary share increases by 10% over the exercise price of the option.  In 2001 BRL Hardy granted ordinary shareholders and option holders renounceable rights on a one for ten basis to purchase additional shares at $9.30 per new share.  The rights granted to the option holders become exercisable if the preconditions for the exercise of the related options have been met.

Under A GAAP, no compensation costs are recognized in the consolidated financial statements for shares granted to employees.

BRL Hardy has elected to account for the plan in accordance with APB 25 “Accounting for Stock Issued to Employees” (APB 25) for U.S. GAAP purposes.  Under APB 25, options granted under the plan are considered variable until the weighted average market price increases by 10% over the exercise price, at which time the compensation element becomes fixed.  For variable plans, compensation expense is recognized as the difference between the market price of an ordinary share and the exercise price of the option over the vesting period.  Under U.S. GAAP, compensation expense is also recognized for the renounceable rights granted to employees, in a similar manner to that described above.  The pro formas include adjustments to recognize compensation cost under U.S. GAAP.

(c)  Insurance receivable

BRL Hardy recognized an insurance receivable for loss of inventory and related costs resulting from faulty taps provided by a third party vendor.  Under A GAAP, a receivable is recorded when recovery is considered more likely then less likely to be received.  Under U.S. GAAP, an insurance receivable is recorded for losses recognized in the statement of financial performance only when realization of the claim is deemed likely to be received.  Insurance receivables for losses not yet recognized in the consolidated financial statements are recognized when received.  The pro formas include adjustments to reverse the receivables and income recognized under A GAAP.

(d) Capitalization of borrowing costs to inventory

BRL Hardy capitalizes interest costs to wine stocks that take greater than twelve months to be prepared for sale in accordance with the requirements of AASB 1036 “Borrowing Costs”.

Under U.S. GAAP, interest costs are not capitalized to inventory unless the inventory is constructed or produced as a discrete project for which costs are separately accumulated and where construction of the asset takes considerable time and entails substantial expenditures.  The preparation and aging process for wine stocks does not meet these criteria. The pro formas include adjustments to remove the amount of interest capitalized to inventory and to reverse the net impact on profits.

(e) Grape vines and inventory

Effective 1 January 2000, BRL Hardy changed its accounting policy for grape vines from historical cost to net market value in accordance with AASB 1037 “Self-Generating and Regenerating Assets”.  Any change in market value is recognized in the statement of financial performance.  At harvest the fruit is transferred to inventory at net market value.

Under U.S. GAAP, grape vines and inventory are recorded at acquisition or production cost.  The pro formas include adjustments to reverse the cumulative effect of the adoption of AASB 1037; to restore the historical carrying value of the assets; to reverse the mark-to-market impacts on earnings; and to include depreciation of the grape vines.

(f)  Goodwill amortization

Under A GAAP, goodwill is amortized on a straight-line basis over the period of time during which benefits are expected to arise but no longer than twenty years.

Under U.S. GAAP, BRL Hardy would have been required to cease amortizing goodwill effective 1 January 2002 as goodwill is no longer amortised but is reviewed at least annually for impairment in accordance with the requirements of SFAS 142 “Goodwill and Other Intangible Assets”.  The pro formas include adjustments to reverse the amortisation expense recognized under A GAAP.

(g)  Revenue recognition

BRL Hardy recognizes revenue for domestic sales upon dispatch to the customer.

Under U.S. GAAP, SAB 101 “Revenue Recognition in Financial Statements,” revenue cannot be recognized until legal title and the risks and rewards of ownership have been transferred.  Accordingly, the pro formas include adjustments to reverse the revenue recognized under A GAAP; to reverse the corresponding trade debtors; to restore inventory; and to reverse the cost of sales.

In the normal course of business BRL Hardy provides customers with volume and quantity discounts, retail display allowances and cooperative advertising allowances.  The costs of these programmes are recognized in selling, distribution and marketing expenses in the statement of financial performance.

Under U.S. GAAP and in accordance with EITF 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” these expenditures have been reclassified as a reduction in revenue.  In applying EITF 01-09 BRL Hardy’s total revenues for the nine months ended 30 November 2002 and the twelve months ended 31 December 2001 have been reduced by $71.3 million and $56.8 million, respectively, with corresponding decreases to selling, distribution and marketing expenses.  This difference in treatment does not impact income from continuing operations. This reclassification was made in the column headed BRL Hardy A$ A GAAP and has not been separately presented.

(h)  Purchase accounting for Nobilo

During 2000, BRL Hardy purchased in several stages the remaining 75% interest in Nobilo Wine Group Limited for $4.6 million and 4.1 million BRL Hardy shares.  Under A GAAP, the fair value of the 4.1 million shares issued as purchase consideration was determined at each share exchange date. The costs of the acquisition are allocated to the assets and liabilities acquired, including inventory, using the purchase method and measured at their estimated fair values.  A GAAP is not prescriptive in the method used to determine the fair values of individual assets and liabilities acquired.

Under U.S. GAAP, the fair value of securities issued for purchase consideration is equal to the market price of the shares a few days before and after the date the terms of the acquisition are agreed to and announced. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values.  APB 16 “Business Combinations” provides that the fair value of finished goods inventory is calculated as the estimated selling price less the sum of costs of disposal and a reasonable profit allowance for the selling effort of the acquiring entity.   The fair value of work in process inventory is calculated as the estimated selling price of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of the acquiring entity based on profit for similar finished goods.

The pro formas include adjustments to reflect the increased purchase cost under U.S. GAAP resulting from the difference in the method used in determining the fair value of the shares issued, the difference in the fair value of the inventory acquired and the recognition of derivative contracts at fair value, net of goodwill amortization.

(i) Derivative instruments

BRL Hardy enters into forward foreign exchange contracts and options to hedge the exchange rate risk on foreign currency receivables and payables and on anticipated foreign currency sales and purchases.  Gains and losses on forward foreign exchange contracts that qualify for hedge accounting are accounted for on the same basis as the underlying physical exposures being hedged.  Foreign currency receivables and payables that are hedged under forward foreign exchange contracts are translated at the end of the reporting period at the exchange rate fixed in the hedge contract.

Gains or losses on foreign currency receivables and payables are recognized currently in earnings.  Gains or losses arising on forward foreign exchange options and contracts intended as hedges of anticipated transactions are deferred and recognized when the underlying transactions occur.

BRL Hardy enters into interest rate contracts, swaps and options to hedge against movements in interest rates and to minimize the volatility of BRL Hardy’s profit and net cash flows arising from changes in interest rates. The terms of the interest rate contracts are intended to match the maturity profile of the underlying debt.

The cash flows required under interest rate swaps are settled on a net basis and either recognized in the statement of financial performance as interest expense as they occur or included in the carrying amount of assets through capitalization of borrowing costs.

Effective 1 January 2001, BRL Hardy applied SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS 133 requires derivatives to be recorded at their fair value as either an asset or liability in the statement of financial position.  Gains or losses on derivatives which qualify and are effective as cash flow hedges are accumulated in equity as other comprehensive income and are recognized in earnings when the hedged transaction occurs.  Gains or losses on non-qualifying derivatives are recognized in earnings immediately.  Gains or losses on fair value hedges and on the underlying item being hedged are also recorded in earnings.  Although SFAS 133 permits hedge accounting for hedges of forecasted transactions, BRL Hardy has not met the restrictive documentation, designation and effectiveness assessments required under SFAS 133. As a result, the derivative contracts used to hedge forecasted transactions are marked to market through earnings.

BRL Hardy did not meet the restrictive documentation, designation and effectiveness assessments required under SFAS 133 for its interest rate contracts.  As a result, upon adoption of SFAS 133, a transition adjustment equal to the fair value of the interest rate contracts was recorded in stockholders’ equity.  Subsequent movements in the fair value of the interest rate contracts are recognized in earnings.  The transition adjustment is reclassified from stockholders’ equity to earnings over the life of the contracts existing at transition.

During June 2002, BRL Hardy entered into a foreign currency derivative to hedge its investment in a foreign subsidiary. At the inception of the hedge, BRL Hardy did not meet the restrictive designation and effectiveness requirements of SFAS 133.  The pro formas include adjustments to recognize the derivative instrument at fair value and to reverse the amounts recognized in currency translation reserve and earnings under A GAAP.

The application of U.S. GAAP results in the recording on the balance sheet of additional liabilities of $39.1 million and additional receivables of $6.4 million as at 30 November 2002.

(j) Investment in GSI Holdings

BRL Hardy has recorded its investment in 100% of the preference shares in GSI Holdings at historical cost. Dividend income is recognized when declared.

Under U.S. GAAP, the assets and liabilities of GSI Holdings would be consolidated as the ordinary shareholder has not made a substantive capital investment and substantially all the risks and rewards of ownership are retained by BRL Hardy.  In addition, as at 30 November 2002, GSI Holdings’ principal asset, consisting of an approximate 17.9% interest in the International Wine Investment Fund, would be accounted for using the equity method.  As at 30 November 2002, the International Wine Investment Fund held approximately 11.6% of the outstanding ordinary shares of BRL Hardy.

Under U.S. GAAP, the cross shareholding would be treated as treasury stock and recorded in shareholders’ equity. Corresponding adjustments would also be made to dividends paid and the weighted average number of shares outstanding.  The pro formas include adjustments to record the cross shareholding as treasury stock; to account for the interest in the International Wine Investment Fund using the equity method; to reverse the dividend income recognized under A GAAP for dividends received from GSI Holdings; to increase the carrying value of the equity investment in the International Wine Investment Fund for dividends paid on Company shares; and to record the purchase of additional shares by the International Wine Investment Fund as equity transactions.

(k)  Deferred income taxes

BRL Hardy recognizes deferred income taxes using the liability method of tax-effect accounting, adjusting for permanent differences.  Tax loss carryforwards are recognized when realization is virtually certain.  Certain deferred tax liabilities which do not reverse for many years are discounted and recognized at net present value.

Under U.S. GAAP, SFAS 109 “Accounting for Income Taxes” requires the recognition of deferred tax assets and liabilities for temporary differences between book and tax balances and the recognition of deferred tax assets for tax loss carryforwards and credits if realization is more likely than not. Discounting of deferred tax assets or liabilities is not permitted.  Deferred tax assets and liabilities are adjusted for changes in tax rates in the period of enactment.

The pro formas include adjustments to reverse the impact of discounting and recognize as temporary differences certain adjustments classified as permanent under A GAAP.

In addition, the pro formas include adjustments to reflect the SFAS 109 tax impact of the U.S. GAAP differences.

(l)  Revaluation of property, plant and equipment

BRL Hardy periodically revalues land to the directors’ valuation based on independent valuers’ estimates of fair value.

Under U.S. GAAP, property, plant and equipment are recorded at acquisition cost.  Revaluations are not permitted. The pro formas include adjustments to remove the effects of the revaluations including the increased value of the assets. There is no impact of the revaluations on depreciation expense and the revaluations have not had an impact on gains or losses from disposal during the periods presented.

(m)  Minority interest

Under A GAAP, outside interests in controlled entities are recorded as a component of shareholders’ equity. Under U.S. GAAP, outside interests in controlled entities are recorded outside of shareholders’ equity.

(n)  Equipment leases

BRL Hardy has entered into certain sale-leaseback transactions with a financial institution beginning in 1998. Under A GAAP, the equipment was removed from the balance sheet and the leasebacks accounted for as operating leases.  No gains or losses were realised on the sales.

Under U.S. GAAP, the transactions do not qualify for sale-leaseback accounting because of continuing involvement by the lessee and the arrangement is accounted for as a financing lease.  Accordingly, in reconciling to U.S. GAAP, BRL Hardy would recognize equipment and liabilities of $27.9 million as at 30 November 2002.  The difference in treatment does not result in a material adjustment to profit.

Acquisition Adjustments

(aa)                            Reflects the estimated purchase accounting adjustments for the acquisition based upon Constellation management’s preliminary estimate of the fair value of the assets acquired and liabilities assumed in conformity with U.S. GAAP requirements. For purchase accounting, BRL Hardy’s assets acquired and liabilities assumed have been recorded at Constellation management’s estimated fair value. The estimated amounts recorded for assets acquired and liabilities assumed from BRL Hardy may differ significantly from the final assigned values based upon the results of an independent appraisal at the date of acquisition.

The U.S. GAAP requirement to allocate the total purchase cost of the acquisition to the assets acquired and liabilities assumed (net assets) based on their estimated fair values at the date of acquisition results in a US$163.7 million increase in the recorded value of BRL Hardy’s net assets. The purchase accounting adjustment of US$163.7 million consists of a decrease in inventory of US$34.2 million, an increase in property, plant and equipment of US$37.1 million, a reversal of acquired goodwill of US$5.2 million, an increase in trademarks of US$238.4 million, and an increase in deferred income taxes of $US72.4 million. The excess of purchase cost over the estimated fair value of net assets acquired results in goodwill of $US529.3 million. Under U.S. GAAP, goodwill is not written off or amortized; however, it is reviewed at least annually for impairment.

The purchase accounting adjustments noted above were calculated in accordance with appropriate U.S. GAAP requirements and accepted appraisal methodologies. Inventory was valued at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal and a reasonable profit allowance based upon Constellation Management’s preliminary expectations of selling prices and costs of disposal fr the inventory on hand at the date of acquisition. Property, plant and equipment was valued at estimated current replacement costs less estimated accumulated depreciation. Trademarks were valued at fair value in accordance with the requirements of U.S. GAAP for the valuation of intangible assets. BRL Hardy owns the trademarks and carries a value on its books for certain acquired trademarks. The purchase accounting adjustment above related to an increase in trademarks which represents the difference between the estimated fair value and BRL Hardy’s carrying value of those trademarks. The trademarks which were valued included Banrock Station, Hardys Nottage Hill, Hardys Stamp and VR, Eileen Hardy, Sir James, Omni, Leasingham, Houghton, Moondah Brook, Yarra Burn, Stonehaven, Tintara, Reynell, Bay of Fires, Kamberra, Stanley, Berri and Renmano. Trademarks were valued using a relief-from-royalty methodology which is based on the supposition that a company would be willing to pay a royalty to the owner of an asset to realize the economic benefits from that asset. The relief-from-royalty methodology involves determining the present value of the theoretical royalty savings associated with the ownership of the trademark. The royalty rate was estimated based on the strength of the brand and projected sales of the brand.

The calculation of excess purchase cost over the estimated fair value of net assets acquired (in thousands of US$) is as follows:

Cash paid	689,959
Stock issued	375,000
Financing costs	750
Direct acquisition costs	9,358
1,075,067
Liabilities assumed	—
Total purchase cost	1,075,067
Net book value of BRL Hardy	(381,266)
Increase in appraised net assets	(163,723)
Finance costs capitalized	(750)
Excess of purchase cost over estimated fair value of assets acquired and liabilities assumed	529,328

(bb)                          Reflects the liability for direct acquisition costs of US$9.4 million.  Capitalized financing costs of US$0.8 million were funded through the bank credit facility.

(cc)                            Represents the write-off of the direct financing costs of US$32.5 million relating to the establishment of a new credit agreement and US$3.9 million of remaining net book value of Constellation’s previously existing credit agreement, tax effected at Constellation’s tax rate of 39.3%.

(dd)                          To reflect the acquisition financing, refinancing of Constellation’s Senior Credit Facility (notes payable and term loans) and refinancing of BRL Hardy’s long-term debt as set out below (in thousands of US$):

Repayment of notes payable	(4,500)
Repayment of term loans - current portion	(79,121)
Repayment of term loans - long-term	(153,337)
Purchase of BRL Hardy’s shares	(689,959)
Payment of financing costs	(33,250)
Repayment of BRL Hardy’s debt - current	(124,232)
Repayment of BRL Hardy’s debt - long-term	(223,212)
Use of BRL Hardy’s cash	14,121
Proceeds from term loan borrowings - current	50,000
Proceeds from term loan borrowings - long-term	1,243,490
—

(ee)                            Reflects the elimination of both Constellation and BRL Hardy’s Investments and Equity in Earnings of Joint Ventures due to the consolidation of Pacific Wine Partners.

(ff)                                Reflects the elimination of BRL Hardy’s stockholders’ equity.

(gg)                          Reflects the elimination of sales and cost of product sold from BRL Hardy to Pacific Wine Partners of US$13.4 million and US$5.3 million for the nine months ended 30 November 2002 and the twelve months ended 28 February 2002, respectively, and the elimination of revenues for crush, wine production, bottling and storage services provided by Pacific Wine Partners to Constellation of US$3.2 million and US$3.7 million for the nine months ended 30 November 2002 and the twelve months ended 28 February 2002, respectively.

(hh)                          Reflects the elimination of sales of grapes and concentrate of US$0.7 million and US$1.3 million from Constellation to Pacific Wine Partners for the nine months ended 30 November 2002 and the twelve months ended 28 February 2002, respectively, and the elimination of charges for other administrative services of US$1.2 million and US$0.5 million provided by Constellation to Pacific Wine Partners for the nine months ended 30 November 2002 and the twelve months ended 28 February 2002, respectively.

(ii)                                  Reflects the elimination of a gain of US$4.3 million recognized by Constellation on the sale of assets and contribution of assets in conjunction with the formation of the Pacific Wine Partners joint venture.

(jj)                                  Reflects the elimination of stock compensation expense recognized in accordance with FASB Interpretations No. 44 (“FIN No. 44”), “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)”, recorded by Pacific Wine Partners for Constellation and BRL Hardy options granted to employees of Pacific Wine Partners, previously considered non-employees under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, resulting in fair value measurement in accordance with FIN No. 44.

(kk)                            Reflects the additional interest expense incurred on the debt to finance the acquisition. The overall weighted average historical interest rate was 5.41% and 7.55% for the nine months ended 30 November 2002 and the twelve months ended 28 February 2002, respectively.

(ll)                                  Reflects the elimination of BRL Hardy’s interest expense due to the repayment of BRL Hardy’s debt.

(mm)                      Reflects the adjusted depreciation expense related to the acquired property, plant and equipment of BRL Hardy on the assumption that the acquisition had taken place at the beginning of the relevant financial period.  These assets have been restated at their estimated fair values and depreciated using Constellation’s depreciation methods over the remaining useful lives of the assets.

(nn)                          Reflects the tax effect of the pro forma adjustments using Constellation’s historical tax rate of 39.3% for the nine months ended 30 November 2002 and 40.0% for the twelve months ended 28 February 2002.

(oo)                          Does not reflect nonrecurring charges for BRL Hardy’s compensation expense of US$16.7 million associated with the consideration paid for the cancellation of stock options or for Constellation’s loss on early extinguishment of debt of US$37.8 million under Constellation’s previously existing credit agreement.

(pp)                          Includes the election by BRL Hardy shareholders to receive the maximum Scrip Consideration of 15,000,000 shares.

Risk Factors

Section 6

BRL Shareholders may, at their Election, receive Constellation Scrip as all or part of the consideration for their BRL Shares (see Section 1 and the Share Scheme in Section 13). The financial performance and operations of Constellation’s business, the value of Constellation Scrip and the amount and timing of any dividends that Constellation pays, will be influenced by a range of factors. Many of these factors are beyond the control of Constellation.

The risks and uncertainties described below are not the only ones that may affect Constellation’s business or the value of Constellation Scrip. Additional risks and uncertainties not presently known to Constellation or that Constellation currently believes to be immaterial may also adversely affect Constellation’s business and operations or your investment in Constellation Scrip.  If any of the matters included in the following risks were to occur, Constellation’s business, financial condition, results of operations, cash flows or prospects, or the value of your Constellation Scrip, could be materially adversely affected.

6.1                               Risks relating to Constellation’s business

(a)               Constellation’s indebtedness could have a material adverse effect on its financial health

Constellation has incurred substantial indebtedness to finance its acquisitions, will incur substantial additional indebtedness to finance the Merger, and may incur further substantial indebtedness in the future to finance other acquisitions or for other purposes.

Constellation’s ability to satisfy its financial obligations under its indebtedness outstanding from time to time will depend upon Constellation’s future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond Constellation’s control. Therefore, there can be no assurance that Constellation’s cash flow from operations will be sufficient to meet all of its debt service requirements and to fund its capital expenditure requirements.

Constellation’s current and future debt service obligations and covenants could have important consequences. Such consequences include, or may include, the following:

•                       Constellation’s ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

•                       a significant portion of Constellation’s cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations, expansion or distributions;

•                       Constellation is subject to restrictive covenants that could limit its ability to conduct its business; and

•                       Constellation may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures.

The restrictive covenants included in Constellation’s existing and new senior credit facilities, the Bridging Facility and its indentures include, among others, restrictions in relation to additional borrowings, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The senior credit facility and the Bridging Facility also contain restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit Constellation’s ability to conduct business. A failure to comply with the obligations contained in the senior credit facility, the Bridging Facility, its indentures or in follow-on financings could result in an event of default under such agreements, which could require Constellation to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

(b)              The termination or non-renewal of imported beer distribution agreements could have a material adverse effect on Constellation’s business

All of Constellation’s imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products and are subject to renewal from time to time. Constellation’s agreements to distribute Corona Extra and its other Mexican beer brands in 25 primarily Western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier’s consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if Constellation fails to meet certain performance criteria. Constellation believes that it is currently in compliance with all of its material imported beer distribution agreements.

From time to time, Constellation has failed, and may in the future fail, to satisfy certain performance criteria in Constellation’s distribution agreements. It is possible that Constellation’s beer distribution agreements may not be renewed or may be terminated prior to expiration.

(c)              Competition could have a Material Adverse Effect on Constellation’s Business

Constellation is in a highly competitive industry and the dollar amount and unit volume of its sales could be negatively affected by its inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of Constellation’s wholesale customers, retailers or consumers to purchase competitive products instead of Constellation’s products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of Constellation’s products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, Constellation’s products. Constellation could also experience higher than expected selling, general and administrative expenses if Constellation finds it necessary to increase the number of its personnel or advertising or promotional expenditures to maintain its competitive position or for other reasons.

(d)              Increase in Excise Taxes and of Governmental Regulations could have a Material Adverse Effect on Constellation’s Business

In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The U.S. federal alcohol authority and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labelling, advertising and relations with wholesalers and retailers. Certain federal and state regulations also require warning labels and signage. In addition, after the Merger, some of Constellation’s operations will become further subject to the laws and regulations applicable to the beverage alcohol industry in Australia and other applicable Australian laws and regulations.  In the United Kingdom, Constellation carries on its operations under a Customs and Excise Licence. Licences are required for all premises where wine is produced. Constellation holds a licence to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. Increases in excise taxes on beverage alcohol products in the United States or the United Kingdom, if enacted, could materially adversely effect Constellation’s financial condition or results of operations. New or revised regulations or increased licensing fees and requirements could also have a material adverse effect on Constellation’s financial condition or results of operations.

(e)              Constellation relies on the Performance of Wholesale Distributors for the Success of its Business

In the United States, Constellation sells its products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of Constellation’s major wholesalers or Constellation’s inability to collect accounts receivable from Constellation’s major wholesalers could materially adversely affect Constellation’s results of operations and financial condition. Distribution channels for beverage alcohol products have been characterised in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of Constellation’s products offer products which compete directly with Constellation’s products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of Constellation’s competitors. In the future, Constellation’s wholesalers and retailers may not continue to purchase Constellation’s products or provide Constellation’s products with adequate levels of promotional support.

(f)                Constellation’s Business could be Adversely Affected by a General Decline in the Consumption of Products Constellation Sells

In the United States, notwithstanding the fact that there have been modest increases in consumption of beverage alcohol in the most recent few years, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. A general decline in consumption could be caused by a variety of factors, including:

•                       a general decline in economic conditions;

•                       increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•                       a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

•                       the increased activity of anti-alcohol consumer groups; and

•                       increased federal and state excise taxes.

(g)             Constellation generally does not have Long-Term Supply Contracts and Constellation is subject to Substantial Price Fluctuations for Grapes and Grape-Related Materials; Constellation has a Limited Group of Suppliers of Glass Bottles

Constellation’s business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, and alcohol and packaging materials from third-party suppliers. Constellation could experience raw material supply, production or shipment difficulties that could adversely affect Constellation’s ability to supply goods to its customers. Constellation is also directly affected by increases in the costs of such raw materials. In the past, Constellation has experienced dramatic increases in the cost of grapes. Although Constellation believes it has adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, Constellation could experience shortages. In addition, one of Constellation’s largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of Constellation’s glass bottle suppliers to satisfy its requirements could adversely affect Constellation’s business.

(h)             Constellation has a Material Amount of Goodwill, and if Constellation is required to Write Down Goodwill Due to Impairment, it would reduce Constellation’s Net Income, which in turn could materially adversely affect Constellation’s results of operations

Approximately US$721.1 million (net of accumulated amortisation), or 21.6%, of Constellation’s total assets as of 30 November 2002, represented unamortised goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. Constellation was required to record goodwill as an intangible asset on the balance sheet and to amortise it over a period of years. Constellation has historically amortised goodwill on a straight-line basis over a period of 40 years.  However, on 20 July 2001, the U.S. Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 became effective for acquisitions occurring on or after 1 July 2001 and was adopted by Constellation on 1 March 2002, for acquisitions that occurred prior to 1 July 2001. SFAS No. 142 results in goodwill no longer being amortised. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in Constellation’s net income caused by a write-down of goodwill could materially adversely affect Constellation’s results of operations and the trading value of Constellation Scrip.

(i)                Currency Rate Fluctuations/Cross Border Operations

Constellation has operations in several different countries and, therefore, Constellation and the holders of Constellation Scrip are subject to risks associated with currency fluctuations. Constellation could experience changes in its ability to obtain or hedge against fluctuations in exchange rates.  Constellation could also be affected by nationalisations or unstable governments or legal systems or intergovernmental disputes. These currency, economic and political uncertainties may affect Constellation’s results, especially to the extent these matters, or the decisions, policies or economic strength of Constellation’s suppliers, affect Constellation’s global operations.  The Merger will significantly increase Constellation’s exposure to currency fluctuations.

(j)                Constellation’s Acquisition or Joint Venture Strategies may not be successful

The Merger will be the latest in a series of significant mergers and acquisitions by Constellation in the past five years.  Constellation may also, from time to time, acquire additional businesses, assets or securities of companies that Constellation believes would provide a strategic fit with its business. The operations of acquired or merged businesses will need to be integrated with Constellation’s existing operations. There can be no assurance that Constellation will effectively assimilate the business or product offerings of acquired companies into its business or product offerings. Acquisitions are accompanied by risks such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Acquisitions are also subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to Constellation’s business and the diversion of management time and attention. Constellation may also enter into new joint ventures. There is the risk that any joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or Constellation. There is also risk that Constellation’s joint venture partners may be unable to meet their economic or other obligations and that Constellation may be required to fulfill those obligations alone. Constellation’s failure or the failure of an entity in which Constellation has a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on Constellation’s financial condition or results of operations.

6.2                               Risks relating to the Merger and investing in Constellation Scrip

(a)              Constellation and BRL Hardy may not integrate successfully or within the time period that is currently anticipated

Following the acquisition of BRL Hardy, Constellation currently intends, to the extent possible, to integrate its operations and those of BRL Hardy. Constellation’s goal in integrating these operations is to increase revenues and earnings and achieve cost savings through synergies as well as consolidation and enhanced growth opportunities.  The combination of Constellation and BRL Hardy would involve the integration of companies that have previously operated independently.  As a result, the transaction will present challenges to management, including the integration of the operations, systems, technologies and personnel of Constellation and BRL Hardy, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention, operational interruptions and the possible loss of key employees, customers or suppliers.  The fact that BRL Hardy’s operations are in a number of different countries may further complicate the integration process.  The difficulties Constellation management encounters in the transition and integration processes could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company.

Constellation may fail to successfully complete the necessary integration of Constellation and BRL Hardy or realise the anticipated benefits of integration. Actual cost savings and synergies may or may not be achieved and may take more time to be achieved than is presently contemplated.

(b)              Changes in the value of Constellation Scrip may affect the value of your consideration

In addition to cash, BRL Shareholders may, at their Election, receive Scrip Consideration. If BRL Shareholders elect to receive any Scrip Consideration as part of the Share Scheme

Consideration, the specific dollar value of the consideration BRL Shareholders receive will depend upon the market price of Constellation Shares at the time BRL Shareholders receive their consideration. If the market price of Constellation Shares increases or decreases, the market value of the Scrip Consideration BRL Shareholders receive under the Share Scheme will correspondingly increase or decrease. The market value of Constellation Shares at the time at which they are received by BRL Shareholders may vary significantly from their market value on the date of their approval of the Share Scheme or the date on which the Election is required to be received. Many of the factors that affect the market price of Constellation Shares are beyond the control of Constellation. BRL Shareholders are encouraged to obtain current market quotations for Constellation Shares.

(c)              Constellation CDIs trading on the ASX may have lower liquidity than BRL Shares currently trading on the ASX and Constellation Shares trading on the NYSE

BRL Shareholders who vote in favour of the Share Scheme and elect to receive Scrip Consideration which is paid in the form of Constellation CDIs should be aware that the level of trading activity of Constellation CDIs on the ASX may be less than the historical level of trading activity in BRL Shares on the ASX and less than the level of trading activity in Constellation Shares on the NYSE.  In addition, the trading value on the ASX of the number of Constellation CDIs representing one Constellation Share may be less than or greater than the Australian dollar equivalent of the trading value on the NYSE of a Constellation Share.

(d)              Volatility of price of Constellation Scrip

The price of Constellation Scrip may be volatile due to the factors described in this Section 6 and other factors, some of which are beyond Constellation’s control including, but not limited to, operating results that vary from the expectations of securities analysts and investors; changes in expectations as to Constellation’s future financial performance, including financial estimates by securities analysts and investors; changes in market valuations of other beverage alcohol companies; announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Constellation or its competitors; and future issues of Constellation debt or equity securities.  Exchange rate movements may affect the value and/or the price of, and income from, Constellation Scrip. In addition, stock markets in general have experienced volatility that has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may materially adversely affect the trading price of the Constellation Scrip, regardless of Constellation’s actual operating performance.

Information concerning the consideration to be provided under the Schemes

Section 7

7.1                               Nature of securities offered

Under the terms of the Share Scheme, BRL Shareholders may elect to receive the Scrip Consideration as all or part of the consideration for their BRL Shares.

Details of these securities are set out in Sections 7.2 and 7.3.

7.2                               Information about and rights attaching to Constellation CDIs

(a)              Constellation CDIs as consideration

Constellation CDIs are the form in which Constellation Shares will be able to be traded on the ASX following the applications referred to in Section 11.14.

Settlement of trading of quoted securities on the ASX market takes place on CHESS, which is the ASX’s electronic transfer and settlement system. CHESS allows for and requires the transfer and settlement of transactions in securities quoted on the ASX to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings which are quoted on the ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers which occur on CHESS.

It is not possible for Constellation Shares to be settled electronically in or held in CHESS. However, Constellation CDIs represent a beneficial interest in Constellation Shares which can be traded electronically in CHESS and therefore facilitate trading in Australia on the ASX.

Constellation shares issued under the Share Scheme (other than to the U.S. Scheme Shareholders or Foreign Scheme Shareholders) will be issued by Constellation to CHESS Depositary Nominees Pty Limited (“CDN”), a wholly owned subsidiary of the ASX, to hold as depositary entity. These will be registered in the name of CDN which will hold the legal title to such Constellation Shares on trust for the benefit of such BRL Shareholders.

Constellation intends that the ratio of Constellation Shares to Constellation CDIs be set so that each underlying Constellation Share is represented by 10 Constellation CDIs.  At this ratio, which is subject to the approval of the ASX, 10 Constellation CDIs will be convertible into 1 Constellation Share.

(b)              Overview of CDIs

CDIs are units of beneficial ownership in securities, the legal title to the securities being held by an Australian depositary entity. Where CDIs are issued, CDN will be registered as the legal owner of Constellation Shares holding on behalf of, and for the benefit of, the Constellation CDI holders.

The main difference between holding CDIs and holding shares is that the holder of CDIs has beneficial ownership of the underlying shares in Constellation instead of legal title.  CDI holders are entitled to all economic benefits of direct share ownership, including the right to receive any dividends, rights and bonus issues.  CDI holders will receive notices of general meetings and are able to attend if they wish.  They will be able to direct the depositary to cast proxy votes in accordance with their directions.  To vote personally, a holder would need to convert their CDIs into the underlying Constellation Shares as described in Section 7.2(d) below.

Holders of Constellation CDIs will be able to transfer and settle transactions electronically on the ASX in CHESS.

Constellation will operate a stock ledger of Constellation Shares and Constellation B Shares, an uncertificated issuer sponsored subregister of Constellation CDIs and an uncertificated CHESS subregister of Constellation CDIs. The stock ledger will be the register of legal title and the two uncertificated Constellation CDI subregisters combined will make up the register of beneficial title (with the stock ledger reflecting the record ownership by CDN of the Constellation Shares underlying the CDIs recorded in the two uncertificated Constellation CDI subregisters).

A Constellation CDI holder will receive a holding statement rather than a share certificate. The holding statement sets out the number of Constellation CDIs issued to (or subsequently transferred to or by) each holder. The holding statement will also advise the holder of the holder reference number of their holding. A holding statement will be provided to holders on a periodic basis if there is a change in their holding of Constellation CDIs.

(c)              Trading in Constellation CDIs

Following the applications referred to in Section 11.14, Constellation CDIs will trade on the ASX but they will not trade on the NYSE or any other exchange.

Constellation Shares trade on the NYSE but will not trade on the ASX.

Constellation CDI holders can trade the Constellation Shares represented by their Constellation CDIs on the NYSE by first converting their Constellation CDIs to certificated Constellation Shares (see Section 7.2(d) below). Once the Constellation CDIs have been converted, the holder is able to trade its Constellation Shares on the NYSE.

(d)              Converting from a Constellation CDI to a certificated Constellation Share

Holders of Constellation CDIs may at any time convert their Constellation CDIs (in multiples of 10) to certificated Constellation Shares by contacting Constellation’s Australian share registry either:

•                       directly in the case of Constellation CDIs on the issuer sponsored sub-register operated by Constellation. Holders will be provided by Constellation’s Australian share registry with the applicable request form for completion and return; or

•                       through their Controlling Participant (generally a stock broker) in the case of Constellation CDIs which are sponsored on the CHESS subregister. In this case the Controlling Participant will arrange for completion of the applicable request form.

In both cases, once Constellation’s Australian share registry has received the applicable request form, advice will be given to Constellation’s tranfer agent for the shares to be registered in accordance with the instructions in the request form.

It is expected that this process will take approximately 2 to 3 business days to complete, following the initial conversion request being made, although no guarantee can be given about the time for conversion to take place. No trading of Constellation Shares on the exchanges on which Constellation Shares are listed can take place until the share register entries, referred to above, have been completed.

Similarly, Constellation Shares can be transferred to CDN in exchange for the issue of Constellation CDIs.

It is likely that the transaction costs for Australian residents associated with trading Constellation Shares on the NYSE will be higher than the transaction costs associated with trading Constellation CDIs on the ASX.

(e)              Dividends, Rights and Other Shareholder Entitlements

Under the SCH Business Rules, Constellation is required to treat holders of Constellation CDIs as if they are holders of the underlying Constellation Shares.

The SCH Business Rules require that all economic benefits such as dividends, bonus issues, rights issues or similar corporate actions flow through to CDI holders as if they were the legal owners of the underlying securities.

Any cash dividends or distributions made in a currency other than Australian dollars will be converted and paid to Constellation CDI holders, in Australian dollars by Constellation’s Australian share registry, as agent for CDN.

(f)                Attendance at Meetings - Voting Entitlements

As holders of Constellation CDIs are not the legal owners of the underlying Constellation Shares, holders of Constellation CDIs are entitled to attend Constellation Shareholder meetings but they are not entitled to vote. Only CDN, which holds legal title to the Constellation Shares underlying the Constellation CDIs, is entitled to vote the Constellation Shares at the instruction of the holder of the Constellation CDIs.

Voting rights may only be exercised by a holder of Constellation CDIs by either directing CDN to vote in a particular manner or by converting the CDIs to Constellation Shares.  Persons holding CDIs must convert them into the underlying securities in sufficient time before the record date for the meeting to enable them to vote personally.

(g)             Takeovers

The SCH Business Rules prohibit CDN from accepting a takeover offer in respect of Constellation Shares which it holds on behalf of a holder of Constellation CDIs unless the CDI holder directs CDN to accept the offer.

It is CDN’s responsibility to ensure that the bidder processes such acceptances from the holders of Constellation CDIs.

(h)             Communication with Constellation CDI Holders

Constellation’s Australian share registry will have access to the registration details and holding balances of each Constellation CDI holding. This will enable Constellation to communicate with the holders of Constellation CDIs when processing corporate actions, such as dividends, bonus issues and rights issues and when sending notices and announcements from Constellation, such as Constellation’s annual report.

(i)                Further Information

Further information in relation to Constellation CDIs and the matters referred to above may be obtained by calling 1300 556 161 or any stockbroker.

7.3                               Description of Constellation capital stock

The following is a summary of the material terms of the capital stock of Constellation and its restated certificate of incorporation and by-laws.  It also summarises relevant provisions of the Delaware General Corporation Law, which is referred to as Delaware law.  Since the terms of the restated certificate of incorporation, by-laws and Delaware law are more detailed than the general information provided below, you should rely on the actual provisions of those documents and Delaware law. The following summary of the capital stock of Constellation is subject in all respects to applicable Delaware law, Constellation’s restated certificate of incorporation and by-laws.  If you would like to read Constellation’s restated certificate of incorporation or by-laws, these documents are available for inspection at BRL Hardy’s registered office and are on file with the U.S. SEC, as described in Section 3.1.  Additional information regarding the capital stock of Constellation is contained in Section 7.4 below.

Authorized Capital Stock

The total number of shares which Constellation has the authority to issue is 306,000,000.  The authorized capital stock consists of:

•                      275,000,000 Constellation Shares, par value US$0.01 per share;

•                      30,000,000 Constellation B Shares, par value US$0.01 per share; and

•                      1,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The rights of the holders of Constellation Shares and Constellation B Shares are identical except for voting, dividends and conversion rights.

Voting Rights

Holders of Constellation Shares, voting as a class, have the right to elect one fourth of the members (rounded to the next higher whole number if not evenly divisible by four) of the board of directors to be elected at a meeting of stockholders.  Holders of Constellation B Shares, voting as a class, have the right to elect the remaining directors.  If the number of outstanding Constellation B Shares is less than 12 1/2% of the aggregate number of outstanding Constellation Shares and Constellation B Shares, the holders of Constellation Shares will also become entitled to participate in the election of the remaining directors that would otherwise be elected solely by the holders of Constellation B Shares, and would vote together as a single class with holders of Constellation B Shares.  In this instance, holders of Constellation Shares are entitled to one vote per share and holders of Constellation B Shares are entitled to ten votes per share.  In the event that Constellation Shares (including shares represented by Constellation CDIs) representing the Scrip Consideration Cap are issued in connection with the Share Scheme, the number of outstanding Constellation B Shares will no longer represent 12 1/2% of the aggregate number of outstanding Constellation Shares and Constellation B Shares and, under such circumstances, the directors who are not elected by the holders of Constellation Shares voting as a separate class will be elected by the holders of Constellation Shares and Constellation B Shares voting together as a single class, with holders of Constellation Shares having one vote per share and holders of Constellation B Shares having ten votes per share.

On all other matters submitted to a vote of the stockholders, the holders of Constellation Shares and Constellation B Shares vote together as a single class, except where a separate class vote is required under Delaware law.  Holders of Constellation Shares are entitled to one vote per share whereas holders of Constellation B Shares are entitled to ten votes per share.  There is no cumulative voting of either class of common stock.

Dividends

Constellation’s board of directors  may declare a dividend on either class of Constellation’s common stock or on both classes.  However, Constellation’s board of directors may declare cash dividends payable to:

•                      only the holders of Constellation Shares; or

•                      the holders of Constellation Shares and Constellation B Shares,

but not only to the holders of Constellation B Shares.

If Constellation pays a cash dividend on Constellation B Shares, each Constellation Share will receive a cash dividend at least 10% greater than the amount of the cash dividend per share paid on Constellation B Shares.

Conversion

Each Constellation B Share is convertible into one fully paid and non-assessable Constellation Share at the option of the holder at any time.  Constellation Shares are not convertible into or exchangeable for Constellation B Shares or any of Constellation’s other securities.

Liquidation

In the event of a dissolution of Constellation, holders of Constellation Shares and Constellation B Shares will be treated as a single class with identical rights, and will share ratably in the distribution of assets that remain after Constellation pays all of its liabilities and satisfies its obligations to the holders of any outstanding preferred stock.

Preferred Stock

The board of directors is authorized to issue shares of preferred stock at any time, without stockholder approval.  It has the authority to determine all aspects of those shares, including the following:

•                      the designation of the class or series and the number of shares;

•                      the voting rights, if any;

•       the dividend rate and preferences, if any, which that series of preferred stock will have compared to any other class or series of capital stock of Constellation;

•                      the redemption price or prices and the other terms of redemption, if any, applicable to that series;

•                      the voluntary and involuntary liquidation rights and amounts payable upon liquidation;

•                      sinking fund provisions if any;

•                      the conversion or exchange privileges, if any, applicable to that series;

•                      any limitations or restrictions on Constellation’s ability to declare dividends on other shares of capital stock;

•                      any conditions or restrictions on the creation of indebtedness or the issuance of other shares of capital stock;

•                      the ranking; and

•                      any other powers, rights and preferences.

Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Constellation Shares and Constellation B Shares or for other corporate purposes.  Voting rights of holders of preferred shares could adversely affect the voting power of holders of Constellation Shares and Constellation B Shares holders and could have the effect of delaying, deferring or impeding a change of control of Constellation.  This could protect the continuity of Constellation’s management and possibly deprive stockholders of an opportunity to sell their Constellation Shares and Constellation B Shares at prices higher than the prevailing market prices.

7.4                               Rights Attaching to Constellation Shares

Constellation is incorporated in the United States under the laws of the State of Delaware, whereas BRL Hardy is incorporated under the laws of South Australia and is subject to the Corporations Act and the laws of Australia. If the Share Scheme is approved, BRL Shareholders, whose rights are currently governed by the laws of Australia and the constitution of BRL Hardy, will, upon implementation of the Share Scheme, become holders of Constellation Shares (or Constellation CDIs) if they elect Scrip Consideration, and their rights as such will be primarily governed by Delaware law, the U.S. Federal securities laws, the listing rules of the NYSE and Constellation’s restated certificate of incorporation and by-laws.

The rights of the holders of Constellation Shares are summarised below.

The summary of the rights of holders of Constellation Shares below does not contain all the information that may be important to you and is qualified in its entirety by reference to Delaware law, the U.S. Federal securities laws, and the governing corporate documents of Constellation.

Amendment of restated certificate of incorporation and by-laws

Under Delaware law, Constellation’s restated certificate of incorporation may generally be amended if Constellation’s board of directors adopts a resolution regarding an amendment and the amendment is approved by the holders of a majority of the outstanding voting stock.  Constellation’s bylaws may be amended by Constellation’s board of directors, but Constellation’s stockholders may also amend the by-laws or repeal amendments to the bylaws made by the board of directors.

Voting

The holders of Constellation Shares and Constellation B Shares have the following rights:

•                      The holders of Constellation Shares and Constellation B Shares are entitled to vote as separate classes on all matters as to which a class vote is now, or hereafter may be, required by law.  Delaware law requires voting by separate classes only with respect to certificate of incorporation amendments that adversely affect the holders of those classes or (with some exceptions that would apply with respect to an increase or decrease in the number of authorised shares) that increase or decrease the aggregate number of authorised shares or the par value of the shares of any of those classes.

•                      The number of authorised Constellation Shares and/or Constellation B Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the majority vote of all Constellation Shares and Constellation B Shares voting as a single class, provided that the holders of Constellation Shares will have one vote per share and the holders of Constellation B Shares will have ten votes per share.

•                      At every meeting of stockholders called for the election of directors, the holders of Constellation Shares, voting as a class, are entitled to elect one-fourth of the number of directors to be elected at the meeting (rounded, if the total number of directors to be elected at this meeting is not evenly divisible by four, to the next higher whole number), and the holders of Constellation B Shares, voting as a class, are entitled to elect the remaining number of directors to be elected at such meeting.  Irrespective of the foregoing, if the number of outstanding Constellation B Shares is less than 12 1/2% of the total number of outstanding Constellation Shares and Constellation B Shares, then the holders of Constellation Shares are entitled to elect one-fourth of the number of directors to be elected at the meeting (rounded, if the total number of directors to be elected at the meeting is not evenly divisible by four, to the next higher whole number) and are entitled to participate with the holders of Constellation B Shares voting as a single class in the election of the remaining number of directors to be elected at the meeting, provided that the holders of Constellation Shares shall have one vote per share and the holders of Constellation B Shares will have ten votes per share.  In the event that Constellation Shares (including shares represented by Constellation CDIs) representing the Scrip Consideration Cap are issued in connection with the Share Scheme, the number of outstanding Constellation B Shares will no longer represent 12 1/2% of the aggregate number of outstanding Constellation Shares and Constellation B Shares and, under such circumstances, the directors who are not elected by the holders of Constellation Shares voting as a separate class will be elected by the holders of Constellation Shares and Constellation B Shares voting together as a single class, with holders of Constellation Shares having one vote per share and holders of Constellation B shares having ten votes per share.  If, during the interval between annual meetings for the election of directors, the number of directors who have been elected by either the holders of Constellation Shares or Constellation B Shares will, by reason of resignation, death, retirement, disqualification or removal, be reduced, the vacancy or vacancies in directors so created may be filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.  Any director so elected by the remaining directors to fill any of these vacancies may be removed from office by the vote of the holders of a majority of Constellation Shares and Constellation B Shares voting as a single class, provided that the holders of Constellation Shares will have one vote per share and the holders of Constellation B Shares will have 10 votes per share.

•                      The holders of Constellation Shares and Constellation B Shares, in all matters not specified above, vote together as a single class, provided that the holders of Constellation Shares will have one vote per share and the holders of Constellation B Shares will have 10 votes per share.

•                      There is no cumulative voting of either class of common stock.

•                      Based on stockholdings and the outstanding number of Constellation Shares and Constellation B Shares as of 31 January 2003 and assuming the issuance of the maximum number of Constellation Shares issuable pursuant to the Share Scheme, the Sands family would have the ability to vote approximately 55% of the votes cast by the holders of Constellation’s outstanding capital stock, voting as a single class. Accordingly, the Sands family generally has sufficient voting power to determine the outcome of any corporate transaction or other matters submitted to Constellation’s stockholders for approval. See Section 7.6 of this Scheme Booklet.

Dividends

Constellation’s board of directors may declare a dividend on either class of its common stock or on both classes.  However, Constellation’s board of directors may declare cash dividends payable to:

•                      only the holders of Constellation Shares; or

•                      the holders of Constellation Shares and Constellation B Shares,

but not only to the holders of Constellation B Shares.

If Constellation pays a cash dividend on Constellation B Shares, each Constellation Share will receive a cash dividend at least 10% greater than the amount of the cash dividend per share paid on Constellation B Shares.

Directors: qualification and number of directors

Constellation’s by-laws state that Constellation’s board is to consist of one or more members.  The number of directors is determined from time to time by resolution of the board of directors.  Directors are elected at the annual meeting of stockholders. Directors hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.  Directors need not be stockholders.  As of the date of this document, Constellation has seven directors.

Removal of directors and filling of vacancies

Any of Constellation’s directors may resign at any time upon written notice to Constellation.

Vacancies on Constellation’s board of directors resulting from death, resignation or otherwise (including newly created directorships resulting from an increase in the number of directors), may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, for the unexpired portion of the term of the director whose office is vacant, and until the election of a successor. Any director so elected by the remaining directors to fill any vacancy may be removed from office by vote of a majority of Constellation Shares and Constellation B Shares, voting together as a single class.

Quorum requirements

The presence, in person or by proxy, of the holders of shares of capital stock entitled to cast a majority of the votes that could be cast at the meeting by the holders of all of the outstanding shares of capital stock entitled to vote at the meeting constitutes a quorum.

Calling of stockholders meetings and notice required

Special meetings of Constellation’s stockholders for any purpose or purposes may be called at any time by the board of directors, or by a committee of the board of directors which has been duly designated by the board of directors, and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call special meetings.  Special meetings may not be called by any other person or persons.

Written notice of the meeting shall be given stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at their address as it appears on the records of Constellation.

Stockholder action without a meeting

Constellation’s stockholders may consent in writing without a meeting to the taking of any action that is required to be or may be taken at any annual or special meeting as long as written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorise or to take this action if the actual meeting took place.

Delaware law provides that stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors. However, if this consent is less than unanimous, this action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of this action are vacant and are filled by this action.

Corporate governance

Constellation’s board of directors has adopted corporate governance guidelines that address:

•                      selection of directors;

•                      operation of the board;

•                      composition and operation of standing audit, corporate governance and human resource committees;

•                      interaction with management; and

•                      evaluation of the board.

Business of the annual stockholders meeting

Constellation will hold an annual stockholders meeting in each year at such place and on such date and at such time as Constellation’s board of directors designates by resolution, for the purpose of electing directors and transacting any other business as may properly be brought before the meeting.

Vote required for extraordinary corporate transaction

Delaware law provides that:

•                      A domestic corporation may change its corporate name by amending its certificate of incorporation. The board of directors must adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting or directing that the amendment proposed be considered at the next annual meeting of stockholders.  The amendment will be adopted if it receives the affirmative vote of a majority of the outstanding stock entitled to vote at the annual or special meeting, and a majority of the outstanding stock of each class entitled to vote as a class, if applicable.

•                      A corporation may, by resolution of its board of directors, reduce its capital in any of four ways enumerated by Delaware law.

•                      A domestic corporation may convert to a limited liability company, limited partnership or business trust of Delaware if the board of directors adopts a resolution approving the conversion, specifying the type of entity into which the corporation will be converted and recommending the approval of the conversion by the stockholders of the corporation. This resolution must be submitted to the stockholders of the corporation at an annual or special meeting and must be approved by the holders of all outstanding shares of stock of the corporation, whether voting or non-voting.

•                      To dissolve a corporation, the board must adopt a resolution deeming it advisable that the corporation be dissolved.  The resolution must be adopted by a majority of the entire board at any meeting called for that purpose.  The proposed dissolution must receive the affirmative vote of the majority of the outstanding stock of the corporation entitled to vote at the stockholder meeting at which the proposed dissolution is presented.  Dissolution of the corporation may also be authorised without action of the directors if all the stockholders entitled to vote on the dissolution consent in writing and a certificate of dissolution is filed with the Secretary of State.

Provisions affecting business combinations including mergers

Delaware law generally provides that any person that acquires 15% or more of a corporation’s voting stock may not engage in any business combination for three years following the time the stockholder became an interested stockholder unless:

•                      the board of directors of the corporation has approved, prior to the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•                      upon consummation of the transaction, the transaction resulted in the person owning at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•                      the business combination is approved by the board of directors and authorised by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by these provisions of Delaware law.  The amendment will be effective twelve months thereafter.

Delaware law requires approval of mergers or consolidations by a majority of the outstanding voting stock, unless the corporation’s certificate of incorporation specifies a different percentage.  Neither Constellation’s restated certificate of incorporation nor Constellation’s by-laws contain a provision electing not to be governed by these provisions of Delaware law.

The Sands family controls a majority of the total votes entitled to be cast by the holders of Constellation’s capital stock and, accordingly generally has, sufficient voting power to determine the outcome of any corporate transaction or other matters submitted to Constellation’s stockholders for approval.  See Section 7.6 of this Scheme Booklet.

Right to inspect corporate books and records

Constellation’s restated certificate of incorporation is on file with the Secretary of State of Delaware and the U.S. SEC.  Constellation’s by-laws are on file with the U.S. SEC.

Delaware law provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, stockholder list and its other books and records and to make copies or extracts therefrom.  If the corporation refuses to permit the stockholder’s inspection or does not reply to the stockholder’s written demand within five (5) business days, the stockholder may seek remedy in the Delaware Court of Chancery.

Right to inspect the stockholder list

Delaware law and Constellation’s by-laws provide that for every stockholder meeting, a complete list of the stockholders entitled to vote at the meeting must be made and be open to examination of any stockholder during ordinary business hours for at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the offices of the transfer agent.

Delaware law provides that the stockholder list may also be made available on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting.  The list must be produced at the meeting and be subject at all times during the meeting to the inspection of any stockholder present.

Derivative action and shareholder class action suits

Under Delaware common law, a stockholder may bring a derivative action on behalf of the corporation where those in control of the corporation have refused to assert a claim belonging to the corporation (and to the stockholder collectively).

Under Delaware law, a stockholder who wishes to bring a derivative suit must meet certain eligibility and standing requirements, including requirements that the plaintiff has been a stockholder of the corporation at the time of the act of which he complains and that he maintains his status as a stockholder throughout the course of the litigation.  In addition, a derivative plaintiff must make a demand on the directors of the corporation to assert the corporate claim, unless that demand would be futile.

Settlement or dismissal of a derivative action requires the approval of the Court and notice to stockholders of the proposed dismissal.

Indemnification of officers and directors

Delaware law provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably (other than in an action by or in the right of the corporation) incurred by such individual, provided the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful.  For actions or suits brought by or in the name of the corporation, a corporation may indemnify a director, or officer, employee or agent against expenses incurred if the individual acted in good faith and in manner the individual reasonably believed to be in or not opposed to the best interests of the corporation, except that if the individual is adjudged to be liable to the corporation, the individual can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, the individual is fairly and reasonably entitled to indemnity.

Constellation’s restated certificate of incorporation provides that it will indemnify each director and officer to the fullest extent permitted by law.

However, with respect to proceedings to enforce rights to indemnification, Constellation is required to indemnify any indemnitee in connection with a proceeding (or part thereof) initiated by an indemnitee only if the proceeding (or part thereof) was authorised by the board of directors of Constellation.

Fiduciary duties and directors’ liability

Delaware law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, the provision may not eliminate or limit the liability of a director for:

•                      breach of the duty of loyalty;

•                      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                      unlawful payments of dividends, certain stock repurchases or redemptions; or

•                      any transaction from which the director derived an improper personal benefit.

Constellation’s restated certificate of incorporation contains a provision limiting the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except as restricted by Delaware law.

Transactions involving directors and officers

Delaware law provides that a contract or transaction between a corporation and one or more of its directors or officers will not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorises the contract or transaction, or solely because that director’s or officer’s votes are counted for this purpose, if:

•                      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorises the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; or

•                      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote on the matter, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

•                      the contract or transaction is fair as to the corporation as of the time it is authorised, approved or ratified, by the board of directors, a committee or the stockholders.

Delaware law further provides that interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorised the contract or transaction.

7.5                               Post-acquisition Capital Structure

As at 31 January 2003 78,583,491 Constellation Shares and 12,077,090 Constellation B Shares were issued and outstanding. In the event that the Share Scheme is implemented and BRL Shareholders elect to receive such number of Constellation Shares  (or Constellation CDIs) as is equal to the Scrip Consideration Cap, then under the Share Scheme, 15,000,000 additional Constellation Shares would be issued. Such shares would represent approximately 16.0% of the Constellation Shares then issued and outstanding, assuming no additional Constellation Shares are issued from 31 January 2003. In addition, assuming no additional issuances, such shares would have approximately 7.0% of the combined total voting power of the Constellation Shares and the Constellation B Shares.

7.6                               Constellation is controlled by the Sands Family

Constellation’s outstanding capital stock consists of Constellation Shares and Constellation B Shares. Holders of Constellation Shares are entitled to elect, as a class, one fourth of the members of Constellation’s board of directors.  Holders of Constellation B Shares are entitled to elect, as a class, the remaining directors, except that, if the number of outstanding Constellation B Shares is less than 12 1/2% of the aggregate number of outstanding Constellation Shares and Constellation B Shares, the holders of Constellation Shares and Constellation B Shares, as a single class, are entitled to elect such remaining directors.  On all matters where the holders of Constellation Shares and Constellation B Shares vote together as a single class (including the election of directors, if applicable), holders of Constellation Shares are entitled to one vote per share and holders of Constellation B Shares are entitled to ten votes per share.  Assuming the issuance in connection with the Share Scheme of Constellation Shares (including shares represented by Constellation CDIs) representing the Scrip Consideration Cap:

•                      the number of outstanding Constellation B Shares will no longer represent 12 1/2% of the aggregate number of outstanding Constellation Shares and Constellation B Shares and, accordingly, the directors who are not elected by the holders of Constellation Shares voting as a separate class will be elected by the holders of Constellation Shares and Constellation B Shares voting together as a single class, with holders of Constellation Shares having one vote per share and holders of Constellation B shares having ten votes per share;

•                      based on stockholdings and the outstanding number of Constellation Shares and Constellation B Shares as of 31 January 2003, the Sands family would beneficially own approximately 5%of the outstanding Constellation Shares (exclusive of Constellation Shares issuable pursuant to the conversion feature of Constellation B Shares owned by the Sands family) and approximately 94% of the outstanding Constellation B Shares; and

•                      on all matters other than the election of one-quarter of the directors by the holders of Constellation Shares as a separate class (and limited other matters where the holders of Constellation Shares are entitled to vote as a separate class), the Sands family would have had the ability to vote approximately 55% of the votes entitled to be cast by holders of Constellation’s outstanding capital stock.

Consequently, Constellation is essentially controlled by the Sands family and they would generally have sufficient voting power to elect a majority of the board of directors of Constellation and to determine the outcome of any corporate transaction or other matter submitted to Constellation’s stockholders for approval.

7.7                               Provision of Consideration

(a)              Cash Consideration and Option Scheme Consideration

The consideration due to Scheme Shareholders under the Share Scheme may be satisfied, in whole or in part, by the payment of cash.  In addition, Constellation Australia will lend to BRL Hardy an amount equal to the total cash consideration payable to Scheme Option Holders under the Option Scheme and to the holders of Non-Executive Options upon the cancellation of such Non-Executive Options (“Option Cancellation Loan”).

If all BRL Shareholders elect to receive the Cash Consideration, the total cash amount required to enable Constellation Australia to pay the Cash Consideration to Scheme Shareholders pursuant to the Share Scheme and to fund the Option Cancellation Loan is approximately $1,898 million (“Maximum Cash Requirement”).  In addition, Constellation Australia will on the Implementation Date, provide BRL Hardy with approximately $558.2 million as at 15 January 2003 in capital in the form of debt, equity or a combination thereof, to permit BRL Hardy to repay the BRL Hardy Debt.

The cash required to fund the Maximum Cash Requirement (to the extent necessary based on the Elections of the Scheme Shareholders) and the loan to satisfy the BRL Hardy Debt will be provided through a combination of the following:

•                       existing cash resources of Constellation;

•                       a portion of the aggregate US$1.6 billion Credit Facilities available under the 2003 Credit Agreement; and

•                       to the extent required, the US$450 million Bridging Facility  provided under the Bridge Agreement.

Constellation Australia will obtain the cash sum necessary to pay the Cash Consideration due to Scheme Shareholders and to lend BRL Hardy the Option Cancellation Loan and the amount necessary to satisfy the BRL Hardy Debt through a series of agreements between a number of direct and indirect wholly-owned subsidiaries of Constellation.  The combined effect of the agreements will be that funds equal to such cash sum will be made available to Constellation Australia immediately after the borrowing by Constellation under the Credit Facilities and the Bridging Facility of funds of the same or greater amount.  The only condition precedent to the payment of such funds to Constellation Australia through the series of agreements will be that Constellation must first have borrowed funds under the Credit Facilities and the Bridging Facility. Once this has occurred, the obligations on Constellation and each of the subsidiaries in turn, to provide the funds necessary to pay such cash sum, will be irrevocable and the funds will not be repayable while Constellation Australia has any outstanding obligation to pay cash under the Share Scheme or the Option Cancellation Loan.

Constellation has purchased an option to hedge the currency risk associated with the projected Australian cash requirements necessary for the payment of the Cash Consideration to Scheme Shareholders pursuant to the Share Scheme, funding the Option Cancellation Loan and payment of the BRL Hardy Debt.

Existing cash resources

As at the date of this Scheme Booklet, Constellation has available to it cash of approximately US$25 million to fund the cash consideration payable under the Schemes.

Credit Facilities

The aggregate Credit Facilities of US$1.6 billion committed by the Lenders under the 2003 Credit Agreement consist of a US$400.0 million Tranche A term loan facility, a US$800.0 million Tranche B term loan facility and a US$400.0 million revolving credit facility.  For a description of certain terms of the 2003 Credit Agreement and the Credit Facilities, see Section 3.5(d) of this Scheme Booklet under the caption “New Senior Credit Facility”.

Constellation intends to fund a portion of the Maximum Cash Requirement (to the extent necessary based on the Elections of the Scheme Shareholders) and the loan to satisfy the BRL Hardy Debt from borrowings under the Tranche A term loan, Tranche B term loan, and a portion of the revolving credit facility.

Upon Constellation having satisfied customary funding conditions (such conditions are collectively referred to herein as the “Credit Agreement Funding Conditions”) on or immediately following the Effective Date of the Share Scheme, it is envisaged that the Tranche A and Tranche B term loans under the 2003 Credit Agreement will be funded in full to refinance the 2000 Credit Agreement and to pay certain transaction expenses.  The remaining portion of such loan proceeds will concurrently be deposited into a cash collateral account (the “Cash Collateral Account”). Once a transfer or transfers of all shares in BRL Hardy have been delivered into the CHESS system and certain other conditions have been satisfied (such conditions are collectively referred to herein as the “Credit Agreement Release Conditions”), the funds on deposit in the Cash Collateral Account will be released on the Implementation Date and will be used, in combination with the proceeds from the concurrent funding of loans under the Bridging Facility and revolving credit facility under the 2003 Credit Agreement (as needed), to (i) pay the Cash Consideration to the Scheme Shareholders, (ii) fund the Option Cancellation Loan and (iii) fund a Loan to BRL Hardy to permit it to repay the BRL Hardy Debt.

Except for the Market Condition and the MAC Condition referred to below (over which Constellation has little or no control), Constellation believes that all Credit Agreement Funding Conditions and Credit Agreement Release Conditions will be fulfilled.

The Credit Agreement Funding Conditions include the following conditions:

(i)                  Constellation having paid such fees as may be required under the 2003 Credit Agreement and delivered certain documentation that is customarily required in credit agreements of this type, including but not limited to, opinions of counsel, certain corporate documents, an officer’s certificate, certain pledge agreements, and copies of documents governing the acquisition of BRL Hardy;

(ii)               Constellation having provided evidence that the Bridge Agreement is in full force and effect;

(iii)            Constellation not having (a) entered into or made any amendments to certain material provisions of the Implementation Deed or (b) exercised its discretion in respect of a “BRL Hardy Prescribed Occurrence” (as defined in the Implementation Deed) where such BRL Hardy Prescribed Occurrence is reasonably likely to result in a “BRL Hardy Material Adverse Change” (as defined in the Implementation Deed);

(iv)           certain representations of Constellation being true and correct;

(v)              certain defaults under the 2003 Credit Agreement not having occurred;

(vi)           prior to and during the syndication of the Credit Facilities there not having been any offering, placement or arrangement of any debt securities or bank financing by or on behalf of Constellation or BRL Hardy in competition with the Credit Facilities;

(vii)        Constellation not having received from any Lender party to the 2003 Credit Agreement on 16 January 2003 (“Initial Lender”) written notice prior to 8.00 am (Adelaide time) on the date of the Share Scheme Meeting to the effect that there has occurred a material disruption of or material adverse change in the financial, banking or capital market conditions that, in the reasonable judgment of such Initial Lender, has materially impaired the syndication of the Credit Facilities (“Market Condition”);

(viii)     Constellation not having received written notice from any Initial Lender prior to 8.00 a.m. on the date of the Share Scheme Meeting to the effect that, since 28 February 2002, there has been a material adverse change in the business, assets, operations or condition, financial or otherwise, of Constellation and its subsidiaries taken as a whole (for the purposes of this condition, Constellation’s subsidiaries will include BRL Hardy and its subsidiaries) (“MAC Condition”);

(ix)             the Court having approved the Share Scheme; and

(x)                certain other conditions that are customarily required in credit agreements of this type.

The Market Condition and the MAC Condition are deemed to be satisfied if Constellation has not received the requisite notice by the date of the Share Scheme Meeting, as described in clauses (vii) and (viii) above.  However, if the Effective Date in relation to the Share Scheme has not occurred by the 10th business day following the date of the Share Scheme Meeting, then the Market Condition and the MAC Condition are reinstated and remain in effect as conditions precedent to funding up to 8:00 a.m. (Adelaide, Australia time) on the Second Court Date.

The Credit Agreement Release Conditions includes the following conditions:

(i)                  the delivery of a transfer or transfers of all Scheme Shares into the CHESS system and registration of the transfer or transfers in the name of Constellation Australia;

(ii)               the Lenders having a perfected security interest in the Scheme Shares;

(iii)            Constellation having repaid (or repaying simultaneously with the funding of the loans) the indebtedness outstanding under its existing credit facility and the BRL Hardy Debt; and

(iv)           the conditions precedent in Section 4.1(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (o) of the Implementation Deed having been satisfied or waived or having ceased to have effect; and

(v)              all of the Credit Agreement Release Conditions (and before then all Credit Agreement Funding Conditions) being satisfied on or before the termination date described in Section 2.4 of this Scheme Booklet.

Bridging Facility

The Bridge Agreement provides for commitments of the Bridge Lenders of up to, in the aggregate, U.S.$450.0 million in bridge loans.  For a description of certain terms of the Bridge Agreement and the Bridging Facility, see Section 3.5(d) of this Scheme Booklet under the caption “Bridging Facility”.

To the extent necessary, Constellation intends to fund the Maximum Cash Requirement (to the extent necessary based on the Elections of the Scheme Shareholders) and the loan to satisfy the BRL Hardy Debt from borrowings under the Bridging Facility. The obligations of the Bridge Lenders to make loans under the Bridge Agreement become effective on the date Constellation has satisfied conditions that are substantially similar to the Credit Agreement Funding Conditions and Credit Agreement Release Conditions.

(b)               Scrip Consideration

The Scrip Consideration due to Scheme Shareholders under the Share Scheme will be satisfied by Constellation Australia procuring the issue of Constellation Scrip.  The number of Constellation Shares to be issued under the Share Scheme to Scheme Shareholders will not exceed 15,000,000 Constellation Shares, the Scrip Consideration Cap.

Accordingly, if all BRL Shareholders elect to receive the Scrip Consideration, the total number of Constellation Shares that Constellation Australia will become obliged to procure the issue of pursuant to the Share Scheme is the Scrip Consideration Cap.

Constellation has agreed to issue such Constellation Shares as is necessary for Constellation Australia to satisfy the provision of Scrip Consideration to Scheme Shareholders up to the Scrip Consideration Cap. The obligation on Constellation to issue such Constellation Shares as is necessary for Constellation Australia to satisfy the provision of Scrip Consideration up to the Scrip Consideration Cap to Scheme Shareholders is irrevocable.

7.8                               Exchange Rate Information

The following table sets out, for each period indicated, exchange rates for the Australian dollar (A$1) against the United States dollar (US$) at the end of the three years ended 31 December 2002, 31 December 2001, 31 December 2000, the average exchange rate and the high and low exchange rates for each of such periods.

US$/A$ (Units of US$ per A$1)

	Year ended 31 December 2002	Year ended 31 December 2001	Year ended 31 December 2000
Closing	0.5662	0.5106	0.5540

Average	0.5440	0.5179	0.5817

High	0.5767	0.5714	0.6664

Low	0.5068	0.4833	0.5125

On 17 January 2003, the date on which the proposed Merger was announced, the exchange rate for the Australian dollar against the United States dollar was 0.5895. In addition, on 23 January 2003, the date before this Scheme Booklet was lodged with the ASIC, the exchange rate for the Australian dollar against the United States dollar was 0.5870.

The US$/A$ exchange rate information above is based on the daily exchange rate for the United States dollar versus the Australian dollar as determined by the Reserve Bank of Australia (a representative mid-point determined by the Reserve Bank of Australia on the basis of quotations in the Australian foreign exchange market at 4.00pm Eastern Australian time on the day concerned).

7.9                               Share Registry

The Transfer Agent and Registrar for Constellation Shares is Mellon Investor Services LLC.

Constellation will operate a stock ledger of Constellation Shares and Constellation B Shares, an uncertificated issuer sponsored subregister of Constellation CDIs and an uncertificated CHESS subregister of Constellation CDIs. The stock ledger will be the register of legal title and the two uncertificated Constellation CDI subregisters combined will make up the register of beneficial title.

Key Features of Option Scheme and Considerations for BRL Option Holders

Section 8

This Section should be read in conjunction with the remainder of this Scheme Booklet.

8.1                               Overview

On 17 January 2003, BRL Hardy and Constellation announced a proposal to merge. Under the proposal:

•                             Constellation Australia, an indirect wholly owned subsidiary of Constellation will acquire all of the BRL Shares by way of the Share Scheme; and

•                             all of the Options will be cancelled by way of the Option Scheme.

If the Share Scheme is implemented, BRL Hardy will become an indirect wholly owned subsidiary of Constellation and will be delisted from the ASX.

The Option Scheme is subject to a number of conditions including:

•                             approval of the Share Scheme by the Court;

•                             approval of the Resolution by the requisite majority of BRL Shareholders; and

•                             approval of the Option Scheme by the Court.

Important dates are set out on page 1 of this Scheme Booklet.

8.2                               Relationship with the Share Scheme

If the Share Scheme is not approved by the Court or the Resolution is not approved by the requisite majority of BRL Shareholders, the Option Scheme will not be implemented, whether or not the Option Scheme is approved by Option Holders.

If the Share Scheme is implemented and:

•                             the Option Scheme is implemented, the Options will be cancelled and each Scheme Option Holder will receive the Option Scheme Consideration; and

•                             the Option Scheme is not implemented, the Options will not be cancelled and will continue to be held by Option Holders.  However, BRL Hardy will shortly thereafter cease to be listed on the ASX.

The Share Scheme is not conditional on the Option Scheme becoming Effective. Therefore the Share Scheme can proceed even if the Option Scheme does not proceed.  Constellation has indicated that if the Share Scheme proceeds but the Option Scheme is not implemented for any reason, Constellation Australia intends to exercise its rights under Chapter 6A of the Corporations Act to compulsorily acquire the Options.  The price payable on compulsory acquisition of the Options must be a fair value for the Options in the opinion of an independent expert approved by ASIC.

8.3                               What will you receive?

If the Option Scheme is implemented, Option Holders will receive a cash amount equal to the Option Scheme Consideration.

The Option Scheme Consideration in respect of each Scheme Option is:

(a)                     the cash amount of $10.50 less the Exercise Price for that Scheme Option; and

(b)                    in the case of any Scheme Option which was on issue as at 19 September 2001, an additional cash amount of $0.12.

The additional cash amount of $0.12 referred to in paragraph (b) above is payable to Option Holders who, under the terms of the rights issue made by BRL Hardy in September 2001, were given the right to subscribe for 1 additional BRL Share at a subscription price of $9.30 for every 10 Options then held.  The subscription rights are only exercisable on exercise of the Options to which they relate and will therefore lapse if the Options are cancelled under the Option Scheme.

The additional cash amount of $0.12 per Option represents the value attributable to that subscription right, calculated as one tenth of the difference between the Cash Consideration amount of $10.50 which would have been received by an Option Holder who had exercised the subscription right and the $9.30 subscription price which would have been payable to exercise that right.

8.4                               Directors recommend that you vote in favour

Your Directors believe that the Option Scheme is in the best interests of Option Holders and your Directors unanimously recommend that in absence of a higher offer you vote in favour of the Option Scheme. The reasons for your Directors’ recommendation are outlined below.

All Directors who hold Options intend to vote in favour of the Option Scheme.

Details of the interests of Directors are provided in Section 11.4.

8.5                               Reasons to vote in favour of the Option Scheme

(a)               Fair value to Option Holders

The Option Scheme Consideration represents a substantial premium to the ‘in-the-money’ value of the Options based on the price at which BRL Shares traded immediately and for a number of months prior to the announcement of discussions with respect to the Merger. The Option Scheme Consideration provides fair and immediate compensation to Option Holders as a whole in respect of Options which are to be cancelled under the Option Scheme.

(b)               The Independent Expert has concluded that the Option Scheme is in the best interests of BRL Option Holders

Deloitte Corporate Finance Pty Limited was appointed by BRL Hardy to prepare an Independent Expert’s Report in relation to the Schemes. It has concluded that, in the absence of a higher offer, the Option Scheme is in the best interests of Option Holders as a whole.  The Independent Expert’s Report is set out in Section 19 of this Scheme Booklet.

(c)               If the Share Scheme is implemented but the Option Scheme is not implemented, the Options will be over unlisted securities

If the Share Scheme is implemented, it is intended that BRL Shares will be delisted from the ASX as BRL Hardy will become an indirect wholly owned subsidiary of Constellation.  It follows that if the Share Scheme is implemented, but the Option Scheme is not implemented, any unconverted Options would only be able to convert into shares in an unlisted company.  This would result in value realisation being uncertain for the relevant holders.

(d)               If the Share Scheme is implemented but the Option Scheme is not implemented, the Options may be compulsorily acquired

The right of an Option Holder to continue to hold an option or any BRL Share received upon the exercise of an Option will be subject to any power of Constellation Australia to compulsorily acquire that security under Chapter 6A of the Corporations Act. Constellation has indicated that Constellation Australia intends to exercise its rights under Chapter 6A of the Corporations Act to compulsorily acquire the Options if the Share Scheme is implemented but the Option Scheme is not implemented for any reason.  The compulsory acquisition price must be a fair value for the Options in the opinion of an independent expert approved by ASIC.

8.6                               Relevant Considerations Against the Option Scheme

(a)               No Longer Able to Acquire BRL Shares

If the Option Scheme is implemented, Option Holders will no longer be able to acquire a direct shareholding in BRL Hardy.

(b)               Capital gains tax consequences

For Australian resident Option Holders, implementation of the Option Scheme will result in a taxable event occurring in relation to the Options cancelled under the Option Scheme for the purposes of CGT.

If the Option Scheme does not proceed, there are no CGT consequences for Option Holders while they continue to hold their Options.  If the Options are compulsorily acquired, a CGT taxable event may occur.

Any capital gain arising under the Option Scheme or as a result of compulsory acquisition may be eligible for a 50% general CGT Discount.

8.7                               Other relevant considerations

(a)               Time Value of Options

The formula for the determination for the Option Scheme Consideration to be received by each Option Holder under the Option Scheme is based upon the Exercise Price of each Option and does not expressly take into account the Exercise Date of that Option and the potential that the Option will increase in value during the time prior to expiry.

Nevertheless, the value of the Option Scheme Consideration is fair and immediate compensation to Option Holders as a whole for the cancellation of their Options.  The Option Scheme Consideration represents a substantial premium to the ‘in-the-money’ value of the Options based on the price at which BRL Shares traded immediately and for a number of months prior to the announcement of discussions with respect to the Merger.

(b)               Implications of Voting “No”

If you vote “No”, that does not mean that the Option Scheme will not be implemented. If the Option Scheme is approved by the necessary majority of Option Holders and by the Court, your Options will be cancelled and you will receive the Option Scheme Consideration even though you may have voted against the Option Scheme.

8.8                               Implications of Failure to Approve the Option Scheme

(a)               No Payment of Option Consideration

Your Directors have recommended that Option Holders vote in favour of the Option Scheme for the reasons set out earlier in this Section.  In particular they believe that the Option Consideration is in the best interest of Option Holders as a whole.  Should the Option Scheme not proceed, the Option Scheme Consideration will not be paid.

(b)               Additional Risks if Share Scheme Approved

As discussed above, Option Holders could be disadvantaged if the Option Scheme is not implemented, but the Share Scheme is implemented, as the Options will no longer be related to shares in a listed company.  Further, Option Holders rights may also be subject to any power of Constellation Australia to compulsorily acquire those Options or any BRL Shares resulting from their exercise, under Chapter 6A of the Corporations Act.  See further Sections 8.2 and 8.5(d).

8.9                               Conditions of the Option Scheme

The Option Scheme is conditional upon the satisfaction or the waiver of all the conditions contained in the Implementation Deed.  For further details refer to Section 1.9.

8.10                        Right to inspect and obtain copy of Option Register

Under the Corporations Act, any Option Holder has a right to inspect and to ask for a copy of the option register kept by BRL Hardy which contains details of the name and address of all Option Holders and other details regarding the terms of the Options.  A copy of the Option Register will be made available to an Option Holder upon request and payment of the prescribed fee under the Corporations Act.

Option Scheme Implementation

Section 9

9.1                               Overall effect of the Option Scheme

The Option Scheme, if implemented, will result in all of the Options being cancelled in return for the Option Scheme Consideration.

The Option Scheme is subject to a number of conditions including:

•                       approval of the Share Scheme by the Court;

•                       approval of the Resolution by the requisite majority of BRL Shareholders; and

•                       approval of the Option Scheme by the Court.

9.2                               Classes of creditors of BRL Hardy affected by the Option Scheme

The only class of creditors of BRL Hardy who will be affected by the Option Scheme are the Option Holders.  The financial assistance referred to in Section 2.13 will also affect the interests of creditors, as will the borrowing of the Option Cancellation Loan. However, as the Option Cancellation Loan is being lent to BRL Hardy on the basis that it will be converted to capital in BRLHardy by Constellation Australia shortly after the Schemes have been implemented, the Directors believe that the proposed loan arrangement will not be prejudicial to creditors of BRL Hardy.  Furthermore, the position of creditors will be improved by the extent to which Constellation contributes equity capital as contemplated in Section 7.7(a). For further details in relation to the financial assistance refer to Section 2.13.

The effect of the Option Scheme on the Scheme Option Holders is that the Options held by each such holder will be cancelled and the rights attached to those Options will be surrendered in return for receiving the Option Scheme Consideration.

9.3                               Steps in implementing the Option Scheme

(a)               On 17 January 2003, Constellation and BRL Hardy entered into the Implementation Deed in relation to the Option Scheme (and the Share Scheme) under which BRL Hardy agreed to propose the Option Scheme.  A copy of the Implementation Deed is included in Section 12 and a copy of the Option Scheme is included in Section 15.

(b)              On 10 February 2003 the Court ordered that BRL Hardy convene a meeting of Option Holders at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 commencing at 11.00 am (Adelaide time), for the purposes of approving the Option Scheme.

(c)               BRL Hardy will apply to the Court for orders approving the Option Scheme if:

•                       the Share Scheme is approved by the requisite majority of BRL Shareholders voting at the Share Scheme Meeting and by the Court;

•                       the Resolution is approved by the requisite majority of BRL Shareholders voting at the General Meeting;

•                       the Option Scheme is approved by the requisite majority of Option Holders voting at the Option Scheme Meeting; and

•                       all other conditions to the Option Scheme in clause 2.1 of the Option Scheme have been satisfied or waived.

(d)              If the Resolution is passed by the requisite majority, BRL Hardy will lodge this with ASIC on the date on which it is passed.

(e)               If the Court order relating to the Option Scheme referred to in paragraph (c) above is obtained, then  BRL Hardy will lodge with ASIC office copies of the Court order under section 411 of the Corporations Act approving the Option Scheme.

(f)                 If the Option Scheme becomes Effective then on the Implementation Date, all of the Scheme Options and all rights and entitlements attaching to the Scheme Options will be cancelled without the need for any further act by any Scheme Option Holder.

(g)              If the Option Scheme becomes Effective then BRL Hardy will pay to each Scheme Option Holder the Option Scheme Consideration within 5 Business Days after the later of the Implementation Date and the date which is 14 days after the Resolution is lodged with ASIC as required by section 260B of the Corporations Act.

(h)              The Option Scheme will lapse and be of no further force or effect if the Implementation Deed is terminated.

9.4                               Termination of the Implementation Deed

The Option Scheme is conditional upon the Implementation Deed having not been terminated as at the Court Hearing Time.

The Implementation Deed may be terminated in the circumstances described in Section 2.4.

9.5                               Court ordered meetings of Option Holders

On 10 February 2003 the Court ordered that BRL Hardy convene a meeting of Option Holders at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 commencing at 11.00 am (Adelaide time), for the purposes of approving the Option Scheme.

The notice convening this meeting is set out in Section 16 of this Scheme Booklet.

Each Option Holder who is registered on the register of Option Holders maintained by BRL Hardy at 10.00 pm (Adelaide time) on 18 March 2003 is entitled to attend and vote, in person or by proxy or attorney or, in the case of a corporation which is an Option Holder, by its representative appointed in accordance with the Corporations Act, at the Option Scheme Meeting.

For actions to be taken by Option Holders who propose to attend and vote at the Option Scheme Meeting or to appoint a proxy to attend and vote on the Option Holder’s behalf, see page 12 of this Scheme Booklet.

9.6                               Voting majority required

The voting majority to approve the Option Scheme requires votes in favour of the Option Scheme to be received from:

•                       a majority in number (more than 50%) of Option Holders present and voting at the Option Scheme Meeting (in person, by proxy or by attorney);

•                       Option Holders who together hold at least 75% of the Options voted at the Option Scheme Meeting.

9.7                               Opposing the Option Scheme

The Corporations Act and the Corporations Rules 2000 of South Australia provide a procedure for Option Holders to oppose the approval by the Court of the Option Scheme.  If you are an Option Holder and wish to oppose the approval of the Option Scheme at the Second Court Hearing you may do so by filing with the Court and serving on BRL Hardy a notice of appearance in the prescribed form together with any affidavit on which you wish to rely at the hearing. The notice of appearance and affidavit must be served on BRL Hardy at least one day before the date fixed for the Second Court Hearing.  That date is currently scheduled to occur on 27 March 2003.  Any change to this date will be announced through the ASX and notified on BRL Hardy’s website, www.brlhardy.com.au.

9.8                               Effective Date

The Option Scheme will become Effective on the date when an office copy of the order of the Court approving the Option Scheme has been lodged with ASIC or such earlier date as the Court determines and specifies in the Court order.

BRL Hardy will notify the ASX upon the Option Scheme becoming Effective.

Once the Option Scheme becomes Effective, BRL Hardy will become bound to implement the Option Scheme in accordance with its terms.

9.9                               Provision of Option Scheme Consideration

Subject to the Option Scheme becoming effective, BRL Hardy will be entitled to draw down under the Option Cancellation Loan such funds as are necessary to pay each Scheme Option Holder the Option Scheme Consideration.

Within 5 Business Days after the later of the Implementation Date and the date which is 14 days after the Resolution is lodged with ASIC, cheques payable to Scheme Option Holders will be sent by prepaid post to each Scheme Option Holder at the person’s address as shown on the register of Option Holders maintained by BRL Hardy.

9.10                        Stamp duty

No duty is payable on the cancellation of options in a listed company.

Tax Implications of Share Scheme and Option Scheme

Section 10

Tax Implications of Share Scheme and Option Scheme

BRL SHAREHOLDERS AND OPTION HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SHARE SCHEME AND OPTION SCHEME, RESPECTIVELY, INCLUDING THE APPLICABILITY AND EFFECT OF LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

10.1        Tax Considerations for Share Scheme: Australian Residents

(a)           Introduction

The following is a general description of the material  Australian and U.S. income tax and CGT consequences for Australian resident BRL Shareholders upon the transfer of the BRL Shares in consideration for (depending on the alternative chosen by the BRL Shareholder):

•    Cash Consideration of $10.50 per BRL Share; or

•    Scrip Consideration; or

•    any combination of Scrip Consideration and Cash Consideration.

This summary applies only to BRL Shareholders who hold their BRL Shares (and Scrip Consideration acquired under the Share Scheme) on capital account. This summary addresses:

•    the Australian CGT consequences of the Share Scheme;

•    the income tax consequences in Australia of receiving dividends on the Scrip Consideration;

•    the CGT consequences in Australia of disposing of the Scrip Consideration;

•    the income tax consequences under the Australian Foreign Investment Fund rules of holding the Scrip Consideration; and

•    the Australian stamp duty consequences of the Share Scheme.

The summary does not address:

•    the tax position in any other jurisdiction apart from Australia (except to the extent the summary addresses the U.S. tax consequences for an Australian resident receiving dividends on the Scrip Consideration or disposing of the Scrip Consideration);

•    the tax position of BRL Shareholders who are not resident in Australia for income tax purposes (except to the extent the summary addresses Australian tax consequences of non-residents of Australia disposing of the Scrip Consideration and BRL Shares). Specifically, such shareholders who are not resident in Australia will need to take into account the tax consequences under the laws of their country of residence, as well as under Australian law, of the Share Scheme, receiving dividends and disposing of the Scrip Consideration;

•     the tax position of BRL Shareholders who hold their BRL Shares other than on capital account; and

•     the tax position of BRL Shareholders who acquired their BRL Shares in respect of their employment (or employment of their associate) at BRL Hardy (or an associated company).

The following description is based upon the law in effect at the date of this Scheme Booklet. It is not intended to be an authoritative or complete statement of the law applicable to the particular circumstances of every holder of BRL Shares.

You should seek your own independent professional advice in relation to the precise tax consequences in respect of your own particular circumstances.

(b)           Implementation of the Share Scheme and disposal of BRL Shares — Capital Gains or Losses

The transfer of BRL Shares pursuant to the Share Scheme will involve the disposal of BRL Shares to Constellation. This change in ownership of BRL Shares will constitute a CGT event for Australian CGT purposes. The effective date of disposal for CGT purposes will be the Implementation Date.

Accordingly, a BRL Shareholder may make a capital gain or a capital loss depending on whether the capital proceeds from the disposal of BRL Shares are more than the cost base (as indexed, in some cases (see below)) of those BRL Shares (in which case a capital gain would arise), or less than the reduced cost base of those BRL Shares (in which case a capital loss would arise). The Australian income tax implications will vary depending on the option elected by the BRL Shareholders. Each of these are outlined below.

A shareholder’s capital gains and capital losses from all sources recognised in an income year are aggregated to determine whether there is a net capital gain or net capital loss. The net capital gain (if any) is included in assessable income and is subject to income tax. Net capital losses may (subject to certain restrictions for companies) be carried forward indefinitely and set against future capital gains. However, net capital losses cannot be offset against any other income.

For those BRL Shareholders who are nonresidents for Australian tax purposes, provided such shareholders and their associates (broadly defined) hold less than 10 percent of the issued shares of BRL Hardy, the disposal of their BRL Shares will have no consequences for Australian CGT purposes.

A BRL Shareholder generally will not be subject to U.S. Federal income tax on the sale or exchange of the BRL Shares pursuant to the Share Scheme unless such gain is attributable to a permanent establishment maintained by the BRL Shareholder in the United States.

BRL Shareholders electing to receive Cash Consideration

BRL Shareholders electing to receive Cash Consideration only will make a capital gain or capital loss depending on whether the Cash Consideration they receive is more or less than the cost base in BRL Shares. Some BRL Shareholders may be eligible to index the cost of their BRL Shares or discount any capital gain (refer below).

The cost base of the BRL Shares will generally be their cost of acquisition and any incidental costs of acquisition (such as brokerage and stamp duty).

BRL Shareholder electing to receive Scrip Consideration only

If, as a result of the Share Scheme, Constellation acquires 80% or more of the BRL Shares, BRL Shareholders who receive Scrip Consideration and who would make a capital gain from the disposal of their BRL Shares may choose roll-over relief. Generally, if a BRL Shareholder chooses roll-over relief, then any capital gain is deferred until the BRL Shareholder sells or otherwise disposes of the  Scrip Consideration that the BRL Shareholder received pursuant to the Share Scheme.

The aggregate cost base of the Scrip Consideration will equal the aggregate cost base of the BRL Shares. Roll-over is not available where the BRL Shareholder would make a capital loss from the disposal of BRL Shares.

If a BRL Shareholder chooses not to (or cannot) elect for roll-over relief, the BRL Shareholder will be treated as realising a capital gain or a capital loss equal to the difference between the cost base of the BRL Shares and the market value of the Scrip Consideration on the Implementation Date.

The cost base of the BRL Shares will generally be their cost of acquisition and any incidental costs of acquisition (such as brokerage and stamp duty).

BRL Shareholders electing to receive a combination of Scrip Consideration and Cash Consideration

For BRL Shareholders who receive a combination of Cash Consideration and Scrip Consideration, roll-over is not available in respect of the Cash Consideration. If roll-over is chosen in respect of the Scrip Consideration (as outlined above), in calculating the capital gain realised in respect of the Cash Consideration, the cost base of the BRL Shares should be reasonably apportioned between the Scrip Consideration and the Cash Consideration received pursuant to the Share Scheme. This apportionment will depend on the specific combination of Scrip Consideration and Cash Consideration received by the BRL Shareholder together with the final Scrip Exchange Ratio as noted in Section 1.2 above. Except where separate acceptances for separate parcels of BRL Shares have been made, the percentage of the Cash Consideration to the total market value of the consideration received should be used to calculate the percentage of the cost base attributable to the cash component.

If a BRL Shareholder chooses not to (or cannot) elect for roll-over relief, the BRL Shareholder will be treated as realising a capital gain or a capital loss equal to the difference between the cost base of the BRL Shares and the market value of the Scrip Consideration on the Implementation Date and the Cash Consideration.

The cost base of the BRL Shares will generally be their cost of acquisition and any incidental costs of acquisition (such as brokerage and stamp duty).

Indexation and discount capital gains

If the BRL Shares were acquired at or before 11.45 am on 21 September 1999 a BRL Shareholder who is an individual, a complying superannuation entity or the trustee of a trust may elect to adjust the cost of the BRL Shares to include indexation by reference to changes in the Consumer Price Index from the calendar quarter in which the BRL Shares were acquired until the quarter ended 30 September 1999.

BRL Shareholders which are companies will be entitled to that indexation adjustment without making an election if their BRL Shares were acquired at or before 11.45 am on 21 September 1999.

Indexation adjustments are taken into account only for the purposes of calculating any capital gain. They cannot be taken into account for the purposes of calculating any capital loss.

BRL Shareholders who are individuals, complying superannuation entities or trustees and who do not or cannot elect to adjust their cost base for indexation (as outlined above) can discount the amount of their net capital gain if they have held their BRL Shares for more than 12 months before the Implementation Date (referred to as the “CGT Discount”). For individuals and trustees the discount rate is 50% and for complying superannuation entities the rate is 33 1/3%.

BRL Shareholders which are companies do not qualify for a CGT Discount.

Constellation CDIs

As outlined in Section 1.2, BRL Shareholders may receive Constellation CDIs.  This does not affect the income or CGT consequences outlined in this Section.

(c)           Dividends on the Scrip Consideration

Australian tax consequences

BRL Shareholders to whom this summary applies who receive Scrip Consideration as a result of the Scheme will have to include in their income for Australian income tax purposes, an amount equal to any dividend paid on the Scrip Consideration (including the United States withholding tax paid in respect of such dividends as described below). Generally, any United States withholding tax will be allowed as a credit to offset any Australian income tax on the dividend received.

Dividends payable in respect of the Scrip Consideration will not be franked and a holder of Scrip Consideration will not be entitled to a tax offset or franking credit for Australian income tax purposes.

Holders of Scrip Consideration will need to convert the dividends from US dollars into Australian dollars. If dividend payments are received and remitted to Australia in the same income tax year, this may be completed using the telegraphic transfer buying exchange rate published by any trading bank for the day of receipt. In other cases, (e.g., the dividends are remitted to a bank account outside of Australia), holders of Scrip Consideration will generally need to convert using the telegraphic transfer buying exchange rate published by any trading bank for the last day of the income tax year.

U.S. Tax Consequences

Dividends paid to a BRL Shareholder with respect to Scrip Consideration generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividend is attributable to a permanent establishment maintained by the BRL Shareholder in the United States.  In order to claim the benefit of a reduced treaty rate, a BRL Shareholder may have to file with Constellation or its paying agent an exemption certificate or letter in accordance with the terms of such treaty.  Furthermore, under current regulations, a BRL Shareholder, including in certain cases of BRL Shareholders that are entities, the owner or owners of such entities, will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty. Generally, under the U.S.-Australia Tax Convention, the U.S. withholding tax rate on dividends paid by a U.S. corporation to a resident of Australia is reduced to 15%.

Dividends which are attributable to a U.S. permanent establishment are generally subject to tax on a net income basis at rates applicable to U.S. citizens, resident aliens, and domestic United States corporations and are generally not subject to withholding.  Any such dividends received by a BRL Shareholder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

(d)           Disposal of Scrip Consideration

Australian tax consequences

BRL Shareholders to whom this summary applies who receive Scrip Consideration as a result of the Share Scheme will be subject to Australian CGT on the sale or other disposal of their Scrip Consideration.

Generally, such holders of Scrip Consideration will realise a capital gain or capital loss equal to the difference between the cost base of their Scrip Consideration and the consideration received for such sale or other disposal.

If the BRL Shareholder chose roll-over relief, the cost base of the Scrip Consideration will be equal to a proportion of the cost base of the BRL Shares. In particular, for BRL Shareholders who receive a combination of Scrip Consideration and cash, as mentioned above, the cost base of the BRL Shares is required to be reasonably apportioned to determine the amount of capital gain attributable to the cash component. Consequently, the remaining proportion of the cost base (that was not apportioned to the cash component) will become the cost base of the Scrip Consideration. For the purpose of calculating the 12-month holding period in relation to the CGT Discount, the holder of Scrip Consideration (who acquired such shares as a result of the Share Scheme) will be treated as acquiring its Scrip Consideration at the same time as it acquired its BRL Shares.

If the BRL Shareholder did not choose roll-over relief, the cost base of the Scrip Consideration will be equal generally to the consideration provided by the BRL Shareholder for the acquisition of its Scrip Consideration. Broadly, this should equal the market value of the BRL Shares as at the Implementation Date, less the cash component.

U.S. tax consequences

A BRL Shareholder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Scrip Consideration unless:

(i)    such gain is attributable to a permanent establishment maintained by the BRL Shareholder in the United States;

(ii)   the BRL Shareholder is an individual who holds such Scrip Consideration as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition (and certain other conditions are satisfied); or

(iii)  A.  Constellation is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held the Scrip Consideration; and

B.   the BRL Shareholder is a greater than 5% holder of Scrip Consideration for U.S. federal income tax purposes.

Constellation believes that it has not been, is not currently and, based upon its current business plans, is not likely to become, a U.S. real property holding corporation.

If a BRL Shareholder that is a corporation is covered by clause (i) above, the net gain from a sale or disposition of the Scrip Consideration may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

(e)           Foreign Investment Fund

Generally, under the Foreign Investment Fund (“FIF”) regime, interests in foreign companies can be taxed on an accruals basis (rather than a realisation basis).

The FIF rules will not apply to BRL Shareholders who acquire Scrip Consideration as a result of the Share Scheme on the basis that Constellation satisfies the “US entity” exemption contained in the FIF regime.

(f)            Stamp Duty

No Australian stamp duty will be payable as a consequence of accepting the Share Scheme.

10.2        Tax Considerations for Share Scheme: United States holders

The following general discussion summarizes the anticipated material U.S. federal income tax consequences to U.S. holders of BRL Shares that exchange BRL Shares for Scrip Consideration, cash, or any combination of Scrip Consideration and cash pursuant to the Share Scheme.  The following general discussion does not address U.S. state tax consequences to U.S. holders of BRL Shares.  As used herein, the term “U.S. holder” is a beneficial owner of BRL Shares that is for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons has the authority to control all substantial decisions of the trust.

The sale or exchange of BRL Shares pursuant to the Share Scheme will be a taxable transaction for U.S. federal income tax purposes.  As such, a U.S. holder of BRL Shares will recognize a gain or loss equal to the difference between (i) the sum of the fair market value of the Scrip Consideration and cash received pursuant to the Share Scheme, and (ii) such U.S. holder’s basis in the BRL Shares exchanged therefor. Gain or loss must be determined separately for each block of BRL Shares (i.e., BRL Shares acquired at the same cost in a single transaction).  If the BRL Shares exchanged constitute capital assets in the hands of the U.S. holder, gain or loss will be capital gain or loss.  In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20% if the BRL Shares were held for more than one year on the Implementation Date. The deductibility of capital losses is subject to limitations.  The Scrip Consideration received by a U.S. holder in exchange for BRL Shares pursuant to the Share Scheme will generally have a tax basis equal to the fair market value of the Scrip Consideration on the Implementation Date, and a new holding period beginning on the day following the Implementation Date.

In the case of a U.S. holder receiving Australian dollars, for U.S. federal income tax purposes, the amount realized will be equal to the U.S. dollar value of the Australian dollars received on the date such payment is included in income, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. holder will generally be required to recognize ordinary income or loss upon a subsequent sale or disposition of such Australian dollars.

10.3        Tax Considerations for Option Scheme

(a)           Introduction

The following is a general description of the Australian income and CGT consequences to BRL Option Holders of the Option Scheme.  The following description is based upon the law in effect at the date of this Scheme Booklet, but it is not intended to be an authoritative or complete statement of the law applicable to the particular circumstances of every BRL Option Holder.

You should seek independent professional advice in relation to your own particular circumstances.

The following summary is intended only for individual BRL Option Holders resident in Australia for income tax purposes.  If you are not resident in Australia for tax purposes you should take into account the tax consequences under the laws of your country of residence, as well as under Australian law, of acceptance of the Option Scheme.  This summary only applies to those BRL Option Holders who received their BRL Options in respect of their employment.

An Option holder’s capital gains and capital losses from all sources recognised in an income year are aggregated to determine whether there is a net capital gain or net capital loss. The net capital gain (if any) is included in assessable income and is subject to income tax. Net capital losses may be carried forward indefinitely and set against future capital gains. However, net capital losses cannot be offset against any other income.

The comments set out below are relevant only to those BRL Option Holders who hold their BRL Options as capital assets for the purpose of investment.

(b)           Cancellation of BRL Options - Income tax implications

The tax legislation applies a specific regime to all options granted to employees (or their associates) in respect of their employment: Division 13A of the Income Tax Assessment Act 1936.  In general terms, the employees are subject to tax under Division 13A on the market value of the BRL Options or underlying shares at the relevant time, less any consideration paid by the employee.

In terms of the Options acquired pursuant to the Employee Option Plan applying both pre and post 1 October 2001, the Options are “qualifying rights” and the taxing point will be deferred until the earliest of when the Option is exercised, or disposed of, or when the employee ceases to be employed by the relevant company, or after 10 years.  Notwithstanding this, an employee may still elect for the Options to be taxed at the time of acquisition.

However, the cancellation of Options will mean that that Option Holders will be treated as though they never acquired Options pursuant to Division 13A.  Accordingly, the Option Scheme will result in no income tax liability for Option Holders under Division 13A.

Where an employee has made a written election to be taxed upon acquisition of the Options, any tax paid in this respect may be able to be refunded by amendment of the applicable income tax return. Where the Options were granted to an associate of the employee and an election was made to be taxed on acquisition, the cancellation of the Options will not affect this previous tax treatment. That is unlike when employees acquire their Options prior year income tax returns cannot be amended by employees to seek a refund of the amount of tax paid. However, the market value of the Options when acquired will be included in the CGT cost base of the Options.

(c)           Cancellation of BRL Options - Capital Gain or Loss

The cancellation of the Options will constitute a CGT event for Australian CGT purposes.

If you are an Australian resident you may make a capital gain or a capital loss, depending on whether your capital proceeds received for the cancellation of the Options are more than the cost base (or in some cases indexed cost base) of those Options (in which case a capital gain would arise), or whether the capital proceeds are less than the reduced cost base of those Options (in which case a capital loss would arise).

The capital proceeds of the CGT event will be the cash received by the Option Holder in respect of the cancellation of Options.

Indexation and discount capital gains

If the Options were acquired at or before 11.45 am on 21 September 1999, an Option Holder may elect to adjust the cost of the Options to include indexation by reference to changes in the Consumer Price Index from the calendar quarter in which the Options were acquired until the quarter ended 30 September 1999.

Indexation adjustments are taken into account only for the purposes of calculating any capital gain. They cannot be taken into account for the purposes of calculating any capital loss.

Option Holders who do not or cannot elect to adjust their cost base for indexation (as outlined above) can discount the amount of their net capital gain if they have held their Options for more than 12 months before the Implementation Date (referred to as the “CGT Discount”). The discount rate is 50%.

Additional Information

Section 11

Additional Information

11.1        Documents available for inspection

Copies of the following documents are available for inspection at the registered office of BRL Hardy between 9.30am and 4.30pm on any Business Day up until the Record Date:

•      Constitution of BRL Hardy;

•      Restated Certificate of Incorporation and By-laws of Constellation;

•      Financial Statements of BRL Hardy for the financial year ended 31 December 2001 and, when available, the financial statements of BRL Hardy for the financial year ended 31 December 2002;

•      Financial Statements of BRL Hardy for the half year ended 30 June 2002;

•      Implementation Deed;

•      Deed Poll by Constellation; and

•      written consents referred to in this Scheme Booklet.

11.2        Creditors of BRL Hardy

The Option Scheme will affect the interests of Option Holders as creditors of BRL Hardy.  The financial assistance referred to in Section 2.13 will also affect the interests of creditors, as will the borrowing of the Option Cancellation Loan. However, as the Option Cancellation Loan is being lent to BRL Hardy on the basis that it will be converted to capital in BRL Hardy by Constellation Australia shortly after the Schemes have been implemented, the Directors believe that the proposed loan arrangement will not be prejudicial to creditors of BRLHardy. Furthermore, the position of creditors will be improved by the extent to which Constellation contributes equity capital as contemplated in Section 7.7(a). For further details in relation to the financial assistance refer to Section 2.13.

BRL Hardy has paid and is paying all its creditors within normal terms of trade. It is solvent and is trading in an ordinary commercial manner.

11.3        Directors of BRL Hardy

The Directors in office at the date of this Scheme Booklet are as follows:

Name	Office Held
Ira John Pendrigh, AM	Chairman
Robert Gordon Chabrel	Deputy Chairman
Stephen Brian Millar	Managing Director
Mark Roberts Davison	Non-executive director
Sir James Gilbert Hardy, OBE	Non-executive director
Angus Murray Kennedy	Operations & Technical Director
Richard Henry Searby QC	Non-executive director
Anthony Warwick Whatmore	Non-executive director
David Woods	International Trading Director

11.4        Interests of Directors and Executive Officers of BRLHardy

(a)           BRL Hardy marketable securities

The number of shares of BRL Hardy in which the Directors and executive officers have a relevant interest as at the date of this Scheme Booklet are:

Director	Registered Holder	Number of BRL Shares
I J Pendrigh AM	I J Pendrigh AM I J & S J Pendrigh	84,000 71,182
R G Chabrel	R G Chabrel R G & V A Chabrel A L Chabrel	10,586 6,527 773
S B Millar	S B Millar Aloren (No 129) Pty Ltd	36,396 25,717
	K I Millar R K Millar	155,296 1,800
M R Davison	—	—
Sir James Gilbert Hardy, OBE	J G Hardy Brocon Pty Ltd Brocon Pty Ltd	270,506 27,200 71,134
A M Kennedy	A M Kennedy G J Kennedy H C Kennedy A A Kennedy	84,429 189,850 653 647
R H Searby QC	R H Searby QC	44,052
A W Whatmore	A W Whatmore	66,350
D Woods	D Woods	95,783

Other executive officers reporting to the BRL Board (in aggregate) hold 544,198 BRL Shares.

Except as set out above, there are no marketable securities of BRL Hardy held by or on behalf of Directors or to which such persons are entitled,as at the date of this Scheme Booklet.

(b)           Employee Option Plan

As at the date of that Scheme Booklet, the number and exercise price of Options that are held by or on behalf of the Directors and executive officers or their associates are:

	Exercise Price
Director	$5.11	$6.61	$7.45	$10.13	$8.08
I J Pendrigh AM		60,000

R G Chabrel	26,600	40,000

S B Millar	86,600	130,000	91,000	120,000	130,000

M R Davison		15,000

Sir James Hardy OBE	20,000	30,000

A M Kennedy	15,000	75,000	52,500	70,000	75,000

R H Searby QC	20,000	30,000

A W Whatmore	20,000	30,000

D Woods		75,000	52,500	70,000	75,000

Other executive officers reporting to the BRL Board hold (in aggregate) the following options:

$5.11	$6.61	$7.45	$10.13	$8.08
13,300	260,000	220,000	315,000	355,000

(c)           Non-Executive Options

As at the date of this Scheme Booklet, Non-Executive Directors of BRL Hardy or their associates hold the number of options set out below issued under the Non-Executive Option Plan, each having an exercise price of $8.08.

I J Pendrigh AM	32,818

Sir James Hardy OBE	30,000

A W Whatmore	30,000

BRL Hardy and Constellation have agreed that within one month after the date of the Implementation Deed, BRL Hardy will make an offer to each holder of NonExecutive Options to cancel the Non-Executive Options held by that person in consideration of $2.42 in cash per Non-Executive Option.  The offers are conditional upon the Share Scheme becoming effective and approval of the Resolution by the requisite majority.

(d)           Employment arrangements with Messrs. Millar, Kennedy and Woods

BRL Hardy and Constellation have agreed that with effect from the Implementation Date:

(i)    BRL Hardy will use its best endeavours to procure that BRL Hardy enters into supplementary employment agreements with Stephen Millar, Angus Kennedy and David Woods; and

(ii)   Messrs. Millar, Kennedy and Woods will be provided with certain Constellation stock options, on the terms set out in clause 8.5 of the Implementation Deed. BRL Hardy and Constellation have also agreed that Mr Millar will be entitled to participate in Constellation’s management incentive plan on the terms set out in clause 8.5 of the Implementation Deed.

(e)           Director’s payments and benefits

The six existing non-executive directors of BRL Hardy will be asked to retire if the Share Scheme is implemented. They are entitled to receive an amount on retirement under their existing appointment terms, calculated in accordance with the following formula: the lesser of

(i)    RB = total remuneration for three years immediately before the resignation; or

(ii)   RB = AAE x YOS x 35%

where

RB            is the retirement benefit;

AAE        is the Average Annual Emolument for three years immediately before the resignation;

YOS         is years of service.

Provided that if a non-executive director resigns at the request of a shareholder having effective voting control of the company (as is the case in this Merger), the minimum retirement amount is equal to the director’s total emoluments during the three years ending on the date of retirement.

This will result in payments to each of the six non-executive directors ranging from approximately $193,000 to $506,000. The aggregate of the payments to be made to non-executive directors is approximately $1,690,000.

(f)            Constellation marketable securities

Except as set out herein, as at the date of this Scheme Booklet, none of the Directors nor their associates held any interests in marketable securities of Constellation.  As at the date of this Scheme Booklet, Messrs R G Chabrel, S B Millar and A M Kennedy hold units in IWIF.  Mr R G Chabrel holds 240,052 units jointly with an associate, Mr S B Millar holds 85,232 units and Mr A M Kennedy holds 20,000 units.  Messrs R G Chabrel and M R Davison are directors of Berren Asset Management Limited, the responsible entity of IWIF.  IWIF holds 50,000 Constellation Shares.

(g)           Dealings in securities

There has been no dealing by Directors in marketable securities of BRL Hardy in the four months preceding the date of this Scheme Booklet other than:

•    RG Chabrel and his associates acquired 94 shares under the BRL Hardy Dividend Reinvestment Plan at $7.677 per share on 8 October 2002 (“DRP Shares”);

•    SB Millar and his associates acquired 2,821 DRP shares, and an associate of SB Millar transferred 30,000 shares to another associate at $6.71 per share on 15 November 2002;

•    An associate of MR Davison exercised 15,000 options at $6.61 per share and sold 15,000 shares at $7.53 per share on 25 October 2002;

•    Associates of AM Kennedy acquired 18 DRP shares and sold 10,000 shares at $7.64 per share on 30 October 2002;

•    RH Searby QC acquired 567 DRP shares; and

•    D Woods sold 30,000 shares at $8.21 per share on 11 October 2002.

There has been no dealing by Directors in marketable securities of Constellation or IWIF in the four months preceding the date of this Scheme Booklet other than Mr AM Kennedy who sold 20,000 units on 20 January 2003 at an average price of $3.08 per unit.

(h)           Other interests

There are no agreements or arrangements (including arrangements to make payments or provide benefits) made between any Director and any other person in connection with or conditional upon the outcome of the Schemes, except as set out in this Section 11.4.

No Director has any other interest in a contract entered into by Constellation or any other company within the Constellation Group.

Except as set out above, there are no material interests of any Director in relation to the Schemes.

11.5        Intentions of the BRL Board

If the Share Scheme becomes Effective and the Board is reconstituted by Constellation in accordance with Section 5.2(a)(ii), it is for the reconstituted Board to determine its intentions as to:

•    the continuation of the business of BRL Hardy;

•    any major changes to be made to the business of BRL Hardy; and

•    the future employment of the present employees of BRL Hardy.

The current intentions of Constellation with respect to these matters are set out in Section 5.

If the Share Scheme does not become Effective, the current BRL Board presently intends to continue the business of BRL Hardy and does not presently intend to make any major changes to the business of BRL Hardy, whether in respect of the redeployment of its assets or the future employment of the present employees of BRL Hardy or otherwise.

11.6        BRL Hardy Securities and Substantial Shareholders

The total number of securities in each class in BRL Hardy at the date of this Scheme Booklet is as follows:

Class	Number
Ordinary shares	177,727,962

BRL Options (with various exercise prices, exercise dates and expiry dates)	11,653,768

Exercise Price	Expiry Date	Number
$5.11	28 July 200	990,000

$6.61	27 July 2004	2,818,000

$7.45	24 October 2005	2,287,600

$10.13	8 November 2006	2,552,350

$8.08	23 September 2007	2,913,000

$8.08	23 September 2007	92,818
		(non-exec director)

Substantial Shareholders

The table below is an extract from BRL Hardy’s register of substantial shareholders, showing the shareholders, the number of equity securities in which they have a relevant interest and the voting power represented by those securities as disclosed by notices received by BRL Hardy under Part 6.7 of the Corporations Act and the date of the most recent notice.

Shareholder	Date of most recent notice	Fully paid ordinary shares	Voting Power
Berren Asset Management Limited	2 December 2002	19,555,094	11.00%

Norwich Union Financial Services Limited	30 September 1998	13,468,042	7.58%

Commonwealth Bank of Australia	5 February 2003	12,235,169	6.88%

ING Australia Holdings	13 September 2002	9,440,241	5.31%

Interests of Constellation and Constellation Australia

As at the date of this Scheme Booklet, neither Constellation nor Constellation Australia has any relevant interest in any securities in BRL Hardy and therefore their respective voting power is 0%.

11.7        Particulars of Dealings

(a)   Except as disclosed elsewhere in this Scheme Booklet, neither Constellation, Constellation Australia nor any associate of Constellation or Constellation Australia provided, or agreed to provide, consideration for any BRL Shares under any arrangement or agreement during the four months before the date of this Scheme Booklet.

(b)   Except as disclosed elsewhere in this Scheme Booklet, during the period of four months before the date of this Scheme Booklet, neither Constellation, Constellation Australia nor any associate of Constellation or Constellation Australia gave or offered to give or agreed to give a benefit to another person where the benefit was likely to induce the other person, or an associate, to:

(i)    vote in favour of the Share Scheme or the Option Scheme; or

(ii)   dispose of BRL Shares,

which benefit is not offered to all BRL Shareholders under the Share Scheme or the Option Scheme.

11.8        FIRB Approval

The FATA regulates the acquisition of shares in certain Australian companies where the acquisition results in a foreign entity controlling the corporation or a change in the identity of the foreign controllers of the corporation.

Accordingly, as the acquisition of BRL Shares under the Share Scheme will result in Constellation, a foreign entity, controlling BRL Hardy, the Share Scheme is conditional upon the Treasurer of the Commonwealth of Australia unconditionally stating that he has no objection under the Australian Federal Government’s foreign investment policy or under the FATA to the acquisition of BRL Shares by Constellation Australia or such an acquisition being not otherwise in breach of that legislation.

Constellation Australia lodged an application with FIRB on 24 January 2003 and does not believe that there are any issues that will cause the Treasurer to object to the acquisition of BRL Shares by Constellation Australia. However, Constellation Australia cannot give any assurance as to the outcome of its application to FIRB.

11.9        BRL Hardy’s ASX Material Disclosures

Based on documents lodged by BRL Hardy with the ASX, set out in Annexure 2 is a summary of the material announcements by BRL Hardy to the ASX since 31 December 2001. Copies of those announcements may be obtained from or inspected at the offices of the ASX.

11.10      Disclosure of Interests

The interests of Constellation’s directors and executive officers in Constellation Shares and options as of 31 January 2003 are set out in Sections 3.6 and 3.7.

Except as disclosed elsewhere in this Scheme Booklet, no:

(a)   director or proposed director of Constellation;

(b)   person named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet; or

(c)   promoter of Constellation,

(together “Interested Persons”) holds, or held at any time during the two years before the date of this Scheme Booklet any interests in:

(d)   the formation or promotion of Constellation; or

(e)   property acquired or proposed to be acquired by Constellation in connection with:

(i)    its formation or promotion; or

(ii)   the offer of Constellation Shares under the Share Scheme; or

(f)    the offer of Constellation Shares under the Share Scheme.

11.11      Disclosure of Fees and Other Benefits

Except as disclosed in this Scheme Booklet, no one has paid or agreed to pay any fees, or provided or agreed to provide any benefit to:

(a)   a director or proposed director of Constellation to induce them to become or to qualify as a director of Constellation;

(b)   any Interested Person for services provided by that person in connection with:

(i)    the formation or promotion of Constellation; or

(ii)   the offer of Constellation Shares under the Share Scheme.

The persons named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet are Piper Alderman, Clayton Utz and McDermott, Will & Emery. Piper Alderman are named as legal advisor to BRL Hardy. Clayton Utz and McDermott, Will & Emery are legal advisors to Constellation. In addition, PricewaterhouseCoopers are the auditors of BRL Hardy and have provided advice to BRLHardy in connection with the Merger. Each of them will be entitled to receive professional fees charged in accordance with their normal basis of charging. These fees are among the items which comprise the “Direct acquisition costs” referred to in the notes to the unaudited pro forma combined financial information under the heading “Aquisition Adjustments” at note (aa) (see Section 5.8).

11.12      No solicitation letter and transaction compensation deed

(a)   No solicitation letter

The “no solicitation” letter dated 13 January 2003 between BRL Hardy and Constellation provides that between 13 January 2003 and the completion of the merger or the date on which the Implementation Deed is terminated whichever is the earlier:

•      BRL Hardy must not solicit, encourage or invite, directly or indirectly any discussions or proposals, or initiate or continue any discussions or negotiations, in relation to, or which may reasonably be expected to lead to, an offer by a third party to acquire a relevant interest in more than 15% of BRL Hardy or a substantial part of the business or assets of BRL Hardy or certain other transactions involving BRL Hardy (a “Third Party Proposal”);

•      BRL Hardy will promptly advise Constellation of any approach, inquiry or proposal made to BRL Hardy, any attempt to initiate negotiations or discussions with BRL Hardy or any request for information from BRL Hardy which relates or may relate to a Third Party Proposal including the identity of the third party making the approach or request and the terms of any proposal put to BRL Hardy;

•      if BRL Hardy receives a bona fide Third Party Proposal and the Board acting in good faith determines after consultation with its financial and legal advisers that the proposal is financially superior to the proposed transaction with Constellation and is reasonably capable of implementation, obtains a written legal opinion from Queens Counsel or Senior Counsel to the effect that complying with the restrictions in the no solicitation letter would prevent the Board from discharging their fiduciary or statutory duties and provides a copy of that opinion to Constellation, BRL Hardy may engage in the activities which would otherwise be prohibited by the letter;

•      BRL Hardy shall provide to Constellation a copy of any material that BRL Hardy provides to any third party in connection with a Third Party Proposal;

•      if BRL Hardy receives a bona fide proposal to acquire all or the majority of the shares or assets of BRL Hardy and the BRL Board determines that the proposal is financially superior to the proposed Merger and is reasonably capable of implementation (a “Superior Proposal”) then prior to the BRL Board approving or recommending the Superior Proposal, Constellation shall have three Business Days to make a counterproposal.  If the BRL Board determines that Constellation’s counterproposal is superior again to the Superior Proposal then BRL Hardy and Constellation must proceed with Constellation’s counterproposal.  If Constellation does not make a counterproposal or its counterproposal is not superior to the Superior Proposal and BRL Hardy is required to pursue the Superior Proposal in order for the BRL Board to discharge its fiduciary or statutory duties, then BRL Hardy must announce to the ASX that the BRL Board recommends the Superior Proposal and shall be entitled to pursue that Superior Proposal.

(b) Transaction compensation deed

The deed dated 17 January 2003 between BRL Hardy and Constellation provides that Constellation must make the following compensation payments to BRL Hardy in the following circumstances:

•      Constellation must pay BRL Hardy US$1,000,000 if any required competition authority and anti-trust approvals are not obtained before 8.00 am on the date of the Second Court Hearing or if shareholders do not approve the Merger due to Constellation failing to fulfil any of its obligations under the Implementation Deed or a material adverse change relating to the financial standing of Constellation;

•      Constellation must pay to BRL Hardy US$500,000 if foreign investment approval in Australia is not obtained or if there is in effect any court order or other restraint preventing consummation of the Merger;

•      Constellation must pay BRL Hardy US$1,300,000 if the Merger is not approved by the Court as a result of any financing condition to the Merger not being satisfied or if Constellation terminates the Implementation Deed under clause 12.1(c)(i) of that Deed;

The deed also provides that, on the basis of a representation by Constellation to BRL Hardy of its estimate of Constellation’s transaction costs, BRL Hardy must pay Constellation compensation in the amount of US$10,000,000 if:

•      a majority of the BRL Board withdraws or changes the recommendation given by the BRL Board in accordance with the Implementation Deed other than due to a material adverse change to the financial standing of Constellation;

•      enters into, recommends or supports a third party proposal (being an offer to acquire more than 15% of BRL Hardy, an offer to acquire a substantial part of the business or assets of BRL, or an offer to amalgamate or merge with BRL Hardy, or BRL Hardy issues a material amount of share capital or implements any reorganisation, recapitalisation or dissolution);

•      before the Second Court Hearing a third party announces a proposal which attributes a higher value to BRL Hardy than the Merger and within 12 months after announcement that person acquires an interest in at least 50% of BRL Hardy or otherwise acquires control of BRL Hardy or a substantial part of the business and assets of BRL Hardy;

•      the shareholder meeting to approve the schemes is not convened due to BRL Hardy’s failure to fulfil any of its obligations under Implementation Deed; or

•      the transaction is not approved by the Court, due to BRL Hardy’s failure to fulfil any obligations under the Implementation Deed.

BRL Hardy is not required to make payment of US$10,000,000 to Constellation if the Court does not approve the Merger because:

•      before 8.00 am on the date of the Second Court Hearing, the waiting period applicable to the Merger under the US antitrust legislation has not been terminated or has not expired or all other consents, approvals and filings under any foreign competition antitrust law, the absence of which would prohibit the consummation of the Merger have not been obtained or made; or

•      the Merger is not approved by the necessary majority of BRL Shareholders for reasons of any failure of Constellation to fulfil any of its obligations under the Implementation Deed (including a withdrawal by Constellation from the Merger) or a material adverse change relating to the financial standing of Constellation.

As security for BRL Hardy’s payment of the compensation under the deed, BRL Hardy will provide Constellation with an unconditional bank guarantee of US$10,000,000 upon the occurrence of:

(i)    each of the conditions precedent to funding under the Credit Facilities being satisfied or waived;

(ii)   any person acquiring at least 15% in BRL Hardy; or

(iii)  third party proposal being announced which is supported by the BRL Board, or otherwise likely to be consummated.

The guarantee must give Constellation the unconditional right to call on the guarantee if BRL Hardy fails to comply with its payment obligations but provides that Constellation may not call on the guarantee if BRL Hardy disputes the obligation to make payment (except where a third party acquires at least 50% of BRL Hardy in which case the dispute mechanism is not available).   The term of the guarantee must be for 12 months from the date of the deed.

(c)   Directors’ Reasons

The Directors’ reasons for entering into the no solicitation letter and the transaction compensation deed included:

•      Constellation was prepared to make a proposal to acquire the shares in BRL Hardy only if it received the full support of the Directors and BRL Hardy’s management;

•      the no solicitation letter contained appropriate provisions to allow the Directors to discharge their fiduciary duties if an alternate bid for BRL Hardy was made;

•      the transaction compensation deed afforded protection to BRL Hardy for costs incurred by it;

•      the amount of compensation provided for in the transaction compensation deed, while significant, was not such as to deter an alternate bidder and was likely to reflect actual costs incurred by Constellation; and

•      if a proposal was to be made, the proposal would be of substantial benefit to BRL Shareholders having regard to the share price of BRL Shares in the last several months and the current general share market conditions.

11.13      No unacceptable circumstances

The Directors believe that the Merger does not involve any circumstances in relation to the affairs of any member of BRL Hardy that could reasonably be characterised as constituting “unacceptable circumstances” for the purposes of section 657A of the Corporations Act.

11.14      Quotation of Constellation Shares and Constellation CDIs

As of 31 January 2003, NYSE approved the listing on the NYSE of the Constellation Shares to be issued pursuant to the Share Scheme subject to official notice of issuance.

Within 7 days after the date of this Scheme Booklet, Constellation Australia will cause an application to be made by Constellation for the admission to quotation of Constellation CDIs to be issued pursuant to the Share Scheme on the ASX.  Constellation has no reason to believe that the Constellation CDIs will not be listed by ASX.

11.15      ASIC Relief and ASX Waivers

BRL Hardy has been granted an exemption by ASIC from the requirements to include certain information in relation to creditors schemes of arrangement as required by Sections 411(3)(b) and 412(1)(a)(ii) of the Corporations Act and Regulation 5.1.01(1)(a) and Part 2, Schedule 8 of the Corporations Regulations.

Constellation has applied to ASIC for a class order modification of Division 4 of Part 7.11 of the Corporations Act to apply that Division to Constellation CDIs.

BRL Hardy has obtained from ASX a waiver of Listing Rule 6.23.2 in connection with the cancellation of the Options (pursuant to the Option Scheme) and the Non-Executive Options which would otherwise require the approval of the BRL Shareholders in general meeting.  The waiver was obtained on 29 January 2003.

BRL Hardy has obtained from ASX a waiver of Listing Rule 7.40 in order to allow the Record Date to be six Business Days after the Effective Date instead of five Business Days as required under the timetable in Appendix 7A.

11.16      Other Material Information

Otherwise than as contained or referred to in this Scheme Booklet, there is no other information material to the making of a decision by:

•      a BRL Shareholder whether or not to vote in favour of the Share Scheme; or

•      an Option Holder whether or not to vote in favour of the Option Scheme,

being information that is known to BRL Hardy and which has not previously been disclosed to BRL Shareholders and Option Holders (as the case may be).

On and from 5 December 2002 until the execution of the Implementation Deed, Constellation was given access by BRL Hardy and undertook due diligence in relation to certain information concerning BRL Hardy which has not been disclosed generally to BRL Shareholders.  The due diligence was conducted after the execution by Constellation of a confidentiality agreement with BRL Hardy in relation to the information disclosed to Constellation.  In addition BRL Hardy provided a legal and compliance report to Constellation as referred to in Schedule 1 of the Implementation Deed.

11.17      Interests of Independent Expert and other third parties

Deloitte Corporate Finance Pty Limited (“Deloitte”) has prepared the Independent Expert’s Report set out in Section 19 of this Scheme Booklet. Deloitte will be paid a fee based on time costs at its normal professional rates, which it has indicated will be $275,000 plus GST, plus out of pocket expenses.

Deloitte has given and has not withdrawn its written consent to the inclusion in this Scheme Booklet of the Independent Expert’s Report in the form and context in which it is included.

11.18      Consents to be Named

The following persons have each given, and before the date of this Scheme Booklet have not withdrawn, their consent to each statement by them, and to each statement said in this Scheme Booklet to be based on a statement by them, being included in this Scheme Booklet, or accompanying this Scheme Booklet, in the form and context in which it is included:

•      Constellation;

•      Constellation Australia;

•      Deloitte Corporate Finance Pty Limited;

•      Clayton Utz;

•      McDermott, Will & Emery;

•      Computershare Investor Services Pty Limited;

11.19      Material change in financial position

Within the knowledge of the Directors and except as disclosed elsewhere in this Scheme Booklet there has been no material change to the financial position of BRL Hardy since 31 December 2001 other than as disclosed to the ASX.  A summary of the material announcements by BRL Hardy to the ASX since 31 December 2001 is set out in Annexure 2.

11.20      Date of this Scheme Booklet

This Scheme Booklet is dated 10 February 2003.

Implementation Deed

Section 12

BRL Hardy Limited (ACN 008 273 907)

BRL Hardy

Constellation Brands, Inc.

Constellation

Implementation Deed

CLAYTON UTZ

Lawyers

Levels 22-35  No. 1 O’Connell Street  Sydney  NSW  2000  Australia

PO Box H3 Australia Square  Sydney  NSW  1215

www.claytonutz.com

Tel + 61 2 9353 4000  Fax + 61 2 8220 6700

Sydney · Melbourne · Brisbane · Perth · Canberra · Darwin

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

Deed made on 17 January 2003

Parties   BRL Hardy Limited ACN 008 273 907 of Reynell Road, Reynella 5161, Australia (“BRL Hardy”)

Constellation Brands, Inc. of 300 Willowbrook Office Park, Fairport NY 14450, United States (“Constellation”)

Recitals

A.    BRL Hardy and Constellation have agreed to effect a transaction by means of schemes of arrangement under part 5.1 of the Corporations Act pursuant to which Constellation Sub will acquire all of the Shares and all of the Employee Options will be cancelled so that BRL Hardy will become a wholly owned Subsidiary of Constellation Sub (the “Transaction”).

B.    BRL Hardy and Constellation have agreed in good faith to implement the Schemes upon and subject to the terms and conditions of this Deed.

C.    BRL Hardy and Constellation have agreed certain other matters in connection with the Transaction as set out in this Deed.

This Deed provides

1.     Definitions and interpretation

1.1   Definitions

In this Deed, unless the context otherwise requires, the following words and expressions have meanings as follows:

“Administrative Agent” has the meaning given in the Credit Agreement.

“Affiliate” means, in relation to a party another Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such party.

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means Australian Stock Exchange Limited.

“Australia” means Australia and all of its external territories.

“Australian Listing Condition” means the Conditions Precedent in clause 4.1(f)(ii).

“Australian Scheme Shareholder” means a Scheme Shareholder whose address in the Register as at the Record Date is within Australia.

“BRL Hardy Board” means the board of directors of BRL Hardy.

“BRL Hardy Group” means BRL Hardy and its Subsidiaries.

“BRL Hardy Information” means:

(a)   all information contained in the Scheme Booklet other than the Constellation Information and the Legal Information; and

(b)   all information concerning BRL Hardy provided to Constellation for the purpose of preparing that part of the Constellation Information which relates to the Constellation Group after the implementation of the Transaction.

“BRL Hardy Material Adverse Change” means a change, effect, occurrence or state of facts (or any development, occurrence or state of facts involving a prospective change) which has had or is likely to have an adverse financial effect:

(a)   on the assets or liabilities of BRL Hardy and its Subsidiaries of $50 million or more; or

(b)   on the earnings before interest and tax of BRL Hardy and its Subsidiaries in any of the financial periods ending 31 December 2002, 31 December 2003, 31 December 2004 or 31 December 2005 of $7 million or more.

“BRL Hardy Option Plans” means the BRL Hardy Option Plan effective prior to 1 October 2001 and the BRL Hardy Option Plan effective as of 1 October 2001.

“BRL Hardy Prescribed Occurrence” means any of the following occurring unless either (i) with the prior written consent of Constellation or, (ii) in the case of paragraphs (g), (h), (i), (j), (k), (l) and (o), such action is in the ordinary course of business:

(a)   the constitution of BRL Hardy or a Subsidiary of BRL Hardy is amended;

(b)   BRL Hardy declares or pays any dividend or makes any other distribution of its profits or assets (including by issuing any bonus shares);

(c)   BRL Hardy or any Subsidiary of BRL Hardy resolves to reduce its share capital in any way;

(d)   BRL Hardy or any Subsidiary of BRL Hardy converts all or any of its shares into a larger or smaller number of shares;

(e)   BRL Hardy or any Subsidiary of BRL Hardy:

(i)    enters into a buy-back agreement; or

(ii) resolves to approve the terms of a buy-back agreement under the Corporations Act;

(f)    BRL Hardy or any Subsidiary of BRL Hardy issues any shares or securities convertible into shares or grants an option to subscribe for any shares or securities convertible into shares or agreeing to issue or to grant such an option other than:

(i)    a Subsidiary of BRL Hardy issuing shares or securities convertible into shares to BRL Hardy or another Subsidiary of BRL Hardy; or

(ii)   shares in BRL Hardy issued pursuant to options granted before the date of this Deed;

(g)   BRL Hardy or any Subsidiary of BRL Hardy:

(i)    acquires, leases or disposes of;

(ii)   agrees to acquire, lease or dispose of; or (iii) offers, proposes, announces a bid or tenders for, any business, assets, entity or undertaking where the value of such business, assets, entity or undertaking exceeds $1 million;

(h)   BRL Hardy or any Subsidiary of BRL Hardy creates, or agrees to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property;

(i)    BRL Hardy or any Subsidiary enters into any onerous or long term contract or commitment;

(j)    BRL Hardy or any Subsidiary incurs any indebtedness or issues any indebtedness or debt securities other than advances under existing credit facilities;

(k)   BRL Hardy or any Subsidiary of BRL Hardy makes any loans, advances or capital contributions to, or investments in, any other Person, other than to or in BRL Hardy or any Subsidiary of BRL Hardy;

(l)    BRL Hardy or any Subsidiary of BRL Hardy:

(i)    pays any bonus to, or increases the compensation of, any executive officer, director or employees of BRL Hardy or any Subsidiary of BRL Hardy; or

(ii)   grants to any employee of BRL Hardy or any Subsidiary of BRL Hardy (other than an executive officer or director of BRL Hardy) or any Subsidiary of BRL Hardy any increase in severance or termination pay or superannuation entitlements; or

(iii)  establishes, adopts, enters into or amends in any material respect (including by taking any action to accelerate any rights or benefits due under), any enterprise bargaining agreement, Australian workplace agreement, employee benefit plan or superannuation scheme of BRL Hardy or relating to the employees of BRL Hardy (other than any executive officer or Director of BRL Hardy);

(m)  BRL Hardy grants to any executive officer or director of BRL Hardy an increase in severance or termination pay or superannuation entitlements or establishes, adopts, enters into or amends in any material respect (including by taking any action to accelerate any rights or benefits due under) any employee benefit plan or superannuation scheme of BRL Hardy or relating to the executive officers or directors of BRL Hardy;

(n)   BRL Hardy or any Subsidiary of BRL Hardy makes capital expenditure in excess of $2 million;

(o)   BRL Hardy or any Subsidiary of BRL Hardy:

(i)    changes the terms of any Material Contract;

(ii)   pays, discharges or satisfies any claims, liabilities or obligations under any Material Contract other than the payment, discharge or satisfaction, consistent with past practice and in accordance with their terms; or

(iii)  waives any material claims or rights under or waives the benefit of any provisions of any Material Contract,

provided that BRL Hardy without the prior written consent of Constellation may not take any of the actions described above in the ordinary course of business if taking such action would have an adverse effect on the ongoing business or operations of BRL Hardy;

(p)   BRL Hardy or any Material Subsidiary of BRL Hardy resolves that it be wound up;

(q)   a Court makes an order for the winding up of BRL Hardy or of any Material Subsidiary of BRL Hardy;

(r)    a liquidator, provisional liquidator or administrator of BRL Hardy or of any Material Subsidiary of BRL Hardy is appointed;

(s)   a receiver or a receiver and manager is appointed in relation to the whole, or a substantial part, of the property of BRL Hardy or of any Material Subsidiary of BRL Hardy;

(t)    BRL Hardy or any Material Subsidiary of BRL Hardy executes a deed of company arrangement;

(u)   other than as required by law, BRL Hardy or any Subsidiary of BRL Hardy makes any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of BRL Hardy;

(v)   BRL Hardy or any Subsidiary of BRL Hardy makes any material tax election or settles or compromises any material tax liability or refund; or

(w)  BRL Hardy or any Subsidiary of BRL Hardy authorises, commits or agrees to take any of the actions referred to in paragraphs (a) to (v) above except, in the case of paragraphs (g), (h), (i), (j), (k), (l) and (o), in the ordinary course of business.

For the purposes of this definition a “Material Subsidiary” includes any Subsidiary of BRL Hardy which has assets of more than $50 million.

“BRL Hardy Representations and Warranties” means the representations and warranties of BRL Hardy set out in schedule 1.

“Business” means the business carried on by BRL Hardy and its related bodies corporate (as defined in the Corporations Act) as at the date of this Deed.

“Business Day” has the meaning given in the Listing Rules.

“Cash Consideration” has the meaning given in the Share Scheme.

“CDIs” has the meaning given in the Listing Rules.

“CHESS” means the Clearing House Electronic Subregister System for the transfer and registration of securities as operated in Australia by the Securities Clearing House as authorised to do so by the Corporations Act.

“Conditions Precedent” means the conditions precedent set out in clauses 4.1(a) to 4.1(m) and, if the proviso to clause 4.1 applies, includes the conditions precedent in clauses 4.1(n) and 4.1(o).

“Confidentiality Agreement” means the confidentiality agreement dated 18 November 2002 entered into between BRL Hardy and Constellation.

“Constellation Board” means the board of directors of Constellation.

“Constellation CDIs” means CDIs representing Constellation Shares.

“Constellation Financing Material Adverse Change” means a material adverse change in the business, assets, operation or condition, financial or otherwise of Constellation and its Subsidiaries taken as a whole (and, for the purposes of this definition only, including BRL Hardy and its Subsidiaries as Subsidiaries of Constellation).

“Constellation Group” means Constellation and its Subsidiaries.

“Constellation Information” means such information regarding the Constellation Group (including the Constellation Group after the implementation of the Transaction) and Constellation Shares which is included in the following parts of the Scheme Booklet (identified by reference to the draft of the Scheme Booklet dated 10 January 2003) subject to any changes reflected in the responsibility allocation set out in the Scheme Booklet:

(a)   the section entitled “Letter from the Chairman of Constellation”;

(b)   sections 3, 5, 6 and 7; and

(c)   the parts of section 12 entitled “FIRB Approval”, “Quotation Application”, “Due Diligence and Other Material Information” and “Expiry Date”,

and the Legal Information relating to issues of United States law referred to in clause 8.2(f).

“Constellation Representations and Warranties” means the representations and warranties of Constellation set out in schedule 2.

“Constellation Shares” means shares of Class A common stock, par value US$0.01 per share, of Constellation.

“Constellation Sub” means ACN 103 362 232 Pty Limited, ACN 103 362 232, a wholly owned Subsidiary of Constellation.

“Constellation Transaction Material Adverse Change” means a change, effect, occurrence or state of facts (or any development, occurrence or state of facts involving a prospective change) which has had or is likely to have an adverse financial effect:

(a)   on the assets or liabilities of Constellation and its Subsidiaries of US$100 million or more; or

(b)   on the earnings before interest and tax of Constellation and its Subsidiaries in any of the financial periods ending 28 February 2002, 28 February 2003, 28 February 2004 or 28 February 2005 of US$20 million or more.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Court” means the Supreme Court of South Australia or any other court of competent jurisdiction under the Corporations Act agreed in writing by BRL Hardy and Constellation.

“Court Approval Date” means the date on which the Court makes the Scheme Orders.

“Credit Agreement” means collectively (i) the Credit Agreement dated the same date as this Deed made between Constellation, certain Subsidiaries of Constellation, JPMorgan Chase Bank as Administrative Agent and others, and (ii) the Bridge Credit Agreement referred to (and as defined in) the Credit Agreement referred to in (i), each as amended from time to time.

“Deed Poll” means the Deed Poll referred to in clause 8.2(i).

“Depositary” means CHESS Depositary Nominees Pty Limited, a subsidiary of ASX, or such other depositary as the parties may agree in writing.

“Effective” when used in relation to a Scheme, means the coming into effect of the Scheme pursuant to section 411(10) of the Corporations Act.

“Effective Date” when used in relation to a Scheme means the date on which an office copy of the relevant Scheme Order is lodged with ASIC pursuant to section 411(10) of the Corporations Act, or if an earlier date is specified in the relevant Scheme Order for the coming into effect of the Scheme, that earlier date.

“Employee Options” means the options to subscribe for Shares granted pursuant to the BRL Hardy Option Plans.

“Employee Option Holder” means each person who is registered in the register of option holders of BRL Hardy as the holder of an Employee Option.

“Encumbrance” means any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim, or encumbrance of any kind or character whatsoever.

“Excluded Holder” means a person registered as the holder of Excluded Shares.

“Excluded Shares” means any Shares held by any person on behalf of or for the benefit of Constellation or its Subsidiaries.

“Explanatory Statements” means the explanatory statements of BRL Hardy in relation to the Share Scheme and the Option Scheme issued pursuant to section 412 of the Corporations Act which have been registered with ASIC.

“Foreign Scheme Shareholder” means a Scheme Shareholder whose address in the Register as at 9.00 pm on the Record Date is a place outside Australia, New Zealand, Singapore, Hong Kong, the United Kingdom or the United States.

“Foreign Shareholder” means a Shareholder whose address in the Register as at 9.00 pm on the Record Date is a place outside Australia, New Zealand, Singapore, Hong Kong, the United Kingdom or the United States.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official, minister, court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other geographic or political subdivision thereof.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Implementation Date” means the date which is 3 Business Days after the Record Date.

“Independent Expert” means Deloitte Corporate Finance Pty Limited or such other Person as the parties may agree in writing.

“Initial Lender” means any lender, bank or other financial institution initially party to the Credit Agreement.

“Intellectual Property” means the intellectual property rights, including all patents, copyrights, trade marks, service marks, trade-names, knowhow, trade secrets, processes and industrial designs which are owned or used by BRL Hardy or any Subsidiary of BRL Hardy in the operation of the Business.

“Legal and Compliance Report” means the legal and compliance report prepared by BRL Hardy and provided to Constellation prior to the date of this Deed.

“Legal Information” means such information regarding the Transaction as is included in the following parts of the Scheme Booklet (identified by reference to the draft of the Scheme Booklet dated 10 January 2003) subject to any changes reflected in the responsibility allocation set out in the Scheme Booklet:

(a)   the section entitled “Important Dates for BRL Hardy Shareholders and Option Holders”;

(b)   the section entitled “Important Notices”;

(c)   the parts of section 1 entitled “Overview”, “What You Will Receive” and “Conditions”;

(d)   section 2;

(e)   section 8;

(f)    section 11; and

(g)   the section entitled “Glossary”

“Listing Conditions” means the Australian Listing Condition and the US Listing Conditions.

“Listing Rules” means the official listing rules of ASX and includes the business rules of ASX.

“Material Contract” means any contract to which BRL Hardy or Subsidiary is a party which is referred to in schedule 7. 12

“Non-Executive Option Plan” means the BRL Hardy Non-Executive Directors’ Option Plan.

“Non-Executive Options” means options granted under the Non-Executive Option Plan.

“No Solicitation Agreement” means the agreement dated 13 January 2003 between BRL Hardy and Constellation the terms of which deal with alternative proposals other than the Transaction.

“NYSE” means New York Stock Exchange.

“Option Scheme” means the scheme of arrangement under part 5.1 of the Corporations Act between BRL Hardy and the Scheme Option Holders as described in clause 5.

“Option Scheme Consideration” means the consideration to be provided by BRL Hardy to Scheme Option Holders for the cancellation of each Scheme Option under the terms of the Option Scheme.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Policy Statement 60” means Policy Statement 60 issued by ASIC on 15 July 1993.

“Policy Statement 142” means Policy Statement 142 issued by ASIC on 4 August 1999.

“Record Date” means the date which is 5 Business Days after the Effective Date.

“Register” means the register of members of BRL Hardy maintained in accordance with the Corporations Act.

“Regulatory Approvals” means the approvals set out in clauses (a) to (c) of clause 4.1.

“Regulators’ Draft” means a draft of the Scheme Booklet in a form acceptable to both parties which is to be provided to ASIC for approval.

“Regulatory Review Period” means the period from the date on which the Regulators’ Draft is submitted to ASIC to the date on which ASIC approves in writing the form of the Scheme Booklet.

“Relevant Interest” has the meaning given in the Corporations Act.

“Representative” means, in relation to a party, that party’s directors, officers, employees, agents or advisers (including without limitation lawyers, accountants, consultants, bankers, financial advisers and any representatives of those advisers).

“Resolution” means a resolution of the Shareholders under section 260B(1) of the Corporations Act approving the payments to be made by BRL Hardy under the Option Scheme.

“Scheme Booklet” means the information to be despatched to the holders of Shares and the holders of Employee Options including the Explanatory Statements, a report by the Independent Expert, copies of the Share Scheme, the Option Scheme, the Deed Poll and this Deed and notices convening the Scheme Meetings (together with proxy forms) in such form as is approved by the board of BRL Hardy and the board of Constellation.

“Schemes” means  the Share Scheme and the Option Scheme.

“Scheme Meetings” means each of the meetings to be convened by the Court pursuant to section 411(1) of the Corporations Act in respect of the Schemes.

“Scheme Options” means the Employee Options on issue as at the Effective Date.

“Scheme Option Holder” means each person who is registered in the register of option holders of BRL Hardy as a holder of Scheme Options as at 9.00 pm on the Record Date.

“Scheme Order” means:

(a)   in relation to the Share Scheme, the orders of the Court approving the Share Scheme pursuant to section 411(4) of the Corporations Act; and

(b)   in relation to the Option Scheme, the orders of the Court approving the Option Scheme pursuant to section 411(4) of the Corporations Act.

“Scheme Participants” means the Scheme Option Holders and the Scheme Shareholders.

“Scheme Shareholder” means each person who is registered in the Register as a holder of Scheme Shares as at 9:00 pm on the Record Date.

“Scheme Shares” means the Shares on issue at the Effective Date other than the Excluded Shares.

“Scrip Consideration” has the meaning given in the Share Scheme.

“SEC” means the United States Securities and Exchange Commission.

“Second Court Date” means the first day on which an application made to the Court for an order approving the Share Scheme pursuant to section 411(4)(b) of the Corporations Act is heard or, if the application is adjourned for any reason, shall mean the date on which the adjourned application is heard.

“Shares” means fully paid ordinary shares in the capital of BRL Hardy.

“Shareholder” means each person who is registered in the Register as the holder of Shares.

“Shareholder Meeting” means the meeting of Shareholders to be convened immediately after the Share Scheme Meeting to consider the Resolution.

“Share Scheme” means the scheme of arrangement under part 5.1 of the Corporations Act between BRL Hardy and the Scheme Shareholders as described in clause 5.

“Share Scheme Consideration” means the consideration to be provided by Constellation Sub to Scheme Shareholders for the transfer to Constellation Sub of each Scheme Share under the terms of the Share Scheme.

“Subsidiary” has the meaning given in the Corporations Act.

“Tax” means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Authority and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.

“Termination Date” means 30 April 2003.

“Third Party Proposal” means any expression of interest, proposal or offer by any Person (other than Constellation or an Affiliate of Constellation) to evaluate or enter into any transaction which is similar to the Transaction or under which:

(a)   that Person may acquire a Relevant Interest in more than 15% of the share capital of BRL Hardy or any Affiliate of BRL Hardy;

(b)   that Person may acquire, directly or indirectly (including by way of joint venture, dual listed structure or otherwise), any interest in all or a substantial part of the business or assets of BRL Hardy or any Affiliate of BRL Hardy;

(c)   that Person may otherwise acquire control of or merge or amalgamate with BRL Hardy or an Affiliate of BRL Hardy (including pursuant to a dual listed company arrangement);

(d)   BRL Hardy will issue a material amount of its share capital as consideration for the assets or share capital of another Person; or

(e)   BRL Hardy will effect or implement any reorganisation, recapitalisation or dissolution.

“Trading Day” has the meaning given in the Listing Rules.

“Transaction” means the acquisition by Constellation Sub of all of the Shares through the implementation of the Share Scheme and the cancellation of the Employee Options through implementation of the Option Scheme.

“Transaction Compensation Agreement” means the agreement dated the date of this Deed between BRL Hardy and Constellation relating to the payment of compensation if the Transaction is not consummated.

“Transaction Documents” means this Deed, the Confidentiality Agreement, the No Solicitation Agreement, the Transaction Compensation Agreement, the Schemes, the Deed Poll and the Scheme Booklet.

“Treasurer” means the Treasurer of the Commonwealth of Australia.

“United States” means the United States of America.

“US Listing Conditions” means the Conditions Precedent in clauses 4.1(e) and 4.1(f)(i).

“US Scheme Shareholder” means a Scheme Shareholder whose address on the Register as at the Record Date is within the United States.

“US Securities Act” means the United States Securities Act of 1933, as amended.

1.2  Interpretation

In this Deed:

(a)   headings are for convenience only and do not affect interpretation; and unless the context indicates a contrary intention:

(b)   a reference to any document (including this Deed) is to that document as amended, varied, novated, ratified or replaced from time to time;

(c)   a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued or promulgated under it;

(d)   words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(e)   references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Deed, and a reference to this Deed includes any schedule, exhibit or annexure to this Deed;

(f)    where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(g)   the word “includes” in any form is not a word of limitation;

(h)   a reference to “$” or “dollar” is to Australian currency unless it is preceded by “US”, in which case such reference is to United States currency; and

(i)    references to time are to South Australian time.

1.3  Business Day

Except where otherwise expressly provided, where under this Deed the day on which any act, matter or thing is to be done is a day other than a Business Day, such act matter or thing shall be done on the immediately succeeding Business Day.

2.     Agreement to proceed with Schemes

BRL Hardy agrees to propose the Schemes upon and subject to the terms and conditions of this Deed.

3. Announcement and recommendation

Immediately after the execution of this Deed, BRL Hardy and Constellation will issue public announcements in a form approved by the parties in writing, including a unanimous recommendation by the directors of BRL Hardy to Shareholders and to Employee Option Holders to approve the Schemes.

4. Conditions precedent

4.1 Conditions

Subject to this clause 4, the obligations of BRL Hardy under clauses 8.1(k) and 8.1(l) of this Deed and the obligations of Constellation under clause 5.2 and clause 8.2(j) of this Deed (the “Relevant Obligations”) are subject to each of the conditions precedent in clauses 4.1(a) to 4.1(m) having been satisfied or waived in accordance with clause 4.2 or having ceased to have effect under clause 4.6.

(a)   Foreign Investment Approval: prior to 8.00 am on the Second Court Date, the Treasurer has advised Constellation in writing that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) or under the Australian Federal Government’s foreign investment policy to the acquisition by Constellation Sub of the Shares.

(b)   Competition Authorities: prior to 8.00 am on the Second Court Date:

(i)    the waiting period (and any extension thereof) applicable to the Transaction under the HSR Act, shall have been terminated or shall have expired; and

(ii)   all other consents, approvals and filings under any foreign competition or antitrust law, the absence of which would prohibit the consummation of the Transaction, shall have been obtained or made.

(c)   Court or Other Orders: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any aspect of the Transaction shall be in effect at 8.00 am on the Second Court Date.

(d)   Shareholder Approval: the Share Scheme is approved by the necessary majority of holders of Shares at the applicable Scheme Meeting.

(e)   Constellation Shares: prior to the Second Court Date the SEC has issued to Constellation a no-action letter confirming that:

(i)    the issuance of the Constellation Shares pursuant to the Share Scheme falls within the exemption from registration provided by section 3(a)(10) of the US Securities Act; and

(ii)   Scheme Shareholders who are not affiliates of Constellation or BRL Hardy before the Implementation Date and who are not affiliates of Constellation after the Implementation Date may resell Constellation Shares issued pursuant to the Share Scheme without regard to the requirements of Rules 144 or 145(c) and (d) under the US Securities Act.

(f)    Listing: prior to the Second Court Date:

(i)    the Constellation Shares to be issued under the Share Scheme have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(ii)   the Constellation CDIs to be issued under the Share Scheme have been approved for official quotation by ASX.

(g)   BRL Hardy Material Adverse Change: between the date of this Deed and 8.00 am on the Second Court Date, no BRL Hardy Material Adverse Change occurs.

(h)   BRL Hardy Prescribed Occurrence: between the date of this Deed and 8.00 am on the Second Court Date, no BRL Hardy Prescribed Occurrence occurs other than as required or contemplated by this Deed or the Schemes.

(i)    BRL Hardy Representations and Warranties: the BRL Hardy Representations and Warranties that are qualified as to materiality shall be true and correct, and the BRL Hardy Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Deed and as of 8.00 am on the Second Court Date as though made on and as of that time except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date).

(j)    Constellation Representations and Warranties: the Constellation Representations and Warranties set forth in this Deed that are qualified as to materiality shall be true and correct, and the Constellation Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Deed and as of 8.00 am on the Second Court Date as though made on and as of that time, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date).

(k)   Constellation Transaction Material Adverse Change: between the date of this Deed and 8.00 am on the Second Court Date no Constellation Transaction Material Adverse Change occurs.

(l)    Constellation Financing Material Adverse Change: between the date of this Deed and 8.00 am on the date of the Scheme Meeting relating to the Share Scheme Constellation has not received written notice from any Initial Lender that there has been a Constellation Financing Material Adverse Change.

(m)  Material Change in Market Conditions: between the date of this Deed and 8.00 am on the date of the Scheme Meeting relating to the Share Scheme Constellation has not received written notice from any Initial Lender that there has occurred a material disruption or material adverse change in the financial, banking or capital market conditions that, in the reasonable judgment of such Initial Lenders has materially impaired the syndication of the credit facilities to be provided under the Credit Agreement, provided that if the Effective Date has not occurred by 7.00 pm on the date which is 10 Business Days following the date of the Scheme Meeting relating to the Share Scheme then, subject to this clause 4, the Relevant Obligations are also subject to the following conditions precedent having been satisfied or waived in accordance with clause 4.2

(n)   Constellation Financing Material Adverse Change: prior to 8.00 am on the Second Court Date Constellation has not received written notice from any Initial Lender  that there has been a Constellation Financing Material Adverse Change.

(o)   Material Change in Market Conditions: prior to 8.00 am on the Second Court Date Constellation has not received written notice from any Initial Lender to the effect that there has occurred a material disruption of or material adverse change in the financial, banking or capital market conditions that, in the reasonable judgment of such Initial Lenders  has materially impaired the syndication of the credit facilities to be provided under the Credit Agreement.

4.2  Benefit and waiver of Conditions Precedent

(a)   Each party’s benefit: BRL Hardy and Constellation together have the benefit of the Conditions Precedent in clauses 4.1(b) to 4.1(d) inclusive and:

(i)    the Condition Precedent in clause 4.1(d) cannot be waived; and

(ii)   any breach or non fulfilment of the Conditions Precedent in clauses 4.1(b) and 4.1(c) can only be waived with the written consent of both parties.

(b)   Constellation’s benefit: Constellation alone has the benefit of the Conditions Precedent in clause 4.1(a), clauses 4.1(e) to 4.1(i) and clauses 4.1(l) to 4.1(o) inclusive, subject to clause 4.6, any breach or non-fulfilment of any such Conditions Precedent may be relied upon only by Constellation which may at any time and from time to time in its sole and absolute discretion waive the breach or non-fulfilment.

(c)   BRL Hardy’s benefit: BRL Hardy alone has the benefit of the Conditions Precedent in clauses 4.1(j) and 4.1(k) and, subject to clause 4.6 any breach or non-fulfilment of that condition may be relied upon only by BRL Hardy which may at any time and from time to time in its sole and absolute discretion waive the breach or non-fulfilment.

4.3  Best endeavours

Each of Constellation and BRL Hardy must use its best endeavours to procure that each of the Conditions Precedent is satisfied as soon as practicable after the date of this Deed or that there is no occurrence that would prevent the Conditions Precedent being satisfied (as the context requires) and in particular:

(a)   Constellation must promptly apply for and diligently prosecute all Regulatory Approvals (other than the filing under the HSR Act required to be made by BRL Hardy) and provide to BRL Hardy a copy of all such applications;

(b)   BRL Hardy must make the filing under the HSR Act required to be made by BRL Hardy and must prepare and provide to Constellation such information as may be reasonably requested by Constellation in connection with the applications to be made by Constellation for the other Regulatory Approvals and must promptly apply for and diligently prosecute all Regulatory Approvals required to be fulfilled by BRL Hardy and provide to Constellation a copy of all such applications;

(c)   BRL Hardy must promptly comply with its obligations under clause 8.1; and

(d)   Constellation must promptly comply with its obligations under clause 8.2.

4.4  Notifications

Each party must:

(a)   keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent; and

(b)   promptly notify the other in writing if it becomes aware that any Condition Precedent has been satisfied or has become incapable of being satisfied.

4.5  Termination

Subject to clause 12.2:

(a)   Constellation may terminate this Deed by giving notice to BRL Hardy in writing in the event that any of the Conditions Precedent in clauses 4.1(g), 4.1(h), 4.1(i), 4.1(l) or 4.1(m) (and, if the proviso to clause 4.1 applies, the Conditions Precedent in clauses 4.1(n) and 4.1(o) is not capable of being satisfied, or is not reasonably capable of being satisfied, and to the extent that such Condition Precedent may be waived by Constellation, has not previously been waived by Constellation;

(b)   BRL Hardy may terminate this Deed by giving Constellation notice in writing in the event that either of the Conditions Precedent in clauses 4.1(j) or 4.1(k) is not capable of being satisfied, or is not reasonably capable of being satisfied and to the extent that such Condition Precedent may be waived by BRL Hardy, has not previously been waived by BRL Hardy; and

(c)   provided that it has complied with its obligations under clause 4.3, either party may terminate this Deed by giving the other notice in writing in the event that any of the Conditions Precedent in clauses  4.1(a) to 4.1(c) inclusive is not capable of being satisfied, or is not reasonably capable of being satisfied and has not previously been waived by the parties.

4.6  Non-fulfilment of Listing Conditions

(a)   If before the date which is 5 Business Days before the date of the Scheme Meeting one or more of the US Listing Conditions has not been satisfied, then:

(i)    the provisions of clause 5.4 will have effect; and

(ii)   the Listing Conditions and the Conditions Precedent in clauses 4.1(j) and 4.1(k) shall cease to have effect.

(b)   If before 8.00 am on the Second Court Date the Australian Listing Condition has not been satisfied then:

(i)    the provisions of clause 5.4(b) will have effect; and

(ii)   the Australian Listing Condition shall cease to have effect.

4.7  Regulatory approvals subject to conditions

Notwithstanding anything in this Deed to the contrary, in obtaining any Regulatory Approval, Constellation shall not be required to agree to any conditions, including any conditions requiring Constellation to agree to or proffer to:

(a)   divest or hold separate any of Constellation’s, BRL Hardy’s or any of their respective Affiliates’ material businesses or assets;

(b)   cease to conduct or materially reduce the scope of any material business or operations in any jurisdiction in which Constellation, BRL Hardy or any of their respective Affiliates’ conducts business or operations as of the date of this Deed, and any Regulatory Approval which is given subject to any conditions (including any condition referred to above) will not satisfy the Condition Precedent to which it relates.

5.     Share Scheme

5.1  Share Scheme

BRL Hardy must propose a scheme of arrangement under part 5.1 of the Corporations Act in the form set out in schedule 3 or such other form as the parties agree in writing, under which, subject to the scheme becoming Effective, all of the Scheme Shares will be transferred to Constellation Sub and the Scheme Shareholders will be entitled to receive for each Scheme Share held at the Record Date the Share Scheme Consideration.

5.2  Share Scheme Consideration

Constellation covenants in favour of BRL Hardy (in its own right and separately as trustee for each of the Scheme Shareholders) to procure that in consideration for the transfer of a Scheme Share held by a Scheme Shareholder under the terms of the Share Scheme, Constellation Sub will pay to such Scheme Shareholder the Share Scheme Consideration.

5.3  Election mechanism

The Scheme Booklet sent to Shareholders must be accompanied by a form of election under which each Shareholder is requested to elect to receive either Cash Consideration or Scrip Consideration in respect of some or all of their Shares. The form of election must provide that:

(a)   a Shareholder may elect to receive Scrip Consideration in respect of all or a specified number of the Shareholder’s Shares;

(b)   a valid election to receive Scrip Consideration may be made by a Scheme Shareholder by returning the election form before 7.00 pm on the date immediately preceding the Second Court Date or such other date as the parties agree in writing to an address to be specified by Constellation;

(c)   If a valid election is not made by a Scheme Shareholder prior to the date referred to in clause 5.3(b)) then that Scheme Shareholder will be deemed to have elected to receive Cash Consideration in respect of all of that Scheme Shareholder’s Scheme Shares;

(d)   if the Scheme Shareholder elects to receive any part of the Share Scheme Consideration in the form of Scrip Consideration, the number of Constellation Shares to be issued to that Scheme Shareholder may be subject to scaling back in accordance with the terms of the Share Scheme;

(e)   any Foreign Shareholder who elects to receive any part of the Share Scheme Consideration in the form of Scrip Consideration will not receive Constellation Shares or Constellation CDIs but will instead receive the net cash proceeds from the sale in the open market of the Constellation Shares which that Foreign Shareholder would otherwise have received;

(f)    if the US Listing Conditions are not satisfied by the date which is 5 Business Days before the Scheme Meeting or the Australian Listing Condition is not satisfied by 8.00 am on the Second Court Date then in accordance with the terms of the Share Scheme, all Scheme Shareholders will receive Cash Consideration whether or not they have elected to receive Scrip Consideration, and shall otherwise be in a form agreed by the parties in writing.

5.4  Failure of Listing Conditions

(a)   If before the date which is 5 Business Days before the date of the Scheme Meeting one or more of the US Listing Conditions has not been satisfied, then in accordance with the terms of the Share Scheme Constellation Sub will pay all of the Share Scheme Consideration payable to each Scheme Shareholder in form of Cash Consideration.

(b)   If before 8.00 am on the Second Court Date the Australian Listing Condition has not been satisfied, then in accordance with the terms of the Share Scheme, Constellation Sub will pay all of the Share Scheme Consideration payable to each Scheme Shareholder in form of Cash Consideration.

5.5  Conditions

The Share Scheme will not be conditional upon the Option Scheme becoming Effective or upon any other matters which are not contemplated in this Deed.

6.     Option Scheme

6.1  Option Scheme

BRL Hardy must propose a scheme of arrangement under part 5.1 of the Corporations Act in the form set out in schedule 4 or such other form as the parties agree in writing, under which, subject to the scheme becoming Effective, all of the Scheme Options will be cancelled and the Scheme Option Holders will be entitled to receive for each Scheme Option held at the Record Date the Option Scheme Consideration.

6.2  Option Scheme Consideration

BRL Hardy covenants in favour of each of the Scheme Option Holders that in consideration for the cancellation of a Scheme Option held by a Scheme Option Holder under the terms of the Option Scheme, BRL Hardy will pay to the Scheme Option Holder the Option Scheme Consideration.

6.3  Conditions

The Option Scheme will be subject to and conditional upon the Share Scheme becoming Effective and upon the passing at the Shareholder Meeting of the Resolution.

7.     Non-Executive Options

7.1  Offer

Subject to clause 7.2,  BRL Hardy must within one month after the date of this Deed make an offer to each holder of Non-Executive Options to  cancel the Non-Executive Options held by that person in consideration of payment of a cash amount of $2.42 for every Non-Executive Option to be cancelled and must use all reasonable endeavours to encourage each of the holders of Non-Executive Options to accept the offer.  The offers must be conditional upon the Share Scheme becoming Effective.

7.2  Listing Rule requirements

Prior to making the offer contemplated by clause 7.1, BRL Hardy must apply to ASX for a waiver of any requirement under Listing Rule 6.23.2 to obtain the approval of its shareholders to the cancellation of the Non-Executive Options, and if such waiver is not obtained, shall not be required to make such offer and shall consult with Constellation in relation to the treatment of the Non-Executive Options.

8.     Implementation

8.1  BRL Hardy’s obligations

BRL Hardy must execute all documents and do all acts and things necessary for the implementation and performance of the BRL Hardy Schemes substantially in accordance with the timetable set out in schedule 7 and in particular BRL Hardy must:

(a)   Directors’ recommendation: state (on the basis of statements made to it by each of its directors) that each of the directors of BRL Hardy recommends to the Shareholders and the Employee Option Holders that each of the Schemes be approved, which statement shall be made on or immediately following the execution of this Deed in the announcements contemplated by clause 3;

(b)   Scheme Booklet: as soon as practicable after the date of this Deed, prepare the Scheme Booklet in compliance with the Corporations Act, Policy Statement 60, Policy Statement 142 and the Listing Rules (and including a summary of the process by which Scheme Participants may object to the Schemes at the Court hearing on the Second Court Date), make available to Constellation drafts of the Scheme Booklet and consider in good faith comments from Constellation and its Representatives on those drafts;

(c)   Independent Expert: provide all assistance and information reasonably requested by the independent expert in connection with the preparation of the independent expert’s report included in the Scheme Booklet;

(d)   Approval of Regulators’ Draft: as soon as practicable after preparation of the Regulators’ Draft procure that a meeting of the BRL Hardy Board is convened to approve the Regulators’ Draft as being in a form appropriate for dispatch to the Shareholders and the Employee Option Holders, subject to completion of dates, numbers and minor corrections;

(e)   Liaison with ASIC: as soon as practicable after the date of this Deed, provide a copy of the Regulators’ Draft to ASIC and liaise with ASIC throughout the Regulatory Review Period;

(f)    Regulatory Review Period: during the Regulatory Review Period:

(i)    promptly provide to Constellation and include in a revised draft of the Scheme Booklet any new information not included in the Regulators’ Draft which is required by the Corporations Act, Policy Statement 60, Policy Statement 142 or the Listing Rules to be included in the Scheme Booklet;

(ii)   keep Constellation informed of any matters raised by ASIC in relation to the Scheme Booklet, and use all reasonable endeavours in co-operation with Constellation to resolve any such matters; and

(iii)  keep Constellation informed of any matters raised in connection with any other Regulatory Approval, and use all reasonable endeavours in co-operation with Constellation to resolve any such matters;

(g)   Legal Opinion: as soon as practicable at the conclusion of the Regulatory Review Period procure that Piper Alderman provide to BRL Hardy a legal opinion confirming that the Legal Information contained in the draft of the Scheme Booklet proposed to be submitted to the BRL Hardy Board for approval in accordance with clause 8.1(h) (other than the matters referred to in paragraphs (e) and (f) of the definition of Legal Information):

(i)    complies in all material respects with the requirements of the Corporations Act and the rules and regulations promulgated thereunder, the Listing Rules, all relevant policy statements, practice notes and other guidelines or requirements of ASIC;

(ii)   does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(h)   Approval of Scheme Booklet: as soon as practicable at the conclusion of the Regulatory Review Period procure that a meeting of the BRL Hardy Board is convened to approve the Scheme Booklet for dispatch to the Shareholders and the Employee Option Holders;

(i)    Section 411(17)(b) statement: apply to ASIC for the production of a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Schemes;

(j)    Scheme Meetings: promptly after the approvals referred to in clauses 8.1(h) and 8.2(g) have been received:

(i)    apply to the Court for orders convening the Scheme Meetings, each to be held on the same day; and

(ii)   take all steps necessary to comply with the orders of the Court including, as required, dispatching the Scheme Booklet to the Shareholders and the Employee Option Holders and holding the Scheme Meetings;

(k)   Approval of Share Scheme: if the resolution submitted to the Scheme Meeting in relation to the Share Scheme is passed by the appropriate majorities, promptly apply to the Court for orders approving the Share Scheme and if that approval is obtained:

(i)    promptly lodge with ASIC office copies of the orders approving the Share Scheme;

(ii)   close the Register as at 9.00 pm on the Record Date and determine entitlements to the Share Scheme Consideration;

(iii)  execute proper instruments of transfer of and effect and register the transfer of the Shares subject to the Share Scheme; and

(iv)  do all other things contemplated by or necessary to give effect to the Share Scheme and the orders of the Court approving the same;

(l)    Approval of Option Scheme: if the resolution submitted to the Scheme Meeting in relation to the Option Scheme is passed by the appropriate majorities and the Resolution is passed by the appropriate majority, promptly apply to the Court for orders approving the Option Scheme and if that approval is obtained:

(i)    promptly lodge with ASIC office copies of the orders approving the Option Scheme;

(ii)   close the register of Employee Option Holders as at 9.00 pm on the Record Date and determine entitlements to the Option Scheme Consideration;

(iii)  effect the cancellation of the Employee Options subject to the Option Scheme; and

(iv)  do all other things contemplated by or necessary to give effect to the Option Scheme and the orders of the Court approving the same;

(m)  Share options: take such actions as shall be necessary to ensure that between the date of this Deed and the Effective Date no new shares or options are allotted or issued or agreed to be allotted or issued under the BRL Hardy Option Plans or the Non-Executive Directors’ Plan except new shares issued pursuant to options granted prior to the date of this Deed;

(n)   BRL Hardy Prescribed Occurrence: ensure that a BRL Hardy Prescribed Occurrence does not occur between the date of this Deed and the Implementation Date;

(o)   Conduct of business: during the period from the date of this Deed to the Implementation Date conduct the Business in the ordinary and usual course consistent with the way the Business has been conducted in the 3 years prior to the date of this Deed and in accordance with any business plans approved by the BRL Hardy Board and disclosed to Constellation or its Representatives prior to the date of this Deed;

(p)   Consultation: during the period from the date of this Deed to the Implementation Date consult with Constellation in relation to the conduct of the Business and consider in good faith Constellation’s views in relation to the same;

(q)   ASX Listing: use its best endeavours to ensure that the Shares continue to be listed on ASX until the close of business on the Implementation Date;

(r)    Publication of information on website: as soon as they become available, publish on its website the dates fixed for any Court hearing in relation to the Schemes, including any adjournments or continuance of these hearings, the date of the Scheme Meetings and the Shareholder Meeting and the text of all announcements made to ASX in connection with the Transaction or the Schemes;

(s)   Assistance with SEC filings: provide all reasonable assistance to Constellation, including the provision of all information requested by Constellation as soon as practicable following such request, for purposes of SEC filings and registration statements, press releases, public disclosures, analyst conferences, financing activities and any other activity determined by Constellation to be necessary or desirable;

(t)    Convening of Shareholder Meeting: take all necessary steps to convene the Shareholder Meeting in compliance with the Corporations Act, including:

(i)    the preparation and filing with ASIC of all notices and other material required to be prepared and filed in relation to the Shareholder Meeting or the Resolution;

(ii)   compliance with any reasonable request of ASIC in relation to the material referred to in 8.2(d)(i); and

(iii)  publishing such notices or advertisements as may be required in connection with the Shareholder Meeting or the Resolution; and

(u)   Compliance with Laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all laws and regulations applicable in relation to the Transaction in Australia.

8.2  Constellation’s obligations

Constellation must execute all documents and do all acts and things necessary for the implementation and performance of the Schemes substantially in accordance with the timetable set out in schedule 3 and in particular Constellation must:

(a)   Constellation Information: promptly prepare and provide to BRL Hardy the Constellation Information for inclusion in the Scheme Booklet;

(b)   Independent Expert: provide all assistance and information reasonably requested by the independent expert in connection with the preparation of the independent expert’s report to be included in the Scheme Booklet;

(c)   Review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by BRL Hardy and provide comments on those drafts in good faith;

(d)   Approval of Regulators’ Draft: as soon as practicable after preparation of the Regulators’ Draft procure that a meeting of the Constellation Board is convened to approve those sections of the Regulators’ Draft that relate to the Constellation Group and the Constellation Shares as being in a form appropriate for dispatch to the Shareholders and the Employee Option Holders subject to completion of dates, numbers and minor corrections;

(e)   Regulatory Review Period: during the Regulatory Review Period:

(i)    promptly provide to BRL Hardy any new information not included in the Regulators’ Draft which constitutes Constellation Information; and

(ii)   keep BRL Hardy informed of any matters raised in connection with any other Regulatory Approval, and use all reasonable endeavours in co-operation with BRL Hardy to resolve any such matters;

(f)    Legal Opinion: as soon as practicable at the conclusion of the Regulatory Review Period procure that Clayton Utz provide to Constellation in respect of all Legal Information other than that relating to issues of United States law a legal opinion confirming that such Legal Information contained in the draft of the Scheme Booklet proposed to be submitted to the Constellation Board for approval in accordance with clause 8.2(g):

(i)    complies in all material respects with the requirements of the Corporations Act and the rules and regulations promulgated thereunder, the Listing Rules, all relevant policy statements, practice notes and other guidelines or requirements of ASIC;

(ii)   does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(g)   Approval of Scheme Booklet: as soon as practicable at the conclusion of the Regulatory Review Period procure that a meeting of the Constellation Board is convened to approve those sections of the Scheme Booklet that relate to the Constellation Group and the Constellation Shares as being in a form appropriate for dispatch to the Shareholders and the Employee Option Holders;

(h)   Representation: procure that Constellation is represented by counsel at the Court hearings convened for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act, at which, through its counsel, Constellation will undertake (if requested by the Court) to do all such things and take all such steps within its power as may be necessary in order to ensure the fulfilment of its obligations under this Deed, the Schemes and the Credit Agreement;

(i)    Deed poll: prior to the despatch of the Scheme Booklet, execute a deed poll in the form of schedule 5 or in such other form as the parties agree in writing under which Constellation covenants in favour of the Scheme Participants to perform its obligations under this Deed and the Schemes and to procure that Constellation Sub performs its obligations under the Schemes;

(j)    Funding for Options: subject to the Option Scheme becoming Effective, make available to BRL Hardy a credit facility on arms length commercial terms to enable BRL Hardy to fund:

(i)    the Option Scheme Consideration; and

(ii)   the consideration payable to each holder of Non-Executive Options for the cancellation of those Non-Executive Options under clause 7.2.

(k)   Compliance with Laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all laws and regulations applicable in relation to the Transaction in Australia and the United States.

8.3  Appeal process

If the Court refuses to make any orders convening the Scheme Meetings or approving the Schemes, BRL Hardy must appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or independent Senior Counsel indicates that, in his view, an appeal would have no reasonable prospect of success before the Termination Date).  If such an appeal is undertaken by BRL Hardy at the request of Constellation then unless the parties otherwise agree, Constellation will bear BRL Hardy’s reasonable costs of the appeal.

8.4  BRL Hardy Board

(a)   On the Effective Date, BRL Hardy will use its best endeavours to appoint 4 nominees of Constellation to the BRL Hardy Board and to ensure that all non-executive directors other than the Constellation nominees resign; and

(b)   BRL Hardy must ensure that any amount which is or may be payable to any non-executive director of BRL Hardy as a result of the resignation or removal of any such director at any time after the date of this Deed does not exceed the amount calculated in accordance with the following formula:

the lesser of

(i) RB  =  total remuneration for three years immediately before the resignation; or

(ii) RB  =  AAE x YOS x 35%

where

RB                   is the retirement benefit;

AAE               is the Average Annual Emolument for three years immediately before the resignation;

YOS                is years of service.

8.5  Employment arrangements

To enhance the continuity and retention of existing BRL Hardy management, Constellation has requested and BRL Hardy has agreed to use its best endeavours to procure that each of the following matters occurs.

(a)   Each of Constellation and BRL Hardy will use its best endeavours to procure that, with effect from the Implementation Date, BRL Hardy enters into a supplementary employment agreement with Stephen Millar providing that in consideration of:

(i)    an initial grant to Mr Millar of 100,000 Constellation Non-Qualified Stock Options to be made on the Implementation Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares; and

(ii)   subsequent annual grants to Mr Millar of Constellation Non-Qualified Stock Options made in accordance with the terms of the Constellation Long Term Stock Incentive Plan,

Mr Millar will be appointed to the position of Chief Executive Officer of Constellation’s wine operations.

(b)   In order to enhance the retention of Mr Millar’s services from the Implementation Date, Constellation and BRL Hardy agree that subject to the Share Scheme becoming Effective Mr Millar will be provided a further special initial grant of 100,000 Constellation Non-Qualified Stock Options to be made on the Implementation Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares.

In consideration of the foregoing, the term of Mr Millar’s existing service contract will be continued and Mr Millar will enter into a non competition covenant in favour of BRL Hardy and Constellation for a period of 12 months following the date of termination of his service contract.

(c)   Constellation and BRL Hardy further agree that in lieu of his further participation in BRL Hardy’s annual incentive program, Mr Millar will be entitled to participate in Constellation’s Annual Management Incentive Plan which will entitle Mr Millar to receive a bonus award equal to 55% of his base salary provided that performance is at target levels.  All other terms of Mr Millar’s compensation program with BRL Hardy will remain unchanged.

(d)   Each of Constellation and BRL Hardy will use its best endeavours to procure that, with effect from the Implementation Date, BRL Hardy enters into a supplementary employment agreement with Angus Kennedy providing that in consideration of:

(i)    an initial grant to Mr Kennedy of 50,000 Constellation Non-Qualified Stock Options to be made on the Effective Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares; and

(ii)   subsequent annual grants to Mr Kennedy of Constellation Non-Qualified Stock Options made in accordance with the terms of the Constellation Long Term Stock Option Incentive Plan,

Mr Kennedy will continue to serve as Operations and Technical Director of BRL Hardy.

(e)   In order to enhance the retention of Mr Kennedy’s services from the Implementation Date, Constellation and BRL Hardy agree that, subject to the Share Scheme becoming Effective Mr Kennedy will be provided a further special initial grant of 25,000 Constellation Non-Qualified Stock Options to be made on the Implementation Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares.

In consideration of the foregoing, the term of Mr Kennedy’s existing service contract will be continued and Mr Kennedy will enter into a non competition covenant in favour of BRL Hardy and Constellation for a period of 12 months following the date of termination of his service contract.

(f)    Constellation and BRL Hardy further agree that all other terms of Mr Kennedy’s compensation program with BRL Hardy will remain unchanged.

(g)   Each of Constellation and BRL Hardy will use its best endeavours to procure that, with effect from the Implementation Date, BRL Hardy enters into a supplementary employment agreement with David Woods providing that in consideration of:

(i)    an initial grant to Mr Woods of 50,000 Constellation Non-Qualified Stock Options to be made on the Implementation Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares; and

(ii)   subsequent annual grants to Mr Woods of Constellation Non-Qualified Stock Options made in accordance with the terms of the Constellation Long Term Stock Option Incentive Plan,

Mr Woods will continue to serve as International Trading Director of BRL Hardy.

(h)   In order to enhance the retention of Mr Woods services from the Implementation Date, Constellation and BRL Hardy agree that, subject to the Share Scheme becoming Effective Mr Woods will be provided a further special initial grant of 25,000 Constellation Non-Qualified Stock Options to be made on the Implementation Date at a grant price to be determined on the date of grant and on terms that provide for vesting of those options over a maximum period of 4 years from date of grant dependent on the fair market value of Constellation Shares.

In consideration of the foregoing, the term of Mr Woods’ existing service contract will be continued and Mr Woods will enter into a non competition covenant in favour of BRL Hardy and Constellation for a period of 12 months following the date of termination of his service contract.

(i)    Constellation and BRL Hardy further agree that all other terms of Mr Woods’ compensation program with BRL Hardy will remain unchanged.

8.6  Purchase of Shares

Constellation may in its sole discretion, but shall not in any way be obliged to, purchase either off-market or on-market up to 10.1% of the BRL Hardy Shares for consideration up to the Share Scheme Consideration provided that any such purchase shall only be made in accordance with the insider trading, market stabilisation and other relevant provisions of the Corporations Act.

9.     Representations and warranties

9.1  Constellation Representations and Warranties

Constellation represents and warrants to BRL Hardy (on BRL Hardy’s own behalf and separately as trustee or nominee for each director and officer of BRL Hardy) at the date of this Deed and as at the Second Court Date that each of the Constellation Representations and Warranties is true and accurate.

9.2  Constellation indemnity

Subject to clause 9.3, Constellation agrees with BRL Hardy  (in its own right and separately as trustee or nominee for each director and officer of BRL Hardy) to indemnify and keep indemnified BRL Hardy and each of its directors and officers against all claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which BRL Hardy or any of its directors or officers suffers, incurs or is liable for arising out of or in connection with:

(a)   any breach of any of the Constellation Representations and Warranties;

(b)   any breach by Constellation of any covenant or undertaking on the part of Constellation in the Transaction Documents; or

(c)   any failure by Constellation to comply with any obligation of Constellation in the Transaction Documents.

9.3  Limitation

If the provisions of clause 5.4 have effect then from the time that such clause takes effect, the Constellation Representations and Warranties contained in paragraphs 2.4 to 2.7 of Schedule 2 shall be deemed never to have been given and Constellation shall not be liable to any Person under clause 9.1 or clause 9.2 or any other provision of this Deed in relation to any breach or alleged breach of any of those Constellation Representations and Warranties.

9.4  BRL Hardy Representations and Warranties

BRL Hardy represents and warrants to Constellation (on Constellation’s own behalf and separately as trustee or nominee for Constellation Sub and each director and officer of Constellation and Constellation Sub) at the date of this Deed and as at the Second Court Date that each of the BRL Hardy Representations and Warranties is true and accurate.

9.5  BRL Hardy indemnity

BRL Hardy agrees with Constellation (in its own right and separately as trustee or nominee for Constellation Sub and each director and officer of Constellation and Constellation Sub) to indemnify and keep indemnified Constellation and each of its directors and officers against all claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which Constellation or Constellation Sub or any of their directors or officers suffers, incurs or is liable for arising out of or in connection with:

(a)   any breach of any of the BRL Hardy Representations and Warranties;

(b)   any breach by BRL Hardy of any covenant or undertaking on the part of BRL Hardy in the Transaction Documents; or

(c)   any failure by BRL Hardy to comply with any obligation of BRL Hardy in the Transaction Documents.

10.  Confidentiality

10.1  Confidentiality Agreement

Subject to clause 10.2, each party acknowledges and agrees that it continues to be bound by the Confidentiality Agreement in respect of all information received by it from the other party before or after the date of this Deed.

10.2  Amendments

Notwithstanding clause 14.3 of the Confidentiality Agreement, BRL Hardy agrees with Constellation that Constellation may acquire Shares:

(a)   pursuant to any transaction contemplated by this Deed; or

(b)   if any Person announces a transaction of the type referred to in paragraphs (b) to (e) inclusive of the definition of Third Party Proposal; or

(c)   if any Person other than Constellation or its Affiliates who does not have a Relevant Interest of more than 10% in the share capital of BRL Hardy at the date of this Deed acquires a Relevant Interest in more than 10% of the share capital of BRL Hardy.

10.3  Survival of obligations

The rights and obligations of the parties under the Confidentiality Agreement shall survive termination of this Deed.

11.  Public announcement

11.1  Public announcement and submissions

Subject to clause 11.2, no public announcement of the Transaction or any other transaction  the subject of any Transaction Document and no submission made to any Person in connection with the seeking of any Regulatory Approval pursuant to this Deed may be made other than in a form approved by both parties, but each party will use all reasonable endeavours to provide such approval as soon as practicable.

11.2  Required disclosure

Where a party is required by law, the Listing Rules, the SEC or the listing rules of the NYSE to make any announcement or make any disclosure relating to matters the subject of a Transaction Document, it may do so only after it has given at least seven days or such lesser period as may be required or permitted by the effect of a legal obligation, but in any event prior notice to the other party and has consulted to the fullest extent possible in the circumstances  with the other party and its legal advisers.

12.    Termination

12.1  Rights of termination

Without prejudice to any other rights of termination under this Deed:

(a)   Constellation may terminate this Deed by giving notice to BRL Hardy in writing if:

(i)    BRL Hardy is in material breach in any respect of its obligations under the Non Solicitation Agreement at any time before the Second Court Date;

(ii)   BRL Hardy is in material breach of its obligations under clause 8.1 of this Deed at any time before the Second Court Date and has not rectified that breach within 5 Business Days after it is given notice by Constellation requiring that breach to be rectified; or

(iii)  a majority of the Board:

A.    withdraws or changes the recommendation of the Transaction given by the Board in accordance with the terms of this Deed; or

B.    recommends or supports, or enters into any agreement, arrangement or understanding to recommend or support a Third Party Proposal;

(b)   BRL Hardy may terminate this Deed by giving notice to Constellation in writing if Constellation is in material breach of its obligations under clauses 8.2 of this Deed at any time before the Second Court Date and has not rectified that breach within 5 Business Days after it is given notice by BRL Hardy requiring that breach to be rectified.

(c)   Either Constellation or BRL Hardy may terminate this Deed by giving notice to the other in writing if:

(i)    the Implementation Date shall not have occurred on or prior to the Termination Date;

(ii)   at the Scheme Meeting relating to the Share Scheme or any adjournment or postponement thereof at which the Share Scheme is voted on, the Share Scheme is not approved by the necessary majority of the Shareholders; or

(iii)  any court or Governmental Authority has issued any order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transaction, or has refused to do anything necessary to permit the Transaction, and such order, decree, ruling or other action shall have become final and not appealable.

12.2  Effect of termination

On termination of this Deed under this clause 12 or under any other clause of this Deed:

(a)   the provisions of clauses 13 and 14.3 to 14.8 of this Deed shall continue to apply; and

(b)   the rights and remedies of the parties accrued prior to termination of this Deed are not affected by such termination, and for the avoidance of doubt, the provisions of the Transaction Compensation Agreement shall continue to apply.

13.    Governing law and jurisdiction

13.1  Governing Law

This Deed is governed by and will be construed according to the laws of the state of South Australia.

13.2  Jurisdiction

(a)   Each party irrevocably submits to the non-exclusive jurisdiction of the courts of South Australia, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Deed.

(b)   Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 13.2(a).

14.    General

14.1  Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Deed.

14.2  Restructuring

At any time after the approval by the Scheme Shareholders of the Share Scheme, BRL Hardy, upon the request of Constellation, shall effect and complete such corporate reorganisations and restructurings in respect of BRL Hardy, its Subsidiaries and its joint venture interests, in accordance with Constellation’s specifications, in order to complete the Transaction and re-order the affairs of the BRL Hardy Group as a significant group of companies within the Constellation Group.

14.3  Notices

Any communication under or in connection with this Deed:

(a)   must be in writing;

(b)   must be addressed as shown below:

BRL Hardy

Name: BRL Hardy Limited

Address: Reynell Road, Reynella, South Australia 5161, Australia

Fax no: +61 8 8392 2122

For the attention of: Stephen Millar/John Whelan

Constellation

Name: Constellation Brands, Inc.

Address: 300 WillowBrook Office Park, Fairport, NY14450, United States

Fax no: +1 585 212 6225

For the attention of: Thomas J. Mullin, General Counsel

with a copy to:

Name: Clayton Utz

Address: 1 O’Connell Street, Sydney, NSW 2000, Australia

Fax no: +61 2 8220 6700

For the attention of: Rod Halstead

(or as otherwise notified by that party to the other party from time to time);

(c)   must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

(d)   must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 14.3(b); and

(e)   will be deemed to be received by the addressee:

(i)    (in the case of prepaid post) on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;

(ii)   (in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time falls on a day that is not a Business Day, or is after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day; and

(iii)  (in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 14.3(b), unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day.

14.4  Stamp duties and expenses

Constellation will pay or will procure that Constellation Sub will pay:

(a)   all stamp duties and any related expenses in respect of this Deed, the performance of this Deed and each transaction effected by or made under or pursuant to this Deed, except to the extent of any stamp duty which is or becomes payable as a result of BRL Hardy’s failure to comply with its obligations under clause 8.1(q), which stamp duties must be paid by BRL Hardy; and

(b)   all filing, application or similar fees due in connection with any Regulatory Approvals.

14.5  Expenses

Except as otherwise provided in the Transaction Documents, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Deed and the consummation of the Transaction.

14.6  Amendments

This Deed may only be varied by a document signed by or on behalf of each of the parties.

14.7  Assignment and severability

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Deed without the prior written consent of the other party.  If any provision of this Deed is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Deed shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

14.8  Waiver

(a)   Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Deed by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Deed.

(b)   Any waiver or consent given by any party under this Deed will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)   No waiver of a breach of any term of this Deed will operate as a waiver of another breach of that term or of a breach of any other term of this Deed.

14.9  Counterparts

This Deed may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart constitutes the agreement of each party who has executed and delivered that counterpart.

14.10 No representation or reliance

(a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Deed, except for representations or inducements expressly set out in this Deed.

(b) Each party acknowledges and confirms that it does not enter into this Deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Deed.

(c) Each party acknowledges and confirms that clauses (a) and (b) above do not prejudice any rights a party may have in relation to information which had been or will be filed by the other party with ASIC, ASX, SEC or NYSE.

14.11 Entire Agreement

In relation to the subject matter of the Transaction Documents, the Transaction Documents:

(a) embody the entire understanding of the parties and constitute the entire terms agreed upon between the parties; and

(b) supersede any prior agreement (whether or not in writing) between the parties.

14.12 No merger of rights and obligations

The rights and obligations of the parties will not merge on completion of any transaction under this Deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

Schedule 1 - BRL Hardy Representations and Warranties

1.1  Standing and authority

BRL Hardy represents and warrants that:

(a)   it and each of its Subsidiaries is a corporation, limited liability company or other entity validly existing under the laws of its place of incorporation or formation;

(b)   it has the corporate power to enter into and perform its obligations under the Transaction Documents and to carry out the transactions contemplated by  the Transaction Documents;

(c)   it has taken all necessary corporate action to authorise entry into  the Transaction Documents and has taken or will take all necessary corporate action to authorise the performance of  the Transaction Documents and to carry out the transactions contemplated by  the Transaction Documents;

(d)   the Transaction Documents have been duly and validly executed and delivered by it and are its valid and binding obligations.

(e)   the BRL Hardy Board has unanimously approved the Transaction, the Transaction Documents and the obligations imposed on BRL Hardy under the Transaction Documents.

1.2  Information and due diligence

BRL Hardy represents and warrants that:

(a)   it has disclosed to Constellation or its Representatives all information which a prospective acquirer of the Shares would reasonably require to make an informed decision as to whether or not to proceed with such an acquisition;

(b)   the BRL Hardy Information included in the Scheme Booklet:

(i)    will be included in good faith and on the understanding that Constellation and each director of Constellation will rely on that information for the purpose of approving the entry by Constellation into the Deed Poll; and

(ii)   will comply in all material respects with the requirements of the Corporations Act and the rules and regulations promulgated thereunder, the Listing Rules all relevant policy statements, practice notes and other guidelines or requirements of ASIC;

(c)   the BRL Hardy Information included or incorporated by reference in the Scheme Booklet will not, at the date the Scheme Booklet is first dispatched to the Scheme Participants or at the time of the Scheme Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(d)   BRL Hardy will, as a continuing obligation, provide to Constellation all such further or new information which may arise after the Scheme Booklets have been dispatched until the date of the Scheme Meetings which may be necessary to ensure that there would be no breach of the representation and warranty in clause 1.2(c) of this Schedule if given at the date upon which that information arose.

(e)   BRL Hardy has undertaken such due diligence and verification processes for the purposes of ensuring that the warranties contained in paragraphs 1.2(b) and 1.2(c) are accurate as have been advised to Constellation in writing prior to the end of the Regulatory Review Period; and

(f)    BRL Hardy will provide to the Independent Expert all information requested of BRL Hardy by the Independent Expert to enable the Independent Expert to provide an informed opinion for inclusion in the Scheme Booklet.

1.3  Securities

BRL Hardy represents and warrants that:

(a)   the issued share capital of BRL Hardy is 177,720,562 Shares;

(b)   all such Shares are fully paid up and have been duly issued;

(c)   there are issued and outstanding options to subscribe for:

(i)    11,568,050 Shares pursuant to the BRL Hardy Option Plans; and

(ii)   92,818 Shares pursuant to the Non-Executive Directors’ Option Plan;

(d)   there are outstanding entitlements to subscribe for 610,270 additional Shares on the exercise of options under the BRL Hardy Option Plans;

(e)   no member of the BRL Hardy Group is under any obligation to issue any shares to any Person and except as specified in paragraphs (c) and (d) above, no option exists nor is any member of the BRL Hardy Group under any obligation to give any option over any part of their respective share capital;

(f)    no member of the BRL Hardy Group is subject to any actual or contingent obligation to issue or convert securities other than pursuant to the options described in paragraph (c) above and the entitlements referred to in paragraph (d) above; and

(g)   all of the issued share capital or other equity interests of the Subsidiaries are fully paid up and have been duly issued and are held legally and beneficially by BRL Hardy or another Subsidiary of BRL Hardy free and clear of all Encumbrances;

1.4  Compliance

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(a)   BRL Hardy and its Subsidiaries have complied in all material respects with all Australian and foreign laws and regulations applicable to them (including United States securities laws) and orders of Australian and foreign governmental agencies having jurisdiction over them (including the SEC) and have all material licenses, permits and franchises necessary for them to conduct their respective businesses as presently being conducted;

(b)   neither it nor any of its Subsidiaries is in material default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect;

(c)   neither the execution or performance by it of  the Transaction Documents nor the consummation of any transaction contemplated under  the Transaction Documents will in any material respect:

(i)    violate any law, regulation, order, injunction or judgment binding on it (other than the filing of a pre-merger notification report under the HSR Act and the rules and regulations promulgated thereunder); or

(ii)   violate or accelerate the obligations of it or of any of its Subsidiaries, nor require any consent or approval of or notice to any Person, under any provision of:

A.    any of its or its Subsidiaries’ constituent documents; or

B.    any of its or its Subsidiaries’ material agreements or instruments.

1.5  Filings and undisclosed liabilities

BRL Hardy represents and warrants that:

(a)   it has filed with ASIC and ASX all required reports, schedules, prospectuses,  forms, statements, notices and other documents required to be filed with ASIC and ASX since 31 December 2000 (the “BRL Hardy Reporting Documents”);

(b)   as of its date, each BRL Hardy Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements promulgated under the Corporations Act and the Listing Rules;

(c)   none of the BRL Hardy Reporting Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed BRL Hardy Reporting Document;

(d)   the consolidated financial statements of BRL Hardy included in the BRL Hardy Reporting Documents comply as to form in all material respects with the Corporations Act and all applicable accounting requirements applicable to the preparation of financial statements, have been prepared in accordance with generally accepted accounting principles in Australia (“Australian GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respect the consolidated financial position of BRL Hardy as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended;

(e)   there has not been any event, change, effect or development which, individually or in aggregate, is required to be included in BRL Hardy Reporting Documents in accordance with the requirements of the Corporations Act, the Listing Rules and all rules and regulations promulgated under the Corporations Act and the Listing Rules which has not been included in the BRL Hardy Reporting Documents;

(f)    neither BRL Hardy nor any Subsidiary of BRL Hardy has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which:

(i)    would be required by Australian GAAP to be set forth on a consolidated balance sheet of the BRL Hardy Group and are neither set forth in the financial statements included in the BRL Hardy Reporting Documents nor incurred in the ordinary course of business since the date of the most recent financial statements included in the BRL Hardy Reporting Documents; or

(ii)   individually or in the aggregate, have had or would be likely to have a BRL Hardy Material Adverse Change; and

(g)   none of BRL Hardy or any of its Subsidiaries or joint ventures has ever filed any report, schedule, prospectus, registration statement, form, statement or other document with the SEC.

1.6  Litigation

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(a)   there are no material actions, suits, arbitrations, legal or administrative proceedings pending or, so far as BRL Hardy is aware, threatened against BRL Hardy or any of its Subsidiaries;

(b)   neither BRL Hardy nor any of its Subsidiaries is the subject of any material pending or, so far as BRL Hardy is aware, material threatened investigation; and

(c)   neither BRL Hardy nor any of its Subsidiaries nor the respective assets, properties or business of BRL Hardy or any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

1.7  Assets and Material Contracts

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(a)   either BRL Hardy or a Subsidiary of BRL Hardy is the sole beneficial and (where its interests are registrable) the sole registered owner of all the assets and interests in assets, real and personal, necessary to conduct the Business with good and valid title, free and clear of all Encumbrances;

(b)   each Material Contract is in full force and effect and is enforceable by BRL Hardy and each applicable Subsidiary of BRL Hardy in accordance with its terms.

1.8  Intellectual property

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report, there are no circumstances or facts involving it or its Subsidiaries or their affairs in respect to its intellectual property which is likely to have a material adverse effect in them carrying on their businesses.

1.9  Environmental

(a)   In this warranty 1.9:

“Environmental Law” means any law or regulation relating to the environment including relating to:

(i)    the discharge or emission of substances (whether solid, liquid or gaseous) to air, water or land;

(ii)   contamination of air, water or land;

(iii)  the production, use, handling, storage, disposal or transport of waste, hazardous substances; and

(iv)  the presence of asbestos; or

(v)   or any other aspect of protection of the environment or the enforcement or administration of any such law.

“Environmental Permit” means any permit, licence, authority, approval, certificate of approval, consent or authorisation required by Environmental Laws.

(b)   BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(i)    neither BRL Hardy nor any Subsidiary of BRL Hardy has been convicted of any material offence under any Environmental Law and there are no orders issued by any Governmental Authority or any claims relating to contamination or the effect the operation of the Business is having on the environment or the breach of any Environmental Law or Environmental Permit against BRL Hardy or any of its Subsidiaries;

(ii)   so far as BRL Hardy is aware, the Business has been and is being conducted in all material respects in compliance with all applicable Environmental Laws, all Environmental Permits necessary for the conduct and operation of the Business as presently conducted have been obtained, are in force and effect and are being complied with in all material respects.

1.10        Tax

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(a)   each of BRL Hardy and each Subsidiary of BRL Hardy has duly and timely made or prepared, and has duly and timely filed, all returns, reports, declarations, elections, notices, filings, forms, statement and other documents required to be made or prepared or filed by it with the appropriate Governmental Authority under the laws and regulations of each Governmental Authority having or purporting to have jurisdiction in each place in which it currently conducts the Business or has previously operated;

(b)   each of BRL Hardy and each Subsidiary of BRL Hardy has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon in all material respects;

(c)   each of BRL Hardy and each Subsidiary of BRL Hardy has paid, withheld or collected, as appropriate, all Taxes required to be paid, collected or withheld by BRL Hardy or such Subsidiary; and

(d)   each of BRL Hardy and each Subsidiary of BRL Hardy has otherwise complied in all material respects with all laws and regulation relating to Taxes; and

(e)   no notice of any challenge or exception to any matter referred to in paragraphs (a) to (d) above has been received, acknowledged, filed against or given to BRL Hardy or any of its Subsidiaries and BRL Hardy has no knowledge of anything that would cause any of the matters referred to in paragraphs (a) to (d) above to be improper or incorrect in any material respect.

1.11 Superannuation

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report:

(a)   BRL Hardy, each Subsidiary of BRL Hardy and the trustee of each superannuation or pension fund established by BRL Hardy or any Subsidiary of BRL Hardy have complied with all their obligations under the Superannuation Industry (Supervision) Act 1993 and the regulations prescribed under that Act, and the trust deed, rules or other instruments relating to each such superannuation or pension fund, including making all contributions required to be made and paying benefits required to be paid pursuant to any such trust deed, rules or instrument;

(b)   the assets of each superannuation or pension fund established by BRL Hardy or any Subsidiary of BRL Hardy are sufficient having regard to appropriate actuarial valuation methods and assumptions to provide prospective benefits in accordance with any trust deed, rules or instruments relating to the same, to the extent to which the benefits relate to periods of service or membership prior to the date of this Agreement.

1.12 Grape vines

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report, the grape vines on the vineyard portion of the real property owned by the BRL Hardy Group and the real property leased by the BRL Hardy Group are in good condition, and free in all material respects of disease, infestation or other defects.

1.13 Product recall

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report, the BRL Hardy Group has not, for the past three years, recalled any products made, bottled, distributed or sold by the BRL Hardy Group and it is not now nor has it ever been under any obligation to do so, and there is no reasonable basis known to the BRL Hardy Group for any such recall.

1.14 Restrictions on business activities

BRL Hardy represents and warrants that, except as referred to in the Legal and Compliance Report, there is no agreement, judgment, injunction, order or decree binding on BRL Hardy, any of its Subsidiaries or any of its joint venture interests that has or would be likely to have the effect of prohibiting, restricting or materially impairing after the Effective Date any business of BRL Hardy as a Subsidiary of Constellation, any of its Subsidiaries or any of its joint venture interests.

Schedule 2 - Constellation Representations and Warranties

2.1  Standing and authority

Constellation represents and warrants that:

(a)   Constellation is a corporation validly existing under the laws of the State of Delaware;

(b)   Constellation Sub is a corporation validly existing under the laws of Australia and is an indirect wholly owned Subsidiary of Constellation;

(c)   Constellation has the corporate power to enter into and perform its obligations under the Transaction Documents and to carry out the transactions contemplated by  the Transaction Documents to be carried out by Constellation;

(d)   Constellation Sub has the corporate power to carry out the transactions contemplated by  the Transaction Documents to be carried out by Constellation Sub;

(e)   Constellation has taken or will take all necessary corporate action to authorise its entry into  the Transaction Documents and has taken or will take all necessary corporate action to authorise the performance of  the Transaction Documents by Constellation and to carry out the transactions contemplated by  the Transaction Documents to be carried out by Constellation; and

(f)    Constellation Sub has taken or will take all necessary corporate action to carry out the transactions contemplated by the Transaction Documents to be carried out by Constellation Sub; and

(g)   the Transaction Documents have been duly and validly executed and delivered by Constellation and are a valid and binding obligation of Constellation.

2.2  Information

Constellation represents and warrants that:

(a)   the Constellation Information included in the Scheme Booklet:

(i)    will be included in good faith and on the understanding that BRL Hardy and each director of BRL Hardy will rely on that information for the purpose of proposing the Schemes; and

(ii)   will comply in all material respects with the requirements of the Corporations Act and the rules and regulations promulgated thereunder, the Listing Rules, all relevant policy statements, practice notes and other guidelines or requirements of ASIC;

(b)   the Constellation Information included or incorporated by reference in the Scheme Booklet will not, at the date the Scheme Booklet is first dispatched to the Scheme Participants or at the time of the Scheme Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(c)   Constellation will, as a continuing obligation, provide to BRL Hardy all such further or new information which may arise after the Scheme Booklets have been dispatched until the date of the Scheme Meetings which may be necessary to ensure that there would be no breach of the representation and warranty in clause 2.2(a) of this Schedule if given at the date upon which that information arose;

(d)   Constellation has undertaken such due diligence and verification processes for the purposes of ensuring that the warranties contained in paragraphs 2.2(b) and 2.2(c) are accurate as have been advised to BRL Hardy in writing prior to the end of the Regulatory Review Period; and

(e)   Constellation will provide to the Independent Expert all of the information requested of Constellation by the Independent Expert to enable the Independent Expert to provide an informed opinion for inclusion in the Scheme Booklet.

2.3  Finance

Constellation represents and warrants to BRL Hardy that the description of the credit facilities available to it in respect of the Transaction which will be contained in the Scheme Booklet will be accurate and not misleading and nor will there be any material omission from that description.

2.4  Securities

Constellation represents and warrants that:

(a)   as at November 30, 2002 there were 78,412,803 Constellation Shares issued, and outstanding;

(b)   all such Constellation Shares are duly and validly issued, fully paid and non-assessable;

(c)   except as described in the Constellation Reporting Documents and except for obligations of Constellation under its 1989 Employee Stock Purchase Plan, as restated, UK Sharesave Scheme, Long-Term Stock Incentive Plan or Incentive Stock Option Plan, no member of the Constellation Group is under any obligation to issue any shares to any Person and no option exists nor is any member of the Constellation Group under any obligation to give any option over any part of their respective share capital; and

(d)   except as described in the Constellation Reporting Documents and except for obligations of Constellation under its Employee Stock Purchase Plan, Employee Share Save Scheme, Long-Term Stock Incentive Plan or Incentive Stock Option Plan, no member of the Constellation Group is subject to any actual or contingent obligation to issue or convert securities.

2.5  Compliance

Constellation represents and warrants that

(a)   neither it nor any of its Subsidiaries is in default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect;

(b)   neither the execution or performance by it of this Deed nor the consummation of any transaction contemplated under this Deed will in any material respect violate or accelerate the obligations of it or of any of its Subsidiaries, nor require any consent or approval of or notice to any Person, under any provision of:

(i)    any of its or its Subsidiaries’ constituent documents; or

(ii)   any of its or its Subsidiaries’ material agreements or instruments.

2.6  Filings and undisclosed liabilities

Constellation represents and warrants that:

(a)   it has filed with the SEC all required reports, schedules, forms, statements, notices and other documents required to be filed with the SEC pursuant to the US Exchange Act since 31 December 2000 (the “Constellation Reporting Documents”);

(b)   as of its date, each Constellation Reporting Document complied in all material respects with the requirements of the US Exchange Act and all rules and regulations promulgated under the US Exchange Act;

(c)   none of the Constellation Reporting Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Constellation Reporting Document;

(d)   the consolidated financial statements of Constellation included in the Constellation Reporting Documents comply as to form in all material respects with all applicable accounting requirements of the SEC applicable to the preparation of financial statements, have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of Constellation as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments);

(e)   there has not been any event, change, effect or development which, individually or in aggregate, is required to be included in Constellation Reporting Documents in accordance with the requirements of the US Exchange Act and all rules and regulations promulgated under the US Exchange Act which has not been included in the Constellation Reporting Documents;

(f)    neither Constellation nor any Subsidiary of Constellation has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which:

(i)    would be required by US GAAP to be set forth on a consolidated balance sheet of the Constellation Group and are neither set forth in the financial statements included in the Constellation Reporting Documents nor incurred in the ordinary course of business since the date of the most recent financial statements included in the Constellation Reporting Documents; or

(ii)   individually or in the aggregate, have had or would be likely to have a material adverse effect in relation to the business, financial condition, assets or liabilities, profitability or prospects of Constellation.

2.7 Litigation

Constellation represents and warrants that:

(a)   there are no material actions, suits, arbitrations, legal or administrative proceedings pending or, so far as Constellation is aware, threatened against Constellation or any of its Subsidiaries;

(b)   neither Constellation nor any of its Subsidiaries is the subject of any pending or, so far as Constellation is aware, threatened investigation; and

(c)   neither Constellation nor any of its Subsidiaries nor the respective assets, properties or business of Constellation or any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

Schedule 3 - Share Scheme

This document is not reproduced here. See Section 13.

Schedule 4 - Option Scheme

This document is not reproduced here. See Section 15.

Schedule 5 - Deed Poll

This document is not reproduced here. See Section 14.

Schedule 6 - Material Contracts

ACI glass supply agreement

Amcor packaging agreement

Barossa Valley Estate joint venture agreements

Willunga Basin Water Users Group joint venture agreement

CCW Co-operative Ltd grape supply agreement

Peter Lehmann Wines Ltd wine and juice sale agreement and processing agreement

Scholle Industries Pty Ltd wine cask supply agreement

Visy Board Pty Ltd corrugated packaging agreement

Hayes and Seward Pty Ltd warehousing and distribution agreement

Pemberton Vineyards joint venture agreement

Hilltops Vineyard grape supply agreement

Westfield Station vineyard agreement

Tilbooroo Nominees / A & A Kidman Pty Ltd lease

Kingston Estates agreement relating to Banrock trade marks

Deed relating to Nobilo intellectual property

Medallion distribution and agency agreement

Schedule 7 - Timetable

This document is not reproduced here. See Page 1 of this Scheme Booklet.

Executed as a deed

Executed by BRL Hardy Limited ACN 008 273 907 by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by Constellation Brands, Inc. by or in the presence of:

Signature of Director

Name of Director in full

Scheme of Arrangement with Shareholders

Section 13

CLAYTON UTZ

BRL Hardy Limited (ACN 008 273 907)

BRL Hardy

The holders of ordinary shares in the
capital of BRL Hardy

Shareholders

Scheme of Arrangement

CLAYTON UTZ

Lawyers

Levels 22-35  No. 1 O’Connell Street  Sydney  NSW  2000  Australia

PO Box H3 Australia Square  Sydney  NSW  1215

www.claytonutz.com

Tel + 61 2 9353 4000  Fax + 61 2 8220 6700

Sydney . Melbourne . Brisbane . Perth . Canberra . Darwin

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

Parties      BRL Hardy Limited, ACN 008 273 907 of Reynell Road, Reynella, 5161, Australia (“BRL Hardy”)

The holders of ordinary shares in the capital of BRL Hardy, other than persons holding ordinary shares on behalf of or for the benefit of Constellation or its Subsidiaries (“Shareholders”).

Recitals

A.            BRL Hardy is a public company incorporated in the State of South Australia.

B.            BRL Hardy and Constellation Brands, Inc. (“Constellation”) have entered into the Implementation Deed pursuant to which BRL Hardy has agreed to propose this Scheme to the Shareholders and each of BRL Hardy and Constellation have agreed to execute all documents and do all things necessary or desirable to be executed or done by BRL Hardy or Constellation, and Constellation has agreed to procure that Constellation Australia Pty Limited ACN 103 362 232 (“Constellation Australia”) execute all documents and do all things necessary or desirable to be executed or done by Constellation Australia, to give effect to this Scheme.

C.            If this Scheme becomes Effective then all of the Scheme Shares will be transferred to Constellation Australia and Constellation Australia will pay the Share Scheme Consideration to the Scheme Shareholders.

D.            Constellation has entered into the Deed Poll for the purpose of covenanting in favour of the Scheme Shareholders to perform its obligations under this Scheme and the Implementation Deed and to procure that Constellation Australia perform the obligations of Constellation Australia under this Scheme.

1.             Definitions and interpretations

1.1          Definitions

In this Scheme, unless the context otherwise requires:

 “ASIC” means the Australian Securities and Investments Commission.

“ASX” means Australian Stock Exchange Limited.

“Australia” means Australia and all of its external territories.

“Australian Listing Condition” means the Condition Precedent in clause 4.1(f)(ii) of the Implementation Deed.

“Business Day” has the meaning given in the Listing Rules.

“Cash Consideration” has the meaning given in clause 5.1.

“CDIs” has the meaning given in the Listing Rules.

“CHESS” means the Clearing House Electronic Sub-register System for the transfer and registration of securities as operated by the Securities Clearing House authorised to do so by the Corporations Act.

“Conditions Precedent” means the conditions precedent set out in clause 2.1.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Court” means the Supreme Court of South Australia.

“Court Hearing Time” means the commencement of the hearing by the Court of the application for approval of the Scheme pursuant to section 411(4)(b) of the Corporations Act or, if the application is adjourned for any reason, means the commencement of the hearing of the adjourned application.

“Constellation CDIs” means CDIs representing Constellation Shares.

“Constellation Shares” means shares of Class A common stock, par value US$0.01 per share, of Constellation.

“Constellation Share Price” means the volume weighted average share price of Constellation Shares in US$ traded on the New York Stock Exchange during the Price Setting Period.

“Deed Poll” means the deed poll dated 6 February executed by Constellation in which, among other things, Constellation has covenanted in favour of the Scheme Shareholders to perform its obligations under the Scheme and to procure that Constellation Australia performs the obligations of Constellation Australia under the Scheme including the obligation to pay and issue the Scheme Consideration.

“Depositary” means CHESS Depositary Nominees Pty Limited, a subsidiary of ASX, or such other depositary as the parties may agree in writing.

“Election” means a valid election made by a Scheme Shareholder as to the form of Scheme Consideration which that Scheme Shareholder wishes to receive in accordance with the form of election included with the Scheme Booklet.

“Eligible Scheme Shareholder” means a Scheme Shareholder other than a Foreign Scheme Shareholder or a US Scheme Shareholder.

“Effective Date” means the date on which an office copy of the Scheme Order is lodged with ASIC pursuant to section 411(10) of the Corporations Act or, if an earlier  date is specified in the Scheme Order for the coming into effect of the Scheme, that earlier date.

“Excluded Holder” means a person registered as the holder of Excluded Shares.

“Excluded Shares” means any Shares held by any person on behalf of or for the benefit of Constellation or its Subsidiaries.

“Explanatory Statement” means the explanatory statement of BRL Hardy in relation to the Scheme issued pursuant to section 412 of the Corporations Act which has been registered with ASIC.

“Foreign Scheme Shareholder” means a Scheme Shareholder whose address in the Register as at the Record Date is a place outside Australia, New Zealand, Hong Kong, Singapore, the United Kingdom or the United States.

“Implementation Deed” means the Implementation Deed dated 17 January 2003 between Constellation and BRL Hardy.

“Implementation Date” means the date which is 3 Business Days after the Record Date.

“Listing Rules” means the official listing rules of ASX.

“New Constellation Shares” means the Constellation Shares to be issued to Scheme Shareholders and to the Depositary under clause 5.5 as the Scrip Consideration.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Price Setting Period” means the last 10 full trading days of Constellation Shares on the New York Stock Exchange prior to the time which is 24 hours before the Court Hearing Time.

“Record Date” means the date which is 5 Business Days after the Effective Date.

“Register” means the register of members of BRL Hardy maintained in accordance with the Corporations Act.

“Scheme” means this scheme of arrangement subject to any alterations or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act.

“Scheme Booklet” means the information to be dispatched to the Shareholders including the Explanatory Statement, a report by the Independent Expert, a copy of the Scheme, the Deed Poll and the Implementation Deed and notices convening the Scheme Meeting (together with proxy forms) in such form as the parties may agree in writing.

“Scheme Consideration” means the consideration to be paid to Scheme Shareholders for the transfer to Constellation Australia of each Scheme Share, ascertained in accordance with clause 5.

“Scheme Meeting” means the meeting of Shareholders to be convened by the Court pursuant to section  411(1) of the Corporations Act in respect of the Scheme.

“Scheme Order” means the orders of the Court approving the Scheme pursuant to section 411(4) of the Corporations Act.

“Scheme Shareholder” means each person who is registered in the Register as the holder of Scheme Shares at 10.00 pm on the Record Date.

“Scheme Shares” means the Shares on issue as at the Effective Date other than the Excluded Shares.

“Scrip Consideration” has the meaning given in clause 5.1.

“Scrip Consideration Cap” means 15,000,000 New Constellation Shares.

“Scrip Election” has the meaning given in clause 5.5(a).

“Shares” means fully paid ordinary shares in the capital of BRL Hardy.

“United States” means the United States of America.

“US Scheme Shareholder” means a Scheme Shareholder whose address on the Register as at the Record Date is within the United States.

“US Listing Conditions” means the Conditions Precedent in clauses 4.1(e) and 4.1(f)(ii) of the Implementation Deed.

1.2          Interpretation

In this Scheme:

(a)           headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)           a reference to any document (including this Scheme) is to that document as amended, varied, novated, ratified or replaced from time to time;

(c)           a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued or promulgated under it;

(d)           words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(e)           references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Scheme, and a reference to this Scheme includes any schedule, exhibit or annexure to this Scheme;

(f)            where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(g)           the word “includes” in any form is not a word of limitation;

(h)           a reference to “$” or “dollar” is to Australian currency unless it is preceded by “US”, in which case such reference is to United States currency; and

(i)            references to a particular time are to South Australian time.

2. Conditions Precedent

2.1 Conditions Precedent

The Scheme is conditional on each of the following conditions precedent:

(a)           as at the Court Hearing Time all of the conditions precedent set out in clause 4.1 of the Implementation Deed have been satisfied or waived in accordance with the terms of the Implementation Deed;

(b)           as at the Court Hearing Time, the Implementation Deed has not been terminated;

(c)           the Scheme has been approved in accordance with section 411(4) of the Corporations Act at the Scheme Meeting; and

(d)           the Court has approved the Scheme pursuant to section 411(4) of the Corporations Act with or without modification,

and the provisions of clauses 3, 4, 5 and 6 will be of no effect unless and until the Conditions Precedent are satisfied.

2.2 Certificate

At the hearing by the Court of the application for the Scheme Order, Constellation and BRL Hardy will each provide to the Court a certificate confirming whether or not all of the conditions precedent in the Implementation Deed have been satisfied or waived or have ceased to have effect in accordance with the Implementation Deed.

2.3 Termination of Implementation Deed

In the event that the Implementation Deed is terminated, each of BRL Hardy, Constellation and Constellation Australia are released from:

(a)           any further obligation to take steps to implement the Scheme; and

(b)           any liability with respect to the Scheme.

3. Lodgement

BRL Hardy must lodge with ASIC the Scheme Order by 5.00 pm on the Business Day following the date on which the Court approves the Scheme.

4.             Implementation

4.1          Transfer of Scheme Shares

On the Implementation Date, all of the Scheme Shares will be transferred to Constellation Australia without the need for any further act by any Scheme Shareholder by BRL procuring the delivery of a transfer or transfers in respect of all of the Scheme Shares to the ASX Settlement and Transfer Corporation Pty Limited by a broker nominated in writing by Constellation Australia to effect a valid transfer of the Scheme Shares to Constellation Australia under section 1074D of the Corporations Act, or, if such procedure is not available for any reason, by:

(a)           BRL Hardy delivering to Constellation Australia a duly completed and executed share transfer form or forms to transfer all of the Scheme Shares to Constellation Australia;

(b)           Constellation Australia executing and delivering the share transfer form or forms to BRL Hardy; and

(c)           BRL Hardy entering the name of Constellation Australia in the Register as the holder of all of the Scheme Shares.

4.2          Payment of Scheme Consideration

Subject to clause 5.1(b), in consideration for the transfer to Constellation Australia of each Scheme Share on the Implementation Date, Constellation Australia will, within 5 Business Days after the Implementation Date:

(a)           pay to each Scheme Shareholder such amount of cash as is due to that Scheme Shareholder under clause 5 as Cash Consideration;

(b)           cause to be issued to each US Scheme Shareholder such number of New Constellation Shares as are due to that US Scheme Shareholder under clause 5 as Scrip Consideration; and

(c)           cause to be issued in accordance with clause 5.5 such number of New Constellation Shares as are due to the Eligible Scheme Shareholders under clause 5 as Scrip Consideration; and

(d)           cause to be issued in accordance with clause 5.6 such number of New Constellation Shares as are due to the Foreign Scheme Shareholders under clause 5 as Scrip Consideration.

5.             Scheme Consideration

5.1          Forms of Scheme Consideration

(a)           Subject to clause 5.1(b), the Scheme Consideration in respect of each Scheme Share is either:

(i) a cash amount of A$10.50 (the “Cash Consideration”); or

(ii) the number of New Constellation Shares calculated in accordance with clause 5.2  (the “Scrip Consideration”).

Each Scheme Shareholder is entitled to receive either Cash Consideration or Scrip Consideration in respect of each Scheme Share held by that Scheme Shareholder.  The allocation of each Scheme Shareholder’s entitlement to Scheme Consideration as between  Cash Consideration and Scrip Consideration will be determined in accordance with clause 5.3.

(b)           If the US Listing Conditions are not satisfied by the date which is 5 Business Days before the Scheme Meeting or the Australian Listing Condition is not satisfied by 8.00 am on the Second Court Date then, in accordance with the terms of the Share Scheme, all Scheme Shareholders will receive Cash Consideration whether or not they have elected to receive Scrip Consideration.

5.2          Calculation of Scrip Consideration

Subject to clause 5.5 the Scrip Consideration is the number of New Constellation Shares for each Scheme Share given by the following formula:

N =	C x 10.50	where:
P

N             is the number of New Constellation Shares to be issued as consideration for each Scheme Share;

P              is the Constellation Share Price in US$ provided that:

(a)           if the Constellation Share Price is below US$22.50, P is 22.50; and

(b)           if the Constellation Share Price is above US$27.50, P is 27.50;

C             is the average of the closing US$/A$ exchange rate (in units of US$ per A$1.00) as quoted by Bloomberg (based on the New York market close at 5.30 pm (New York time)) for each day in the Price Setting Period.

5.3          Form of Scheme Consideration

Subject to clause 5.1(b) the, form of Scheme Consideration to be paid to Scheme Shareholders will be determined in accordance with the following provisions of this clause 5.3:

(a)           each Scheme Shareholder who does not make an Election will receive Cash Consideration in respect of all of that Scheme Shareholder’s Scheme Shares;

(b)           each Scheme Shareholder who makes an Election to receive all or part of the Scheme Consideration in the form of Cash Consideration will receive that part of the Scheme Consideration in the form of Cash Consideration;

(c)           subject to clause 5.6, each Scheme Shareholder who makes an Election to receive all or part of the Scheme Consideration in the form of Scrip Consideration will receive:

(i)            such part of the Scheme Consideration to which that Scheme Shareholder is entitled as is ascertained in accordance with clause 5.4 in the form of Scrip Consideration; and

(ii)           the balance of the Scheme Consideration to which that Scheme Shareholder is entitled in the form of Cash Consideration.

5.4          Allocation of Scrip Consideration

(a)           If the aggregate number of New Constellation Shares which would be issued by Constellation pursuant to Elections to receive Scheme Consideration in the form of Scrip Consideration (a “Scrip Election”) if all Scrip Elections were satisfied in full is less than or equal to the Scrip Consideration Cap then each Scheme Shareholder who has made a Scrip Election in respect of some or all of that Scheme Shareholder’s Scheme Shares  will receive Scrip Consideration in respect of all of the Scheme Shares in respect of which the Scrip Election is made.

(b)           If the aggregate number of New Constellation Shares which would be issued by Constellation pursuant to Scrip Elections if all Scrip Elections were satisfied in full exceeds the Scrip Consideration Cap then each Scheme Shareholder who has made a Scrip Election will receive Scrip Consideration in respect of such number of the Scheme Shares in respect of which the Scrip Election is made as is given by the following formula

S =     C x E where:

                A

S             is the number of Scheme Shares in respect of which Scrip Consideration will be received by the Scheme Shareholder.

C             is the number of New Constellation Shares comprising the Scrip Consideration Cap.

E              is the number of Scheme Shares in respect of which a Scrip Election was made by the Scheme Shareholder.

A             is the aggregate number of New Constellation Shares which would be issued by Constellation to Scheme Shareholders if all Scrip Elections were satisfied in full.

5.5          Constellation CDIs

Where an Eligible Scheme Shareholder is entitled to Scrip Consideration in accordance with clause 5.3:

(a)           the number of New Constellation Shares which would otherwise be required to be issued to the Eligible Scheme Shareholder will not be issued to the Eligible Scheme Shareholder and will instead be issued  to the Depositary to hold on trust for the Eligible Scheme Shareholder; and

(b)           Constellation Australia will cause to be issued to the Eligible Scheme Shareholder 10 Constellation CDIs for each New Constellation Share to which the Eligible Scheme Shareholder would be entitled under clause 5.2.

5.6          Foreign Scheme Shareholders

If a Foreign Scheme Shareholder makes an Election to receive all or part of the Scheme Consideration in the form of Scrip Consideration then:

(a)           the New Constellation Shares which would otherwise be required to be issued to the Foreign Scheme Shareholder will not be issued to the Foreign Scheme Shareholder and will instead be issued to a nominee appointed by Constellation;

(b)           Constellation will cause the nominee to offer for sale on the open market within 5 Business Days after the Implementation Date all of the New Constellation Shares issued to the nominee under this clause 5.6 in such manner, at such price and on such other terms as the nominee shall determine and to remit to Constellation the proceeds of sale (after deducting brokerage, taxes and other costs of sale) (the “Proceeds”) ; and

(c)           Constellation will pay to each Foreign Shareholder such fraction of the Proceeds as is equal to the number of New Constellation Shares which would have been issued to the Foreign Shareholder but for the application of this clause 5.6 divided by the total number of New Constellation Shares issued to the nominee under this clause 5.6.

5.7          Fractional entitlements

If a fractional entitlement to a New Constellation Share arises from the calculation of the Scheme Consideration in respect of a Scheme Shareholder, then any such fractional entitlement to a New Constellation Share shall be rounded down to the nearest whole number of New Constellation Shares, as the case may be, and all fractional entitlements will be paid in the form of Cash Consideration.  Any Cash Consideration payable under this clause 5.7 will be calculated by multiplying the fractional entitlement to a New Constellation Share by the Constellation Share Price converted into Australian dollars using the exchange rate referred to in clause 5.2.

5.8          Currency of Cash Consideration

All Cash Consideration payable to Scheme Shareholders other than any payments made pursuant to clause 5.6 must be paid by cheque drawn in Australian dollars.

5.9          Joint holders

In the case of Scheme Shares held in joint names:

(a)           any cheque required to be paid to Scheme Shareholders shall be payable to the joint holders and be forwarded to the holder whose name appears first in the Register on the Record Date; and

(b)           any stock certificates and uncertificated holding statements for Constellation Shares or Constellation CDIs to be issued to Scheme Shareholders shall be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Register as at the Record Date.

6.             Issue and trading

6.1          Issue

(a)           The New Constellation Shares will be duly and validly issued in accordance with the Delaware General Corporation Law and Constellation’s Restated Certificate of Incorporation and By-Laws, will be fully paid and non-assessable and will rank pari passu in all respects with all other Constellation Shares then issued and outstanding.

(b)           The obligation of Constellation Australia to cause to be issued New Constellation Shares to be issued to US Scheme Shareholders shall be satisfied by Constellation Australia:

(i)            on the Implementation Date causing the name of each US Scheme Shareholder entitled to receive New Constellation Shares to be entered on the stock ledger of Constellation as the holder of the New Constellation Shares issued to that US Scheme Shareholder; and

(ii)           within 5 Business Days after the Implementation Date procuring the dispatch to each US Scheme Shareholder by ordinary mail to the address of that US Scheme Shareholder recorded in the Register as at the Record Date a stock certificate in the name of that US Scheme Shareholder representing the number of New Constellation Shares issued to that US Scheme Shareholder.

(c)           The obligation of Constellation Australia to cause to be issued New Constellation Shares to be issued to Eligible Scheme Shareholders shall be satisfied by Constellation Australia:

(i)            on the Implementation Date causing the name of the Depositary to be entered on the stock ledger of Constellation as the holder of the New Constellation Shares issued to the Depositary to hold on trust for Eligible Scheme Shareholders entitled to New Constellation Shares; and

(ii)           on the Implementation Date procuring the dispatch to the Depositary by express delivery a stock certificate in the name of the Depositary representing the New Constellation Shares issued to the Depositary;

(iii)          within 5 Business Days after the Implementation Date causing the name of each Eligible Scheme Shareholder to be entered on the records maintained by the Depositary as the holder of the Constellation CDIs issued to that Eligible Scheme Shareholder; and

(iv)          within 5 Business Days after the Implementation Date procuring the dispatch to each Eligible Scheme Shareholder by ordinary mail to the address of that Eligible Scheme Shareholder recorded in the Register as at the Record Date an uncertificated holding statement in the name of that Eligible Scheme Shareholder representing the number of Constellation CDIs issued to that Eligible Scheme Shareholder.

(d)           The Scheme Shareholders who elect to receive Scrip Consideration agree to be bound by the Restated Certificate of Incorporation and By-Laws of Constellation.

(e)           Each Scheme Shareholder shall be deemed to have irrevocably appointed Constellation Australia and each of its directors and officers (jointly and severally) as its attorneys for the purpose of executing any form of application required for the New Constellation Shares or the Constellation CDIs.

6.2          Trading

Constellation will use its best endeavours to procure that:

(a)           the New Constellation Shares to be listed on the New York Stock Exchange wiil be listed for quotation with effect 13 from the Implementation Date; and

(b)           the Constellation CDIs to be listed on ASX will be listed for quotation with effect from the Business Day following the Record Date, initially on a deferred settlement basis and thereafter on an ordinary settlement basis.

7.             Dealings in Shares

7.1          Dealings on or prior to Record Date

(a)           For the purpose of establishing who are Scheme Shareholders, dealings in Shares  will be recognised provided that:

(i)            in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as a holder of the relevant Shares by 10.00 pm on the Record Date; and

(ii)           in all other cases, registrable transfers or transmission applications in respect of those dealings are received at or before 10.00 pm on the Record Date at the place where the Register is kept.

(b)           BRL Hardy must register transfers or transmission applications of the type referred to in clause 7.1(a)(ii) by 10.00 pm on the Record Date.  BRL Hardy will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Shares received after 10.00 pm on the Record Date (other than the transfer referred to in clause 4.1).

7.2          Dealings after Record Date

(a)           For the purpose of determining entitlements to the Scheme Consideration, BRL Hardy will, until the Scheme Consideration has been paid and issued in accordance with this Scheme, maintain the Register in accordance with the provisions of this clause 7 and the Register in this form will solely determine entitlements to the Scheme Consideration.  As from 10.00 pm on the Record Date, each entry current on the Register relating to Scheme Shares will cease to be of any effect other than as evidence of entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

(b)           All certificates and statements of holding for Scheme Shares shall from 10.00 pm on the Record Date cease to have any effect as documents of title in respect of such Scheme Shares other than for the purpose of registering dealings in the Shares in accordance with clause 7.1.

7.3          Provision of Information

BRL Hardy must give to Constellation, no less than one Business Day prior to the Implementation Date, details of the names, registered addresses and holdings of Scheme Shares of every Scheme Shareholder as shown in the Share Register at 10.00 pm on the Record Date, such details to be provided in such form as Constellation may reasonably require.

8.             General Scheme Provisions

(a)           If the Court proposes to approve the Scheme subject to any alterations or conditions, BRL Hardy may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Constellation has previously consented in writing.

(b)           BRL Hardy must use its best endeavours to enforce the Implementation Deed.

(c)           Where a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to BRL Hardy, it shall not be deemed to be received in the ordinary course of post on a date other than the date (if any) on which it is actually received at BRL Hardy’s registered office.

(d)           Each Scheme Shareholder is deemed to have warranted to Constellation and to Constellation Australia that all such Scheme Shareholders’ Scheme Shares transferred to Constellation Australia under the Scheme will as at the date of the transfer be fully paid and free from all mortgages, charges, liens, encumbrances pledges, security interests and other interests of third parties of any kind, whether legal or otherwise, that will bind Constellation Australia and that such Scheme Shareholder has full power and capacity to sell and to transfer such Scheme Shareholder’s Scheme Shares to Constellation Australia under the Scheme.

(e)           The Scheme Shares transferred to Constellation Australia under the Scheme will be transferred to Constellation Australia free from all mortgages, charges, liens, encumbrances pledges, security interests and other interests of third parties of any kind, whether legal or otherwise, that will bind Constellation Australia but together with an entitlement to all dividends and other distributions declared or paid on the Scheme Shares after the Effective Date.

(f)            Pending registration of the transfer by BRL Hardy of Constellation Australia in the Register as the holder of the Scheme Shares:

(i)            Constellation Australia will be beneficially entitled to the Scheme Shares to be transferred to it under clause 4.1; and

(ii)           each Scheme Shareholder is deemed to have appointed Constellation Australia as its sole proxy, and, where appropriate, its corporate representative, to attend shareholders’ meetings, exercise the votes attached to the Scheme Shares registered in such Scheme Shareholder’s name and sign any shareholders’ resolution and no Scheme Shareholder may itself attend or vote at any such meetings or sign any resolutions, whether in person or by proxy or corporate representative.

(g)           The Scheme Shareholders consent to BRL Hardy doing all things necessary or incidental to the implementation of the Scheme and the Scheme binds BRL Hardy and all of the Scheme Shareholders (including those who do not attend the Scheme Meeting or vote at the Scheme Meeting).

(h)           BRL Hardy will execute all documents and do all acts and things necessary for the implementation and performance of its obligations under the Scheme.

(i)            Each Scheme Shareholder, without the need for any further act, irrevocably appoints BRL Hardy and all of its directors and officers (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to the Scheme (including, but without limitation, a proper instrument of transfer of its Scheme Shares for the purposes of section 1091 of the Corporations Act (which may be a master transfer of all the Scheme Shares, executed for and on behalf of each Scheme Shareholder in relation to its Scheme Shares)).

(j)            Constellation Australia will pay:

(i)            all stamp duties in relation to this Scheme, the implementation of the Scheme, the transfer of the Scheme Shares and the issuance of New Constellation Shares and Constellation CDIs except to the extent of any stamp duties which are or become payable as a result of BRL Hardy’s failure to comply with its obligations under clause 8.1(q) of the Implementation Deed which stamp duties must be paid by BRL Hardy; and

(ii)           all filing, application or similar fees due in relation to this Scheme.

(k)           The governing law of the Scheme is the law of the State of South Australia provided that the law governing the New Constellation Shares and their issuance will be the law of the State of Delaware.

Dated 2003

Deed Poll

Section 14

CLAYTON UTZ

Constellation Brands, Inc.

Constellation

The Scheme Shareholders

As defined in the Implementation Deed referred to in this Deed Poll

Deed Poll

CLAYTON UTZ

Lawyers

Levels 22-35  No. 1 O’Connell Street  Sydney  NSW  2000  Australia

PO Box H3 Australia Square  Sydney  NSW  1215

www.claytonutz.com

Tel + 61 2 9353 4000  Fax + 61 2 8220 6700

Sydney . Melbourne . Brisbane . Perth . Canberra . Darwin

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

Deed Poll made on 6 February 2003

By                           Constellation Brands, Inc. of 300 WillowBrook Office Park, Fairport, NY 14450, United States (“Constellation”)

In favour of:           The Scheme Shareholders as defined in the Implementation Deed

Recitals

A.            BRL Hardy Limited, ACN 008 273 907 (“BRL Hardy”) and Constellation have entered into an Implementation Deed dated 17 January 2003 (the “Implementation Deed”).

B.            In the Implementation Deed, Constellation agreed to execute all documents and do all things necessary or desirable to be executed or done by Constellation to give effect to the Share Scheme and the Scheme Orders and to procure that Constellation Australia Pty Limited, ACN 103 362 232 (“Constellation Australia”) execute all documents and do all things necessary or desirable to be executed or done by Constellation Australia to give effect to the Share Scheme and the Scheme Orders and in particular agreed, subject to the satisfaction of certain conditions, to procure that Constellation Australia pay the Share Scheme Consideration to the Scheme Shareholders.

C.            Constellation is entering into this Deed Poll for the purpose of covenanting in favour of the Scheme Shareholders to perform its obligations under the Implementation Deed.

This deed poll provides

1.             Definitions and interpretation

1.1          Definitions

Terms defined in the Implementation Deed or the Share Scheme have the same meaning when used in this Deed Poll.

1.2          Interpretation

In this Deed Poll:

(a)           headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)           a reference to any document (including this Deed Poll) is to that document as amended, varied, novated, ratified or replaced from time to time;

(c)           a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued or promulgated under it;

(d)           words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(e)           references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Deed Poll, and a reference to this Deed Poll includes any schedule, exhibit or annexure to this Deed Poll;

(f)            where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(g)           the word “includes” in any form is not a word of limitation;

(h)           a reference to “$” or “dollar” is to Australian currency, unless it is preceded by “US”, in which case such reference is to United States currency.

2.             Nature of Deed Poll

Constellation acknowledges that this Deed Poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it.

3.             Conditions precedent

3.1          Conditions precedent

Constellation’s obligations under clause 4 are subject to the Share Scheme coming into effect pursuant to section 411(10) of the Corporations Act.

3.2          Termination

The obligations of Constellation under this Deed Poll to Scheme Shareholders will automatically terminate and the terms of this Deed Poll will be of no further force or effect if the Implementation Deed is terminated in accordance with its terms prior to the occurrence of the Effective Date for the Share Scheme.

3.3          Consequences of termination

If this Deed Poll is terminated under this clause 3 then in addition and without prejudice to any other rights, powers or remedies available to them, Constellation is released from its obligations to further perform this Deed except the obligations contained in clause 7 and any other obligations which by their nature survive termination.

4.             Payment of Share Scheme Consideration

4.1          Payment obligations

Subject to clause 3, Constellation must procure that in consideration of the transfer of the Scheme Shares to Constellation Australia, Constellation Australia will, within 5 Business Days after the Implementation Date:

(a)           pay to each Scheme Shareholder such amount of cash as is due to that Scheme Shareholder under the terms of the Share Scheme as Cash Consideration;

(b)           cause to be issued to each US Scheme Shareholder such number of New Constellation Shares as are due to that Scheme Shareholder under the terms of the Share Scheme as Scrip Consideration; and

(c)           cause to be issued in accordance with the terms of the Share Scheme such number of New Constellation Shares as are due to the Eligible Scheme Shareholders under the terms of the Share Scheme as Scrip Consideration.

4.2 Satisfaction of Cash Consideration

Constellation must procure that:

(a)           the obligations of Constellation Australia to pay the Cash Consideration to each Scheme Shareholder entitled to Cash Consideration are satisfied within 5 Business Days after the Implementation Date by Constellation Australia dispatching or procuring the dispatch to that Scheme Shareholder by ordinary mail to the address of the Scheme Shareholder recorded in the Register at the Record Date a cheque for the Cash Consideration due to that Scheme Shareholder under the terms of the Share Scheme; and

(b)           all cheques payable to Scheme Shareholders are drawn in Australian dollars.

4.3 Satisfaction of Scrip Consideration

Constellation must procure that the obligations of Constellation Australia to pay the Scrip Consideration to each Scheme Shareholder entitled to Scrip Consideration are satisfied by Constellation Australia:

(a)           on the Implementation Date:

(i)            causing the name of each US Scheme Shareholder so entitled to be entered on the stock ledger of Constellation as the holder of the New Constellation Shares issued to that US Scheme Shareholder;

(ii)           causing the name of the Depositary to be entered on the stock ledger of Constellation as the holder of the New Constellation Shares issued to the Depositary to hold on trust for Eligible Scheme Shareholders entitled to New Constellation Shares; and

(iii)          procuring the dispatch to the Depositary by express delivery a stock certificate in the name of the Depositary representing the New Constellation Shares issued to the Depositary; and

(b)           within 5 Business Days after the Implementation Date:

(i)            procuring the dispatch to each US Scheme Shareholder so entitled by ordinary mail to the address of that US Scheme Shareholder recorded in the Register as at the Record Date a stock certificate in the name of that US Scheme Shareholder representing the number of new Constellation Shares issued and allotted to that US Scheme Shareholder;

(ii)           causing the name of each Eligible Scheme Shareholder to be entered on the records maintained by the Depositary as the holder of the Constellation CDIs issued to that Eligible Scheme Shareholder; and

(iii)          procuring the dispatch to each Eligible Scheme Shareholder so entitled by ordinary mail to the address of that Eligible Scheme Shareholder recorded in the Register as at the Record Date an uncertificated holding statement in the name of that Eligible Scheme Shareholder representing the number of Constellation CDIs to be issued to that Eligible Scheme Shareholder.

4.4          Joint holders

In the case of Scheme Shares held in joint names:

(a)           any cheque required to be paid to Scheme Shareholders shall be payable to the joint holders and be forwarded to the holder whose name appears first in the Register on the Record Date; and

(b)           any stock certificates and uncertificated holding statements for Constellation Shares or Constellation CDIs to be issued to Scheme Shareholders shall be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Register as at the Record Date.

5.             Warranties

Constellation represents and warrants that:

(a)           Constellation is a corporation validly existing under the laws of the State of Delaware;

(b)           Constellation Australia is a corporation validly existing under the laws of Australia and is an indirect wholly owned Subsidiary of Constellation;

(c)           Constellation has the corporate power to enter into and perform its obligations under this Deed Poll and to carry out the transactions contemplated by this Deed Poll to be carried out by Constellation;

(d)           Constellation Australia has the corporate power to carry out the transactions contemplated by this Deed Poll to be carried out by Constellation Australia;

(e)           Constellation has taken or will take all necessary corporate action to authorise its entry into this Deed Poll and has taken or will take all necessary corporate action to authorise the performance of this Deed Poll by Constellation and to carry out the transactions contemplated by this Deed Poll to be carried out by Constellation; and

(f)            Constellation Australia has taken or will take all necessary corporate action to carry out the transactions contemplated by this Deed Poll to be carried out by Constellation Australia; and

(g)           this Deed Poll has been duly and validly executed and delivered by Constellation and is a valid and binding obligation of Constellation.

6.             Continuing obligations

This Deed Poll is irrevocable and subject to clause 3 remains in full force and effect until the earlier of Constellation having completely performed its obligations under this Deed Poll or the termination of this Deed Poll under clause 3.

7.             Stamp duty

Constellation must pay all stamp duty imposed on this Deed Poll.

8.             Notices

8.1          Notice details

A notice, consent, request or any other communication to Constellation under this Deed Poll must be in writing and must be left at the address of Constellation, as the case may be, or sent by prepaid post (airmail if posted to or from a place outside Australia) to the address of Constellation as the case may be, or sent by facsimile to the facsimile number of Constellation, as the case may be, specified below or any other address or facsimile number the addressee requests in writing.

Constellation Brands, Inc.

Attention: Thomas J. Mullin, General Counsel

Address: 300 WillowBrook Office Park, Fairport, NY 14450, United States

Facsimile: +1 585 212 6225

8.2          Delivery

A notice, consent, request or any other communication is taken to be received:

(a)           if by delivery, when it is delivered unless it is delivered on a day other than a Business Day in which case it is taken to be received by 9.00 am on the next Business Day;

(b)           if a letter, three days after posting (seven, if posted to or from a place outside Australia); and

(c)           if a facsimile, at the time of dispatch if the sender receives a transmission report which confirms that the facsimile was sent in its entirety to the facsimile number of the recipient.

9.             General

9.1          Cumulative rights

The rights, powers and remedies of Constellation and, the Scheme Shareholders under this Deed Poll are cumulative with the rights, powers or remedies provided by law independently of this Deed Poll.

9.2          Waiver and variation

(a)           A provision or a right under this Deed Poll may not be waived except in writing signed by the Person granting the waiver.

(b)           A provision of this Deed Poll may not be amended or varied unless the amendment or variation is agreed to by BRL Hardy in which event Constellation will enter into a further Deed Poll in favour of the Scheme Shareholders giving effect to such amendment or variation.

10. Assignment

The rights and obligations of a Person under this Deed Poll are personal.  They may not be assigned, charged or otherwise dealt with, and no Person shall attempt or purport to do so.

11. Governing law and jurisdiction

(a)           This Deed Poll is governed by the laws of the state of South Australia provided that the law governing the New Constellation Shares and their issuance will be the law of the State of Delaware.

(b)           Constellation irrevocably submits to the non-exclusive jurisdiction of the courts of South Australia.

Executed as a deed poll.

Executed by Constellation Brands, Inc. by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Scheme of Arrangement with Option Holders

Section 15

BRL Hardy Limited (ACN 008 273 907)

BRL Hardy

The holders of certain options to subscribe for shares in the capital of BRL Hardy

Employee Option Holders

Scheme of Arrangement

CLAYTON UTZ

Lawyers

Levels 22-35  No. 1 O’Connell Street  Sydney  NSW  2000  Australia

PO Box H3 Australia Square  Sydney  NSW  1215

www.claytonutz.com

Tel + 61 2 9353 4000  Fax + 61 2 8220 6700

Sydney · Melbourne · Brisbane · Perth · Canberra · Darwin

Liability limited by the Solicitors Scheme, approved under the Professional Standards Act 1994 (NSW)

Parties   BRL Hardy Limited, ACN 008 273 907 of Reynella Road, Reynella, 5161, Australia (“BRL Hardy”)

The holders of options to subscribe for ordinary shares in the capital of BRL Hardy under the Employee Option Plan (“Employee Option Holders”).

Recitals

A.           BRL Hardy is a public company incorporated in the State of South Australia.

B.             BRL Hardy and Constellation Brands, Inc. (“Constellation”) have entered into the Implementation Deed pursuant to which BRL Hardy has agreed to propose this Scheme to the Employee Option Holders and each of BRL Hardy and Constellation have agreed to execute all documents and do all things necessary or desirable to be executed or done by BRL Hardy or Constellation, and Constellation has agreed to procure that Constellation Australia Pty Limited, ACN 103 362 232 (“Constellation Australia”) execute all documents and do all things necessary or desirable to be executed or done by Constellation Australia, to give effect to this Scheme.

C.             If this Scheme becomes Effective then all of the Employee Options will be cancelled and BRL Hardy will pay the Option Scheme Consideration to the Scheme Option Holders.

1.              Definitions and interpretations

1.1  Definitions

In this Scheme, unless the context otherwise requires:

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means Australian Stock Exchange Limited.

“Business Day” has the meaning given in the Listing Rules.

“Conditions Precedent” means the conditions precedent set out in clause 2.1.

“Corporations Act” means the Corporations Act 2001 (Commonwealth).

“Court” means the Supreme Court of South Australia.

“Court Hearing Time” means the commencement of the hearing by the Court of the application for approval of the Scheme pursuant to section 411(4)(b) of the Corporations Act or, if the application is adjourned for any reason, means the commencement of the hearing of the adjourned application.

“Effective Date” means the date on which an office copy of the Scheme Order is lodged with ASIC pursuant to section 411(10) of the Corporations Act or, if an earlier date is specified in the Scheme Order for the coming into effect of the Scheme, that earlier date.

“Employee Options” means options to subscribe for ordinary shares in the capital of BRL Hardy granted pursuant to the Employee Option Plan.

“Employee Option Plan” means the BRL Hardy Employee Option Plan.

“Exercise Price” means, in relation to any Employee Option, the price payable on exercise of that Employee Option under the terms of grant of that Employee Option.

“Explanatory Statement” means the explanatory statement of BRL Hardy in relation to the Scheme issued pursuant to section 412 of the Corporations Act which has been registered with ASIC.

“Implementation Deed” means the Implementation Deed dated 17 January 2003 between Constellation and BRL Hardy.

“Implementation Date” means the date which is 3 Business Days after the Record Date.

“Listing Rules” means the official listing rules of ASX.

“Record Date” means the date which is 5 Business Days after the Effective Date.

“Register” means the BRL Hardy register of Employee Option Holders.

“Resolution” means a resolution of the Shareholders under section 260B(1) of the Corporations Act approving the payments to be made by BRL Hardy under the Option Scheme.

“Scheme” means this scheme of arrangement subject to any alterations or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act.

“Scheme Meeting” means the meeting of Employee Option Holders to be convened by the Court pursuant to section 411(1) of the Corporations Act in respect of the Scheme.

“Scheme Options” means the Employee Options on issue as at the Effective Date.

“Scheme Option Holder” means each person who is registered in the Register as the holder of Scheme Options as at 10.00 pm on the Record Date.

“Scheme Order” means the orders of the Court approving the Scheme pursuant to section 411(4) of the Corporations Act.

“Scheme Consideration” means the consideration to be paid to Scheme Option Holders for the cancellation of each Scheme Option, calculated in accordance with clause 5.

“Shareholder Meeting” means the meeting of Shareholders to be convened immediately after the Scheme Meeting to consider the Resolution.

“Shareholders” means the holders of ordinary shares in the capital of BRL Hardy.

“Share Scheme” means the scheme of arrangement under part 5.1 of the Corporations Act between BRL Hardy and the Shareholders as at the Record Date (other than persons holding such shares on behalf of or for the benefit of Constellation or its Subsidiaries).

1.2 Interpretation

In this Scheme:

(a)          headings are for convenience only and do not affect interpretation; and unless the context indicates a contrary intention:

(b)         a reference to any document (including this Scheme) is to that document as amended, varied, novated, ratified or replaced from time to time;

(c)          a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued or promulgated under it;

(d)         words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

(e)          references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Scheme, and a reference to this Scheme includes any schedule, exhibit or annexure to this Scheme;

(f)            where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(g)         the word “includes” in any form is not a word of limitation;

(h)         a reference to “$” or “dollar” is to Australian currency; and

(i)             references to a particular time are to South Australian time.

2.              Conditions Precedent

2.1  Conditions Precedent

The Scheme is conditional on each of the following conditions precedent:

(a)          as at the Court Hearing Time all of the conditions precedent set out in clause 4.1  of the Implementation Deed have been satisfied or waived in accordance with the terms of the Implementation Deed;

(b)         as at the Court Hearing Time, the Implementation Deed has not been terminated;

(c)          the Scheme has been approved in accordance with section 411(4) of the Corporations Act at the Scheme Meeting;

(d)         the Resolution has been passed at the Shareholder Meeting;

(e)          the Court has approved the Share Scheme pursuant to section 411(1) of the Corporations Act with or without modification; and

(f)            the Court has approved the Scheme pursuant to section 411(4) of the Corporations Act with or without modification, and the provisions of clauses 3, 4 and 5 will be of no effect unless and until the Conditions Precedent are satisfied.

2.2  Certificate

At the hearing by the Court of the application for the Scheme Order, Constellation and BRL Hardy will each provide to the Court a certificate confirming whether or not all of the conditions precedent in the Implementation Deed have been satisfied or waived in accordance with the Implementation Deed.

2.3  Termination of Implementation Deed

In the event that the Implementation Deed is terminated, each of BRL Hardy, Constellation and Constellation Australia are released from:

(a)          any further obligation to take steps to implement the Scheme; and

(b)         any liability with respect to the Scheme.

3.              Lodgement

(a)          BRL Hardy must lodge with ASIC on the date on which the Resolution is passed the Resolution together with a notice in the form required by section 260B(6) of the Corporations Act.

(b)         BRL Hardy must lodge with ASIC the Scheme Order by 5.00 p.m on the Business Day following the date on which the Court approves the Scheme.

4.              Implementation

4.1  Cancellation of Scheme Options

On the Implementation Date, all of the Scheme Options and all rights and entitlements attaching to the Scheme Options will be cancelled without the need for any further act by any Scheme Option Holder.

4.2  Payment of Scheme Consideration

In consideration for the cancellation of the Scheme Options BRL Hardy will pay to each Scheme Option Holder the Scheme Consideration within 5 Business Days after the later of the Implementation Date and the date which is 14 days after the Resolution is lodged with ASIC.

5.              Consideration

5.1  Calculation of Scheme Consideration

The Scheme Consideration in respect of each Scheme Option is:

(a)   the cash amount of $10.50 less the Exercise Price for that Scheme Option; and

(b)   in the case of any Scheme Option which was on issue as at 19 September 2001, an additional cash amount of $0.12.

5.2  Currency of Payment

All Scheme Consideration payable to Scheme Option Holders must be paid by cheque drawn in Australian dollars.

6.              General Scheme Provisions

(a)          If the Court proposes to approve the Scheme subject to any alterations or conditions, BRL Hardy may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Constellation has previously consented in writing.

(b)         BRL Hardy must use its best endeavours to enforce the Implementation Deed.

(c)          Where a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to BRL Hardy, it shall not be deemed to be received in the ordinary course of post on a date other than the date (if any) on which it is actually received at BRL Hardy’s registered office.

(d)         The Scheme Option Holders consent to BRL Hardy doing all things necessary or incidental to the implementation of the Scheme and the Scheme binds BRL Hardy and all of the Scheme Option Holders (including those who do not attend the Scheme Meeting or vote at the Scheme Meeting).

(e)          BRL Hardy will execute all documents and do all acts and things necessary for the implementation and performance of its obligations under the Scheme.

(f)            Each Scheme Option Holder, without the need for any further act, irrevocably appoints BRL Hardy and all of its directors and officers (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to the Scheme.

(g)         BRL Hardy shall pay all stamp duties and filing, application or similar fees due in relation to this Scheme, the implementation of the Scheme and the cancellation of the Scheme Options.

(h)         The governing law of the Scheme is the law of the State of South Australia.

Dated [  ] 2003

Notices of Scheme Meetings

Section 16

Notice of Court ordered meeting of holders of ordinary shares in BRL Hardy Limited, ACN 008 273 907

NOTICE IS GIVEN that by an Order of the Supreme Court of South Australia (“Court”), made on 10 February 2003 pursuant to Section 411(1) of the Corporations Act, a meeting of holders of ordinary shares in BRL Hardy Limited (“Company”) will be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 at 10.00 am.

BUSINESS

The purpose of the scheme meeting is to consider and, if thought fit, to agree to a scheme of arrangement (with or without modification) to be made between BRL Hardy and the holders of its ordinary shares as at 10.00 pm on the Record Date pursuant to Part 5.1 of the Corporations Act. The scheme of arrangement is proposed to be made in respect of the ordinary shares held by those shareholders in the form of the scheme contained in Section 13 of this Scheme Booklet of which this notice forms part (“Scheme”).

The Explanatory Statement required by Section 412 of the Corporations Act in relation to the Scheme is included in this Scheme Booklet.

The Court has directed that Ira John Pendrigh or, failing him, Anthony Warwick Whatmore, is to act as Chairman of the scheme meeting.

Terms used in this notice, including in the resolution set out below, have the meanings ascribed to those terms in the Glossary which is contained in this Scheme Booklet of which this notice forms part.

Resolution

To consider and, if thought fit, to pass the following resolution:

“That, pursuant to and in accordance with Section 411 of the Corporations Act, the scheme of arrangement between BRL Hardy and its ordinary shareholders which is set out in Section 13 of this Scheme Booklet (of which the notice convening this meeting forms part), is agreed to (with or without modification as approved by the Supreme Court of South Australia)”.

Voting and required majority

The resolution to approve the scheme of arrangement must be passed by a majority in number of the holders of ordinary shares of BRL Hardy present and voting (either in person or by proxy) and by 75% of the votes cast on the resolution. The vote will be conducted by poll.

Entitlement to vote

Pursuant to Section 411 of the Corporations Act and all other enabling powers, the Court has determined that for the purposes of the scheme meeting, all ordinary shares in BRL Hardy shall be taken to be held by the persons who held them as registered shareholders at 10.00 pm on 18 March 2003.

All holders of ordinary shares in BRL Hardy at 10.00pm on 18 March 2003 are entitled to attend and vote at the meeting.

A shareholder entitled to vote who is present in person or by proxy or attorney, or in the case of a corporation, by a representative authorised in the manner provided in its constitution, has one vote on a show of hands and has one vote for each fully paid ordinary share held by the shareholder on a poll.

•                                          A shareholder entitled to attend and vote may appoint not more than two proxies.

•                                          Where two proxies are appointed, each proxy must be appointed to represent a specified proportion of the shareholder’s voting rights;  otherwise each is entitled to exercise half of the votes.

•                                          A proxy need not be a shareholder of the company.

•                                          A proxy form accompanies this notice of meeting.

•                                          A proxy form and the original or a copy of the power of attorney (if any) under which it was signed must be delivered or lodged by facsimile as set out below before 10.30am (Adelaide time) on 18 March 2003.

By mail:

BRL Hardy Limited

C/- Computershare Investor Services Pty Limited

GPO Box 242

MELBOURNE, VIC 8060

By hand delivery:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

Level Five, 115 Grenfell Street

Adelaide SA 5000

or

BRL Hardy Limited

C/- Company Secretary

Reynell Road,

Reynella SA 5161

By facsimile transmission:

Within Australia (08) 8236 2305

International +618 8236 2305

The blue Proxy Form sent to you with this notice should be used for the scheme meeting. If you wish to appoint a proxy, you must sign the blue proxy form and return it to the above address or facsimile number by 10.30 am (Adelaide time) on 18 March 2003. A reply paid envelope has been provided.

Court approval

The scheme of arrangement (with or without modification) is subject to subsequent approval by the Court. If the resolution put to the scheme meeting is approved by the requisite majority, BRL Hardy intends to apply to the Court for an order to give effect to the scheme of arrangement.

John Whelan
Company Secretary
10 February 2003

Notice of Court ordered meeting of holders of Options to subscribe for ordinary shares in BRL Hardy Limited, ACN 008 273 907

NOTICE IS GIVEN that by an Order of the Supreme Court of South Australia (“Court”), made on 10 February 2003 pursuant to Section 411(1) of the Corporations Act, a meeting of holders of Options (“Option Holders”) to subscribe for ordinary shares in BRL Hardy Limited (“Company”) will be held at The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 at 11.00 am.

BUSINESS

The purpose of the scheme meeting is to consider and, if thought fit, to agree to a scheme of arrangement (with or without modification) to be made between BRL Hardy and the holders of Options issued pursuant to the Employee Option Plan to subscribe for ordinary shares in BRL Hardy as at 10.00 pm on the Record Date (“Scheme Option Holders”) pursuant to Part 5.1 of the Corporations Act. The scheme of arrangement is proposed to be made in respect of the options held by the Scheme Option Holders in the form of the scheme contained in Section 15 of this Scheme Booklet of which this notice forms part (“Scheme”).

A copy of the Explanatory Statement required by Section 412 of the Corporations Act in relation to the scheme of arrangement commences on page 1 of this Scheme Booklet of which this notice forms part.

The Court has directed that Ira John Pendrigh or, failing him, Anthony Warwick Whatmore, is to act as Chairman of the Option Scheme Meeting.

Terms used in this notice, including in the resolution set out below, have the meanings ascribed to those terms in the Glossary which is contained in this Scheme Booklet of which this notice forms part.

Resolution

To consider and, if thought fit, to pass the following resolution:

“That, pursuant to and in accordance with Section 411 of the Corporations Act, the scheme of arrangement between BRL Hardy and the Option Holders which is set out in Section 15 of this Scheme Booklet (of which the notice convening this meeting forms part), is agreed to (with or without modification as approved by the Supreme Court of South Australia)”.

Voting and required majority

The resolution to approve the scheme of arrangement must be passed by a majority in number of the Option Holders present and voting (either in person or by proxy) being a majority whose Options in aggregate are at least 75% of the Options held by the Option Holders present and voting (either in person or by proxy). The vote will be conducted by poll.

Entitlement to vote

Pursuant to Section 411 of the Corporations Act and all other enabling powers, the Court has determined that for the purposes of the Option Scheme Meeting, all Options issued pursuant to the Employee Option Plan to subscribe for ordinary shares in BRL Hardy shall be taken to be held by the persons who held them as registered Option Holders at 10.00pm on 18 March 2003.

All Option Holders at 10.00pm on 18 March 2003 are entitled to attend and vote at the meeting.

An Option Holder entitled to vote who is present in person or by proxy or attorney, or in the case of a corporation, by a representative authorised in the manner provided in its constitution, has one vote on a show of hands and has one vote for each Option held by the Option Holder on a poll.

•                                          An Option Holder entitled to attend and vote may appoint not more than two proxies.

•                                          Where two proxies are appointed, each proxy must be appointed to represent a specified proportion of the Option Holder’s voting rights; otherwise each is entitled to exercise half of the votes.

•                                          A proxy need not be an Option Holder of the company.

•                                          A proxy form accompanies this notice of meeting.

•                                          A proxy form and the original or a copy of the power of attorney (if any) under which it was signed must be delivered or lodged by facsimile as set out below before 11.00 am on 18 March 2003.

By mail:

BRL Hardy Limited

C/- Computershare Investor Services Pty Limited

GPO Box 242

MELBOURNE, VIC 8060

By hand delivery:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

Level Five, 115 Grenfell Street

Adelaide SA 5000

or

BRL Hardy Limited

C/- Company Secretary

Reynell Road,

Reynella SA 5161

By facsimile transmission:

Within Australia (08) 8236 2305

International +618 8236 2305

The green Proxy Form sent to you with this notice should be used for the Option Scheme Meeting. If you wish to appoint a proxy, you must sign the green proxy form and return it to the above address or facsimile number by 11.00 am (Adelaide time) on 18 March 2003. A reply paid envelope has been provided.

Court approval

The scheme of arrangement (with or without modification) is subject to subsequent approval by the Court. If the resolution put to the Option Scheme Meeting is approved by the requisite majority, BRL Hardy intends to apply to the Court for an order to give effect to the scheme of arrangement.

John Whelan
Company Secretary
10 February 2003

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Notice of General Meeting

Section 17

BRL HARDY LIMITED,  ACN 008 273 907

Notice of General Meeting

Members are advised that a general meeting of BRL Hardy Limited (“Company”) will be held in The Auditorium, Adelaide Town Hall, King William Street, Adelaide, South Australia, Australia on 20 March 2003 at 10.30 am.

Special Business

Approval of Financial Assistance

To consider and, if thought fit, to pass the following resolution, as a special resolution of the shareholders of the Company:

“THAT, for the purposes of Section 260B of the Corporations Act, 2001, the Company financially assist in the manner specified in paragraph (A) below the person specified in paragraph (B) below to acquire shares in the Company as specified in paragraph (C) below.”

(A) Particulars of the financial assistance

The financial assistance will comprise the Company:

(i)                                     paying the Option Scheme Consideration to the Option Holders under the Option Scheme; and

(ii)                                  entering into the Option Cancellation Loan and repaying to Constellation Australia the funds (including interest) drawn down under the Option Cancellation Loan as is necessary to pay the Option Holders referred to in (i) and the holders of Non-Executive Options referred to in (iii); and

(iii)                               paying to each holder of Non-Executive Options $2.42 in cash per NonExecutive Option under clause 7 of the Implementation Deed,

The arrangements relating to the Option Scheme are conditional upon the Share Scheme becoming effective which will result in all of the BRL Shares being transferred to Constellation Australia. Furthermore, the cancellation of the Options and the NonExecutive Options will ensure that there are no outstanding rights for the issue of new shares in BRL Hardy.  Accordingly, by entering into these arrangements, BRL Hardy is financially assisting Constellation Australia acquire BRL Shares under the Share Scheme.

(B) Particulars of the person acquiring

Constellation Australia Pty Limited.

(C) Particulars of acquisition of shares

Constellation Australia is seeking to acquire from all BRL Shareholders all BRL Shares in accordance with the Share Scheme.

DATED: 10 February 2003

By order of the Board of Directors

John Whelan
Company Secretary

Notes:

Voting

A shareholder entitled to vote who is present in person or by proxy or attorney, or the case of a corporation, by a representative authorised in the manner provided in its constitution, has one vote on a show of hands and has one vote for each fully paid ordinary share held by the shareholder on a poll.

Voting on Resolution

Votes cast on the resolution by Constellation Australia or its associates will be disregarded.

Voting Entitlements

To determine the voting entitlements of a shareholder at the general meeting, the Company has decided that the shareholding of a shareholder will be as it appears in its share register at 10.00pm (Adelaide time) on 18 March 2003.

Proxies

•                                          A shareholder entitled to attend and vote may appoint not more than two proxies.

•                                          Where two proxies are appointed, each proxy must be appointed to represent a specified proportion of the shareholder’s voting rights; otherwise each is entitled to exercise half of the votes.

•                                          A proxy need not be a shareholder of the Company.

•                                          A blue proxy form accompanies this notice of meeting.

The blue proxy form and the original or a copy of the power of attorney (if any) under which it was signed must be delivered or lodged by facsimile as set out below before 10.30 am on 18 March 2003.

By mail:

BRL Hardy Limited

C/- Computershare Investor Services Pty Limited

GPO Box 242

MELBOURNE, VIC 8060

By hand delivery:

BRL Hardy Limited

C/- Computershare Investor Services Pty Ltd

Level Five, 115 Grenfell Street, Adelaide SA 5000

or

BRL Hardy Limited

C/- Company Secretary

Reynell Road, Reynella SA 5161

By facsimile transmission:

Within Australia (08) 8236 2305

International +618 8236 2305

Defined terms

Terms used in this notice, including in the resolution set out below, have the meanings ascribed to these terms in the Glossary which is contained in the Scheme Booklet of which this notice forms part.

Explanatory Statement

An explanatory statement in relation to the Resolution and the financial assistance is set out in Section 2.13 of the Scheme Booklet.

This page has been left blank intentionally

Glossary

Section 18

2003 Credit Agreement has the meaning given in Section 3.5(d).

Announcement means the announcement by BRL Hardy to the ASX in relation to the proposed Merger with Constellation dated 17 January 2003.

ASIC means the Australian Securities & Investments Commission.

ASX means Australian Stock Exchange Limited.

Australian GAAP means accounting principles generally accepted in Australia.

Australian Listing Condition means the Condition set out in clause 4.1(f)(ii) of the Implementation Deed.

Bridge Agreement has the meaning given in Section 3.5(d).

Bridging Facility has the meaning given in Section 3.5(d) of this Scheme Booklet.

BRL Hardy means BRL Hardy Limited ACN 008 273 907 and where the context requires means the BRL Group.

BRL Board means the board of directors of BRL Hardy.

BRL Director or Director means a director of BRL Hardy.

BRL Group means BRL Hardy and each of its Subsidiaries.

BRL Hardy Debt means certain indebtedness outstanding under certain of BRL Hardy’s credit facilities on the Implementation Date (approximately $558.2 million as at 15 January 2003.

BRL Information has the meaning given under the heading “Responsibility for Information” contained on page 14 of this Scheme Booklet.

BRL Share Registry means BRL Hardy Limited, c/- Computershare Investor Services Pty Limited, Level Five, 115 Grenfell Street, Adelaide, Australia.

BRL Shareholder means each person who is registered as the holder of BRL Shares on the Register.

BRL Shares means fully paid ordinary shares in the capital of BRL Hardy.

Broker means a person who is a share broker and a participant in CHESS.

Broker Participant means a broker participant under the SCH Business Rules.

Business Day has the meaning given in the Listing Rules.

Cash Consideration means a cash amount of $10.50 for each Scheme Share.

CDIs stands for CHESS Depositary Interests and has the meaning given in the SCGBusiness Rules.

CDN or Depositary means CHESS Depositary Nominees Pty Limited, a subsidiary of the ASX.

CGT means Australian capital gains tax.

CGT Discount has the meaning given in Section 10.1(b) and Section 10.3(c), as the case may be.

CHESS means Clearing House Electronic Subregister System, which provides for the electronic transfer of securities in Australia.

CHESS Holding has the meaning given in the SCH Business Rules.

Conditions means the conditions precedent to certain obligations of BRL Hardy and Constellation under the Implementation Deed set out in clause 4.1 of that deed.

Constellation means Constellation Brands, Inc.

(ARBN 103 442 646) and, where the context requires, means Constellation Australia or the Constellation Group.

Constellation Australia means Constellation Australia Pty Limited, ACN 103 362 232.

Constellation B Shares means shares of Class B common stock, par value US$0.01 per share, in the capital of Constellation.

Constellation CDIs means CDIs representing Constellation Shares.

Constellation Group means Constellation and each of its Subsidiaries.

Constellation Information has the meaning given under the heading “Responsibility for Information” contained on page 14 of this Scheme Booklet.

Constellation Scrip means Constellation Shares or Constellation CDIs.

Constellation Shares means shares of Class A common stock, par value US$0.01 per share, of Constellation.

Constellation VWAP means the volume weighted average share price of Constellation Shares in US$ traded on the NYSE during the Price Setting Period.

Controlling Participant means the Broker or Non-Broker Participant who is designated as the controlling participant for shares in a CHESS Holding in accordance with the SCH Business Rules.

Corporations Act means the Corporations Act 2001 (Commonwealth).

Court means the Supreme Court of South Australia.

Court Hearing Time means, in relation to a Scheme, the commencement of the hearing by the Court of the application for approval of the Scheme pursuant to Section 411(4)(b) of the Corporations Act or, if the application is adjourned for any reason, means the commencement of the hearing of the adjourned application.

Credit Facilities has the meaning given in Section 3.5(d).

Deed Poll means the deed poll executed on 6 February 2003 by Constellation in favour of the Scheme Shareholders.

Delaware law means the Delaware General Corporation Law.

Depositary or CDN means CHESS Depositary Nominees Pty Limited, a subsidiary of the ASX.

Director or BRL Director means a Director of BRL Hardy.

EBITDA means earnings before interest, taxes, depreciation and amortisation.

Effective, when used in relation to a Scheme, means the coming into effect, pursuant to Section 411(10) of the Corporations Act, of the order of the Court made under Section 411(4)(b) in relation to that Scheme.

Effective Date when used in relation to a Scheme means the date on which an office copy of the relevant Scheme Order is lodged with ASIC pursuant to section 411(10) of the Corporations Act or, if an earlier date is specified in the relevant Scheme Order for the coming into effect of the Scheme, that earlier date.

Election means a valid election as to the form of Share Scheme Consideration which a Scheme Shareholder wishes to receive, made on and in accordance with the directions contained in the Election Form.

Election Form means the form of election coloured white accompanying this Scheme Booklet.

Employee Option Plan means, collectively, the “BRL Hardy Option Plan” effective prior to 1 October 2001 and the “BRL Hardy Option Plan” effective as of 1 October 2001 under which options to subscribe for BRL Shares have been granted by BRL Hardy to eligible persons.

Exchange Rate means the average of the closing US$/A$ exchange rate (in units of US$ per A$1.00) as quoted by Bloomberg (based on the New York market close at 5.30 pm New York time) for each day in the Price Setting Period.

Excluded Shares means any BRL Shares held by any person on behalf of or for the benefit of Constellation or its Subsidiaries.

Exercise Date means the date on which an Option can be exercised by an Option Holder.

Exercise Price means the exercise price of an Option under the Employee Option Plan.

Explanatory Statement means this Scheme Booklet other than Sections 16 and 17.

FATA means the Foreign Acquisition and Takeovers Act 1975 (Commonwealth).

FIRB means the Foreign Investment Review Board.

Foreign Scheme Shareholder means a Scheme Shareholder whose address in the Register as at 10.00 pm on the Record Date is a place outside Australia, Hong Kong, New Zealand, Singapore, the United Kingdom and the United States.

General Meeting means the general meeting of BRL Hardy convened to consider, and if thought fit, to approve, the Resolution.

Governmental Authority means any government, regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official, minister, court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other geographic or political subdivision thereof.

HSR Act means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Implementation Date means the date which is three Business Days after the Record Date.

Implementation Deed means the implementation deed between Constellation and BRL Hardy dated 17 January 2003, a copy of which is contained in Section 12 of this Scheme Booklet.

Income Tax Assessment Act means the Income Tax Assessment Act 1997 (Commonwealth).

Independent Expert means Deloitte Corporate Finance Pty Limited.

Independent Expert’s Report means the report prepared by the Independent Expert in relation to the Merger, a copy of which is included in this Scheme Booklet at Section 19.

Issuer Sponsored Holding means a holding of BRL Shares on BRL Hardy’s issuer sponsored subregister.

IWIF means The International Wine Investment Fund, ARSN 093 223 253.

Listing Conditions means the Australian Listing Condition and the U.S. Listing Condition.

Listing Rules means the official listing rules of the ASX and includes the business rules of the ASX.

Maximum Cash Requirement has the meaning given in Section 7.7(a).

Merged Group means the Constellation Group following implementation of the Merger, when BRL Hardy and its Subsidiaries will become wholly owned, indirect Subsidiaries of Constellation.

Merger means the merger of BRL Hardy and Constellation Australia on the terms set out in this Scheme Booklet.

Non-Broker Participant means a non-broker participant under the SCH Business Rules.

Non-Executive Option Plan means the BRL Hardy NonExecutive Directors’ Option Plan.

Non-Executive Options means options granted under the Non-Executive Option Plan.

No Solicitation Agreement means the agreement dated 13 January 2003 between BRL Hardy and Constellation the terms of which are summarised in Section 11.12.

NYSE means New York Stock Exchange.

Option means an option to subscribe for ordinary shares in the capital of BRL Hardy granted pursuant to the Employee Option Plan.

Option Cancellation Loan has the meaning given in Section 7.7(a).

Option Holder means each person who is registered in the register of Option Holders maintained by BRL Hardy as the holder of an Option.

Option Scheme means the scheme of arrangement pursuant to Part 5.1 of the Corporations Act to be made between BRL Hardy and the Scheme Option Holders in respect of the Scheme Options which is set out in Section 15 of this Scheme Booklet subject to any alteration or condition made or required by the Court pursuant to section 411(6) of the Corporations Act.

Option Scheme Consideration means the consideration to be paid to Scheme Option Holders for the cancellation of each Scheme Option, calculated in accordance with clause 5 of the Option Scheme and summarised in Section 8.3.

Option Scheme Meeting means the meeting ordered by the Court to be convened pursuant to Section 411(1) of the Corporations Act in respect of the Option Scheme.

Price Setting Period means the last 10 full trading days of Constellation Shares on the NYSE prior to the time which is 24 hours before the Court Hearing Time in respect of the Share Scheme.

Record Date means the date which is 5 Business Days after the Effective Date.

Register means the register of members of BRL Hardy maintained in accordance with the Corporations Act.

Resolution means a resolution of the BRL Shareholders under section 260B(1) of the Corporations Act approving the financial assistance described in Section 2.13.

SCH means the securities clearing house which administers the CHESS system in Australia.

SCH Business Rules means the rules of SCH from time to time which have statutory recognition under the Corporations Act.

Scheme Booklet means this scheme booklet.

Scheme Meetings means the Share Scheme Meeting and the Option Scheme Meeting.

Scheme Options means the Options on issue as at the Effective Date.

Scheme Option Holder means each person who is registered in the register of Option Holders maintained by BRL Hardy as the holder of a Scheme Option as at 10.00 pm on the Record Date.

Scheme Shareholder means each person who is registered in the Register as a holder of Scheme Shares as at 10.00 pm on the Record Date.

Scheme Shares means the BRL Shares on issue at the Effective Date other than the Excluded Shares.

Schemes means the Share Scheme and the Option Scheme.

Scrip Consideration means the number of Constellation Shares to be issued as consideration for a Scheme Share calculated, and, where applicable, converted into Constellation CDIs, in accordance with clause 5 of the Share Scheme as summarised in Section 1.2.

Scrip Consideration Cap means 15,000,000 Constellation Shares.

Scrip Exchange Ratio has the meaning given in Section 1.2(b).

Second Court Date means the first day on which an application made to the Court for an order approving the Share Scheme pursuant to Section 411(4)(b) of the Corporations Act is heard or, if the application is adjourned for any reason, shall mean the date on which the adjourned application is heard.

Second Court Hearing means the hearing of the application to the Court for an order pursuant to Section 411(4)(b) of the Corporations Act approving Share Scheme.

Share Scheme means the scheme of arrangement pursuant to Part 5.1 of the Corporations Act to be made between BRL Hardy and the Scheme Shareholders in respect of the Scheme Shares which is set out in Section 13 of this Scheme Booklet subject to any alteration or condition made or required by the Court pursuant to Section 411(6) of the Corporations Act.

Share Scheme Consideration means any of:

(a)   the Scrip Consideration;

(b)   the Cash Consideration; or

(c)   a combination of Scrip Consideration and Cash Consideration.

Share Scheme Meeting means the meeting ordered by the Court to be convened pursuant to Section 411(1) of the Corporations Act in respect of the Share Scheme.

Subsidiary has the meaning given in the Corporations Act.

Third Party Proposal has the meaning given in the Implementation Deed.

Treasurer means the Treasurer of the Commonwealth of Australia.

U.S. GAAP means accounting principles generally accepted in the United States.

U.S. Listing Conditions means the Conditions set out in clauses 4.1(e) and 4.1(f)(i) of the Implementation Deed.

U.S. Persons has the meaning given in Regulation S promulgated under the U.S. Securities Act.

U.S. Scheme Shareholder means a Scheme Shareholder whose address on the Register as at the Record Date is within the United States.

United States or U.S. or US means the United States of America.

U.S. SEC means the United States Securities and Exchange Commission.

U.S. Securities Act means the Securities Act of 1933, as amended, of the United States.

Interpretation

Terms used but not defined in this Scheme Booklet have the meaning (if any) given to them in the Corporations Act, the Listing Rules of the ASX or the SCH Business Rules unless that meaning is inconsistent with the context in which the term is used.

In this Scheme Booklet:

(a)          headings are for convenience only and do not affect the meaning of the paragraphs or Sections they introduce;

and unless indicated otherwise or the context otherwise requires

(b)         the singular includes the plural and vice versa;

(c)          words importing any gender include any other genders;

(d)         references to persons include corporations;

(e)          appendices to this Scheme Booklet form part of this Scheme Booklet;

(f)            references to paragraphs or Sections are to paragraphs or Sections in this Scheme Booklet;

(g)         references to “dollars”, “$”, “A$” or “cents” are references to Australian currency unless preceded by “US” or “U.S.” in which case such reference is to United States currency; and

(h)         references to time are to Adelaide time.

Independent Expert’s Report

Section 19

Deloitte
Touche
Tohmatsu

BRL Hardy Limited

Independent Expert’s Report

7 February 2003

Deloitte Corporate Finance Pty Limited

A.B.N. 19 003 833 127

Licenced Securities Dealer

Grosvenor Place

225 George Street

Sydney NSW 2000

PO Box N250 Grosvenor Place

Sydney NSW 1217 Australia

DX 10307SSE

Telephone (02) 9322 7000

Facsimile (02) 9322 7903

www.deloitte.com.au

7 February 2003

The Directors

BRL Hardy Limited

Reynell Road

Reyenella  SA  5161

Dear Directors

PROPOSED SCHEMES OF ARRANGEMENT BETWEEN BRL HARDY LIMITED AND CONSTELLATION BRANDS, INC.

1.                                      Introduction

On 17 January 2003 BRL Hardy Limited (“BRL” or “the Company”) and Constellation Brands, Inc. (“Constellation”) announced that they had entered into an Implementation Deed (“ID”) to merge the respective companies through two schemes of arrangement pursuant to Part 5.1 of the Corporations Act 2001 (“the Corporations Act”).

Under the merger proposal:

•                                          a wholly owned subsidiary of Constellation will acquire all of the shares in BRL (“BRL Shares”) by way of scheme of arrangement (“Share Scheme”); and

•                                          all of the options over BRL Shares (“Options”) granted pursuant to the BRL Employee Option Plan (“Employee Option Plan”) will be cancelled by way of scheme of arrangement (“Option Scheme”).

The Share Scheme and the Option Scheme are jointly referred to as “the Proposed Schemes”.

Pursuant to the Share Scheme, the consideration offered to shareholders in BRL (“BRL Shareholders”) for each share in BRL is:

•                                          cash of $10.50 per share (“Cash Consideration”); or

•                                          Constellation Shares (“Scrip Consideration”) as outlined in detail in the Explanatory Statement; or

•                                          any combination of Cash Consideration and Scrip Consideration.

The liability of Deloitte Touche Tohmatsu, is limited by, and to the extent of, the Accountants’ Scheme under the Professional Standards Act 1994 (NSW).

Pursuant to the Option Scheme, the consideration offered to BRL optionholders (“BRL Optionholders or Optionholders”) for each Option is:

•                                         a cash amount equal to the difference between $10.50 and the exercise price of the Option; and

•                                         an additional cash amount of $0.12 for Options on issue as at 19 September 2001.

If the Share Scheme is approved, BRL will become wholly owned by Constellation and will be delisted from the Australian Stock Exchange Limited (“ASX”).  The Option Scheme, which is conditional upon the approval of the Share Scheme, if approved, will result in the Options being cancelled.  The Share Scheme and the Option Scheme must be approved by the requisite majority of BRL Shareholders and Optionholders.

The detailed terms of the Proposed Schemes are set out in the Explanatory Statement and Notice of Meeting.  An overview of the Proposed Schemes is set out in Section 1 of this report.

2.                                      Purpose of report

The directors of BRL have engaged Deloitte Corporate Finance Pty Limited (“Deloitte Corporate Finance”) to prepare an independent expert’s report in relation to the Proposed Schemes to express an opinion as to whether or not:

•                                          the Share Scheme is in the best interest of BRL Shareholders as a whole; and

•                                          the Option Scheme is in the best interest of BRL Optionholders as a whole.

Notwithstanding that an independent expert’s report is not required pursuant to the Corporations Law, we have prepared this report, having regard to Section 411 of the Corporations Law and the relevant ASIC Policy Statements and Practice Notes.

This report is to be included in the Explanatory Statement and Notice of Meeting to be sent to BRL Shareholders and Optionholders and has been prepared for the exclusive purpose of assisting BRL Shareholders and Optionholders in their consideration of the Proposed Schemes.  This report cannot and should not be used for any other purpose.

3.                                      Basis of evaluation

In assessing whether the Proposed Schemes are in the best interest of the BRL Shareholders and Optionholders as a whole, we have had regard to the fairness and reasonableness of the Proposed Schemes, namely:

•                                          estimated the fair market value of an ordinary share in BRL and compared that value with the consideration to be received by the BRL Shareholders pursuant to the Share Scheme;

•                                          estimated the fair market value of each series of Options included in the Option Scheme and compared those values with the consideration to be received by the BRL Optionholders, for each series of options; and

•                                          compared the advantages and disadvantages of the Proposed Schemes for both Shareholders and Optionholders and considered whether the likely advantages and disadvantages of the Proposed Schemes proceeding outweigh the likely advantages and disadvantages of the Proposed Schemes not proceeding.

In our assessment of “best interest” we have considered the likely impact of the Proposed Schemes on the Shareholders and Optionholders as a whole.

4.                                      Summary Opinion

In our opinion, in the absence of a higher offer:

•                                          the Share Scheme is in the best interest of BRL Shareholders as a whole; and

•                                          the Option Scheme is in the best interest of BRL Optionholders as a whole.

We have based this opinion on the analysis contained in our report which is summarised below.

5.                                      Share Scheme

In determining whether the Share Scheme is in the best interest of the BRL Shareholders, we have considered both the Cash Consideration and the Scrip Consideration, having regard to fairness and reasonableness.

Fairness

Cash Consideration

In our opinion, the Cash Consideration is fair.

This opinion was based on the following:

•                                          the Cash Consideration is within our estimated fair market value range for a BRL Share on a control basis; and

•                                          the Cash Consideration represents a significant premium over and above the recent share market price of BRL Shares.

Set out in the table below is a comparison of our assessment of the fair market value of a BRL share, recent BRL share market trading data and the Cash Consideration being offered pursuant to the Share Scheme.

Share Scheme — Fairness Assessment

	Low $		High $

Cash Consideration	10.50		10.50

Estimated fair market value per BRL Share (control basis)	9.76		10.77

Share trading range (minority basis)	6.93	(1)	7.67	(2)
Implied premium over share market price	52%		37%

Notes:

(1) Volume weighted average price two months prior to 13 January 2003.

(2) Closing price 13 January 2003.

Valuation of a BRL Share

We have estimated the fair market value of a BRL Share using the capitalisation of maintainable earnings method.  We have also conducted an analysis of recent share trading in BRL Shares as a cross-check to our valuation.

We have estimated the fair market value of a BRL Share to be in the range of $9.76 to $10.77 inclusive of a premium for control.  In selecting our valuation range, we have taken account of the following factors:

•                                          the historical and forecast performance of BRL and the factors which may impact on its future growth and profitability;

•                                          the share market earnings multiples of comparable publicly traded companies which operate in a similar environment both domestically and internationally; and

•                                          the valuation multiples implied by recent takeover transactions in the Australian wine sector.

The table below summarises our assumptions and valuation conclusions.

Summary – Capitalisation of future maintainable earnings

		EBITDA		EBIT
		Low	High	Low	High

Maintainable earnings	$000	175,000	180,000	150,000	155,000
Earnings multiple	Times	11.0	11.5	13.0	13.5
Enterprise value	$000	1,925,000	2,070,000	1,950,000	2,092,500

Less: Net debt	$000	(550,000)	(550,000)	(550,000)	(550,000)

Equity value on minority basis	$000	1,375,000	1,520,000	1,400,000	1,542,500

Number of shares on issue(1)	000s	177,721	177,721	177,721	177,721

Value of BRL share on a minority basis	$/share	7.74	8.55	7.88	8.67

Add: Control premium of 25%	$/share	1.93	2.14	1.96	2.18

Equity value of BRL share on a control basis	$/share	9.67	10.69	9.85	10.85

Estimated fair market value range				9.76	10.77

Note: Information regarding the number of shares on issue was dated 23 December 2002.

Scrip Consideration

The number and value of Constellation shares to be issued to BRL Shareholders accepting the Scrip Consideration in whole or in part will not be determined until after the date of this report and after the BRL Shareholders have approved the Share Scheme.

The number and value of Constellation shares, which BRL Shareholders will receive will depend on the average Constellation share price and the average exchange rate during the period leading up to the Second Court Hearing.

If the average Constellation Share price leading up to the Second Court Hearing falls between US$22.50 and US$27.50, the BRL Shareholders will receive Constellation Shares with an equivalent value of $10.50 calculated as at that date.

If the average Constellation Share price is above US$27.50 or below US$22.50, BRL Shareholders will receive Constellation Shares with an equivalent value that may be above or below $10.50.  It is therefore not possible to compare in certain circumstances our assessment of the value of a BRL Share with the value of the Scrip Consideration.

Based on our analysis of recent share market trading activity, the market value of Constellation Class A Shares prior to the announcement of the transaction was in the range of US$23 to US$26.

Our analysis indicates that Constellation Shares have traded at a discount in the order of 5% to 15% compared to the S&P 500 index and other comparable US companies in the wine and beverage sector. In assessing the value of the Scrip Consideration, BRL Shareholders will need to consider the share market price of Constellation Class A Shares at the time they vote on the Share Scheme.  This share market price will reflect market conditions at that time including the share market’s assessment of the proposed acquisition of BRL and any subsequent information released to the market by both Constellation and BRL.  Based on that assessment, BRL Shareholders will need to consider if they wish to elect to receive the Cash Consideration or the Scrip Consideration.  The election must be made within 15 days of the Share Scheme Meeting (per the proposed timetable).

Reasonableness

In forming our opinion we have also considered the following likely advantages and disadvantages to BRL Shareholders if the Share Scheme proceeds and the likely advantages and disadvantages if the Share Scheme does not proceed.

If the Share Scheme proceeds

Advantages

•                                          The consideration offered is flexible, offering a choice between cash and Constellation Shares, allowing BRL Shareholders to elect the type of consideration which best suits their individual circumstances.

•                                          BRL Shareholders electing the Cash Consideration are able to dispose of their BRL Shares at a price which significantly exceeds the recent BRL share trading range on the ASX. The opportunity to realise this value may not be otherwise available for some time.  The Cash Consideration option provides BRL shareholders with certainty over the value of the consideration to be received.

•                                          BRL Shareholders electing the Scrip Consideration will be able to participate in the future growth of Constellation which will be a leading international wine company and a significant global diversified alcohol group with a significant presence in the US, UK and Australian markets.

•                                          The proposed merger may deliver operational synergies and cost savings that may enhance the operational and financial performance of the business and may add value to Constellation shares over time.  However, the realisation of these potential synergies will be dependent upon management’s ability to successfully integrate two companies.

•                                          Shareholders electing the Scrip Consideration may benefit from capital gains tax roll-over provisions.

Disadvantages

•                                          BRL Shareholders will no longer collectively control BRL or hold a direct interest in the Company.  BRL Shareholders will no longer be able to directly participate in the future growth of BRL to the extent that it may generate a future value above the Share Scheme consideration.

•                                          Electing the Cash Consideration pursuant to the Share Scheme may crystallise income tax liabilities for individual shareholders.

For Shareholders electing the Scrip Consideration:

•              in certain circumstances, the Australian dollar value of the Scrip Consideration will not be determinable until after the date the Shareholders meet to vote on the Proposed Schemes.  BRL Shareholders can make their election to take scrip once this information is made available by BRL;

•                                          BRL Shareholders will be exposed to fluctuations in the market value of the Constellation Shares and the US$/A$ exchange rate between the date the CDI entitlement is calculated and the date the CDI’s are actually received (9 days based on the proposed transaction timetable);

•                                          Constellation’s total debt will increase significantly following the proposed merger.  The ratio of total debt to book equity ratio will increase from 1.2 up to 2.5;

•                                          the risk exists that there may be relatively lower liquidity in the trading of Constellation CDI’s on the ASX (compared to BRL Shares) and a risk they may trade at a discount to the underlying Constellation share price;

•                                          BRL is predominantly a wine company whilst the merged entity will have a significantly different business profile. Shareholders will face different investment risks and returns compared to their existing shareholding;

•                                          Constellation does not intend to pay dividends for the foreseeable future;

•                                          BRL Shareholders will have a different level of control and voting power. Constellation is effectively controlled by the Sands family; and

•              other considerations outlined in Section 11 of this report.

If the Share Scheme is NOT approved

Advantages

•                                          The BRL Shareholders will continue to collectively control BRL.

•                                          BRL Shares will remain listed on the ASX and the company will continue to pursue its business strategy in accordance with its stated objectives. Shareholders will be entitled to any benefits including dividends and share value growth derived from the ongoing activities.

Disadvantages

•                                          BRL Shareholders will not receive the consideration offered in the Share Scheme.

•                                          BRL’s share price which has increased following the announcement of the Share Scheme, is likely to decline if the Share Scheme is not approved.

•                                          BRL’s future outlook may be less favourable than the Combined Entity’s future outlook due to the potential synergies and other strategic benefits that might have arisen in the Combined Entity, which will not be realised if the Proposed Scheme does not proceed.

6.             Option Scheme Fairness

In our opinion, the Option Scheme is fair to the Optionholders as a whole.

Our opinion is based on the following:

•                                          the Option Scheme Consideration represents a significant premium over the estimated market value of each option (except for the options at an exercise price of $10.13);

•                                          the majority of the holders of Options with an exercise price of $10.13 hold a portfolio of Options which results in the value of the Option Consideration exceeding the assessed fair market value of the portfolio of Options held; and

•                                          the Optionholders who hold options with an exercise price of $10.13 and no other options only hold approximately 2.5% of this series of options.

We have valued each option utilising the Black-Scholes option pricing model and applied a discount for the lack of marketability where appropriate.  The table below summarises our valuation conclusion in respect of the Option Scheme.

Expiry date	Exercise price ($)	Estimated fair market value per option		Value of the option consideration	Implied premium
		Low ($)	High ($)	$	%	%

28 Jul 2003	5.11	3.13	3.15	5.51	75	76
27 Jul 2004	6.61	2.01	2.17	4.01	85	99
24 Oct 2005	7.45	1.38	1.57	3.17	102	130
8 Nov 2006	10.13	0.64	0.83	0.37	(56)	(42)
23 Sep 2007	8.08	1.09	1.28	2.42	89	122

Reasonableness

In our opinion, the Option Scheme is reasonable for the Optionholders as a whole.

In reaching our opinion, we have considered the likely advantages and disadvantages for Optionholders as outlined below.

If the Option Scheme is approved

Advantages

•                                          Optionholders will be able to dispose of their Options.  As the Scheme Options are neither listed on a stock exchange nor assignable or tradeable, Optionholders have limited opportunity to dispose of their options.

•                                          The Option Scheme provides certainty of value to be realised by the Optionholders and a significant premium above the assessed value per option (excluding those holding options with an exercise price of $10.13).

Disadvantages

•                                          Holders of the cancelled options will no longer have the opportunity to participate in the potential increase in BRL’s share price above the implied premium for each series of options.

•                                          The Option Scheme may crystallise tax liabilities for individual Optionholders.

If the Option Scheme is NOT approved

•                                          Any tax liabilities will be deferred until the time the Optionholders choose to dispose of their options.

•                                          If the Shareholder Scheme is approved, BRL Shares will be delisted.  Accordingly, options would be convertible into a minority shareholding in an unlisted entity.  The market value of these shares would be highly uncertain because of their lack of liquidity.

•                                          Constellation will be in a position to compulsory acquire the unlisted options or BRL Shares that they would receive from exercising their options under chapter 6A of the Corporations Act.

•              the Optionholders may miss the opportunity of obtaining a significant premium over the fair market value for their options.

Alternative Bidders

The Proposed Schemes were announced on 17 January 2003.  The Directors of BRL have confirmed that there have not been any alternative offers since this date and that they are not aware of any alternative offers that may be forthcoming.

If a superior alternative offer emerges prior to the meeting to approve the Proposed Schemes, BRL Shareholders will be able to vote against the Proposed Schemes.

Tax Considerations

An individual Shareholder and Optionholder’s decision in relation to the Proposed Schemes may be influenced by their particular taxation and other circumstances.  Shareholders and Optionholders should refer to Section 10 of the Explanatory Statement and/or seek independent professional advice.

Our opinion should be read in conjunction with the full text of this report, which sets out our findings and scope.

Yours faithfully
DELOITTE CORPORATE FINANCE PTY LIMITED

/s/ M J Pittorino	/s/ R N Raphael	/s/ J S Duivenvoorde
M J Pittorino	R N Raphael	J S Duivenvoorde
Director	Director	Director

1                                         THE PROPOSED SCHEMES

1.1          Background

On 17 January 2003, BRL entered into an Implementation Deed with Constellation that will result in Constellation acquiring all the issued shares in BRL and cancelling all BRL employee options by way of the Proposed Schemes.  The Proposed Schemes require approval by the BRL Shareholders, BRL Optionholders and the Court.  Details of the Proposed Schemes are set out in the Explanatory Statement and Notice of Meeting.

1.2          Overview of the Share Scheme

The Share Scheme provides for the acquisition by Constellation of all of the issued shares in BRL.

The key terms of the Share Scheme are summarised as follows:

•                                          the consideration offered to acquire each BRL Share is $10.50, to be satisfied in cash, Constellation Shares or any combination of cash and Constellation Shares at the election of each BRL Shareholder;

•                                          BRL Shareholders electing the Cash Consideration will receive $10.50;

•                                          BRL Shareholders electing the Scrip Consideration in whole or part will receive entitlements to Constellation Shares;

•                                          Australian Shareholders of BRL electing the Scrip Consideration will receive their entitlement to Constellation Shares in the form of CHESS Depository Interests (“CDI’s”). Each Constellation Share will equate to 10 Constellation CDI’s (subject to ASX approval).  The Constellation CDI’s will be listed and traded on the ASX;

•                                          US shareholders of BRL electing the Scrip Consideration will receive their entitlement to the form of Constellation Shares traded on the New York Stock Exchange (“NYSE”);

•                                          The number of Constellation Shares to be received if the Scrip Consideration is elected is calculated by applying the following formula:

Number of Constellation Shares =  C x $10.50 / P, where:

C                    =    the average of the closing US$/A$exchange rate as quoted by Bloomberg (based on the New York market close at 5.30 pm New York time) for the last 10 days period prior to time which is 24 hours before the second Court hearing date in respect of the Share Scheme (“Second Court Hearing”).

P                     =    is the volume weighted average price (“VWAP”) of Constellation Shares in US$traded on the NYSE for the 10 full trading days period ending 24 hours prior to the Second Court Hearing provided that:

(a)                 if the VWAP is below US$22.50, P is US$22.50; and

(b)                 if VWAP is above US$27.50, P is US$27.50.

•                                          BRL Shareholders who do not made an election to participate in the Scrip Consideration will receive the Cash Consideration in respect of their shares.

•                                          In the event the Share Scheme is approved BRL Shareholders will be able to make their election to receive the Cash Consideration or the Scrip Consideration within 15 days of the Share Scheme Meeting (based on the Proposed Transactions timetable).

A detailed description of the Share Scheme is provided in the Explanatory Statement.

1.2.1       Approval of the Share Scheme

The Share Scheme will need to be approved at a meeting of BRL Shareholders.  Approval of the Share Scheme requires more than 50% of BRL Shareholders who vote at the meeting to vote in favour of the proposed resolutions.  The BRL Shareholders voting in favour must also hold at least 75% of the shares voted at the Share Scheme Meeting. Implementation of the Share Scheme is subject to approval by the Court.

1.3          Overview of the Option Scheme

BRL and Constellation have agreed to execute the necessary documents to give effect to the Option Scheme.

The Option Scheme will result in all the options issued pursuant to the Employee Option Plan being cancelled.  As consideration for the cancellation of the Scheme Options, Constellation will pay Scheme Optionholders, a cash amount equal to the difference between $10.50 and the exercise price of each option.

The amount of $10.50 is equal to the Cash Consideration that Constellation is offering BRL Shareholders for each BRL Share under the Share Scheme.

For Options on issue as at 19 September 2001 and still unexercised Optionholders will receive an additional cash amount of $0.12, reflecting the value of additional share entitlements accruing under the Employee Option Plan as a result of the rights issue announced on that date.

A detailed description of the Option Scheme is provided in the Explanatory Statement.

1.3.1 Approval and implementation of the Option Scheme

The Option Scheme will need to be approved at a meeting of BRL Optionholders.  Approval of the Option Scheme requires more than 50% of the BRL Optionholders who vote at the Option Scheme Meeting to vote in favour of the proposed resolutions.  The Optionholders voting in favour must also hold at least 75% of the options voted at the Option Scheme Meeting.

Implementation of the Option Scheme is subject to approval of the Share Scheme by BRL Shareholders and by the Court.  In the event that the Option Scheme is not approved by the Optionholders and the Share Scheme is approved the Share Scheme will proceed.

1.3.2       Potential outcomes

The alternative outcomes are detailed below:

Share Scheme is approved and the Option Scheme approved

If both the Share Scheme and the Option Scheme are approved and all other conditions precedent satisfied, then:

•                                          BRL will become wholly owned by Constellation and will be de-listed from the ASX;

•                                          BRL Shareholders will be entitled to receive cash or entitlements to Constellation shares or a combination of both;

•                                          all the Scheme Options and associated rights and entitlements will be cancelled; and

•                                          each Optionholder will receive the Option Scheme Consideration.

Share Scheme is approved and the Option Scheme is not approved

If the Share Scheme is approved and all other conditions satisfied and the Option Scheme is not approved:

•                                          BRL will become wholly owned by Constellation and will be de-listed from the ASX; and

•                                          the Options will not be cancelled and will continue in accordance with the terms of the Employee Option Plan.

Share Scheme is not approved

If the Share Scheme is not approved the Option Scheme will not be implemented.

1.4          Conditions of the Proposed Schemes

The principal conditions of the Proposed Schemes outlined in the ID include:

•                                          the Share Scheme is approved by the required majority of shareholders at the Scheme Meeting;

•                                          the Australian Treasurer consenting to the acquisition of BRL by Constellation under the Foreign Acquisition and Takeovers Act or under foreign investment policy;

•              no material disruption or material adverse change in the financial, banking or capital market conditions;

•              approval of the Constellation Shares issued as consideration under the Scheme to be listed on the NYSE;

•              the Constellation CDI’s have been approved for official quotation on the ASX;

•              satisfactory compliance and/or approvals from various anti-trust and competition authorities in the US and Europe;

•              granting of requisite approvals and compliance with relevant US corporations and securities laws;

•                                          no court or other restraining orders preventing the consummation of the Proposed Schemes has been issued;

•                                         no material adverse change in the business, assets, operation or condition, financial or otherwise of Constellation;

•                                         no material adverse change which has or is likely to impact BRL earnings before interest and tax by at least $7 million or impact BRL assets or liabilities by at least $50 million (based on financial statements prepared in accordance with the generally accepted accounting principles in Australia (“Aus GAAP”); and

•                                         no breach of the representations and warranties provided by BRL and Constellation.

2                                         SCOPE OF THE REPORT

2.1          Purpose of the report

Deloitte Corporate Finance has been appointed by the directors of BRL as an independent expert to express an opinion as to whether or not the Proposed Schemes are in the best interest of the BRL Shareholders and Optionholders.

Section 411 of the Corporations Act regulates schemes of arrangements between a company and its members.  Part 3 of Schedule 8 of the Corporations Regulations 2001 prescribes the information to be sent to Shareholders and Optionholders in relation to schemes of arrangement.  Notwithstanding the absence of any specific regulatory requirement, the directors of BRL have requested Deloitte Corporate Finance to prepare this report to assist BRL Shareholders and Optionholders in their evaluation of the Proposed Schemes and to state whether or not, in their opinion, the schemes of arrangement are “in the best interest” of members.

This report is to be included in the Explanatory Statement and Notice of Meeting to be sent to BRL Shareholders and Optionholders and has been prepared for the exclusive purpose of assisting BRL Shareholders and Optionholders in their consideration of the Proposed Schemes.  This report cannot and should not be used for any other purpose.

The Explanatory Statement and Notice of Meeting contains considerable information in respect of the Proposed Schemes.  Where appropriate we have summarised the key terms of the Proposed Schemes or we have referred to appropriate sections in the Explanatory Statement in which the relevant particulars are contained.  We recommend all BRL Shareholders and Optionholders read the Explanatory Statement and Notice of Meeting in full.

2.2          Basis of evaluation

There is no statutory or regulatory definition of the expression “in the best interest”.  However, guidance is provided by the Australian Securities and Investments Commission (“ASIC”) Policy Statements and Practice Notes, which establish certain guidelines in respect of independent expert’s reports required under the Corporations Act.  In particular, we have considered Policy Statements 75 and 142, Practice Note 43 and common market practice.

Policy Statement 142 requires an expert to weigh up the advantages and disadvantages of a scheme in arriving at an overall view as to whether implementation of a scheme is “in the best interest” of the shareholders.

Policy Statement 75 states that what is fair and reasonable or “in the best interest” of the members in a proposed scheme, should include a comparison of the likely advantages and disadvantages for the relevant shareholders if the proposed scheme does or does not proceed. Comparing the value of the existing shares or options to the consideration receivable under the proposed scheme would be only one element of this assessment.

ASIC Policy Statement 75, also implies that if the scheme of arrangement is fair and reasonable it will be in the best interest of members.  Under Policy Statement 75, an offer is:

•                                          fair, when the value of the consideration is equal to or greater than the value of the securities subject to the scheme; and

•                                          reasonable, if it is fair, or despite not being fair, after considering other significant factors, shareholders should accept the offer under the scheme, in the absence of any higher bids.

In forming our opinion as to whether or not the Proposed Schemes are in the best interest of BRL Shareholders and Optionholders we have:

•                                          estimated the fair market value of the BRL Shares and compared that value with the consideration to be received by the BRL Shareholders pursuant to the Share Scheme;

•                                          estimated the fair market value of each series of Options and compared that value with the consideration to be received by the BRL Optionholders, for each series of options, pursuant to the Option Scheme; and

•                                          compared the advantages and disadvantages of the Proposed Schemes for both Shareholders and Optionholders and considered whether the likely advantages and disadvantages of the Proposed Schemes proceeding outweigh the likely advantages and disadvantages of the Proposed Schemes not proceeding.

2.3          Shareholders/Optionholders as a whole

We have evaluated the Proposed Schemes for BRL Shareholders and Optionholders as a whole by assessing its overall impact on the BRL Shareholders and Optionholders rather than the impact of each element of the Proposed Schemes in isolation.

We have not considered the effect of the Proposed Schemes on the particular circumstances of individual BRL Shareholders and Optionholders.  Some individual BRL Shareholders and Optionholders may place a different emphasis on various aspects of the Proposed Schemes from the one adopted in this report. Accordingly, individuals may reach different conclusions on whether the Proposed Schemes are in their best interest.

An individual BRL Shareholder’s and Optionholder’s decision in relation to the Proposed Schemes may be influenced by their particular circumstances.  We recommend BRL Shareholders and Optionholders seek independent advice in their assessment of the Proposed Schemes.

2.4          Definition of value

For the purposes of our opinion, fair market value is defined as the amount at which the shares or options would change hands between a knowledgeable willing buyer and a knowledgeable willing seller, neither being under a compulsion to buy or sell.

Fair market value, as defined above, is a concept of value, which may or may not equal the “purchase/sale price” that could be obtained if the shares were sold to a special purchaser in an actual transaction in the open market.  Special purchasers may be willing to pay higher prices to gain control or obtain the capacity to reduce or eliminate competition, ensure a source of material supply or sales, achieve cost savings arising on business combinations following acquisitions or other synergies which could be enjoyed by the purchaser.  Our valuation will not be premised on the existence of a special purchaser.

For the purposes of forming our fairness opinion, we have valued the BRL Shares on a control basis.

2.5          Limitations and reliance on information

The opinion of Deloitte Corporate Finance is based on economic, market and other conditions prevailing at the date of this report.  Such conditions can change significantly over relatively short periods of time.  This report should be read in conjunction with the declarations outlined in Appendix 3.

3                                         PROFILE OF THE WINE INDUSTRY

3.1          Australian wine industry

The Australian wine industry covers a range of activities including grape cultivation, wine processing and packaging, marketing and distribution to local and export markets.

Table 1 below gives an indication of the size of the different industry segments and their growth over recent years.

Table 1

A snapshot of the Australian wine industry

	1997-98	1998-99	1999-00	2000-01	2001-02

Number of Wineries	1,104	1,115	1,197	1,318	1,465
Total Area Under Grapevines (hectares)	98,612	122,915	139,861	148,258	159,771
Total Area Bearing Grapes (hectares)	78,090	95,301	110,623	130,591	142,899

Grapes Produced for winemaking (thousand tonnes)	871	1,076	1,111	1,391	n/a
Grapes Crushed for winemaking: (thousand tonnes)
- Red Wine	362	449	564	803	963
- White Wine	614	677	581	621	686
- Total	976	1,126	1,145	1,424	1,650
Beverage Wine Produced (million litres)	680	793	806	1,035	n/a
Wine Consumed: (million litres)
- Australian	340	348	369	385	385
- Imported	26	24	20	13	14
- Total	366	372	389	398	399
Wine Exported
- (million litres)	194	216	288	339	417
- ($A million)	812	991	1,352	1,614	2,000

Source: ABS Vineyard Survey, ABS Catalogue No. 1329.0, ABS Catalogue No. 8504.0, Australian Wine & Brandy Corporation Export Approval Database.

Note: n/a = not available at time of report.

The Australian wine industry has undergone significant growth in the last decade, which has predominantly been attributable to growth in export sales.  Along with volume increases, the quality of Australian wine exports has increased with a higher proportion of bottled wine sales and a lower proportion of bulk and cask wine exported.  The increase in demand for quality Australian wines combined with limited supply has contributed to improved prices and margins.

Other factors that have contributed to the industry growth include:

•                                          increasing incomes and rising living standards have helped raise per capita wine consumption;

•                                          changes in population demographics favouring the 40-64 age bracket, one of the largest wine consuming groups in Australia;

•                                          increasing restaurant patronage; and

•                                          growth in regional wine tourism and cellar door sales.

The demand for Australian wine is relatively price elastic, with the degree to which consumers respond to changing wine prices and consumer incomes differing between cask wines and premium table wines.  An ABARE study found cask wine consumers to be significantly more price sensitive relative to premium wine consumers.  The same ABARE study showed demand response to a change in income was estimated to be negative for cask wine but positive for premium wine.  Accordingly, the rising trend in real incomes could partially explain the increase in premium sales and decreases in cask sales.

3.2          Australian domestic market

Domestic sales of Australian wine increased by 22% between 1992 and 2002, with virtually all of that growth coming in the last five years through increased domestic sales of Australian red wine.  White wine sales have remained relatively stable in this period.

Although domestic sales of Australian wine are dominated by white table wine, the majority of this wine is sold as relatively inexpensive cask wine.  Figure 1 below, highlights both the considerable growth in domestic sales of Australian red table wine and the dramatic increase in sales of higher quality bottled red wine, which surpassed sales of red cask wine in 1996.

Figure 1

Domestic sales of Australian white table wine by container

Source:  ABS Catalogue No. 8504.0.

3.3          Australian export market

The 2002 year was an excellent year for Australian wine exports with sales of $2.3 billion.  In terms of volume, Australia’s wine exports have grown from a base of just eight million litres in 1982 to 471 million litres in 2002.  Australian wine exports have grown at an average of 11% per annum over the last 5 years.

Exports as a percentage of total Australian wine produced have grown from just 3% of Australian Wine in 1982 to 20% in 1992 and 51% in 2002.  Although red wine currently dominates exports of Australian wine, this has traditionally not been the case. It was not until 2000 that exports of Australian red wine exceeded white wine, having accelerated considerably from the mid-1990s.

Figure 2

Approved export shipments by variety

Source: Australian Wine & Brandy Corporation Export Approval Database.

Exports of Australian wine are dominated by bottled wine making up some 80% of total Australian wine exports.  Figure 3 below, highlights that the growth in Australian wine exports has come almost entirely from exports of bottled wine.

Figure 3

Approved export shipments by container type

Source: Australian Wine & Brandy Corporation Export Approval Database.

The figure below highlights the effect the growth in exports of premium bottled red wine has had on the pricing profile of Australia’s wine exports. In 2002, approximately 40% of exported Australian wine was in the > $5.00 category, compared to just 20% in 1997.

Figure 4

Australian wine exports by price category

Source: Australian Wine & Brandy Corporation Export Approval Database.

3.4          Wine supply

Wine regions in Australia

At the conclusion of the 2002 harvest Australia had approximately 160,000 hectares under grapevines, double the area in 1996.  Of this total area, 89% is currently bearing grapes, a percentage that has increased significantly over the last six years as the significant plantings of the mid-1990s reach maturity.

From a regional perspective, Australia’s vineyards are concentrated in South Australia, home to 43% of all vineyards in Australia, followed by Victoria (24%) and New South Wales (23%).  The top six grape producing regions in Australia as at 2001 are set out in Table 2 below.

Table 2

Top six grape producing zones (2001)

Region	State	Tonnes

Lower Murray Region	South Australia	309,106
North West Victoria	Victoria	253,941
Big Rivers	New South Wales	242,703
Limestone Coast	South Australia	127,705
Fleurieu Peninsular	South Australia	111,081
Barossa Valley	South Australia	75,519

Source:  ABS Vineyard Survey.

Note:  Regional data not available for 2002.

South Australia dominates Australian wine exports being responsible for 75% of all Australian wine exports both in terms of volume and value.

Varieties and trends

In the early 1990s the Australian wine industry recognised that its future growth lay with the production of premium varieties and in particular the production of premium red wines given strong international demand for varietal brands.  Consequently red varieties now account for 61% of the total area under grapevines in Australia, with Shiraz being the most prolific variety in Australia, occupying 22% of Australia’s total grape bearing area, followed by Cabernet Sauvignon (19%), Chardonnay (13%), Sultana (8%) and Merlot (6%).

Figure 5

Total grapes produced for winemaking

Source:  ABS Vineyard Survey.

Note:  Data not released for 2001-02.

The rise of red varieties in Australia has come at the expense of white varieties many of which were removed in the late 1990’s and early 2000’s.  Recognising the potential for this trend to create a supply imbalance plantings of white varieties for 2002 were forecast to increase by 8% to 2,227 hectares whilst plantings of red varieties were forecast to fall by over 39%, from 4,538 hectares to 2,749 hectares.

Driven by an increase in plantings in 1998 (refer Figure 6) and the resulting new wine now coming to market, the Australian wine industry is in the midst of a significant supply increase.

Figure 6

New plantings

Source:  ABS Vineyard Survey (for the period 1991-2001), ABS Catalogue No. 1329.0.55.001 (2001-02).

With recent plantings being dominated by red varieties a shortage of white wine particularly Chardonnay is emerging.

Oversupply

Falling grape prices and an estimated 30,000 to 50,000 tonnes of unprocessed fruit during vintage 2002 have led to concerns of “oversupply” in the Australian wine industry.

Price declines in 2002 (and preceding two years) are highlighted as evidence that grape supply growth has outpaced demand growth over this period.  Allowing for the declines in 2000 and 2001, grape prices were still 70% higher in 2001 than in 1990.  By comparison, the consumer price index (“CPI”) rose 32% over the same period.

Grape prices had benefited from a “shortage premium” throughout most of the 1990’s, however, the significant increase in grape supply of the last few years has eroded that premium.  The grape price increases between 1991 and 1998 led to the wine grape-planting boom and since 1998, planting rates have declined along with grape prices.

Table 3 (Riverland, Sunraysia and the Riverina) and Table 4 (Barossa) indicate that any current over supply issues are likely to be overcome in the medium term.

Table 3

Expected supply position – Riverland, Sunraysia and Riverina regions

Variety	Expected supply position for 2003 vintage	Expected supply position for 2007 vintage
Cabernet	20% over	1% over
Shiraz	11% over	4% under
Chardonnay	9% under	5% under

Source: Australian Regional Wine Grape Crush Survey 2002, Riverland, Sunraysia and the Riverina.

Table 4

Expected supply position - Barossa

Variety	Expected supply position for 2003 vintage	Expected supply position for 2007 vintage
Cabernet	2% under	8% under
Shiraz	8% over	5% over
Chardonnay	17% under	30% under

Source: Australian Regional Wine Grape Crush Survey 2002, Barossa.

Analysts have attempted to model the demand versus supply position for the Australian wine industry over the next three years.  The table below demonstrates that the oversupply is predominantly in red wine, with the total oversupply position (subject to domestic and export growth rates and climate conditions) expected to be significantly reduced by 2005.

Table 5

Australian wine industry excess supply

	2000 (in litres)	2001 (in litres)	2002E (in litres)	2003E (in litres)	2004E (in litres)	2005E (in litres)
Red Wine	12	28	88	186	155	48
White Wine	104	35	56	86	25	10
Total	116	63	144	272	180	58

Sources: ABS, ABARE, AWBC, AWEC, JB Were Research.

The market dynamics that arise as a consequence of oversupply are:

•              increased competition;

•              risk of price discounting;

•              increased promotional expenditure to secure shelf space;

•              a build-up in inventory and net working capital; and

•              a proliferation of new private label brands.

3.5          Key participants

While Australia has over 1,465 wineries, the wine crush is highly concentrated amongst a few large companies with the five largest wineries crushing some 68% of the total grapes crushed in 2001.

The next 15 medium-sized wineries such as McWilliams Wines, De Bortoli Wines, Cranswick Premium Wines, Riverina Estate and Miranda Wines account for approximately 27% of Australia’s wine crush, with the remaining 5% shared amongst the other 1,445 small wineries.

Figure 7

Grapes crushed for winemaking by Australia’s top 5 wineries

Source: PC Hallier: PD Consultancy to the Wine Industry 1991-1997, Winetitles Wine Industry Directory 2000 onwards. Notes:

1 Simeon Wines is now McGuigan Simeon Wines after a merger with Brian McGuigan Wines in 2002.

2 Although Beringer Blass have the lowest grape crush of the five wineries, they purchase significant quantities of semi-finished wine.

3.6          Competitive position

Australia’s competitive advantages in the global wine industry are supported by:

•                                          a proactive relationship with the market, product depth and diversity, commitment to distribution networks and focus on promotion which ensures Australian wines provide variety and value for money;

•                                          early adoption of innovative technology;

•                                          Australia compares favourably with Europe, Chile and California in terms of skilled viticulturists and winemakers; and

•                                          lower land costs, varying climatic conditions across the country, quality soils and moderate water availability has allowed Australian wine makers to produce an excellent varietal choice at all price points.  Australia’s closest competitor in terms of physical supply factors is seen to be Chile.

While the international market for Australian wine is becoming more competitive, significant growth opportunities remain for the Australian wine industry.

3.7          Future outlook for the Australian wine industry

The overall outlook for the Australian wine industry is positive with strong demand for Australian wine in overseas markets principally in the US and the UK.

The Australian wine industry has experienced significant growth over the last decade primarily due to:

•                                          strong growth in international demand for wine in the mid and upper retail price points (above US$5), in which most Australian wine falls; and

•                                          a strong commitment by Australian wineries to growing the profile of their brands internationally.

Wine consumption per capita has increased substantially over the past 30 years in markets like the UK, Ireland, Denmark, Netherlands, Sweden and Finland (UK, Ireland, Denmark and Finland up 600%), whereas wine consumption in traditional markets (France, Spain, Argentina, Italy, Switzerland and Chile) has decreased.  Australian wineries have been successful in promoting their products to these new markets, particularly the UK.

Emerging pressures for Australian domestic wine industry

Recent trends in the Australian domestic wine industry pose a threat to sustained growth and the earnings prospects of participants.  These pressures include:

•                                          price pressure from the continuing consolidation of retail outlets;

•                                          intense competition in the domestic market over the past 12-18 months, leading to price cutting, a significant increase in domestic promotional activity and recent profit downgrades from some listed wine companies; and

•                                          the oversupply of premium red wine varieties leading to a build-up in inventories and net working capital resulting in price-cutting and increased promotional activity among producers attempting to reduce inventory.

Future wine sales

According to wine industry analysts, exports of Australian red wine are expected to grow in the region of 30% in 2003, 28% in 2004 and 26% in 2005, with exports of Australian white wine expected to grow by 18% in 2003, 15% in 2004 and 12% in 2005.  In contrast, the Australian domestic wine market is expected to remain relatively static, with consumption of red wine growing by 6% in 2003 and 2004 and 5% in 2005 and white wine growing by only 2% in 2003 and 2004 and just 1% in 2005.

3.8          Export markets

Australia’s top five export markets are the UK, US, Canada, New Zealand and Germany, as shown below in Figure 8.

Figure 8

2002 approved export shipments by country and wine type

Source: Australian Wine Export Approval Report, December 2002.

The graph above highlights the importance of the UK and US markets for Australian wine.  In terms of volume and value, the UK and the US together account for 71% of Australia’s exported wine.  Although the UK accounts for 46% of Australia’s exported wine by volume it accounts for a lower percentage (39%) by value.  In contrast, the US accounts for 32% of the value of Australia’s wine exports (25% of volume) due to the significantly greater proportion of red wine exported to the US as compared to the UK.

Figure 9

Approved export shipments

Approved Export Shipments to the US

Approved Export Shipments to the UK

Source: Australian Wine & Brandy Corporation Export Approval Database. Note:  Information as at 1 July 2002.

Figure 9 above shows that:

•                                          from 1994, exports to the US have grown more rapidly than exports to the UK;

•                                          although growth in the value of exports to both the UK and US has exceeded growth in the volume of exports, this value differential has been more pronounced in the US; and

•                                          Australian wine, exports to the US increased by 53.3% or 42 million litres in 2002 compared to exports to the UK, which grew by 17.9% or 33 million litres in 2002.

3.9          US wine industry

3.9.1       The US – A growing wine market

By retail value, the US is the largest beverage market in the world, with total retail wine sales of US$19 billion in 2001.

Growth in the US wine market over the last decade has largely been driven by an increase in demand for table wine which accounted for over 85% of the total US wine market in 2001.  The increase in consumption of table wine is attributed to:

•                                          a growing appreciation of the potential health benefits of moderate red wine consumption;

•                                          the ageing population of the US; and

•              increasing disposable incomes among consumers.

These three factors, taken together, have also driven the growth in the super-premium and ultra-premium US wine market over the last decade.  Much of this growth can be attributed to the shifts in preferences of the largest and wealthiest age segment of the US population.

From a low point of 140 million cases of table wine consumed in 1991 consumption of table wine in the US has grown every year to reach 208 million cases in 2001.

As shown below, the US is the world’s fourth largest importer of wine.

Table 6

Largest world importers	1995 (%)	1997 (%)	1999 (%)
Germany	18.8	20.2	20.8
UK	13.9	14.2	15.5
France	11.2	9.8	10.8
US	7.3	7.3	6.8
Netherlands	4.7	5.1	5.4

Source:  Anderson, K. and D. Norman, 2001, Global Wine Production, Consumption and Trade, 1961-1999, A Statistical Compendium Adelaide:  Center for International Economic Studies.

The table below ranks US imports by country of origin as at June 2002, showing Australia’s status as the third largest exporter to the US.

Table 7

US table wine market

Country	Market share
Domestic	79.5%
Imports:
Italy	7.6%
France	4.3%
Australia	3.5%
Chile	2.5%
Other	2.6%
Total imports	20.5%
Total table wine	100.0%

Source: Adams Beverage Group 2002.

It is anticipated that the US market will continue to offer significant opportunities for exports as consumer preferences are expected to continue to shift toward wines from Australia and other countries.

Whilst offering growth potential, the US wine market is expected to become increasingly competitive. With significant new plantings in California and around the world, grape prices are already coming down resulting in price competition in the relevant wine market.  While lower price points (below US$5) continue to suffer from consumer trade up, the ultra-premium segment (above US$9) will also be hurt by the current economic conditions in the US.  The US$5-7 price point is still expected to provide strong growth opportunities for Australian wines.

Emerging pressures in the US wine market

Recent trends in the US wine industry pose a threat to the earnings prospects of participants.  These pressures include:

•                                          increasing consolidation at the supplier, wholesaler and retailer tiers of the US wine industry, with supermarkets, chain stores and retail super-centres taking market share away from traditional wine and liquor stores and imposing their purchasing power on producers;

•                                          increased advertising spending accompanied by the number of new entrants to the market and price/margin pressures;

•                                          price declines due to an oversupply of Californian wine grapes and import pressures;

•              consumers trading down retail price points due to economic conditions in the US; and

•              increasing consumer demand for flavoured alcoholic beverages.

Trends in Australian exports to the US

The US continues to be a relatively high value market for Australian wine, with an average unit value of $6.17/litre in 2002, which is considerably higher than the average unit value in the UK market of $4.18.  The average unit value of exports to the US increased by 6.7% in 2002 compared to 2001.  This is related to a significant increase in the volumes at the higher price range of the market.

The volume of Australian wine sold in the US increased by 53% in 2002, compared to the previous year, with the highest volume growth in the price segment above $10 (231% increase) and in the price range between $2.50 and $5 (93% increase) followed by the $7.50 to $10 range (59% increase).

BRL’s joint venture, PWP, has achieved good growth in both its key brands with AC Nielsen reporting that the volume of Banrock Station sold in the US to 23 November 2002 was up 124% on 2001, whilst the volume of Blackstone sold was up 93%.  At US$11, American wine, Blackstone has been insulated from the price discounting concentrated at the US$5-10 price point.  On the other hand, while Australian wine, Banrock Station, continues to benefit from distribution gains, PWP’s Australian brands face tough competition in the US$5-7 price point from the likes of Yellowtail, Lindemans and the soon to be released Black Swan at US$5-7.  The soon to be released BRL wine, Stamp of Australia, to be distributed by PWP will compete at a similar price point.

3.10        UK wine industry

The UK wine market has grown by a compound annual growth rate of approximately 9% from 1997 to 2001, with sales totalling £5.1 billion in 2001.

Table 8

UK market size 1997-2001

Year	Millions GBP
1997	3,666.6
1998	4,108.5
1999	4,533.7
2000	4,812.9
2001	5,182.5

Source: Euromonitor.

The growth of UK wine consumption in the past five years has been higher than for all other alcoholic drinks and to the detriment of beer and spirits, making wine the largest off-premise category in the UK.  It is expected that the retail market for UK wine is likely to continue outperforming the other alcoholic drink sectors.

The UK is not a significant wine producing country and is heavily reliant on imported wine.  The UK wine market is fragmented with all the major wine producing countries competing for market share.  Competition has intensified amongst participants, with “New World” wine producers (eg Australia and Chile) taking market share away from traditional suppliers.  Wines from “New World” countries have generally been able to command higher average prices in the UK compared to wines from the traditional markets of France, Italy and Spain.

Market characteristics

Distribution

Over 80% of wine volumes sold in the UK is through off-license premises trade of which approximately 75% is distributed through grocery stores with the remainder distributed through specialist wine/alcoholic beverage stores.  Volume orders for the off-license trade are placed with UK agents and distributors, who in turn place orders and ensure delivery.  Historically, major grocers have gained market share at the expense of specialist fine wine stores.

UK wholesalers service the on-licence premises trade and source products from UK agents or direct from wine producers.  Larger restaurant chains may source direct from the producer.

Consumption profile

Whilst the UK has traditionally favoured the wines of its European neighbours, consumption of European wines has reduced due to the changing preferences.  This has shifted the volumes that the UK has imported from its traditional markets towards “New World” producers.

In contrast to other markets, UK consumers are aware of well-established grape varieties and are receptive to trying new varieties and blends.  Over the past 20 years, there has been a shift in the UK from sweet to dry and from white to red wines.  The increasing popularity of red wine can be attributed to the maturing tastes of the consumer and the health benefits that are associated with moderate daily consumption of red wine.

From 1997 to 2001, the consumption of wine in the UK has increased at a compound annual growth rate of 5%, with per capita wine consumption doubling over the past two decades.  This growth is set to continue, with UK census data indicating that the fastest growing age category over the next decade will be the 40-65 year age group, which is the highest consuming age group for wine.  The mass marketing of wine via the grocery channel has also resulted in growth in per capita consumption, a trend that is also set to continue.

According to market sources, the UK wine market continues to grow, with per capita consumption of wine currently at 22 litres compared to 14 litres in 1990.  New World wines are also expected to continue to grow at the expense of Old World wines, particularly French wines.

Australian exports into the UK

Australia’s export wines have made significant in-roads into the UK wine market with wine volumes increasing 54% between 1997 and 2001.  The appeal of Australian wines lies in its consistent quality and diversity of styles.

Australian exports have surpassed France and Australia has become the largest wine exporter (by volume) to the UK, followed by France, Italy, Germany, South Africa and Spain.

The following table sets out Australia’s respective share of the UK wine market at various price points.

Table 9

Australia’s percentage share of the UK wine market at each price point

Price Point	2002 Volumes						2005 Volume estimates(1)
	UK wine market				Australia		UK wine market				Australia
	Share %	Cases (m)	Share %		Cases (m)	Aust %	Share %	Cases (m)	Share %		Cases (m)	Aust %
<£3.00	22	26.2	2		0.5	3	16	22.4	3		0.6	2
<£3.00-3.50	20	23.8	10		2.4	12	19	26.0	13		3.3	11
<£3.50-4.00	20	23.8	22		5.2	26	22	30.0	25		7.5	25
<£4.00-5.00	23	27.4	25		6.7	33	27	36.7	29		10.7	35
<£5.00-6.00	10	11.9	28		3.3	16	11	15.4	33		5.1	17
>£6.00	5	6.0	40		2.4	12	5	7.5	45		3.4	11

Total	100	119.0	17	(2)	20.5	100	100	138.0	22	(2)	30.5	100

Source: Meichelboeck, P., Ryan, P., JBWere, UK/European Wine Markets, October 2002.

Notes:

(1)       JBWere estimates.

(2)       These totals do not represent a summation of the column headed Australia% share, as the percentages represents Australia’s percentage share of the UK market at each pricing point.

As set out in the above table, the following comments can be made with respect to the UK market and Australian wine producers relative market share:

•                                      42% of total sales (by volume) occur in the sub £3.50 category.  Australian exporters have 5.8% market share within this price point;

•                                      43% of total sales (by volume) occur in the £3.00 to £6.00 category.  Australian exporters have 24.1% market share within this price point;

•                                      5% of total sales (by volume) occur in the £6.00+ category.  Australian exporters have 40% market share within this price point; and

•             the £4.00 to £6.00 price point is expected to generate the most growth over the next 3 years.

The above data highlights that although Australian exporters have strong market share in the fine wine segment, they have a comparatively lower penetration in the sub £3.50 category within the UK wine market.  This is consistent with Australian wine importers past strategies, however, new growth opportunities may exist in lower price points.

The following table sets out the composition of key Australian wine companies that import to the UK, in terms of volume.

Table 10

Australian wine sales in the UK by volume (in million cases)

Year to 30 June	2002	2005e	CAGR
BRL Hardy(1)	5.2	8.4	17%
Beringer Blass(2)	0.8	1.4	21%
Southcorp(3)	4.6	6.9	14%
Orlando	3.2	5.0	16%
Other	6.7	8.8	10%
Australian total	20.5	30.5	14%

Total UK market	119	138	5%
Australian market share	17%	22%

Source: Meichelboeck, P., Ryan, P., JBWere, UK/European wine Markets, October 2002.

Notes:

(1) Excludes France, New Zealand, South Africa and US brands.

(2) Excludes US and New Zealand.

(3) Excludes BOB and James Herrick.

As set out in the above table, BRL is the largest Australian exporter of wines (by volume) to the UK, followed by Southcorp and Orlando.

The average price per litre of Australian wine exports to the UK has flattened recently.  This has been as a result of changes in product mix by some producers’ choosing to increase exports of wine in the £4.00 or less retail price bracket.  The ability to maintain margins and compete within these lower price points will depend on the Australian wine producers unit cost of production and prevailing exchange rates.

Australian producers are also facing increasing competition from other “New World” wine producers such as the US, South American countries, New Zealand and South Africa.

Issues in the UK market

Whilst the UK market has delivered excellent growth for Australian wine exporters, industry participants will need to respond to the following challenges:

•              increased competition from “New World” suppliers, particularly producers from the US and South Africa;

•              increased price discounting and promotional activity by producers placing pressure on margins;

•              potential wine oversupply issues, particularly in Australia and the US;

•              consolidation of retailers and increased margin pressure resulting from concentrated retailer purchasing power;

•              changing inventory management practices by UK retailers; and

•              economic conditions within the UK market.

4                                         PROFILE OF BRL HARDY LIMITED

4.1          Company history and overview

BRL was formed in 1992 as a result of the merger between Berri Renmano Limited and the Thomas Hardy & Sons Group and was listed on the ASX in the same year.  Since listing, BRL has grown to become Australia’s second largest wine making company and one of the ten largest wine companies in the world.  The Company is a major exporter of wine with significant exports to Europe and a growing presence in the North American wine market.  Key wine making operations are located in Australia and New Zealand.

The growth in the Company’s sales has been predominantly organic together with some strategic acquisitions of wineries and vineyards.  BRL continues to expand its offshore presence in key overseas markets and as part of this strategy has entered into joint ventures and acquired businesses in key growth markets such as North America and New Zealand.

In 2000 BRL acquired Nobilo Wine Group Limited (“Nobilo”), New Zealand’s second largest wine producer.  Nobilo is the exclusive distributor of BRL’s wines in New Zealand and exports its wine to North America, Europe, Australia and other parts of the world using the BRL distribution network.

In August 2001, BRL entered into a joint venture with Constellation to form Pacific Wine Partners, LLC (“PWP”) in which each party has an equal 50% share.  This joint venture distributes BRL wines into the US market with management including executives from both companies.  BRL’s initial investment in PWP was approximately US$114 million.  PWP subsequently acquired the US based Blackstone business and brand in October 2001.

4.2          Description of BRL business

BRL is a vertically integrated wine producer, involved in the production, marketing and sale of wine and other grape products in Australia and overseas markets.

4.2.1       Products

The Company produces a wide range of products including bottled table wine, cask wine, sparkling wine, fortified wine and brandy.

BRL has a large range of brands and labels, many of which are well established in the market place.  The Company’s key products are sold under a range of Australian and international brands including Banrock Station, Hardys Nottage Hill, Hardys Stamp, Hardys RR and VR, Eileen Hardy, Thomas Hardy, Sir James, Omni, Leasingham, Houghton, Moondah Brook, Yarra Burn,  Stonehaven, Tintara, Reynell, Bay of Fires, Kamberra, Stanley, Berri Estates, Renmano, Nobilo, Selaks and La Baume.

BRL’s wines have received numerous industry awards and were awarded 40 trophies in Australia and New Zealand in 2001/2002.  This recognition forms an important part of the marketing process.

4.2.2       Customers and markets

BRL has built a strong position in the Australian wine market with around 24% market share by volume according to ABS data.  During the past decade, the Company has also positioned itself as a globally diversified wine producer and marketer, exporting to regions such as the UK, mainland Europe, North America and New Zealand.

As set out below, approximately 47% of BRL’s revenues in 2001 were derived from sales within the Australian and New Zealand markets with the remainder mainly from exports to Europe and North America.

Figure 10

Sales by region – 2001

Source:  BRL Hardy Limited Annual Report.

Based on recent trends, the contribution of export markets to total sales is expected to increase as the company experiences higher levels of growth in the export sector, relative to the Australian domestic market.

A brief description of BRL’s activities in each of its major markets is set out below.

Australia

Australia represents a key market for the Company representing over 40% of 2001 sales revenue.  The Australian business comprises the sale of bottled and cask wine, spirits and commercial and bulk wine.  The business operates in all States and has established a strong marketing and distribution network with strong supply arrangements with major wholesale and retail customers.  The Company’s sales (by volume) are predominantly in the lower to mid-range price points, although the Company has established a range of premium wine products.

The Australian business has achieved compound annual volume growth of 6.4% during the three years to 2001.  Total market volumes have experienced compound annual growth of 3.6% over the same period.

The Australian business operates in a mature market characterised by:

•                                          low growth in consumption with a compound annual growth rate of 2.2% between 1998 and 2002;

•                                          strong competition following recent consolidation of wine producers; and

•                                          margin pressure due to:

•                                          discounting practices by competitors;

•                                          changing consumption patterns with higher levels of growth in bottled wine relative to cask wine;

•                                          retailer consolidation; and

•                                          rising inventory levels following above average grape harvests.

Europe

Europe accounts for approximately 43% of sales.  Much of the growth experienced by BRL in the past few years has been attributable to exports in the UK market, which represent over 85% of BRL’s sales to Europe.  Sales to Europe have grown by an average of 34% per annum for the three years to 2001.

Whilst the UK is regarded as a relatively mature market, BRL believes significant opportunities still exist for the Company to grow its share of that market.  Wine consumption in the UK has experienced compound annual growth of about 5% from 1997 to 2001.

BRL sells into the UK market through its own distribution network, which has established strong relationships with major customers.  The Hardys and Banrock Station brands have performed strongly with Hardys the largest selling brand in the off-trade market and Banrock Station the fastest growing brand.

BRL also supplies pubs and other licensed hospitality outlets, however, the Company has a relatively low penetration of this market.

Marketing efforts in mainland Europe are at a relatively early stage.  At present, BRL exports wines mainly to Germany, the Netherlands and Scandinavia.  BRL views mainland Europe as an area that has potential for substantial growth.  As with the UK, Australian wines compete in the “new world” sector.  The Company’s strategy remains to focus on the food retail channel to distribute its products in these markets.

BRL also owns La Baume, a small French wine producer.  In 2002 La Baume sold about 2.5 million litres of wine, the majority via BRL Hardy Europe into the UK market.

Whilst the European markets have delivered excellent growth, significant future growth potential exists for BRL products particularly within lower price points not previously targeted.  BRL, as with other Australian wine exporters to this market, will face continued margin pressure through:

•              ongoing consolidation of customers;

•              consolidation of wine supply companies;

•              competition from other “New World” suppliers (US, South Africa and Chile); and

•              strengthening of the Australian currency.

Further growth will depend upon the penetration of BRL products into new markets and continued brand and product development.

North America

In August 2001 BRL formed PWP, a joint venture with Constellation, which distributes and markets wine (including BRL and Nobilo wines) into the US market.  In addition PWP also owns the Blackstone Brand, winemaking facilities and vineyards in California.

The US, with retail wine sales of US$19 billion in 2001, is viewed as a significant growth opportunity for Australian wine makers as US consumption of Australian wines is less than 3.5% of total wine sales.  Currently BRL has a 7% market share of Australian wine imported into the US, compared with 25% to 30% in the UK market.

The establishment of PWP and the subsequent acquisition of Blackstone Wineries were aimed at achieving BRL’s dual strategy of increasing sales of Australian wine to the US, (particularly in the US$5-12 retail price points which management has identified as the greatest opportunity for growth) and developing a US produced wine for the US market.  In the short term, PWP’s focus is on building its share of the US market through promoting the Blackstone and Banrock Station brands.  Both these brands have experienced significant sales volume growth (albeit off a low base) in the past year.

PWP also presents an opportunity to export US made wines to UK and mainland Europe via the BRL distribution network.  The weakening US dollar and oversupply of wine has enabled US wines to compete on price against wines from other “New World” suppliers.

New Zealand

BRL has a significant presence in the New Zealand wine market through its acquisition of Nobilo in 2000. This acquisition enabled BRL to increase its market share of the New Zealand wine market through sales generated by Nobilo and also facilitating distribution of BRL’s Australian wines in New Zealand.

Since the acquisition, Nobilo has been expanding rapidly acquiring land and vineyards in New Zealand to boost the supply of grapes, particularly Sauvignon Blanc.  Presently, a large proportion of grapes are sourced externally from contracted and uncontracted growers.  In 2002 the Nobile grape intake was almost 10,000 tonnes, of which around 13% was supplied from Nobilo owned or controlled vineyards.  Nobilo is seeking to increase its supply of grapes from company-owned vineyards to supplement the supply from non-contracted growers for key varieties.  Nobilo currently has around 757 hectares of vineyards in New Zealand.

The New Zealand wine market (domestic and export) was estimated to be 76 million litres in 2002 and has grown by about 24% since 1997.  Management believes Nobilo has approximately a 7.6% share of the New Zealand market.  Nobilo sales (export and domestic) totalled 950,000 cases in 2002, an increase of over 45% in the last four years.

Nobilo is strong in the bottled red and white wine market, but to date has been unable to establish a significant position in the high volume cask wine or sparkling wine categories.

Approximately 60% of Nobilo’s wine production is exported predominantly to the US and UK.  It is envisaged that the proportion of wine exported will continue to grow with significant growth expected in exports of Sauvignon Blanc to Europe and North America.

Rest of the world

Sales to the rest of the world are relatively minor with a large proportion of sales in this category sold throughout Asia.

4.2.3       Grape cultivation and supply

BRL owns or has interests in 3,314 hectares of vineyards in Australia, New Zealand and France.  The Company owns vineyards in most of Australia’s major wine regions.  Details of BRL’s vineyards are set out in the table below.

Table 11

BRL vineyards1

Location	Area (hectares)
South Australia	1,707
Australian Capital Territory	83
Western Australia	459
Victoria	248
Tasmania	28
France	32
New Zealand	757
Total	3,314	(2)

Source: BRL Management.

Notes:

1 Includes joint venture and/or leased vineyards, but not contract suppliers.

2 Excludes PWP vineyard holdings in the US of approximately 569 hectares.

Grapes from Company owned, joint venture or leased vineyards account for around 7% of BRL’s total annual grape requirements with the balance largely sourced from contract growers.  BRL’s vineyards supply the majority of its requirements for super premium fruit.

The table below summarises the source of BRL’s Australian grape intake from 1999 to 2002.

Table 12

Grape intake (tonnes)

Source	1999	2000	2001	2002
Own vineyards	20,200	17,500	27,300	20,100
Contract – CCW(1)	94,400	108,700	125,700	178,000
Contract – other	66,400	75,800	91,000	111,100
Non contract	19,000	16,700	16,600	4,400
Total	200,000	218,700	260,600	313,600

Source: BRL Management.

Note: (1) CCW is a fruit grower co-operative.

The record Australian grape vintage in 2002, resulted in BRL’s grape intake being in excess of budgeted requirements.  Under the terms of the grape supply contracts, BRL was required to take the higher than expected vintage.  BRL has developed a strategy to reduce the surplus inventories by selectively reducing the intake of certain grape varieties in future years.

BRL has also taken steps to renegotiate its supply arrangements with contracted growers to provide for greater flexibility in the supply of grapes to ensure that future supply and demand are more closely aligned and pricing takes into account demand and supply conditions.

This process includes:

•              adopting a new pricing model which supports multi-tier pricing for different types of red grape varieties;

•              amending the product quality bonus scheme so that bonuses are capped; and

•              non-renewal of some grape supply contracts.

As contracts are typically negotiated on a three-year rolling basis, the financial and operational impact of these measures will have a phased impact on results in future years.

Management of future grape intakes will continue to pose a risk to the business, with the reduction in the current surplus position to be managed over the next three to four years.

4.2.4       Wine production

BRL has wineries in several locations throughout Australia, including ACT, NSW, Tasmania, Western Australia, South Australia and overseas in France and New Zealand.  The Company produces approximately 95% of its wines from its own or contract wineries. There are plans to upgrade existing wineries and to develop new facilities, including a $12.4 million expansion and upgrade of packaging facilities and capital expenditure of $37.5 million on wineries, to support the future growth in wine production.      The table below summarises the capacity of BRL’s existing winery facilities.

Table 13

BRL winery facilities

Winery	Processing capacity (tonnes)	Packaging capacity (9 litre cases)
Berri Estates (South Australia)	120,000	5.1 million
Drylands (New Zealand)	4,000	—
La Baume (France)	3,000	—
Houghton (Western Australia)	7,000	1.7 million
Nobilo (New Zealand)	4,000	1.0 million
Kamberra (Australian Capital Territory)	2,000	—
Leasingham (South Australia)	6,500	—
Nannup (Western Australia)	4,000	—
Bay of Fires (Tasmania)	1,000	—
Renmano (South Australia)	25,000	—
Reynella (South Australia)	—	10.5 million
Stanley (New South Wales)	90,000	6.7 million
Stonehaven (South Australia)	12,000	—
Tintara (South Australia)	7,500	—
Total	286,000	25.0 million

Source: BRL Management.

BRL undertakes the majority of packaging at its own facilities, with  cask wines packaged at Berri Estates and Stanley and bottling carried out at Reynella and Houghton in Australia and Nobilo in New Zealand.

4.3          Management and personnel

BRL has approximately 1,750 employees.  The key personnel involved in BRL’s operations are outlined below:

Table 14

Management

Name	Position

Stephen Millar	Managing Director
Angus Kennedy	Operations and Technical Director
David Woods	International Trading Director
Brian de Mamiel	Australian Trading Manager
Christopher Carson	Managing Director, BRL Hardy Europe Ltd
Brian Vieceli	Managing Director, Nobilo Wine Group
Peter Beckwith	Finance Director
John Whelan	Company Secretary, Group Counsel
Peter Dawson	Group Chief Winemaker

Source: BRL Management.

4.4          Capital structure and shareholders

As at 23 December 2002, BRL had 177,720,562 fully paid ordinary shares on issue.  The table below sets out the top 20 shareholders in BRL as at that date.

Table 15

BRL – Summary top 20 shareholders

Shareholder name	Shareholding	% ownership
Chase Manhattan Nominees Limited	24,063,934	13.54
Westpac Custodian Nominees Limited	21,370,211	12.02
National Nominees Limited	17,808,025	10.02
Citicorp Nominees Pty Ltd	15,713,622	8.84
Tower Trust (SA) Limited	10,686,970	6.01
Berren Asset Management Limited	8,176,283	4.60
RBC Global Services Australia	6,307,846	3.55
Commonwealth Custodial Services Limited	4,720,461	2.66
ING Life Limited	3,601,982	2.03
Pan Australian Nominees Pty Ltd	3,573,612	2.01
ANZ Nominees Limited	3,209,982	1.81
AMP Nominees Pty Ltd	1,942,070	1.09
AMP Life Limited	1,778,482	1.00
HKBA Nominees Pty Ltd	1,166,138	0.66
Bond Street Custodians Limited	1,079,281	0.61
Meridie Pty Ltd	1,010,270	0.57
Warbont Nominees Pty Ltd	1,005,047	0.57
Govt Super Office (A/c State Super Fund)	783,182	0.44
ANZ Managed Investments Limited	738,496	0.42
Cambooya Pty Ltd	677,720	0.38

Total of top 20 shareholders	129,413,614	72.82
Other shareholders	48,306,948	27.18

Total	177,720,562	100.0

Source: BRL. Management.

The International Wine Investment Fund (“IWI”), an Australian  investment fund listed on the ASX.  IWI invests in both Australian and international listed and unlisted wine companies and is the largest single shareholder in BRL with a 10.6% interest. BRL has an indirect interest in IWI through a $25.6 million investment in preference shares in GSI Holdings Pty Ltd (“GSI”), as manager of the GS Millennium Fund, which has an 18% unitholding in IWI.

BRL also has a 26% interest in Berren Asset Management Limited (“Berren”), the responsible entity of IWI. Berren has a board of seven directors, comprising two independent directors, one of whom (Mr M J Terlet AO) is chairman, two appointed by CCW Cooperative Limited (one of whom is Mr R G Chabrel), two appointed by International Wine Consultants Limited (one of whom is Mr M R Davison) and one appointed by BRL Hardy (Mr D R McCallum).

BRL also has 11,660,868 options on issue as set out in the table below.

Table 16

Details of options issued

Date of issue	Number outstanding	Exercise price $	Expiry date
Employee options
28 August 1998	992,600	5.11	28 July 2003
27 August 1999	2,822,500	6.61	27 July 2004
24 November 2000	2,287,600	7.45	24 October 2005
9 November 2001 and 7 December 2001	2,552,350	10.13	8 November 2006
23 September 2002	2,913,000	8.08	23 September 2007
Non-executive director options
23 September 2002	92,818	8.08	23 September 2007

Source: BRL Management.

Note: Non-executive director options do not form a part of the Option Scheme

The employee options detailed above were issued under the  Employee Option Plan.  Participation in the Employee Option Plan is available to all permanent employees, including the executive directors.

4.5          Share price performance

BRL’s share price trading history and trading volumes from 1992 to 13 January 2003 are summarised in the table below.

Table 17

BRL - Share trading information from 1992 to 13 January 2003

Year		High $	Low $	Last Trade $	Volume
Year	1992	1.01	0.86	0.98	29,305,514
	1993	2.22	0.93	2.22	41,654,575
	1994	2.32	1.41	1.50	51,119,880
	1995	2.09	1.17	2.09	58,684,743
	1996	3.07	2.08	3.00	58,829,044
	1997	4.94	2.83	4.67	53,579,419
	1998	5.63	4.12	5.45	54,459,173
	1999	7.54	5.29	7.26	57,018,156
	2000	8.50	6.13	7.83	74,208,895
	2001	11.42	7.74	11.05	118,201,412
Month	January 2002	11.13	10.55	11.04	7,190,136
	February 2002	11.67	10.95	11.15	6,256,168
	March 2002	11.65	10.34	10.60	9,738,610
	April 2002	10.60	9.55	9.70	11,632,147
	May 2002	10.03	8.96	9.83	15,185,221
	June 2002	9.99	8.33	9.01	17,686,443
	July 2002	9.08	7.90	8.77	17,130,803
	August 2002	9.35	8.30	9.20	11,405,759
	September 2002	9.39	7.67	7.80	16,781,250
	October 2002	8.37	7.35	7.72	15,317,833
	November 2002	8.12	6.46	6.85	22,579,303
	December 2002	7.18	6.64	7.05	15,822,553
	1 January 2003 to 13 January 2003	7.75	7.01	7.67	3,584,029

Source: Bloomberg.

The above data highlights that BRL Shares have delivered 22% compound annual growth between 1992 and 2002.

BRL’s weekly share price and weekly volume from 1 January 2000 to 13 January 2003 is set out in the chart below.

Figure 11

BRL weekly share price and volume

Source:  Bloomberg.

There is considerable trading depth in BRL with annual turnover almost equivalent to the total number of shares on issue.

During the period January 2002 to December 2002, BRL’s share price declined by approximately 36%.  From a peak of $11.67 in March 2002 (around the time of the release of its 2001 results and positive external comments regarding the future outlook for the Company) the share price has trended downwards and closed at $7.67 on 13 January 2003.  Many of its peers have also experienced similar price declines (eg. Southcorp’s share price fell by 40% over the same period) while the All Ordinaries Index fell by approximately 10%.  The decline of BRL’s share price may have been caused by a number of factors, including:

•                                          concerns regarding future earnings growth because of strong competition in the export markets for Australian wine;

•                                          the perceived impact of the economic slowdown on wine consumption in key markets to which BRL exports;

•                                          market concerns over potential oversupply of grapes in the Australian and the global market;

•                                          concerns about the appreciation of the Australian dollar which potentially has an impact on the price competitiveness of Australian wines in the export market;

•                                          concerns regarding BRL’s large 2002 vintage intake and its impact on inventory levels and future cash flows; and

•                                          general share market conditions, which saw the rerating of many “growth” companies such as BRL, which traded at higher than average price to earnings ratios.

The figure below shows that over the past few years BRL has outperformed the broader Australian share market as well as the S&P/ASX200 Food and Beverage Index of which BRL is a member.  However, more recently BRL’s share price performance has under performed the benchmark indices.

Figure 12

Share price performance of BRL vs. benchmark indices

Source:  Bloomberg.

4.6          Outlook

The Company operates in a competitive environment and faces numerous risks and opportunities, some of which include:

•                                          growing overseas appreciation and demand for Australian wines;

•                                          scope for substantial growth in most of BRL’s export markets, particularly the US market;

•                                          expansion into new markets through joint ventures and widening product range;

•                                          ability to expand the range of premium wines;

•                                          active participation in industry rationalisation through the acquisition of assets or businesses;

•                                          pressure on margins due to strong competitive environment and increased retailer concentration;

•                                          global oversupply of grapes and wine;

•              management of grape supply contracts and future inventory levels;

•                                          potential appreciation of the Australian dollar which diminishes cost competitiveness in export markets;

•                                          competition in key markets from other “New World” producing regions, such as the US, Chile and South Africa;

•                                          prolonged or worsening economic conditions in BRL’s major export markets; and

•                                          potential introduction of/or increases in tariffs/duties on wines in key markets..

4.7          Statement of financial performance

BRL’s earnings for the four years ending 31 December 2001 and the six months to 30 June 2002 are set out in the table below.

Table 18

BRL’s historical earnings

	12 mths to Dec 1998 Audited $000	12 mths to Dec 1999 Audited $000	12 mths to Dec 2000 Audited $000	12 mths to Dec 2001 Audited $000	6 mths to Jun 2002 Unaudited $000
Sales revenue	430,878	515,430	627,434	757,608	372,314

EBITDA	74,583	97,846	122,076	148,299	78,028
EBITDA margin	17.3%	19.0%	19.5%	19.6%	21.0%

Depreciation & amortisation	(12,654)	(15,041)	(19,800)	(24,051)	(12,480)
EBIT	61,929	82,805	102,276	124,248	65,548
EBIT margin	14.4%	16.1%	16.3%	16.4%	17.6%

Interest expense	(4,447)	(9,834)	(16,266)	(22,390)	(9,135)

Profit before tax	57,482	72,971	86,010	101,858	56,413
Income tax expense	(18,846)	(22,847)	(22,354)	(29,699)	(18,496)
Profit after tax	38,636	50,124	63,656	72,159	37,917
Profit margin	9.0%	9.7%	10.1%	9.5%	10.2%

Outside equity interest	(85)	(79)	(108)	53	46
Net Profit to shareholders	38,551	50,045	63,548	72,212	37,963

Source: Annual Report, Half Yearly Report.

Note: BRL financial statements have been prepared in accordance with Aus GAAP.

Sales for the year ended 31 December 2001 were $757.6 million, an increase of 20.8% compared to the prior year.  BRL has achieved a compound annual sales growth rate of 20.7% between 1998 and 2001.

Profit after tax in the period from 1998 to 2001 has grown from $38.6 million to $72.2 million, reflecting a compound annual growth rate of 23.1%.  Profit margins have remained relatively constant, however, the Company is currently experiencing pressure on margins in some of its key markets.  Management believes that future profit growth will largely be driven by volume growth in BRL’s key export markets.

As BRL derives a significant proportion of its revenues from exports, BRL has undertaken a risk management strategy to limit its exposure to exchange rate fluctuations.  Hedging its exposure to movements in exchange rates may result in exchange rate gains or losses when the underlying physical transaction occurs.  These gains or losses are reflected in BRL’s earnings.

Interest expense has been growing because of BRL’s increasing debt levels.  Borrowings have increased to fund BRL’s expansion, ongoing operations and holding costs associated with the greater than expected inventory levels.  Interest rate cover (EBIT to interest expense) for the year ended December 2001 was 5.5 times.

A breakdown of sales and corresponding EBIT for each geographic region for 1999 to 2002 is presented below.

Table 19

Sales and EBIT by region

	12 mths to Dec 1999 Actual $000	12 mths to Dec 2000 Actual $000	12 mths to Dec 2001 Actual $000	6 mths to Jun 2002 Unaudited $000
Sales
Australasia	301,700	319,800	357,556	170,382
Europe	167,275	237,492	323,453	167,937
North America(1)	30,907	55,182	56,412	26,271
Rest of World	15,548	14,960	20,187	7,724
Total sales	515,430	627,434	757,608	372,314

EBIT
Australasia	45,072	41,231	46,794	20,480
Europe	33,422	52,067	71,589	33,307
North America(1)	2,729	7,583	5,282	10,912
Rest of World	1,582	1,395	1,776	849
Corporate/unallocated	—	—	(1,193)	—
Group EBIT	82,805	102,276	124,248	65,548

EBIT margins
Australasia	14.9%	12.9%	13.1%	12.0%
Europe	20.0%	21.9%	22.1%	19.8%
North America(1)	8.8%	13.7%	9.4%	n/a
Rest of World	10.2%	9.3%	8.8%	11.0%
Total	16.1%	16.3%	16.4%	17.6%

Source: Annual Report, Half Yearly Report, Management Accounts.

Notes:

BRL financial statements have been prepared in accordance with Aus GAAP.

N/a – not applicable

1 BRL excludes PWP sales from BRL sales figures, but includes its 50% share of PWP’s profit before tax.

Sales within the Australian and European markets comprise over 80% of total revenues.  Australian wine sales have been relatively flat compared to the sales growth achieved in other export markets.  The performance in Europe for the first six months of 2002 was not as good as expected which was largely caused by a number of non-recurring events, including faulty cask wine taps which resulted in the cask wine being off retail shelves for more than a month.

The contribution of PWP to earnings is evidenced in the June 2002 half-year results, which were more than double the EBIT derived in 2001, the year PWP commenced business.

Management believes that sales to Europe and North America will be the main sources of future growth.

EBIT margins on Australasian sales have fallen from 14.9% in 1999 to approximately 12.0% in June 2002.  In Australia, profit margins have declined due to price competition from other wine makers and also due to the pricing power held by the major retailers.

4.8          Statements of financial position

BRL’s statements of financial position as at 31 December 2000 and 2001 and 30 June 2002 are set out in the table below.

Table 20

BRL’s Statements of financial position

	Dec 2000 Audited $000	Dec 2001 Audited $000	Jun 2002 Unaudited $000
Current assets
Cash	19,786	39,665	11,465
Trade receivables	154,219	158,252	186,160
Inventory	299,648	328,797	386,794
Other	6,714	4,977	18,068
Total current assets	480,367	531,691	602,487

Non current assets
Receivables	580	925	753
Investments and other financial assets	32,078	257,692	245,805
Inventory	58,967	114,273	305,186
Grape vines	33,321	38,811	27,221
Property, plant and equipment	311,231	377,008	411,208
Intangibles	28,502	28,180	28,383
Deferred tax assets	3,860	5,752	5,420
Total non current assets	468,539	822,641	1,023,976
Total assets	948,906	1,354,332	1,626,463

Current liabilities
Accounts payable	96,196	103,092	207,129
Borrowings	17,469	201,762	128,724
Current tax liabilities	6,456	9,392	12,394
Provisions	21,935	26,652	6,881
Total current liabilities	142,056	340,898	355,128

Non current liabilities
Accounts payable	—	—	1,916
Borrowings	316,290	293,530	491,010
Deferred tax liabilities	34,266	43,673	45,892
Provisions	2,783	3,760	3,854
Total non current liabilities	353,339	340,963	542,672
Total liabilities	495,395	681,861	897,800

Net assets	453,511	672,471	728,663

Source: Annual report, Half Yearly Report.

Note: BRL financial statements have been prepared in accordance with Aus GAAP.

The nature of BRL’s business requires extensive investment in working capital.  In the last few years, BRL has built up large inventories of wine to sustain the growth it has experienced.  Inventory levels at 30 June 2002 were 56% higher than at December 2001.  Inventory levels are typically greater in the first half of the year due to the timing of the grape harvest.

As discussed earlier, the 2002 vintage intake was in excess of BRL’s requirements.  Management believes that this imbalance will be addressed in the future as the inventory levels are progressively reduced.  Furthermore, it is believed that the excess inventories may actually be a positive for the Company if drought conditions in Australia persist and reduce the 2003 grape harvest.

BRL’s investments largely represent BRL’s equity accounted interests in associated companies, including PWP.  BRL’s share of profits from these associated companies are reflected in the earnings of BRL.  Details of the associated companies are set out in the table below.

Table 21

Associated companies

Company	Principal activity	Interest
Barossa Valley Estate Ltd	Wine manufacturer	50%
Brookland Valley Estate	Wine manufacturer	50%
Churchill Cellars Ltd	Wine marketer	20%
Medallion Wine Marketing Inc(1)	Wine marketer	25%
Pacific Wine Partners, LLC	Wine manufacturer and marketer	50%

Source: Annual and Half-Year Reports.

Note:

1 Interest in Medallion Wine Marketing Inc. increased from 18% to 25% effective 1 November 2002.

BRL also has an investment in GSI.  The book value of this investment is approximately $25.6 million.

Plant, property and equipment of $411 million represents assets used in the operations of the business such as wineries, packaging facilities, land and buildings etc.  The value of BRL’s grapevines are also included on the statement of financial position as these are regarded as self-generating and regenerating assets.

BRL had borrowings of $620 million as at 30 June 2002, or a debt to equity ratio of approximately 85% (based on the book value of net assets).  Increased debt arose largely as a consequence of the increase in inventory in the 2002 financial year.

4.9          Statements of cash flow

BRL’s statements of cash flows for the three years ended December 1999, 2000 and 2001 and the six months ended June 2002 are set out in the table below.

Table 22

BRL’s Statements of cash flows

	12 mths to Dec 1999 Audited $000	12 mths to Dec 2000 Audited $000	12 mths to Dec 2001 Audited $000	6 mths to Jun 2002 Unaudited $000
Cash flows from operating activities
Receipts from customers	493,904	588,839	753,051	344,160
Payments to suppliers and employees	(486,027)	(551,487)	(688,545)	(440,706)
Dividends received	—	753	864	509
Interest received	250	321	778	223
Borrowing costs paid	(14,266)	(20,395)	(24,011)	(14,517)
Income taxes paid	(17,059)	(21,657)	(20,295)	(12,900)
Net cash flow from operating activities	(23,198)	(3,626)	21,842	(123,231)

Cash flows from investing activities
Payments for investments	(28,367)	(5,117)	(223,400)	(148)
Net proceeds/(payments) for property,
plant & equipment	(66,911)	(67,947)	(82,860)	(46,307)
Net cash flow from investing activities	(95,278)	(73,064)	(306,260)	(46,455)

Free cash flow	(118,476)	(76,690)	(284,418)	(169,686)

Source: Annual Reports, Half Yearly Report.

Note: BRL financial statements have been prepared in accordance with Aus GAAP.

Whilst profits have been increasing, operating cash flows have been negative mainly because of the large investments in inventories and working capital.  The negative free cash flow has required the Company to increase its borrowings to fund its expansion plans.

Management expects operating cash flow to be positive in 2003 regardless of the size of the 2003 vintage.  If drought conditions reduce the vintage below normal levels, cash flow will exceed current expectations.

The majority of the high level of cash outflow from investing activities in 2001 is accounted for by BRL’s investment in PWP.

5                                         PROFILE OF CONSTELLATION BRANDS, INC

5.1          Company History and Overview

Constellation, headquartered in Fairport, New York, went public in 1973 and is currently listed on the NYSE.  Constellation’s principal activities are the production and marketing of beverage alcohol brands in North America and the United Kingdom.

Constellation’s portfolio of more than 200 products, covers the major beverage alcohol categories of imported beer, wine and distilled spirits.  Constellation’s broad portfolio provides the company with diversification, particularly should specific segments within the beverage alcohol industry experience a downturn.  It also allows Constellation to allocate resources to faster growing categories.

Constellation operates twenty-nine production facilities throughout the world.  In the United Kingdom, Constellation is considered to be a leading producer and marketer of wine and cider and a leading independent on-premise drinks wholesaler.

Constellation has established the following market profile:

Table 23

United States	United Kingdom

Second largest supplier of wine	A leading independent on-premise drinks wholesaler

Third largest marketer of imported beer	A leading marketer of wine

Third largest supplier of distilled spirits	The second largest producer and marketer of cider

Source: Constellation Brands, Inc. 2002 Annual Report, Scheme Booklet.

Note: Classification is volume based.

Constellation’s products are distributed by more than 1,000 wholesale distributors in North America.  In the United Kingdom, Constellation distributes its branded products and those of other companies to more than 16,500 customers in the United Kingdom, through its subsidiary, Matthew Clark.

5.2          Business Segments

The business segments and divisions of Constellation, together with their leading brands are set out in the following diagram:

Figure 13

Constellation group structure

Source:  Constellation Brands, Inc. website and Constellation Brands, Inc. 2002 Annual Report.

Notes:

1 Comprises U.K. Brands (10%), U.K. Wholesale (18%).

2 Constellation’s imported beer products are marketed and sold pursuant to exclusive performance based distribution agreements with suppliers.

3 Brands owned by BRL and distributed by PWP. n/a = not applicable.

Constellation has grown through a combination of internal growth and acquisitions.  Constellation’s internal growth has been driven by leveraging its existing portfolio of leading brands, developing new products, new packaging and line extensions and focusing on the faster growing sectors of the beverage alcohol industry.  Constellation’s current growth opportunities are from its imported beer, fine wine and United Kingdom wholesale businesses.

Constellation’s divisions act independently and are empowered to make decisions regarding their marketing, sales and production requirements.  Constellation has found this operational structure effective, as it enables it to react more dynamically to changing consumer requirements and consumption patterns.

5.3          Operations

Constellation operates 29 production facilities, most of which have warehousing and distribution facilities.  The facilities comprise twenty grape processing facilities, seven distilled spirits facilities, a cider processing facility and a bottled water facility.

Constellation owns or leases approximately 6,500 acres of land and vineyards in California, New York and Chile.  This acreage however, only supplies a small percentage of Constellation’s grape requirements.

In the United States, Constellation purchases several varieties of grapes from approximately 800 independent growers, located principally in California.  Constellation enters into annual purchase agreements with the majority of these independent growers.  These grapes are crushed at Constellation’s wineries, made into wine under brand names owned by Constellation, sold to other companies for resale under their own labels and/or shipped to customers in the form of juice or juice concentrate.

5.3.1       Imported beer and spirits (Barton)

This  segment imports and markets a diversified range of beer and also produces, bottles, imports, exports and markets distilled spirits.  As the third largest marketer of imported beer in the United States, it distributes six of the top 25 imported beer brands, including the top selling Corona Extra.  In addition, it sells spirits in bulk and provides contract production and bottling services for third parties.

Constellation’s imported beer products are marketed and sold pursuant to exclusive performance based distribution agreements with suppliers.  The most significant is the contract  for Corona Extra and other Mexican beer brands, which expires in December 2006 and, subject to compliance with certain performance criteria, will be automatically renewed for additional terms of 5 years.  The exclusive distribution agreements contain certain performance criteria, which may result in early termination if they are not met.  Constellation has historically met these performance criteria.

Constellation produces and ages distilled spirits in four distilleries that it owns and operates in Kentucky, Georgia, Alberta and Quebec.  The raw materials required by Constellation’s distilleries are sourced from contractual arrangements that it has with suppliers and through the open market.

In the United States, Constellation also owns, leases and operates three bottling plants  located in Georgia, Kentucky and California.

5.3.2       Popular and premium wine (Canandaigua Wine Company)

The popular and premium wine segment produces, bottles, imports and markets wine and brandy in the United States.  As the second largest supplier of wine in the United States, it distributes 18 of the top one hundred wine brands in the United States and exports wine to approximately sixty countries.  In addition, it is also a leading grape juice concentrate producer in the United States.  The segment operates twelve wineries in New York, California, Washington and Idaho of which nine are owned whilst the remaining are leased.  Constellation owns or leases approximately 2,800 acres of vineyards in California and New York.

5.3.3       UK brands and wholesale (Matthew Clark)

This segment produces and markets wine, cider and bottled water from three production facilities in the United Kingdom.  Matthew Clark is an independent on-premise drinks wholesaler throughout the United Kingdom and operates eleven distribution centres that distribute products produced by Constellation and third parties.

Constellation sources wine on a contracted basis and on the open market whilst cider apples are sourced through long-term supply arrangements.

5.3.4       Fine wine (Franciscan)

This segment is a supplier to the super-premium and ultra-premium wine market and exports to approximately 25 countries from the United States.

Constellation owns and operates six wineries in California and through a majority owned subsidiary operates a winery in Chile.  This segment also owns and leases approximately 2,700 acres of vineyards in California and approximately 1,000 acres of vineyards in Chile.

5.4          Key success factors

The key success factors identified by Constellation’s management include the following:

•                                          brand equity: continual investment in brand equity and establishing a presence in all the major beverage alcohol categories.  In addition, Constellation owns a significant proportion of the trademarks that it uses;

•                                          exclusive distribution agreements: renewal of exclusive distribution agreements;

•                                          critical mass and established distribution channels: Constellation has established distribution channels with national scale and reach;

•                                          diversified portfolio: Constellation’s diversified portfolio reduces its exposure to downturns in particular businesses from changing economic cycles;

•                                          management: management has a track record of delivering consistent earnings growth.  This growth has been as a result of both organic growth and acquisitions; and

•                                          flexibility: the businesses of Constellation are structured as independent units, which enables each unit to react to local market forces.

5.5          Current outlook

Following the release of third quarter earnings results, the following comments have been made by management and analysts regarding the current outlook for Constellation:

•                                          Imported beer

–                                         results have been robust, in particular the performance of Corona;

–                                         management states that sales have returned to more normal conditions after the market digested recent price increases.

•                                          Spirits

–                                         the segment has rebounded in the latest quarter;

–                                         Constellation will consider opportunities to broaden the portfolio into the mid-premium range;

–                                         Constellation has experienced lower average spirits costs, particularly for tequila.

•                                          Popular and premium wine

–                                         Constellation experienced lower volumes as a result of price competition;

–                                         analysts expect price competition to continue into 2003 as some producers seek to reduce inventory levels;

–                                         Constellation’s strategy has been to maintain pricing points and brand equity and not engage in price competitive behaviour;

–                                         as a result of Constellation’s brand equity, it has experienced a return to more normal results.

•                                          Fine wine

–                                         there has been a shift by consumers towards  high-quality wines;

–                                         the sector has experienced increased competition, weak pricing and slower on-premise sales in response to economic factors.

•                                          UK brands and wholesale

–                                         business hasn’t rebounded during the quarter as expected by Constellation;

–                                         on-premise sales have been slow;

–                                         cider has under-performed relative to management expectations due to weakness in the cider market, which affects the United Kingdom branded business.

•                                          Joint venture

–                                         PWP generated growth of 56% for the quarter to November 2002, which was fuelled by growth from Banrock Station and Blackstone.

5.6          Strategic acquisitions

Constellation has grown organically and through acquisitions.

Constellation’s organic growth has been generated from product development, brand building and by focussing on the faster growing sectors of the  beverage alcohol industry.

Constellation has also grown through acquisition with the following acquisitions completed since 1999.

Table 24

Recent acquisitions

Date	Target	Acquired	Purchase price (US$m)		EBITDA multiple(2) (x)

July 2001	Ravenswood Winery, Inc.	Acquired all the outstanding capital stock.	$151.8		12.3

March 2001	Corus Assets	Acquired certain wine brands, wineries, working capital, and other related assets.	$52.3	(1)	9.5

March 2001	Turner Road Vintners Assets	Acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital, two wineries in California, and other related assets.	$289.8		9.1

June 1999	Franciscan Estates	Acquired all the outstanding capital stock. In related transactions, vineyards, equipment and other vineyard related assets were also purchased.	$243.2		12.2

June 1999	Simi	Acquired all the outstanding capital stock.	$57.5		11.5

April 1999	Black Velvet Assets	Acquired several whisky brands, production facilities, inventories and other related assets.	$183.6		5.2

Source:  Constellation Brands, Inc. 28 February 2002 Form 10-K, Constellation Brands, Inc. website, and Bank of America Securities, 4 December 2002.

Notes:

(1) Purchase price includes a performance-based component.

(2) EBITDA multiple was derived based on EBITDA before synergies.

Constellation’s acquisition strategy involves identifying opportunities to acquire additional businesses, assets or companies that it believes will provide a strategic fit with its existing business.  Strategic benefits may include establishing a dominant presence in core geographic regions, acquiring brands and products to enhance its brand portfolio, expanding distribution channels and enhancing shareholder value  by leveraging synergies and channelling resources towards higher margin sectors.

Constellation has developed strict financial criteria for identifying strategic acquisitions and is able to use this experience in integrating such acquisitions into its portfolio.  For the fiscal year ended 2002, Constellation disclosed that acquisitions contributed over $220 million to net sales.

In July 2001, Constellation and BRL formed a joint venture, PWP, which is equally owned.  The joint venture was formed to produce, market and sell wine in the United States.  During the fiscal 2002 year, PWP acquired certain assets of the Blackstone Winery including the Blackstone brand and the Codera wine business in Sonoma County, California.

5.7          Key personnel

Constellation has approximately 5,000 employees located in the United States, United Kingdom and Canada.  The current directors of Constellation are detailed in the following table:

Table 25

Directors of Constellation

Name	Position	Year became Director

Richard Sands	Chairman of the Board and Chief Executive Officer	1982
Robert Sands	President and Chief Operating Officer	1990
George Bresler	Non-employee Director	1992
Jeananne K. Hauswald	Non-employee Director	2000
James A. Locke III	Non-employee Director	1983
Thomas C. McDermott	Non-employee Director	1997
Paul L. Smith	Non-employee Director	1997

Source: Explanatory Statement.

As part of its long-term stock incentive plan and incentive stock option plan, at 28 February 2002, Constellation had approximately 12.5 million options outstanding, of which 7.6 million were exercisable at a weighted average price of US$12.31.

5.8          Capital structure and shareholders

Constellation has two classes of shares registered on the NYSE, each with the following entitlements:

Table 26

Comparison of classes of shares

Class A Common Stock	•	holders are entitled to one vote per share
(“Class A shares”)	•

holders of Class A shares have the right to elect one fourth of the members of the Board of Directors at a meeting of shareholders, however, if the outstanding Class B shares is less than 12.5% of the total outstanding Class A and Class B shares, then the holders of Class A Shares shall also be entitled to participate with the holders of Class B shares, voting as a single class in the election of the remaining directors

	•	the Board of Directors may declare and pay a dividend on Class A shares without paying a dividend on Class B shares
	•	holders are entitled to a cash dividend premium whereby holders of Class A shares will receive an amount of at least 10% greater than the amount of any cash dividend paid on Class B shares
Class B Convertible	•	convertible into Class A shares on a one-to-one basis at any time at the option of the holder
Common Stock	•	holders are entitled to ten votes per share
(“Class B shares”)	•	holders of Class B shares have the right to elect the remaining directors (currently 5), either separately or in conjunction with the holders of Class A shares, as outlined in detail above
	•	the Board of Directors cannot declare a cash dividend payable only to Class B shareholders

Source: Constellation Brands, Inc. website.

In the event of liquidation, both Class A and Class B shares have identical rights.

As at 15 January 2003, Constellation had 90,590,330 shares outstanding allocated as follows.

Table 27

Capital Structure as at 15 January 2003

Security	Number of shares outstanding	% of shares outstanding

Class A (par value $0.01 per share)	78,512,040	87%
Class B (par value $0.01 per share)	12,078,290	13%
Total Shares	90,590,330	100%

Source: Scheme Booklet

The Sands family and the executive officers control Constellation with 94% ownership of the Class B shares which are entitled to approximately 58% of the total voting rights of Constellation.  The ownership and voting structure of the shares held by the Sands family and the executive officers are detailed in the table below.

Table 28

Shareholders	% of ownership		% ownership of total of Class A & B Shares	% of Voting power
	Class A	Class B

Richard Sands(1)	1.6%	69.4%	10%	42%
Robert Sands(1)	1.6%	69.4%	10%	42%
All current Executive Officers and
Directors as a group (15 persons)
including Richard & Robert Sands	4.5%	93.9%	16%	58%

Source: Scheme of Arrangement.

Notes:

(1) Represents shares to which the shareholder has sole, shared or beneficial ownership and includes the number of shares that can be purchased by exercising stock options that are currently exercisable and within 60 days thereafter.

The directors of Constellation have approved the repurchase of up to US$100 million of Class A and Class B shares of which approximately US$55 million is currently available for repurchase.  This approval remains in place.

5.9          Share price performance

Constellation’s quarterly share price performance since March 2000, adjusted for share splits, is set out in the following table:

Table 29

Adjusted quarterly NYSE share price for the period March 2000 to December 20021

	Class A Shares				Class B Shares
Date	High	Low	Last Trade	Volume	High	Low	Last Trade	Volume
	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Mar 2000	13.67	10.09	12.75	21,307,600	14.06	10.63	12.13	174,400
Jun 2000	13.94	12.03	12.61	14,802,400	13.75	12.50	12.75	60,400
Sept 2000	14.61	10.95	13.58	23,170,800	14.03	12.06	13.38	28,800
Dec 2000	14.75	11.47	14.69	21,838,800	14.00	12.00	14.00	35,600
Mar 2001	18.03	13.25	17.94	41,426,800	17.90	13.75	17.90	60,000
Jun 2001	21.88	15.65	20.50	35,895,600	21.38	16.08	19.50	52,000
Sept 2001	23.25	17.38	20.83	34,582,400	23.00	20.63	20.70	9,600
Dec 2001	22.50	18.05	21.43	37,710,800	21.63	19.75	21.50	30,800
Mar 2002	27.50	21.05	27.48	35,257,600	27.25	21.58	27.25	113,000
Jun 2002	32.00	25.20	32.00	44,251,100	32.50	25.65	31.49	48,300
Sept 2002	31.99	22.15	23.10	35,607,500	31.30	22.70	23.27	83,200
Dec 2002	25.90	21.99	23.71	30,875,900	25.75	21.64	23.85	46,600

Source: Bloomberg.

NYSE — New York Stock Exchange.

Notes:

1 Constellation’s share price has been adjusted for share splits.

The following graph sets out Constellation’s Class A share price and trading volume on the NYSE from March 2000 to 13 January 2002.  Constellation’s Class A share price and volume have been adjusted for share splits.

Figure 14

Constellation’s Class A share and trading volume on the NYSE1

Source:  Bloomberg.

Labels refer to references in Table 30.

Note:

1 Share price and volumes have been adjusted for share splits.

The following table summarises the more significant announcements and events that occurred between October 2000 and January 2003 which may have had an impact on Constellation’s share price and the volume of shares traded.

Table 30

Ref	Date	Comment

1	April 2001	The Board of Directors of Constellation approved a two for one share split of both Class A and Class B shares.

	May 2001	a share dividend was provided to shareholders on record at April 2001.

2	July 2001	Constellation announced the acquisition of Ravenswood Winery, Inc.

3	September 2001	It was announced that members of the Sands family would be selling 2,150,000 Class A shares in a public offering at a price of US$38.75 per share.

4	April 2002	The Board of Directors of Constellation approved a two for one share split of both Class A and Class B shares.

5	May 2002	Standard and Poors announced the addition of Constellation to the S&P MidCap 400 Index.

	May 2002	a share dividend was provided to shareholders on record at April 2002.

6	June 2002	Constellation released first quarter results including an increase of 57% in beer sales largely as a result of price increases.

7	January 2003	Announcement of merger with BRL.

Source:  Bloomberg.

Constellation’s Class A and B share price has generally outperformed the broader indices and has outperformed the S&P Food, Beverage and Tobacco index since June 2001 refer Figure 15.  The relative performance of Constellation’s share price compared to the indices however, has eased since mid-May 2002.

Figure 15

Relative performance of Constellation’s adjusted1 share price

Source:  Bloomberg.

Notes:

1 Constellation’s shares have been adjusted for share splits.

5.10        Outlook

Constellation faces the following risks and opportunities, which include:

•              meeting performance obligations contained in exclusive distribution agreements;

•              renewal of beer distribution agreements;

•              a highly competitive beverage alcohol industry which may place pressure on margins and market share;

•              exposure to the potential introduction of or changes in excise taxes and government restrictions;

•              exposure to the underlying performance of wholesale distributors;

•              the potential for wholesalers to provide insufficient levels of promotional support;

•              a decline in the consumption of alcoholic beverages;

•              exposure of foreign operations to foreign currency fluctuations and political and economic factors;

•              opportunities for further strategic acquisitions;

•              opportunity to capitalise and allocate resources to the fastest growing beverage alcohol sectors; and

•              opportunity to better leverage Constellation’s distribution channels by distributing additional branded products.

5.11        Statements of financial performance

The audited financial results of Constellation for the years ended February 1998 to 2002 and the unaudited financial results for the nine months ended November 2002 are summarised in the following table:

Table 31

Financial results

	12 mths to Feb 1998	12 mths to Feb 1999	12 mths to Feb 2000	12 mths to Feb 2001	12 mths to Feb 2002	9 mths to Nov 2002
	Audited	Audited	Audited	Audited	Audited	Unaudited
	US$m	US$m	US$m	US$m	US$m	US$m

Gross sales	1,632.4	1,984.8	3,088.7	3,154.3	3,634.0	2,729.2
Net sales	1,212.8	1,497.3	2,340.5	2,396.7	2,820.5	2,078.6
Growth in net sales	N/a	23%	56%	2%	18%	N/a
Gross profit	343.8	448.0	722.5	757.5	919.0	583.5

Profit before tax	79.9	104.4	129.0	162.2	230.0	249.2
Add net interest expense	32.2	41.5	106.1	108.6	114.2	80.5

EBIT	112.1	145.9	235.1	270.8	344.2	329.7

Non-recurring charges	—	2.6	5.5	—	—	—

EBIT before non- recurring charges	112.1	148.5	240.6	270.8	344.2	329.7
	9%	10%	10%	11%	12%	16%
Depreciation and amortisation	33.2	38.6	64.7	70.4	85.4	45.6

EBITDA before non- recurring charges	145.3	187.2	305.3	341.2	429.6	375.3

Basic EPS (cents)(1)	0.63	0.85	1.07	1.33	1.62	1.69
Diluted EPS before (cents)(1)	0.62	0.82	1.05	1.30	1.57	1.63

Source: Constellation Brands, Inc.  2002 Annual Report and Constellation Brands, Inc. 30 November 2002 Form 10-Q.

Notes:

Constellation financial statements have been prepared in accordance with US GAAP.

(1) Earnings per share (“EPS”) are before extraordinary items and has been retrospectively adjusted to take account of share splits.

Net sales = Gross sales less excise taxes, returns and allowances.

EBIT = Earnings before Interest and Taxes.

EBITDA = Earnings before Interest, Taxes, Depreciation and Amortisation.

n/a = Not applicable.

The results for the 2002 fiscal year includes seven months contribution from PWP (established August 2001) and eight months contribution from Ravenswood (acquired July 2001).  The 2003 fiscal year will be the first year in which the full results of both PWP and Ravenswood are included.

Net interest expense for the 2002 fiscal year increased by approximately 5.2%, which reflects the higher level of borrowings which funded recent acquisitions.

On 1 March 2002, Constellation adopted the Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).  As at 28 February 2002, approximately 22% of total assets represented unamortised goodwill, which will periodically be evaluated for impairment.

The following table summarises selected financial data by operating segment for the 2001 and 2002 years as well as the interim results for the nine months to November 2002.

Table 32

	% increase to Feb 2002	Actual 12 mths to Feb 2001	Actual 12 mths to Feb 2002	Actual 9 mths to Nov 2002
		US$m	US$m	US$m

Net sales
Imported beer	15	659.4	758.8	615.1
Spirits	1	285.7	288.5	219.4
Popular and premium wine	25	691.8	862.8	561.3
Fine wine	53	93.1	142.2	112.0
UK brands and wholesale	15	691.1	792.9	588.5
Inter-segment eliminations	1	(24.4)	(24.7)	(17.7)
Consolidated net sales(1)	18	2,396.7	2,820.5	2,078.6

EBIT
Imported beer and spirits	7	167.7	178.8	175.5
Popular and premium wine	108	50.4	104.8	79.8
Fine wine	60	24.5	39.1	40.3
UK brands and wholesale	(3)	49.0	47.3	46.4
Corporate operations	33	(20.7)	(27.5)	(22.4)
Operating EBIT	26	270.9	342.5	319.6

Source: Constellation Brands, Inc. 2002 Annual Report and 30 November 2002 Form 10-Q..

Notes:

Constellation financial statements have been prepared in accordance with US GAAP.

(1) Net sales — Gross sales less excise taxes, returns and allowances.

Imported beer and spirits

The growth in imported beer sales can primarily be attributed to an increase in sales in the Mexican beer portfolio.

Popular and premium wine

The 25% increase in net sales for the 2002 fiscal year can be attributed to the contribution from acquired assets comprising the Turner Road Vintners assets and Corus assets.  The increase was tempered with declines in the grape juice concentrate business and other wine brands.

Fine wine

Net sales increased during the 2002 fiscal year by approximately 53%, which can primarily be attributed to the 8 months contribution from Ravenswood (acquired July 2001) and organic sales growth of certain brands within the fine wine portfolio.

UK brands and wholesale

Net sales increased during the 2002 fiscal year by approximately 15%, or 19% when the effects of the adverse foreign currency movements are excluded.  The growth can be attributed to a 27.1% increase in the U.K. wholesale business and a 7.4% increase in branded wine sales, which were partially offset by a decrease in cider sales.

Constellation has not paid any cash dividends since its initial public offering in 1973, which is consistent with its policy of retaining all earnings to finance the development and expansion of its business.  Constellation’s financing facilities (i.e.  senior credit facility,  senior notes and senior subordinated notes) also contain covenants that restrict the payment of cash dividends.

5.12        Statements of financial position

The audited Statements of Financial Position of Constellation as at 28 February 2001 and 2002 together with the unaudited statement of financial position at 30 November 2002 are summarised below.

Table 33

Constellation Financial position

	Actual Feb 2001	Actual Feb 2002	Unaudited Nov 2002
	US$m	US$m	US$m

Current assets
Cash	145.7	9.0	29.9
Receivables	314.3	383.9	479.7
Stock	670.0	777.6	880.1
Other	61.0	60.8	76.2
Total current assets	1,191.0	1,231.3	1,465.9

Non current assets
Property, plant and equipment	548.6	578.7	599.2
Other	772.6	1,259.4	1,275.3
Total non current assets	1,321.2	1,838.1	1,874.5
Total assets	2,512.2	3,069.4	3,340.4

Current liabilities
Creditors	114.8	153.4	217.7
Borrowings	54.2	81.6	83.3
Notes Payable	4.2	54.8	5.2
Accruals	254.0	305.4	405.2
Total current liabilities	427.2	595.2	711.4

Non current liabilities
Borrowings	1,307.4	1,293.2	1,265.6
Deferred Income Tax	132.0	163.1	151.3
Other	29.3	62.1	64.2
Total non current liabilities	1,468.7	1,518.4	1,481.1
Total liabilities	1,895.9	2,113.6	2,192.5

Net assets	616.3	955.8	1,147.9

Source: Constellation Brands, Inc. 28 February 2002 Form 10-K and 6 January 2002 Form 8-K.

Note: Constellation financial statements have been prepared in accordance with US GAAP.

5.12.1     Assets

The “other” noncurrent assets is comprised of the following items:

Table 34

Other Noncurrent Assets	Feb 2001	Feb 2002

Goodwill	447.8	722.4
Trademarks	247.0	376.7
Investment in joint venture	—	110.5
Distribution rights and agency license agreements	87.1	87.1
Other	75.4	75.2
Total	857.3	1,371.9
Less – Accumulated amortisation	(84.7)	(112.5)
Total other noncurrent assets	772.6	1,259.4

Source: Constellation Brands, Inc. 28 February 2002 Form 10-K.

Note: Prepared in accordance with US GAAP.

Constellation’s investment in the PWP Joint Venture (US$110.5 million) is equity accounted and included in the other non current assets balance.

Inventories are stated at lower of cost or market with approximately 67% of the balance comprised of in-process inventories (i.e. barrelled whiskey and brandy and bulk wine inventories).  The inventories balance has increased by 16%.

5.12.2     Liabilities

Reference is made to Section 5.5 of the Explanatory Statement, which details the borrowings of Constellation.  The borrowings of Constellation as at February 2002 are summarised in the following table:

Table 35

Borrowings	Current portion	Non current portion	Total
	(US$m)	(US$m)	(US$m)

Current liabilities
Notes payable	54.8	—	54.8

Non current liabilities
Senior credit facility	71.9	209.4	281.3
Senior notes	—	619.2	619.2
Senior subordinated notes	—	450.0	450.0
Other long-term debt	9.7	14.6	24.3

Total non current liabilities	81.6	1,293.2	1,374.8
Total borrowings	136.4	1,293.2	1,429.6

Source: Constellation Brands, Inc. 2002 Annual Report.

Note: Prepared in accordance with US GAAP.

Constellation’s borrowings are subject to certain lending covenants and it is required to maintain certain financial ratios, the most significant being the debt coverage ratio.

Borrowings, including the senior credit facility, were originally incurred to finance acquisitions such as the acquisition of Franciscan Estates and Simi.  A syndicate of banks refinanced the majority of these loans with a senior credit facility (commitment of up to US$1 billion). Proceeds from senior notes have predominantly been applied to reduce pre-existing borrowings.

5.13        Future direction

The future strategic direction disclosed by Constellation as disclosed in their 2002 Annual Report is summarised below:

•              capitalising on diverse consumer preferences

–                                         establishing a broad product portfolio reduces Constellation’s dependence on a single  beverage alcohol category

–                                         this strategy focuses on establishing leading brands in all major beverage alcohol categories

•              building powerful consumer brands

–                                         building brands through innovation, revitalisation and acquisition (i.e. distinctive labelling, line extensions, new packaging, etc.)

•              achieving critical mass

–                                         through selective acquisitions and planned growth

•              allocating resources to the faster growing segments

–                                         the PWP joint venture with BRL, provides Constellation with greater participation in Australian wines, which is considered to be the fastest growing imported wine segment in the United States

–                                         this strategy is supported by purchasing or leasing additional vineyards

•              staying close of customers

–                                         the divisions of Constellation operate separately, which enables each segment to more dynamically respond to changes in customer preferences and changing consumption patterns

6                                         COMBINED ENTITY

6.1          Overview of the Combined Entity

The merger of Constellation and BRL will create one of the world’s leading wine companies and a significant global producer and distributor of other alcoholic beverages.  The Combined Entity will produce and distribute products to the US, UK and Australian markets with sales to over 60 other countries.

6.2          Impact of the Proposed Merger

If the Share Scheme is approved, BRL will be removed from the ASX.

BRL’s existing directors will resign and Constellation will appoint representatives to the BRL board.

Constellation intends to establish a global wine division, with Stephen Millar to be appointed to the role of Chief Executive Officer. Constellation also intends to undertake a detailed review of the BRL business post merger, for opportunities to maximise shareholder value.

The merger of Constellation and BRL is expected to deliver a number of operational and financial benefits including:

•                                          the additional size and breadth of the Combined Entity’s operations should enable it to build upon the platform for growth already established by the individual entities in the UK, mainland Europe and North American markets;

•                                          Constellation will control a diversified portfolio of global brands.  The company will continue to have a strong business in US imported beer and US spirits, as well as a large UK distribution business.  The Combined Entity will have an extensive distribution network with national scale and reach within chosen markets.  This is likely to strengthen the Combined Entity’s position in chosen markets and enhance its revenue growth potential;

•                                          the merged entity will gain significant scale, with total sales of over US$3 billion, including total wine sales of approximately US$1.7 billion;

•                                          the Combined Entity will have considerable wine operations in the principal “New World” wine producing regions of North America, Australia and New Zealand.  “New World” wine producers have performed strongly in the UK and consequently, the Combined Entity will be well positioned to take advantage of further growth in this market.  The Combined Entity will be able to capitalise on the demand for Australian wines in Europe and the US;

•              the merged entity may benefit from the combining of two experienced management teams;

•                                          the portfolio of wine brands and labels offered by the Combined Entity will have considerable depth in each category and key price points.  The aggregate portfolio will have a greater range of products and greater geographic reach; and

•                                          the Combined Entity should benefit from an increased geographic diversity, providing for potentially greater flexibility in inventory and capital management.

Synergies and cost savings

Constellation expects to generate synergies in the area of sales and profit margins through increased industry strength and a broader and stronger product portfolio in key export markets.

Potential synergies may also include cost savings from the global procurement of suppliers, back office synergies and synergies from merging Constellation’s Matthew Clark distribution with BRL Hardy UK.

Constellation believes that some cost savings may also be achieved in the areas of its financing arrangements, salaries, office expenses, general expenses, corporate and administrative overheads.

6.2.1       Combined Entity risks

The following risk factors have been identified in relation to the Combined Entity.

•                                          Synergies

The extent to which the potential synergies will be realised is dependent on management’s ability to integrate the businesses, products, systems and personnel into the Combined Entity.  Potential risks associated with the merger may include the cost and difficulty of integrating the businesses together and diversion of management time.  Constellation has had the benefit of having completed and integrated numerous acquisitions.  There can be no assurance, however, that Constellation will be successful in realising these synergies and cost savings.

•                                          Indebtedness

Constellation will incur substantial additional debt to finance the proposed acquisition. Based on the proforma financial data set out in Section 5 of the Explanatory Statement (and summarised in Section 6.3 of this report) the ratio of total debt to shareholders equity will increase from 1.2 to 2.5 (Scenario 1) and 1.6 (Scenario 2).  Interest cover (the ratio of EBIT to net interest expense) will reduce from 4.1 to 2.8 (Scenario 1) and 3.2 (Scenario 2).

Constellation’s ability to meet its increased financing obligations will be dependent upon its future operating performance as well as future interest rates, economic conditions in key markets and other factors that may be beyond the company’s control.

The terms of the debt financing may impact upon the company’s ability to pay dividends, undertake further acquisitions, obtain additional financing for working capital or limit the company’s ability to conduct its business in certain circumstances. This issue is discussed in further detail in Section 6.1 of the Explanatory Statement.

•                                          Volatility of Constellation’s stock price and CDI’s

Due to the volatility of the NYSE and ASX markets and global stock markets generally trading in Constellation scrip and the price of Constellation CDI’s could fluctuate for reasons unrelated to operating performance of the company.

The volume of trading in Constellation CDI’s may be less than the level of trading in BRL Shares or Constellation Shares on the NYSE.

•                                          Regulatory restrictions

As the merger is subject to a number of anti-trust and competition regulatory approvals in several jurisdictions, there may be findings by some authorities, which may have adverse consequences that may impact upon the operations and activities of the Combined Entity.

•                                          Other Risks

The merged entity will have a different geographic operating and product profile compared to BRL. The business will face a number of risks that may adversely impact on the future reported earnings and cashflows of the business and the value of Constellation Shares.  These risks are discussed in detail in Section 6 of the Explanatory Statement and include:

–          termination or non-renewal of imported beer distribution agreements;

–          changes in excise taxes;

–          changes in the regulatory environment in key markets;

–          dependence upon the performance of wholesalers in the US market;

–          future grape supply;

–          changes in consumption patterns;

–          foreign currency fluctuations;

–          recoverable value of goodwill; and

–          financial performance of acquisitions and joint ventures.

BRL Shareholders considering taking the Constellation Scrip Consideration should read in detail the risk factors outlined in the Explanatory Statement.

6.3          Financial impact of the Proposed Merger

Set out below is the unaudited pro-forma statement of financial position as at 30 November 2002 and unaudited pro-forma statement of financial performance for the nine-month period ended 30 November 2002 of the Combined Entity, as prepared by Constellation management in accordance with the generally accepted accounting principles in the United States (“US GAAP”).

BRL currently prepares its consolidated financial statements in accordance with Aus GAAP whilst Constellation prepares its consolidated financial statements in accordance with US GAAP.  As it relates to BRL, there are certain material differences in preparing consolidated financial statements under Aus GAAP compared to US GAAP.  In preparing the pro-forma statements, the unaudited financial statements of BRL as at 30 November 2002 were adjusted in accordance with US GAAP and translated into US dollar equivalent financial statements. In addition, the relevant acquisition adjustments were presented, including the effect of the Proposed Merger on the debt position of the Combined entity under two scenarios as outlined below.

The pro-forma statements

The pro-forma statements have been prepared based on two scenarios:

•                                          Scenario 1: BRL Shareholders and Optionholders only accept the Cash Consideration option; and

•                                          Scenario 2: Constellation will issue 15 million new Shares to accepting BRL Shareholders as Scrip Consideration with the balance of the consideration, cash.

Details of the assumptions adopted in the preparation of the pro-forma financial statements as well as the nature of the adjustments  are set out  in the notes to the financial statements presented in Section 5 of the Explanatory Statement.  The pro-forma statements should be read in conjunction with these notes.

We have not carried out any audit or verification of the pro-forma financial statements.

Pro-forma Statement of financial position

The unaudited pro-forma condensed combined statement of financial position assumes that the Proposed Schemes occurred on 30 November 2002, combining the historical statements of financial position of Constellation at 30 November 2002 with that of BRL as at 30 November 2002.

The unaudited pro-forma condensed combined Statement of Financial Position as at 30 November 2002 is set out below.

Table 36

Unaudited pro forma combined Statement of Financial Position as at 30 November 2002

Description	Constellation	BRL adjusted	PWP	Acquisition adjustments Scenario 1(3)	Combined Entity Scenario 1(3)	Combined Entity Scenario 2(4)
	US$m	US$m	US$m	US$m	US$m	US$m

Current assets
Cash	29.9	14.1	3.4	(14.1)	33.3	33.3
Receivables	479.7	115.1	28.4	—	623.1	623.1
Stock	880.1	320.6	41.7	(34.2)	1,208.2	1,208.2
Other	76.2	15.9	1.7	—	93.7	93.7
Total current assets	1,465.9	465.6	75.2	(48.3)	1,958.4	1,958.4

Non current assets
Property, plant andequipment	599.1	264.1	57.5	37.1	957.9	957.9
Goodwill	721.1	5.2	66.1	520.2	1,312.6	1,312.6
Intangible assets	382.7	10.4	73.7	238.4	705.2	705.2
Other assets	171.6	141.9	0.1	(255.5)	58.1	58.1
Total non current assets	1,874.5	421.6	197.4	540.2	3,033.8	3,033.8
Total assets	3,340.4	887.2	272.6	491.9	4,992.2	4,992.2

Current liabilities
Notes payable	5.2	—	—	14.0	19.2	0.7
Borrowings	83.3	125.5	0.8	(153.4)	56.3	56.3
Creditors	217.7	55.8	6.7	9.4	289.6	289.6
Accrued excise taxes	52.6	3.9	0.2	—	56.8	56.8
Other accruals	352.6	42.1	14.2	(14.3)	394.6	394.6
Total current liabilities	711.4	227.3	21.9	(144.3)	816.4	798.0

Non current liabilities
Borrowings	1,265.6	237.6	1.0	1,223.4	2,727.5	2,371.0
Deferred income tax	151.3	21.8	—	72.4	245.5	245.5
Other liabilities	64.2	19.2	0.5	—	83.9	83.9
Total non current liabilities	1,481.1	278.6	1.5	1,295.8	3,056.9	2,700.4
Total liabilities	2,192.5	505.9	23.4	1,151.5	3,873.4	3,498.4

Net assets	1,147.9	381.3	249.2	(659.6)	1,118.8	1,493.8
Total liabilities and stockholders equity	3,340.4	887.2	272.6	491.9	4,992.2	4,992.2

Source: Management of Constellation Brands, Inc.

Note:

(1) Numbers may not add due to rounding.

(2) Prepared in accordance with US GAAP.

(3) Scenario 1 presents the impact on the combined entity’s financial position in case the Share Scheme Consideration is paid out 100% cash.

(4) Scenario 2 presents the impact on the combined entity’s financial position if under the Share Scheme the maximum of 15 million new shares in Constellation are issued to BRL Shareholders electing the Scrip Consideration and the balance of the Share Scheme Consideration is paid in cash.

Under Scenario 1 on a pro-forma basis, the net assets of the Combined Entity were US$1,118.8 million as at 30 November 2002 (US$1,493.8 million under Scenario 2).  The Proposed Merger has the impact of increasing the gearing ratio (calculated as the ratio of total debt to equity based on the book value of net assets) from 1.2 to 2.5 under Scenario 1 and to 1.6  under Scenario 2.  Total net debt for the consolidated Constellation group will increase from US$1.3 billion to US$2.8 under Scenario 1 and US$2.4 billion under Scenario 2.

Pro-forma statement of financial performance

The unaudited pro-forma statement of financial performance has been prepared as if the merger had occurred at the beginning of the nine-month period ended 30 November 2002, combining the historical results of Constellation for the nine months ended 30 November 2002 with those of BRL for the nine month period ended 30 November 2002. In addition, the pro-forma profit includes the results of PWP for the nine-month period ended 30 November 2002.

The unaudited pro-forma combined Statement of Financial Performance for the nine-months ended 30 November 2002 is set out below:

Table 37

Unaudited pro forma combined Statement of Financial Performance for the nine-months ended 30 November 2002

Description	Constellation	BRL	PWP	Acquisition Adjustments Scenario 1	Combined Entity Scenario 1	Combined Entity Scenario 2
	US$m	US$m	US$m

Gross Sales	2,729.2	381.3	86.6	(16.6)	3,179.9	3,179.9
Net Sales	2,078.6	342.4	84.4	(17.3)	2,488.1	2,488.1

Operating Income	319.6	64.8	19.8	(1.3)	402.9	402.9
Equity Earnings of Joint Ventures and Associates	10.1	10.5	—	(20.3)	0.3	0.3
Interest Expense, net	(80.5)	(12.6)	—	(51.7)	(144.7)	(126.8)
Income before income taxes	249.2	62.7	19.8	(73.3)	258.4	276.4
Provision for Income Taxes	(98.0)	(19.8)	—	28.8	(88.9)	(96.0)
Income from continuing
operations	151.2	42.9	19.8	(44.5)	169.5	180.4

Earnings per share
Basic	1.69	1.89	1.72
Diluted	1.63	1.83	1.68

Source: Management of Constellation Brands, Inc.

Note: Prepared in accordance with US GAAP.

Numbers may not add due to rounding.

For the nine-months ended 30 November 2002, the Combined Entity generated net sales and EBIT of US$2,488.1 million and US$402.9 million respectively.

The pro-forma financial data indicates the proposed transaction is potentially EPS accretive.  The pro-forma financial information is unaudited and is not necessarily indicative of the consolidated results, which would have occurred if the above transaction had been initiated at the beginning of the period presented, nor does it declare that it represents the future financial position and results of operations for future periods.

6.4          Post merger position of Constellation’s share capital

As at 15 January 2003, Constellation had 78.5 million Class A Shares on issue.  Assuming the successful completion of the Proposed Schemes and BRL Shareholders elect to receive the Scrip Consideration, Constellation will issue up to 15 million new Constellation Class A Shares to BRL Shareholders.  These newly issued shares would have 7% of the total combined voting power of Constellation’s Class A and Class B Shares.

Assuming 15 million new Constellation Shares are issued under the Share Scheme, the Principal Shareholders (the Sands family) will beneficially control 59% of the voting rights of the Combined Entity.

The Sands family will have sufficient voting power to control business matters, such as corporate transactions, including mergers or other business combinations involving Constellation, acquisition or disposal of assets, payment of dividends, appointment of directors, raising of debt and the issue of common stock or other securities in Constellation.

7                                         VALUATION METHODOLOGIES

7.1          Overview

To estimate the fair market value of the BRL Shares we have considered valuation methodologies recommended by ASIC Practice Note 43 regarding valuation reports of independent experts and common market practice.

Market based methods

Market based methods estimate a company’s fair market value by considering the market price of transactions in its shares or the market value of comparable companies.  Market based methods include:

•                                         capitalisation of maintainable earnings;

•                                         analysis of a company’s recent share trading history; and

•                                         industry specific methods.

The capitalisation of maintainable earnings method estimates fair market value based upon the company’s future maintainable earnings and an appropriate earnings multiple derived from market transactions involving comparable companies.  The capitalisation of maintainable earnings method is appropriate where the company’s earnings are relatively stable or a reliable trend in earnings is evident.

The recent share trading history provides reasonable evidence on the fair market value of minority parcels of shares in a company where they are publicly traded in an informed and liquid market.

Industry specific methods estimate fair market value using rules of thumb for a particular industry.  Generally rules of thumb provide less persuasive evidence in relation to the market value of a company as they may not account for company specific factors.

Discounted cash flow method

The discounted cash flow method estimates fair market value by discounting a company’s future cash flows to their present value.  This method is appropriate where a projection of future cash flows can be made with a reasonable degree of confidence.  The discounted cash flow method is commonly used to value early stage companies or projects with a finite life.

Asset based methods

Asset based methods estimate the fair market value of a company’s shares based on the realisable value of its identifiable net assets.  Asset based methods include:

•                                          orderly realisation of assets method;

•                                          liquidation of assets method; and

•                                          net assets on a going concern basis.

The orderly realisation of assets method estimates fair market value by determining the amount that would be distributed to shareholders assuming the company is wound up in an orderly manner.  The liquidation method is similar to the orderly realisation of assets methods except the liquidation method assumes the assets are sold in a shorter time frame.  The net assets on a going concern basis estimates the market values of the net assets of the entity but does not take account of realisation costs.

These approaches ignore the possibility that the company’s value could exceed the realisable value of its assets.  Asset based methods are appropriate when companies are not profitable or a significant proportion of a company’s assets are liquid.

7.2          Selection of methodology

Valuation of BRL

We are of the opinion that the most appropriate methodology to value the BRL Shares is the capitalisation of maintainable earnings.  We have performed a review of recent share trading history to provide additional evidence of the fair market value of the BRL Shares.

We believe it is appropriate to consider recent share trading as a crosscheck as BRL is a large public company whose shares trade on the ASX and are highly liquid.  The company is also subject to extensive analysis by brokers and is required to make ongoing disclosures regarding its operations prospects and activities.  As a result, it is likely that the BRL share price prior to the announcement of the Proposed Schemes reflects all material information about the company.

We have considered the discounted cash flow method, however, in view of the unavailability of longer-term reliable cash flow forecasts and the nature of BRL’s operations we did not consider this method to be appropriate.

We consider the net assets on a going concern basis to be an inappropriate method as the business generates returns justifying values in excess of assets values which can only be reasonably estimated using market based or income based methods.

Constellation shares

In our analysis of the market value of the Constellation Shares, we have referred to the recent share trading history for similar reasons set out above. Constellation’s shares are highly liquid, trade on the NYSE and are subject to in-depth analysis by brokers.  We have also considered the pro-forma financial statements of the Combined Entity.

We believe that the share market value of a Constellation share is the appropriate basis to apply in the assessment of the value of the Scrip Consideration as the value of the Constellation share can only be realised by trading that share on the relevant stock exchange.

8                                         VALUATION OF BRL

8.1          Introduction

In this section we have estimated the fair market value of a BRL Share using the capitalisation of future maintainable earnings method. We have also conducted an analysis of recent trading in BRL Shares as a cross-check to our valuation.

8.2          Capitalisation of maintainable earnings method

To value BRL Shares on a full control basis using this method requires an estimate of the following variables:

•                                          an estimate of future maintainable earnings;

•                                          appropriate valuation multiples;

•                                          the amount of net debt; and

•                                          an appropriate control premium.

Our consideration of each of these items is discussed below.

8.2.1       Future maintainable earnings

Future maintainable earnings represent the level of maintainable earnings that the existing business could reasonably be expected to earn based on current operations.  We have selected EBIT and EBITDA as appropriate measures of future maintainable earnings.  In our opinion, these earnings measures allow for a better comparison with earnings multiples of other companies in the same or similar industry segments than measures based on net profit after tax which can be distorted by differing impact of debt gearing, taxation charges and accounting policies on depreciation and amortisation.

In arriving at our estimate of future maintainable EBIT and EBITDA we have considered three key factors:

BRL’s Historical Performance

•                                          the historical operational and financial performance of BRL for the five year period from 1998 to 2002;

•                                          nature and quantum of any non-recurring and extraordinary items;

•                                          we have conducted interviews with BRL management in the sales and marketing, operations, supply and finance areas in relation to historical and future trends in company profitability; and

•                                          reviewed publicly available information and a range of recent broker reports.

Growth prospects

•                                          performed a review of industry trends, market supply and demand determinants, growth opportunities and expected risks for the Australian and export markets;

•                                          identified the specific factors affecting the operating environment of BRL, including the ongoing rationalisation of wine companies and the retail liquor sectors, supply of grapes, margin pressures and other factors outlined in the industry section of this report;

•                                          identified the specific company strengths, risks, competitive advantages and growth prospects;

•                                          performed financial analysis based on available information for the various geographic segments of the business;

•                                          considered the source of the historical growth in earnings and the trend in margins; and

•                                          compared BRL’s performance to its competitors;

Risk profile

•                                          obtained information in respect of the management strategy to address current issues;

•                                          considered management plans in relation to the management of future inventory levels and cash flows;

•                                          considered the exposure of the business to future exchange rate movements in light of its existing and ongoing hedging policy; and

•                                          reviewed the relative contribution of the various geographic segments and reviewed the marketing strategies for the different markets.

Based upon the above analysis we have estimated the future maintainable EBIT and EBITDA to be:

Table 38

Maintainable earnings

	12 mths to 31 Dec 1998 (m)	12 mths to 31 Dec 1999 (m)	12 mths to 31 Dec 2000 (m)	12 mths to 31 Dec 2001 (m)	6 mths to 30 Jun 2002 (m)	Maintainable earnings (m)
						Low	High

EBIT	61.9	82.8	102.3	124.2	65.5	150.0	155.0
EBITDA	74.6	97.8	122.1	148.3	77.6	175.0	180.0

Source: BRL Annual reports, Deloitte Corporate Finance estimates

8.2.2       Earnings multiple

We have estimated the appropriate earnings multiples (on a minority interest basis) to be in the range of:

•                                          11.0 to 11.5 times EBITDA; and

•                                          13.0 to 13.5 times EBIT.

In selecting these earnings multiples we have considered earnings multiples derived from share market prices of comparable listed companies, multiples implied in recent takeover transactions in the wine sector (taking account of the inclusion of control premiums) and company specific factors relevant to BRL.

Share market trading multiples

The share market valuation of comparable listed companies provides reasonable evidence of an appropriate earnings multiple for BRL.  The share price of listed companies represents the market value of a minority interest in a company.

In selecting appropriate comparable companies we have:

•                                          had regard to companies which operate in the wine sector worldwide;

•                                          narrowed the range of comparable companies to those operating in the Australian market as they are considered to be most relevant; and

•                                          selected a set of directly comparable companies.

Having performed a global company search and selected predominantly wine companies, we have selected a range of broadly comparable companies, operating in different regions.  We have identified significant differences in the trends of those companies, their range of operations, the market forces influencing their performance and the accounting standards applied in generating their reported results, which impact their effective multiples. Further, we have observed that the Australian companies trade at relatively similar multiples as opposed to the wide range observed in other regions. The Australian multiples are relatively higher than the rest of the sample as a result of the generally higher growth profile of Australian wine producers.

The table below summarises the comparable companies worldwide.

Table 39

Earnings multiples — Share market trading

Company	Country	Enterprise value	Historic EBITDA multiple		Historic EBIT multiple
		($m)	(times)		(times)

BRL Hardy Limited	AU	1,668.6	11.3		13.4

Australia
Foster’s Group Ltd	AU	12,442.2	10.4		12.7
Lion Nathan Ltd	AU	4,414.3	10.6		13.6
Evans & Tate Ltd	AU	88.0	10.2		13.4
McGuigan Simeon Wines Ltd(2)	AU	569.5	10.7		12.4
Peter Lehmann Wines Ltd	AU	146.7	13.7		13.9
Southcorp Ltd	AU	4,127.8	10.8		14.7
Xanadu Wines Ltd	AU	53.0	13.4		14.7
Cranswick Premium Wines Ltd	AU	83.7	9.1		22.2

Simple average – Australia			11.4	(1)	13.6	(1)

North America
Constellation Brands Inc	US	6,249.8	8.2		10.2
Robert Mondavi	US	879.6	10.7		15.2
Andres Wines Ltd	CA	90.3	7.9		10.7
Magnotta Winery Corp	CA	28.5	8.9		11.2
Vincor International Inc	CA	700.7	10.3		12.5

Simple average – North America			9.2		12.0

International (excl. Aust and North America)
Boisset (grands Vins JC)	FR	57.3	5.4		7.8
Boizel Chanoine Champagne	FR	63.0	5.8		6.7
Pernod-Ricard	FR	16,491.4	13.5		21.3
Remy Cointreau	FR	2,425.5	10.7		12.1
Vranken Monopole	FR	182.1	11.2		13.1
Laurent-Perrier	FR	332.2	10.0		10.6
Allied Domecq Plc	GB	19,619.5	10.3		12.4
Diageo Plc	GB	76,729.6	12.0		14.0
Sektkellerei Schloss Wachenheim AG	GE	84.9	5.7		13.9
Distell Group Ltd	SA	536.4	7.2		9.3
Bodegas Riojanas SA	SP	71.1	16.2		22.6
Cia Vinicola del Norte de Espana SA	SP	334.0	18.1		23.8

Simple average — International			10.5		14.0

All companies:
High	18.1	23.8
Mean	10.4	13.8
Median	10.4	13.1
Low	5.4	6.7

Source: Bloomberg as at 27 December 2002, Australian companies Annual Reports.

Note:

(1) Excludes Cranswick Premium Wines Ltd as the multiples have been impacted by the ongoing merger with Evans & Tate.

(2) Based on pro-forma statements as set out in the Explanatory Statement of the proposed merger.

In selecting the appropriate set of comparable companies, we had particular regard to the share market multiples of the Australian comparable companies for the following reasons:

•                                         the Australian comparable companies operate and compete in the most similar environment to BRL, both domestically and internationally;

•                                         the Australian companies are known for their unique position on the world wine market, due to the large volume of local production and strong export orientation; and

•                                         the industry dynamics, risks and opportunities encountered by the Australian companies more closely mirrors those experienced by its Australian peers rather than the overseas comparable companies.

We have analysed the share market trading multiples of those companies that we consider comparable to BRL.  Although we have presented the entire set of publicly listed wine companies in Australia, we have placed much greater emphasis on the pure wine companies, which are considered to be more directly comparable to BRL than the larger and diversified ones, such as Fosters and Lion Nathan, whose multiples are affected by the beer and other spirits component of their activities.

We have excluded certain companies in estimating the average multiples, due to the abnormal impact on their results and potential comparability due to completed or ongoing merger activities.

We have had regard to the difference in size of the comparable companies, their current and historical performance, compared to BRL.

We have considered the historical and the forecast multiples for BRL and the selected comparable companies. Excluding relatively short lived peaks in share price, BRL Shares have traded in a range of 10 to 14 times historic EBIT and 14 to 16 times historic EBITDA.

The companies we consider most directly comparable, together with their earnings multiples, are summarised in the following table.

Table 40

Earnings multiples – Share market trading

Company	Enterprise(1) value	Historic EBITDA multiple(2)		Historic EBIT multiple(2)		Forecast EBITDA multiple(3)	Forecast EBIT multiple(3)
	($m)	(times)		(times)		(times)	(times)

BRL Ltd	1,668.6	11.3		13.4		9.5	11.3

Foster’s Group Ltd(5)	12,442.2	10.4		12.7		9.8	11.9
Lion Nathan Ltd(5)	4,414.3	10.6		13.6		9.3	11.4
Southcorp Ltd	4,127.8	10.8		14.7		10.1	13.4
McGuigan Simeon Wines Ltd	569.5	10.7		12.4		8.5	9.9
Peter Lehmann Wines Ltd	146.7	13.7		13.9		11.2	12.4
Evans & Tate Ltd	88.0	10.2		13.4		8.1	10.8
Cranswick Premium Wines	83.7	9.1		22.2		7.3	9.1
Xanadu Wines Ltd	53.0	13.4		14.7		N/a	N/a

All companies
Mean		11.4	(4)	13.6	(4)	9.2	11.3
Median		10.7	(4)	13.6	(4)	9.4	11.4

Pure wine companies only(6)
Mean		11.7	(4)	13.8	(4)	9.0	11.1
Median		10.8	(4)	13.9	(4)	8.5	10.8

Source: Bloomberg , as at 27 December 2002. Annual reports

Notes: The earnings have been normalised for abnormal and extraordinary items where appropriate.

(1) Enterprise value is market capitalisation (as at 27 December 2002) plus net debt.

(2) Historical multiples are based on earnings from the latest annual report for each company.

(3) Forecast multiples are based on brokers forecast earnings.

(4) Excludes Cranswick Premium Wines, which is considered an outlier for historic multiples.

(5) Fosters Group Limited and Lion Nathan Limited are more diverse than that of BRL as they are involved in brewing of beer and ownership of hotels. Wine sales accounted for 41% and 5% of total sales for Fosters and Lion Nathan respectively.

6 Excludes Fosters Group Limited and Lion Nathan Limited.

General comments regarding the Australian comparable companies are presented in Appendix 1.

Merger and acquisition multiples

The acquisition price in mergers or acquisitions of comparable companies provides evidence of an appropriate earnings multiple for the value of BRL on a control basis.  The acquisition price of companies represents the market value of a controlling interest in a company.  The difference between the market value of a controlling interest and a minority interest is referred to as the premium for control.

We have compiled merger and acquisition multiples of Australian transactions which are summarised in the following table.

Table 41

Earnings multiples – Mergers and acquisitions

Target company	Acquirer	Date announced	Value of deal	EBITDA multiple(1)	EBIT multiple(1)	PE multiple(1)	Control premium(2)
			(US$m)	(times)	(times)	(times)	(%)

Mildara Blass	Fosters Group Ltd	12 Nov 95	415.8	11.7	13.8	24.4	n/a
Rothbury Wines Ltd	Mildara Blass Ltd	12 Apr 96	55.0	14.4	29.7	42.1	33.6
Australian Vintage Ltd	Simeon Wines Ltd	22 Apr 97	104.2	23.2	27.7	32.0	10.4
Australian Premium Wines Ltd	Cranswick Premium Wines	14 Feb 99	19.9	7.0	9.6	17.7	11.3
Cuppa Cup Vineyards Ltd	Southcorp Ltd	23 Jun 99	27.1	13.1	18.5	29.7	21.8
Beringer Wine Estates	Fosters Group Ltd	29 Aug 00	1,487.2	13.9	16.0	25.2	36.8
Rosemount Estates	Southcorp Limited	14 Feb 01	789.1	13.7	14.0	N/m	N/a
Banksia Wines Ltd	Lion Nathan Limited	27 Sep 01	35.0	11.2	16.3	30.0	45.5
Pipers Brook Vineyard Ltd	G&C Kreglinger NV	18 Oct 01	20.8	10.2	8.0	90.8	15.6
Petaluma Limited	Lion Nathan Ltd	2 Oct 01	132.4	21.0	26.7	42.5	45.5
Simeon Wines	McGuigan Simeon Wines Ltd	20 Feb 02	55.0	7.6	10.0	20.1	2.7
Montana Group NZ Limited (73%)	Allied Domecq Plc	2 Jul 01	349.8	22.8	25.6	24.6	N/a

Mean				14.0	18.0	34.5	22.2
Median				13.4	16.2	29.7	18.7

Source: SDC Platinum database.

Notes:

(1) Historic multiples.

(2) Represents the premium over the share price in the 30 days prior to the announcement of the takeover offer.

N/a = Not applicable.

N/m = Not meaningful.

Details of the above transactions are set out in Appendix 2.

Our observations regarding the multiples are summarised below:

•                                          takeover premiums implied by merger and acquisitions may include a specific purchaser premium over and above the general control premium;

•                                          the older transactions were subject to different factors impacting market sentiment and the industry outlook.  As a result, the takeover premiums appear comparatively high in comparison to current sector conditions;

•                                          as takeover premiums vary significantly across the set of comparable transactions which have been selected, we have placed a greater weighting on the most similar companies in terms of size, growth prospects, maturity of operations, exposure to export markets and other characteristics;

•                                          the majority of the companies acquired in the Australian market were significantly smaller than BRL; and

•                                          the potential special purchaser benefits potentially priced into these transactions may differ from those that might apply to BRL.

8.2.3       Conclusion – Earnings multiple

Based on the above analysis, we are of the opinion that the appropriate EBITDA multiple is in the range of 11 to 11.5 times and the appropriate EBIT multiple is in the range of 13 to 13.5 times.  These multiples have been estimated on a minority interest basis.

In reaching our opinion we have taken account of the preceding analysis and the following factors:

•                                         BRL is much larger than most of the comparable pure wine companies in terms of revenue and enterprise value;

•                                         the comparative historical performance and margins of BRL are in line with the selected set of companies and although BRL has lower margins, it has achieved higher growth;

•                                         BRL has a comparatively strong position both in the Australian market and the export markets, such as Europe and US;

•                                         BRL has outlined its strategy for growth in the respective markets, which is supported by its historical performance; and

•                                         the growth potential expected in regard to PWP, may support a higher multiple. As the joint venture is in its early stage of operations, the potential upside is quite significant. Whilst the selected maintainable earnings do not necessarily allow for the full potential of the joint venture, we have incorporated the expected growth potential of the joint venture in the selection of the multiple.

8.2.4       Control premium

Earnings multiples derived from share market trading of shares do not reflect the market value for control of a company as they are for portfolio holdings.  Australian studies indicate the premiums required to obtain control of companies range between 25% and 40% of the portfolio holding value.

In addition, the average control premiums paid in the mergers and acquisitions of comparable companies as set out in Table 39 was around 20% of the pre-offer share price, however, after excluding outliers, the average moves towards 25%.

In our valuation of BRL we have applied a premium for control of 25% primarily based on the observed control premiums in the wine sector.

8.2.5       Surplus assets

We have considered surplus assets, such as inventories and investments and have come to the following conclusions:

•                                          current inventory levels, which are in excess of the normal levels required for the business, have been considered in light of the strategy for dealing with the inventory surplus.  We have taken account of the impact of excess inventory levels in our assessment of the net debt for BRL;

•                                          investments in associate companies and other financial assets generate income which is incorporated in our estimate of maintainable earnings; and

•                                          the investment in PWP and its impact on value has been incorporated in the maintainable earnings and its high growth potential has been reflected in the selected multiple.

8.2.6       Net debt

In order to determine the appropriate net debt we have taken into account the following:

•                                          the estimated debt as at 31 December 2002;

•                                          the seasonality of debt requirements throughout the year;

•                                          the debt associated with the relatively higher inventory levels at 31 December 2002; and

•                                          the estimated cash balance as at 31 December 2002.

Based on the above, we have estimated that the net debt of BRL is approximately $550 million.

8.2.7       Valuation: Capitalisation of future maintainable earnings method

The value of BRL derived from the capitalisation of future maintainable earnings method is summarised below.

Table 42

Summary — Capitalisation of future maintainable earnings

			EBITDA		EBIT
			Low	High	Low	High
Maintainable earnings		$000	175,000	180,000	150,000	155,000
Earnings multiple	Times		11.0	11.5	13	13.5
Enterprise value		$000	1,925,000	2,070,000	1,950,000	2,092,500

Less: Net debt		$000	(550,000)	(550,000)	(550,000)	(550,000)

Equity value on minority basis		$000	1,375,000	1,520,000	1,400,000	1,542,500

Number of shares on issue(1)			177,721	177,721	177,721	177,721

Value of BRL share on a minority basis	$	/share	7.74	8.55	7.88	8.67

Add: Control premium at 25%	$	/share	1.93	2.14	1.96	2.18

Equity value of BRL share on a control basis	$	/share	9.67	10.69	9.85	10.85

Average range					9.76	10.77

Note: Information regarding the number of share on issue is dated 23 December 2002

8.3          Recent share price trading

We set out in the following table a summary of the recent closing share price for BRL Shares.

Table 43

BRL share price

	High $	Low $	Average (1) $

As at 13 January 2003	7.75	7.47	7.67
1 Month to 13 January 2003	7.75	6.73	7.15
3 Months to 13 January 2003	8.37	6.46	7.24
6 Months to 13 January 2003	9.39	6.46	7.85
12 Months to 13 January 2003	11.67	6.46	8.97

Source: Bloomberg.

Notes:

(1)  Average based on daily closing prices.

Further comments in relation to the historical share price of BRL are set out in Section 4.5.  The following BRL Shares have been issued in the past few years:

•              on 23 October 2001 made a renounceable rights issue to BRL Shareholders on a 1 for 10 basis at an issue price of $9.30 per new share, representing approximately an 11% discount to the closing price on that day.  Under the rights issue 15.58 million shares were issued, raising $141.4 million (net of transaction costs);

•              during the period 23 May 2000 to 9 August 2000, 4.14 million shares were issued at an average price of $6.41 per share as consideration for the acquisition of shares in Nobilo;

•              BRL operates a dividend reinvestment plan under which BRL Shareholders may elect to have all or part of their dividends satisfied by the issue of new ordinary shares at a 5% discount to the market price in lieu of receiving cash dividends; and

•              at various times during the past few years, shares have been allotted to employees in connection with the exercise of options that were issued under the Employee Option Plan.

Whilst historical issues of shares may provide some market evidence of the BRL share price, it should be borne in mind that these issues were made in different stock market trading conditions.  As discussed previously, BRL’s share price has declined by approximately 36% since the beginning of 2002.  We have therefore placed greater weight on more recent trading data.

Based on the average closing price for the one month to 9 January 2003 and the closing price on 13 January 2003, we have selected a range of share prices between $7.00 and $7.50 on a minority basis.  Accordingly, our valuation under the capitalisation of maintainable earnings approach of $9.76 to $10.77 implies a premium in the range of approximately 42% over recent share price trading.  This premium is considered reasonable in light of market concerns regarding factors impacting BRL’s short term prospects on recent BRL share trading and the 25% control premium included in our valuation range.

8.4          Valuation conclusion

We have estimated the fair market value of a BRL share to be in the range of $9.76 to $10.77 inclusive of a premium for control.

9              VALUATION OF BRL OPTIONS

9.1          Overview

BRL has issued a series of unlisted share options pursuant to Employee Option Plan.  Each option entitles the holder to purchase one fully paid ordinary share in BRL at the option exercise price.

The options require certain preconditions to be met prior to exercise and then are generally not able to be exercised earlier than 36 months after issue.  When an employee ceases employment with BRL and all other preconditions have been met, the option may be exercised at any time prior to the expiry date.

As at 31 December 2002, BRL had 11,660,868 options on issue, which includes 92,818 non-executive director options.  The details are set out below.

Table 44

Details of employee share options on issue

Date of issue	Expiry date	Exercise price $	Number Outstanding

28 August 1998	28 July 2003	5.11	992,600
27 August 1999	27 July 2004	6.61	2,822,500
24 November 2000	24 October 2005	7.45	2,287,600
9 November 2001	8 November 2006	10.13	2,552,350
23 September 2002	23 September 2007	8.08	2,913,000
Total			11,568,050

Source: BRL Hardy Limited, Appendix 3B, 3/11/02, BRL Share and Option Register, 23 December 2002.

The above table excludes 92,818 non-executive director options with an exercise price of $8.08 expiring on 23 September 2007, which are not included in the Option Scheme.

9.2          Valuation methodology and assumptions

We have utilised the Black-Scholes option pricing model to value the share options.  In estimating the fair market value of the options we have made the following assumptions:

•              BRL’s share price has been adjusted to take account of the present value of the expected dividends that are expected to be paid out during the life of the options; and

•              we have assumed that the conversion date will not occur prior to the expiry date of the option.

In addition, we have incorporated the fair market value of the Optionholders entitlements to additional shares as a result of the rights issue as at 19 September 2001, which constitute the right to acquire one additional share at $9.30 for every ten options exercised.  We have assumed that these rights lapse at the same date as the underlying option.

9.3          Valuation inputs

The following inputs were used to value the various options issued by BRL:

Table 45

Valuation inputs

Input	Parameter used	Rationale

Share value	$8.20	The mid-point of the assessed fair market value range of a BRL share on a minority basis

Exercise price	From $5.11 to $10.13 per option	Pursuant to the Employee Option Plan

Share price volatility	25 – 30%	Refer commentary in Section 9.3.1 below

Dividend yield	Estimated by management	Estimated dividend payments have been taken into account in the option valuation model

Risk free interest rate	4.6 to 4.8%	Government Bond Rate for the equivalent term of the options

Liquidity discount	Nil to 30%	Refer commentary in Section 9.3.2 below

Our considerations regarding the more significant inputs are set out below.

9.3.1       Volatility

Taking into account the historical volatility of BRL’s listed shares and the ASX 300 Food and Beverage Index, we have estimated the volatility of the underlying BRL share price to be between 25% to 30% per annum.

9.3.2       Discount for lack of marketability

The Black-Scholes option valuation model assumes that there is a liquid market for the options.  We have applied a discount for lack of marketability to the value of the options to reflect that the options are unlisted, not assignable or transferable, contain performance preconditions and are not readily tradeable.

In practice, and from a review of restricted stock studies, discounts for lack of marketability range between 10% and 40%.  A discount for lack of marketability of between nil to 30%, was selected to discount the value of each option.

9.4          Valuation of the share options

Based on the above assumptions and methodology, the value of each class of option is outlined in the table below.

Table 46

Exercise price	Expiry date	Number of options	Estimated fair market value per option		Value of the option consideration
$			Low ($)	High ($)	$

Employee Options
5.11	28 July 2003	992,600	3.13	3.15	5.51
6.61	27 July 2004	2,822,500	2.01	2.17	4.01
7.45	24 October 2005	2,287,600	1.38	1.57	3.17
10.13	8 November 2006	2,552,350	0.64	0.83	0.37
8.08	23 September 2007	2,913,000	1.09	1.28	2.42

As detailed in the table above, the Option consideration offered by Constellation is at a significant premium to the values derived by us for each series of options, except for those options with an exercise price of $10.13.  Our evaluation of the Option Scheme is set out in Section 11 of this report.

10           VALUATION OF CONSTELLATION SHARES

10.1        Background

BRL Shareholders who elect to receive the Scrip Consideration in part or in whole will receive entitlements to Constellation shares.  As stated in Section 7, we consider the most appropriate methodology to value Constellation shares for the purposes of assessing the Scrip Consideration is to have regard to Constellation’s recent share market trading in its Class A Shares.

The share price represents a minority interest value for a Constellation share.  If the Share Scheme is approved and implemented, BRL Shareholders electing the Scrip Consideration will receive minority interest parcels of Constellation shares.  For this reason, we have not considered any premium for control in valuing Constellation shares as this premium may not be realised in the foreseeable future.

10.2        Recent share market trading

Summarised in the table below are the recent daily trades in Constellation’s Class A shares.

Table 47

Constellation’s Class A share price(1)

	Class A share price (US$per share)			Average daily volume
Description	High	Low	Average

As at 13 January 2003	25.28	25.00	25.13	587,700
1 month to 13 January 2003	25.28	22.30	24.17	492,374
3 months to 13 January 2003	25.90	22.30	24.10	498,306
6 months to 13 January 2003	30.77	21.99	25.67	537,074
12 months to 13 January 2003	32.00	21.99	26.45	572,187

Source: Bloomberg.

(1) Adjusted for share splits.

When adjusted for share splits, Constellation’s Class A share price has generally traded between US$10 to US$13 for the period March 2000 to February 2001, before trending upwards (refer Figure 14).  Constellation’s Class A shares reached a high of US$32 during the June 2002 quarter, before decreasing by approximately 25 % to current trading levels of US$25.13 (13 January 2003).  On 20 September 2002, the closing share price of Constellation decreased by approximately 13% to US$25.  It is not clear from the financial press why this market correction occurred, aside from the period coinciding with the pending release of Constellation’s second quarter results, which may not have met market expectations.

The broader ASX 300 Food and Beverage Index had decreased by approximately 30% since June 2002.  At the same time BRL Shares reduced approximately 22% over the same period.  The decline in the price of Constellation shares since that time has been similar to that observed in the Australian market for that industry sector.

Figure 16

Constellation adjusted(1) share price from July 2002

Source:  Bloomberg.

Notes:  Constellation’s stocks have been adjusted for share splits.

There is a relatively high volume in the trading activity for Constellation shares with annual turnover in Class A shares equivalent to one and half times the total number of Class A shares on issue.  The trading volumes have increased significantly since March 2001.  In part, this may be attributable to the “two-for-one stock splits” approved in April 2001 and 2002, stock issues and market re-weighting with the addition of Constellation to the S&P MidCap 400 Index.

Factors, which may have had an impact on recent trading in Constellation’s Class A shares, are detailed in the table below:

Table 48

Announcements impacting recent trading in Class A shares

Date	Comment

10 Dec 2002

Constellation announced the appointment of Robert Sands as President and Chief Operating Officer, in a newly created position, to better support future growth. Robert Sands previously held the position of Group President.

3 Jan 2003	Constellation was downgraded to “buy” from “strong-buy” by UBS Warburg. The 12 month target price was reduced from US$35 to US$30 per share.

6 Jan 2003	Constellation released its third-quarter results which reflected an increase in earnings of 30%.

6 Jan 2003	Legg Mason maintains its hold rating.

Bank of America Securities rates Constellation as a market performer with the stock likely to remain in the mid-US$20’s.

7 Jan 2003	Deutsche Bank Securities Inc reiterates their hold rating with a target price of US$22.87.

SunTrust Robinson Humphrey maintains their Equal Weight rating.

17 Jan 2003	Announcement of the proposed merger with BRL

Source: Bloomberg.

Additional comments in relation to the historical share price movements of Constellation are set out in Section 5.9.

10.3        Analysis of value of Constellation Share

Based on the above analysis of recent share market trading activity, in our opinion, the market value of a Constellation Class A share prior to the transaction is in the range of US$23 to US$26.

Table 49

Valuation summary

		Low Value	High Value

Assessed share price range	US$	23.00	26.00
Total number of shares issued November 2002(1)	US$m	90.449	90.449
Market capitalisation	US$m	2,171	2,713

Add: Net debt (November 2002)	US$m	1,324	1,324

Enterprise value	US$m	3,513	4,056

Implied historic multiples(2)
EBIT	times	10.3	11.8
EBITDA	times	8.2	9.5

Notes:

(1) Includes both Class A and Class B shares.

(2) Based on Constellation’s Annual Report, 28 February 2002.

The implied earnings multiples illustrate that Constellation shares have been trading at a discount in the order of 5% to 15% compared to the S&P 500 Index and other comparable companies in the wine and beverage sector.  One of the reasons that has been attributed to Constellation trading at a discount was its specific capital structure under which the Class B shares control the majority of the votes in the company.

10.4        Conclusion

The above analysis provides a historical analysis of trading in Constellation Class A shares and implied earnings multiples.  In assessing the value of the Scrip Consideration, BRL Shareholders will need to consider the share market price of Constellation Class A shares at the time they vote on the Share Scheme.  This share market price will reflect the market conditions at that time including the share markets assessment of the benefits to Constellation of the acquisition of BRL and any subsequent information released to the market by both Constellation and BRL.

11           EVALUATION OF THE PROPOSED SCHEMES

11.1        Background

In forming our opinion as to whether or not the Proposed Schemes are in the best interest of BRL Shareholders and Optionholders we have:

•              estimated the fair market value of an ordinary share in BRL and compared that value with the consideration to be received by the Shareholders pursuant to the Share Scheme;

•              estimated the fair market value of the various options covered by the Option Scheme and compared that value with the Option Consideration to be received by the Optionholders, for each category of options, pursuant to the Option Schemes; and

•              compared the advantages and disadvantages of the Proposed Schemes proceeding versus not proceeding, both for BRL Shareholders and Optionholders.

11.2        Opinion

In our opinion:

•              the Share Scheme is in the best interest of BRL Shareholders as a whole; and

•              the Option Scheme is in the best interest of BRL Optionholders as a whole.

In forming our opinion, we have considered the likely impact of the Proposed Schemes on the BRL Shareholders and Optionholders as a whole.  We have not considered how the Proposed Schemes may affect individual Shareholders or Optionholders.  Individual members may have different financial circumstances and it is not practicable or possible to consider the implications of the Proposed Schemes on individual BRL Shareholders or Optionholders, as their individual financial circumstances may differ.

11.3        Assessment of the Share Scheme

In order to assess whether the Share Scheme is in the best interest of BRL Shareholders as a whole, we have had regard to the fairness and reasonableness of the Proposed Scheme.  We have based our opinion on the following:

11.3.1     Fairness

Under the Share Scheme, the BRL Shareholders can choose from:

•              Cash Consideration of $10.50 per BRL share;

•              Scrip Consideration; and

•              any combination of cash and scrip.

In determining whether the Share Scheme is in the best interest of BRL Shareholders, we have considered both the Cash Consideration and the Scrip Consideration.

In our opinion, the Cash Consideration offered to BRL Shareholders is fair.

This opinion was derived based on the following:

•              the Cash Consideration represents a significant premium over and above the recent share market price of BRL Shares prior to the announcement of the transaction; and

•              the Cash Consideration is within our estimated fair market value range of a BRL Share on a control basis.

Set out in the table below is a comparison of our assessment of the fair market value of a BRL share, recent BRL share market trading data and the Cash Consideration being offered pursuant to the Share Scheme.

Table 50

Share Scheme – Fairness assessment

	Low $	High $	Mid-point $	Implied Premium

Cash Consideration			10.50	—
Fair market value per BRL Share (control)	9.76	10.77	10.26	—
Share trading: (minority)
Closing price 13 January 2003			7.67	37%
1 month prior to 13 January 2003(1)			7.14	47%
2 month prior to 13 January 2003(1)			6.93	52%
3 months prior to 13 January 2003(1)			7.24	45%

Note:

(1) Based on the volume weighted average price.

Assessment of the Scrip Consideration

The number of Constellation shares to be issued to BRL shareholders accepting the Scrip Consideration will not be determined until after the date of this report and after the BRL Shareholders have approved the Share Scheme.

The number of Constellation shares BRL Shareholders will receive will depend on the average Constellation share price and the average exchange rate during the period leading up to the Second Court Hearing.  This information will be made available to BRL Shareholders prior to the date on which they will need to make their election as to the type of consideration they wish to receive.

Based on the terms of the Share Scheme, if the market value of a Constellation Share is between US$22.50 and US$27.50 at that time, BRL Shareholders will receive entitlement to Constellation Shares with an equivalent market value of $10.50 calculated 24 hours prior to the date of the Second Court Hearing.  If the average market value of a Constellation Share for the purpose of the Scrip Consideration calculation falls below US$22.50, the market value of the Scrip Consideration may fall below $10.50.  Conversely, if the average market value of a Constellation Share is above US$27.50, the market value of the Scrip Consideration may exceed $10.50.

The value of the Consideration for BRL Shareholders who elect to receive the Scrip Consideration will also depend upon the movement in the market price of Constellation Shares as well as the US$/A$ exchange rate between the date of the Second Court Hearing and the date the Scrip Consideration is actually received.  If the market value of the Constellation Shares increases or decreases between the date the Scheme is approved and the date when scrip entitlement is received, the market value of the Scrip Consideration will increase or decrease correspondingly.  Similarly, if the Australian dollar appreciates against the United States dollar, the value of the Scrip Consideration in Australian dollars would decrease.

The decision to hold Constellation shares represents a separate investment decision which shareholders electing the Scrip Alternative should consider in respect of their individual circumstances.  The market value of Constellation scrip may be volatile due to company specific risk factors discussed elsewhere in this report and Section 6 of the Explanatory Statement as well as market and industry factors which may be beyond Constellation’s control.

The choice between the Cash Consideration and Scrip Consideration will depend on the individual risk preferences of each shareholder, together with the different income tax consequences which arise from accepting either the cash or Scrip Consideration.

For the reasons outlined above, it is not possible as at the date of this report to compare in absolute terms our assessment of the value of a BRL Share with the value of the Scrip Consideration.  However, details of the actual value of the Scrip Consideration will be provided to the BRL Shareholders prior to the date on which they will need to lodge their election to receive Scrip.  BRL Shareholders should therefore be able to compare the value of the Scrip Consideration with the Cash Consideration prior to making their election.  In the following section we have outlined some of the reasonableness factors, which will be relevant to shareholders electing the Scrip Consideration.

11.3.2     Assessment of reasonableness

In our opinion the Share Scheme is reasonable.

We have formed our opinion based on comparison of the likely advantages and disadvantages of the Share Scheme if it proceeds, with the likely advantages and disadvantages for the BRL Shareholders if the Share Scheme is not approved.

If the Share Scheme proceeds

Advantages

•              Shareholders are able to dispose of their BRL Shares for a cash consideration, which significantly exceeds the recent trading range on the ASX for BRL Shares. The opportunity to realise this value may not be otherwise available for some time, especially for shareholders with large parcels of shares.

•              The consideration offered is flexible, offering a choice between Cash and Scrip or any combination thereof, allowing BRL Shareholders to select the type of consideration which best suits their individual circumstances and preferences (subject to any potential scale back of the Scrip Offer as outlined in the Explanatory Statement).

•              The Cash Consideration option provides BRL shareholders with certainty over the value of the consideration to be received.

Disadvantages

•              BRL Shareholders will no longer collectively control BRL or hold a direct interest in the Company.  BRL Shareholders will no longer be able to directly participate in the future growth of BRL to the extent that it may generate a future value above the Share Scheme offer price.

•              Electing the Cash Consideration pursuant to the Share Scheme may crystallise tax liabilities for individual shareholders.  The tax implications of the Proposed Schemes to BRL Shareholders are outlined in Section 10 of the Explanatory Statement.  BRL Shareholders should consult their tax adviser regarding their personal circumstances.

Scrip Consideration

In addition to the above factors, BRL shareholders who elect the Scrip Consideration in whole or in part, the following advantages and disadvantages should also be considered.

Advantages

•              The BRL Shareholders will be able to participate in the future growth of the Combined Entity, which will be a leading international wine company and a significant global diversified alcohol group with a significant presence in the US, UK and Australian markets.

•              The proposed merger may deliver operational synergies and cost savings that may enhance the operational and financial performance of the combined entity and this may increase the value of Constellation Shares over time (for details refer to Section 6.2 of this report and Section 5.5 of the Explanatory Memorandum).  However, the realisation of these potential synergies will be dependent upon management’s ability to successfully integrate the two companies.

•              Shareholders may benefit from the income tax roll-over provisions, thus deferring any capital gains tax payable (refer to Section 10.1(d) of the Explanatory Statement detailing taxation consequences).

•              Australian resident BRL Shareholders electing the Scrip Consideration will be able to trade their Constellation CDI’s on the ASX.

Disadvantages and other considerations

•              The number of Constellation Shares BRL Shareholders will receive will depend on the average Constellation Share price and the US$/A$ exchange rate leading up to the Second Court Hearing.  If the average Constellation Share price is above US$27.50 or below US$22.50, BRL Shareholders will receive Constellation Shares with an equivalent value that may be above or below $10.50.

•              The value of the Scrip Consideration to be received by BRL Shareholders may fluctuate due to movements in the price of Constellation Shares or the US$/A$ exchange rate between the date the scrip exchange ratio is set and the date the Scrip Consideration is actually received (6 days based on the proposed transaction timetable).

•              Trading volumes in Constellation CDI’s may be less than current trading volumes in BRL Shares and less than the trading volumes in Constellation Shares on the NYSE.  The risk exists that trading in Constellation CDI’s may be relatively illiquid and may trade at a discount to the underlying Constellation Share listed on the NYSE.

•              Constellation’s policy is to retain all of its earnings to finance the development and expansion of the business and it does not anticipate dividend payment in the foreseeable future, unlike BRL, who has consistently paid fully franked dividends to shareholders.

•              If Constellation were to pay dividends in the future, they will not be franked for Australian income tax purposes.  Any dividends paid to non-residents of the US may also attract withholding tax in the US.

•              BRL Shareholders electing to receive the Scrip Consideration will be exposed to different investment risks and returns.  BRL is predominantly a wine company, whilst the Combined Entity will be significantly different in terms of product mix, geographic coverage and contractual exposure.

•              BRL Shareholders electing the Scrip Consideration will be exposed to the volatility of the price of the Constellation Share and Constellation CDI’s which is related to company specific risk factors (see details in Section 6 of the Explanatory Statement) and factors beyond the control of Constellation, such as general market trends.

•              If the Share Scheme proceeds, Constellation will incur substantial additional debt to finance the merger.  Constellation’s ability to meet its financial obligations will be dependent upon its future operating performance as well as general economic conditions in key markets, future interest rates and other factors beyond the company’s control.

•              Shareholders electing the Scrip Consideration will have a lower percentage shareholding in Constellation relative to BRL.  Constellation also has a controlling shareholder group, the Sands family, who collectively control approximately 58% of the voting rights.

•              Ownership of Constellation CDI’s provides an indirect interest in Constellation Class A shares, which does not provide all the benefits that accrue from a direct shareholding in Constellation (for details refer to other considerations outlined below and Section 7 of the Explanatory Statement).

•              The amount of shareholders accepting CDI’s may be very small.

If the Proposed Share Scheme is NOT approved

Advantages

•              The BRL Shareholders will continue to collectively control BRL.

•              BRL Shares will remain listed on the ASX and the company will continue to pursue its business strategy in accordance with its stated objectives. Shareholders will be entitled to any benefits including dividends and share value growth derived from the ongoing activities.

•              BRL Shareholders may receive alternative offers for BRL.  However, the existence of the PWP joint venture and the existing relationship with Constellation, although technically not preventing any transaction, may deter other potential purchasers from making an alternative offer.

Disadvantages

•              BRL Shareholders will not receive the consideration offered in the Share Scheme.

•              BRL’s share price which has increased significantly following the announcement of the Share Scheme and is likely to decline in the short term if the Share Scheme is not approved.

•              BRL’s future outlook may be less favourable than the Combined Entity’s future outlook due to the potential synergies and other strategic benefits that might have arisen in the Combined Entity, which will not be realised if the Proposed Scheme does not proceed.

•              BRL Shareholders will be exposed to the risks of BRL not achieving its target performance as a stand alone entity operating in a highly competitive environment internationally.

Alternative bidders

The Proposed Scheme was announced on 17 January 2003.  The Directors of BRL have confirmed that there have not been any alternative offers since this date and that they are not aware of any alternative offers that may be forthcoming.

If a superior alternative offer emerges prior to the meeting to approve the Share Scheme, BRL Shareholders will be able to vote against the Share Scheme.

11.4        Assessment of the Option Scheme

The Option Scheme is conditional upon the approval of the Share Scheme and will not proceed unless the Share Scheme is approved.

We have concluded above that the Share Scheme is in the best interest of BRL Shareholders.  Most of the considerations applicable to BRL Shareholders are also applicable to Optionholders.

11.4.1     Fairness

In our opinion, the Option Scheme is, on balance, fair to the Optionholders as a whole.

This opinion was based on the following:

•              the Option Scheme Consideration represents a significant premium over the estimated market value of most of the options on issue (except for the options at an exercise price of $10.13);

•              the majority of the Optionholders with an exercise price of $10.13 hold other BRL options which results in the value of the Option Scheme Consideration exceeding the assessed fair market value of all the options held; and

•              the Optionholders who hold only options with an exercise price of $10.13 and no other options only hold approximately 2.5% of this series of Options.  Although the Option Scheme Consideration is below the estimated fair market value range for these options, we believe that for those Optionholders, it is relevant to consider the reasonableness factors arising from the Option Scheme in the absence of an alternative offer.

Our assessment of value is summarised in the table below.

Table 51

		Value of the option consideration	Estimated fair market value per option ($)		Implied premium (%)
Exercise price	Expirty date	($)	Low	High	Low	High

5.11	28 July 2003	5.51	3.13	3.15	75	76
6.61	27 July 2004	4.01	2.01	2.17	85	99
7.45	24 October 2005	3.17	1.38	1.57	102	130
10.13	8 November 2006	0.37	0.64	0.83	(56)	(42)
8.08	23 September 2007	2.42	1.09	1.28	89	122

The additional leverage offered by options means that the premium inherent in the Option Scheme is higher than the Share Scheme.  The majority of the Option holders will receive a premium above the current value of their options of between 85 % and 130% if the Option Scheme proceeds.

11.4.2     Reasonableness

In our opinion, the Option Scheme is reasonable to the Optionholders as a whole.

If the Option Scheme is approved

Advantages

•              Optionholders will be able to dispose of their Options.  As some of the Scheme Options are neither listed on a stock exchange nor assignable or tradeable, holders of non-vested options have limited opportunity to dispose of their options.  Acceptance of the Option Scheme Consideration relieves the Optionholders of having to meet certain vesting periods before their Options can be exercised.

•              The Option Scheme provides certainty of value to be realised by the Optionholders and a significant premium above the assessed value per option (excluding those holding options with an exercise price of $10.13).

Disadvantages

•              Optionholders will no longer have the opportunity to participate in any potential increase in BRL’s share price over and above the implied premium for each series of options.

•              The Option Scheme may crystallise income tax liabilities for individual Optionholders.

If the Option Scheme is NOT approved

•              Any tax liabilities will be deferred until the time the Optionholders choose to dispose of their options.

•              If the Shareholder Scheme is approved, BRL Shares will be delisted.  Accordingly, options would be convertible into a minority shareholding in an unlisted entity.  The market value of these shares would be highly uncertain because of their lack of liquidity.

•              Constellation will be in a position to compulsory acquire the unlisted options or BRL Shares that Optionholders would receive from exercising their options under Chapter 6A of the Corporations Act.

•              the Optionholders may miss the opportunity of obtaining a significant premium over the fair market value for their options.

APPENDIX 1:  COMPARABLE COMPANIES

Australian wine producers

We have identified eight publicly listed companies that operate in the Australian wine industry that are comparable with BRL.  The following comments relate to the operations, historical growth and activities of the selected companies.

Lion Nathan Ltd (“Lion Nathan”)

•              Lion Nathan is a large Australian brewing company with four breweries.  The company produces Castlemaine XXXX in Brisbane, Swan in Perth, West End in Adelaide and Tooheys in Sydney;

•              Lion Nathan is 47% owned by Kirin Brewery Co Ltd;

•              the Company has yet to develop a national brand, although, it has recently embarked on a nationwide campaign to promote Hahn;

•              the company has recently invested in the wine industry through the acquisition of Banksia Wines and Petaluma.  Presently wine sales account for approximately 5% of total sales. The wines produced by Banksia and Petaluma are targeted at the premium end of the market;

•              Lion Nathan expects that its future growth will be driven by its wine division and plans to expand its wine business by acquiring other assets in Australia and New Zealand;

•              the company also has brewing operations in China; and

•              in the last financial year the company had sales of $1.7 billion and net profit of $162 million.

Fosters Group Limited (“Fosters”)

•              Fosters is Australia’s largest diversified alcoholic beverage company, with the majority of revenues derived from beer and wine production and distribution.  The company also distributes spirits and owns a large number of pubs;

•              the company’s brewing arm is Carlton & United Breweries which produces a number of major brands such as Crown Lager, Fosters, Cascade and VB.  The Fosters brand is well known internationally;

•              Fosters’ wine business has grown significantly mainly because of its acquisition of Beringer Wine Estates in the US in 2000.  Wine sales accounted for approximately 41% of total sales; and

•              In 2002 Fosters had sales of $4.5 billion and a net profit of $566 million.

Southcorp Limited (“Southcorp”)

•              Southcorp is a top 50 listed company that is engaged in the production and distribution of wines.  In recent times, Southcorp has transformed itself into a pure wine producer by divesting of a number of its manufacturing assets.  The sale proceeds sale of these assets were used to reduce debt;

•              during 2001 Southcorp acquired Rosemount Estate.  Today Southcorp is considered the world’s largest premium brand wine company.  Its key brands include Penfolds, Rosemount Estate, Lindemans and Wynns.  The company has plans to grow its higher premium portfolio, and in particular the Penfolds brand.  The key brands account for approximately 60% of Southcorp’s total sales;

•              the company has 15,000 acres of vineyards that are located in the Coonawarra and other wine regions across Australia.  The company sells approximately 20 million cases per annum;

•              export sales represents 60% of Southcorp’s revenue.  The company supports its export program through an extensive distribution network.   Major overseas markets include North America and Europe; and

•              Southcorp’s revenue declined by 30% during 2002 due to the divestment of a number of manufacturing businesses. Despite the overall decline in revenue, Southcorp’s wine business experienced a 13.2% increase in revenue.  Market analysts have forecast Southcorp’s wine sales to increase to $1.7 billion during 2003.

McGuigan Simeon Wines Limited (“McGuigan”)

•              McGuigan is an entity that is primarily engaged in the production and marketing of wine and managing and developing vineyards.  The company formed after the merger of McGuigan Wines and Simeon Wines.  The merger was facilitated by Simeon Wines’ desire to move from its position as a purely toll wine juice producer to a branded wine producer;

•              prior to the merger, Simeon Wines produced approximately 13% of Australian wines under long-term contracts to other wine companies. They also managed various vineyards on behalf of Orlando;

•              after the completion of the merger McGuigan will have 10,000 acres of grapes under management and control, making it the second largest vineyard owner in Australia.  The company has the capacity to crush 180,000 tonnes per annum;

•              Simeon Wines’ revenue was derived solely in the Australian market, while 65% of McGuigan wines were sold locally.  McGuigan has plans to grow its domestic market share by introducing new packaging and new products (such as fortified wines);

•              approximately 48% of McGuigan’s total production, or 35% of total revenue, was sold into international markets.  McGuigan’s major export market was UK ($18 million per annum), US ($9 million per annum) and New Zealand ($4.5 million per annum).  During 2002, sales to UK and New Zealand increased, while sales to the US remained constant.  The merged company will continue to develop its overseas markets, and is expected to export to over 20 countries; and

•              McGuigan’s historical trading multiples are significantly higher than its competitors.  The company’s merger occurred on 21 June 2002, so its financial results do not incorporate the financial impact of its merger with Simeon Wines.  Market analysts forecast the merged group’s revenue to be $260 million for the 2003 financial year.

Peter Lehmann Wines (“Peter Lehmann”)

•              Peter Lehmann is a listed Australian wine producer located in the Barossa Valley, South Australia.  The company produces a wide range of white, red and fortified wines.  The company’s popular ranges include Clancy’s, Cellar Door and Weighbridge, which was recently launched in the UK market;

•              the company experienced a 7% increase in revenue during 2002, which has been attributed to increased domestic and international sales.  The growth attributable to Peter Lehmann is considered organic, as the company has not been acquisitive.  Market commentators expect Peter Lehmann’s sales to increase to $52 million in 2003;

•              the company ceased production for two of the three companies they were representing during 2002;

•              export sales increased by 16% during 2002.  The UK market is Peter Lehmann’s largest single export market, accounting for 30% of total branded case sales. Sales to European markets represented 43% of the company’s total sales; and

•              the company’s EBIT margin was 23% during 2002, which is consistent with industry averages.

Evans & Tate Limited (“Evans & Tate”)

•              Evans & Tate is an Australian company engaged in the production and sale of wines from the Margaret River region in Western Australia;

•              the company sells a range of branded wines, which include Oakridge Vineyard, Gnamgara and the Margaret River ranges.  It also provides non-branded wine production services to local and international customers;

•              Evans & Tate’s wine production accounted for approximately 30% of the Margaret River’s output or 600,000 cases.  The company’s production is expected to increase to  1 million cases by 2006;

•              during 2002 Evans & Tate generated revenue of $31 million, making it the second smallest comparable company in terms of revenue.  The company’s revenue is forecast to increase to $35 million during 2003.  Evans & Tate’s EBIT margin of 24% is consistent with the average profitability of the comparable companies; and

•              during 2002 Evans & Tate acquired Selwyn Viticultural Services and Oakridge Vineyards.  Evans & Tate issued 4.7 million shares ($6.6 million) to fund its acquisition of Oakridge Vineyards.   The company will merge with Cranswick Premium Wines in 2003.

Cranswick Premium Wines Limited (“Cranswick”)

•              Cranswick is an Australian wine producer and owns 1,200 acres of vineyards in Riverina, Riverland, McLaren Vale and Coonawarra;

•              the company’s generated revenue of $53 million during 2002.  The company’s EBIT margin of 7% is significantly lower than the average margin earned by the comparable companies.  Since 2001, Cranswick has undergone a period of low profitability which has been attributed to a large increase in marketing and distribution costs;

•              domestic sales have not grown over the past couple of years.  During 2002 the company’s local distributor ceased trading, which is expected to decrease Cranswick’s annual revenue by $4 to $5 million per annum;

•              Cranswick generates 75% of its sales revenue from exports to 23 countries. The company experienced strong growth in sales to the UK and Europe during 2002. Cranswick distributes its wines to the US via a national broker network and has recently launched products into Asia;

•              overall, market analysts forecast the company’s sales to increase to $65 million during 2003; and

•              Cranswick’s historical trading multiple is 22 times EBIT, which is higher than the average historical trading multiples of comparable companies.  The EBIT multiple may be attributable to the proposed merger with Evans and Tate which will be completed later in 2003.

Xanadu Wines Limited (“Xanadu”)

•              Xanadu commenced operations approximately 20 years ago. The company is based in Margaret River and is considered a substantial holder of prime land in this region. The company also operates vineyards in McLaren Vale, South Australia;

•              Xanadu expanded its range of branded wines following its acquisition of Norman Wines during November 2002.  The company’s brand names currently include Xanadu, Lagan Estate, Chais Clarendon, Old Vine and Lone Gum;

•              the company’s annual processing capacity is 3,000 tonnes.  A planned expansion of its local wineries is expected to increase production by 15%;

•              Xanadu is the smallest company in terms of enterprise value ($53 million) and sales  ($14 million).  Xanadu has experienced high growth in the past couple of years.  The company’s EBIT margin is 23%, which is comparable to the average margin earned by the comparable companies;

•              locally, Xanadu entered into a distribution agreement with Casma, the second largest wine distributor in Australia; and

•              historically, Xanadu’s international strategy has been to concentrate on the UK market.  More recently the company has further developed its presence in the US, Canadian, European and Asian markets. The company expects to export 60% of its production by 2003.

APPRENDIX 2:  AUSTRALIAN MERGER AND ACQUISITION TRANSACTIONS

We identified a number of recent Australian merger and acquisition transactions which can be used as a benchmark in determining the appropriate valuation multiple and control premium.  Below are summaries of the transactions.

Mildara Blass

•              Mildara Blass produced and marketed wines throughout Australia, New Zealand and the US.  The company also produced brandy and spirits.

•              Foster’s acquired 100% of the issued share capital of Mildara Blass in a cash transaction during 1995.  Fosters Brewing offered shareholders $7.75 per share. The acquisition was finalised in February 1996.

Rothbury Wines Limited

•              Rothbury Wines owned and operated vineyards in New South Wales and New Zealand. The company produced wine for sale in Australia, UK and US.

•              Fosters acquired 100% of the share capital of Rothbury Wines Limited in a hostile takeover.  After submitting a number of offers to shareholders, Mildara Blass acquired the outstanding share capital and preference shares at $0.70 per share.

•              BRL, who had acquired a 17% stake in Rothbury Wines, disclosed an intention to bid for Rothbury Wines, but later withdrew.

Australian Vintage Limited

•              Australian Vintage was a wine processor which operated the Coldridge Vineyard in South Australia. The company exported its wines to many international markets, including the US, UK and New Zealand.

•              Simeon Wines acquired a 100% interest in Australian Vintage in a cash and equity swap transaction.  Consideration consisted of four new ordinary shares and $3.60 cash for every five Australian Vintage shares held.  Alternatively, Simeon Wines offered shareholders $3.16 cash and one share for every two Australian Vintage shares held. The transaction was completed in August 1997.

Australian Premium Wines Limited

•              Australian Premium Wines produced wines from its vineyards located in North West Victoria and South Australia.  The wines were exported to Europe, North America and Asia.

•              Cranswick Estate acquired 100% of the issued capital of Australian Premium Wines in a stock swap transaction.  Cranswick Estate offered shareholders two ordinary shares for every one Australian Premium Wine share held.  The transaction was completed in April 1999.

Cuppa Cup Vineyards Limited

•              Cuppa Cup was a wine producer which owned vineyards in South Australia and France.

•              Southcorp acquired 100% of the issued capital of Cuppa Cup Vineyards in a cash transaction.  The transaction was completed in August 1997.

Rosemount Estates

•              Rosemount Estates was Australia’s largest family-owned winery when it was acquired by Southcorp.  The owners of Rosemount accepted as consideration 94.3 million shares in Southcorp and a cash payment of $881 million.

•              According to Southcorp, the acquisition of Rosemount created the world’s largest premium branded wine company with brands such as Penfolds, Lindemans and Rosemount.

Banksia Wines Limited

•              Banksia Wines was formed through the merger of St Hallett Wines and Tatachilla Wines and listed on the ASX in 2000.  The company exports about 60% of its wines with the majority of exports to the UK.

•              Lion Nathan acquired approximately 85% of Banksia Wines in the takeover.

Beringer Wine Estates Inc

•              Beringer Wine produced Californian table wines.  The company also markets a selection of imported wines from Italy, France and Chile.

•              Fosters Brewing acquired a 100% interest in Beringer Wine for $55.75 per share, including the assumption of $370 million in liabilities.  The transaction was completed in October 2000.

Pipers Brook Vineyards Limited

•              Pipers Brook Vineyard operated vineyards in Tasmania.

•              Kreglinger acquired 87% interest in Pipers Brook Vineyard in a tender offer at $2 per share. Kreglinger also assumed $9 million in liabilities.  Kreglinger did not proceed with the compulsory acquisition of the remaining shares. The transaction was completed in August 2001.

Petaluma Limited

•              Petaluma produced wines in its vineyards located in South Australia, Victoria and Western Australia. The company’s products are sold locally and overseas.

•              Lion Nathan acquired a 100% interest in Petaluma for $7.27 per share.  The acquisition was completed in November 2001.

Simeon Wines Limited

•              Simeon Wines operated vineyards in New South Wales and South Australia. The company’s products are sold under contract to Australian wine companies.

•              Brian McGuigan acquired a 100% interest in Simeon Wines in a swap transaction.  Brian  McGuigan offered 0.625 of its shares for every one Simeon Wine share.  At the completion of the transaction in July 2002, the newly merged entity was renamed McGuigan Simeon Wines Limited.

Montana Group New Zealand Limited

•              Montana owned wineries in New Zealand, South Australia and California.  Its wines were sold locally and overseas.

•              Allied Domecq PLC acquired the remaining 73% interest in Montana Group that it did not previously own for NZ$4.80 per share.  It also assumed NZ$125 million of debt. The acquisition was finalised in September 2001.

APPENDIX 3:  QUALIFICATIONS, DECLARATIONS AND CONSENTS

The report has been prepared at the request of the Directors of BRL and is to accompany the Notice of Meeting to be given to BRL Shareholders and Optionholders for approval of the Proposed Schemes.  Accordingly, it has been prepared only for the benefit of the Directors of BRL and those persons entitled to receive the Notice of Meeting for their assessment of the Proposed Schemes outlined in the report and should not be used for any other purpose.

The report represents solely the expression by Deloitte Corporate Finance of its opinion as to whether the Proposed Schemes are in the best interest of the BRL Shareholders and Optionholders.  Deloitte Corporate Finance consents to this report accompanying the Notice of Meeting.

Statements and opinions contained in this report are given in good faith but, in the preparation of this report, Deloitte Corporate Finance has relied upon the information provided by the Directors and executives of BRL which Deloitte Corporate Finance believes, on reasonable grounds, to be reliable, complete and not misleading.  Deloitte Corporate Finance does not imply, nor should it be construed, that it has carried out any form of audit or verification on the information and records supplied to us. Drafts of our report were issued to management for confirmation of factual accuracy.

Furthermore, recognising that Deloitte Corporate Finance may rely on information provided by BRL and its officers and/or associates, BRL has agreed to make no claim against Deloitte Corporate Finance to recover any loss or damage which BRL may suffer as a result of that reliance and also has agreed to indemnify Deloitte Corporate Finance against any claim arising out of the assignment to give this report, except where the claim has arisen as a result of any proven wilful misconduct by Deloitte Corporate Finance.

Deloitte Corporate Finance is the licensed corporate advisory division of Deloitte Touche Tohmatsu (“DTT”) and is wholly owned by the partners of that firm.  DTT is a national firm of chartered accountants and forms part of the international professional accounting organisation operating under that name.  DTT in Australia and internationally provide a full range of accounting and advisory services.

The employees of Deloitte Corporate Finance principally involved in the preparation of this report were Mark Pittorino, Director, B.Com, M.App.Fin, CA, Richard Raphael, Director, B.Com, CA, Johan Duivenvoorde, Director, B.Com, CA, and Iskra Panova, Associate Director, M.App. Econ, MBA.  Each are authorised representatives of Deloitte Corporate Finance and have many years experience in the provision of corporate financial advice, including specific advice on valuations, mergers and acquisitions, as well as the preparation of expert reports.

Neither Deloitte Corporate Finance, DTT, nor any partner or executive or employee thereof has any financial interest in the outcome of the Proposal which could be considered to effect our ability to render an unbiased opinion in this report.  DTT will receive a fee of approximately $275,000, excluding GST, in relation to the preparation of this report.  This fee is based upon time spent at normal hourly rates and is not contingent upon the success of the Proposed Schemes.

APPENDIX 4:  GLOSSARY OF TERMS

ABARE	Australian Bureau of Agricultural Resource Economics
ASIC	Australian Securities and Investments Commission
ASX	Australian Stock Exchange Limited
Australian Scheme Shareholder	BRL Shareholder, whose address in the Register is within Australia
A$ or $	Australian dollar
Berren	Berren Asset Management Limited
BRL Optionholders

BRL employees holding options issued under the BRL Employee Employee Option Plan and entitled to Option Scheme Consideration under the Option Scheme. Non-executive directors holding options do not form a part of the Option Scheme.

BRL or the Company	BRL Hardy Limited
BRL Share	A share in BRL Hardy Limited
BRL Shareholders	Shareholders of ordinary shares in BRL
CAGR	Compound annual growth rate
CDI’s	CHESS Depositary Interests
CGT	Capital Gains Tax
Combined Entity	The group of companies resulting from the proposed merger of Constellation and BRL
Constellation	Constellation Brands, Inc.
Corporations Act	Corporations Act 2001
Court	Supreme Court of South Australia
CPI	Consumer Price Index
Cranswick	Cranswick Premium Wines Limited
Deloitte Corporate Finance	Deloitte Corporate Finance Pty Limited
Directors	Directors of BRL
DTT	Deloitte Touche Tohmatsu
EBIT	Earnings before interest and taxes
EBITDA	Earnings before interest, taxes, depreciation and amortisation
Employee Option Plan	BRL Employee Option Plan
EPS	Earnings per Share
Evans & Tate	Evans & Tate Limited
Foreign Scheme Shareholder	BRL Shareholder whose address in the Register is outside Australia, New Zealand, Singapore, Hong Kong, the United Kingdom or the United States
Fosters	Fosters Group Limited

GBP or £	British pounds
GSI	GSI Holdings Pty Ltd (manager of the GS Millennium Fund)
IBIS	IBIS Business Information Pty Ltd
ID

The Implementation Deed dated 17 January 2003 between BRL and Constellation, pursuant to which BRL and Constellation have agreed to effect a transaction by means of Schemes of Arrangement under part 5.1 of the Corporations Act

IWI	International Wine Investment Fund
Lion Nathan	Lion Nathan Limited
McGuigan	McGuigan Simeon Wines Limited
Nobilo	Nobilo Wine Group Limited
NYSE	New York Stock Exchange
Optionholders	BRL Option holders
Option Scheme	The scheme of arrangement pursuant to part 5.1 of the Corporations Act to be made in respect of the Options which is set out in Section 15 of the Explanatory Statement
Options	The existing BRL options on issue
Peter Lehmann	Peter Lehmann Wines
Proposed Schemes	The proposed Share Scheme and Option Scheme as set out in the Implementation Deed
PWP	Pacific Wine Partners LLC, a joint venture between BRL and Constellation established in August 2001
SDC	Securities Data Corporation Database
SFAs No. 142	Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets”

Share Scheme

The Scheme of arrangement between BRL and BRL shareholders pursuant to part 5.1 of the Corporations Act to be made in respect of the BRL Shares, which is set out in Section 13 of the Explanatory Statement

Southcorp	Southcorp Limited
the Directors	the directors of BRL
UK	United Kingdom
US	United States of America
USD or US$	United States dollar
US GAAP	Accounting principles generally accepted in the US
VWAP	Volume Weighted Average Price
Xanadu	Xanadu Wines Limited

APPENDIX 5:  SOURCES OF INFORMATION

In preparing this report we have had access to the following principal sources of information:

•              Australian Agribusiness Group, 2002, Market Overview: The Australian Wine Grape Industry, Melbourne, April 2002;

•              Bloomberg;

•              BRL Annual Reports 1998, 1999, 2000 and 2001;

•              BRL Budget papers;

•              BRL five year strategic plan;

•              BRL half-year results for the period ended 30 June 2002;

•              BRL Management accounts;

•              BRL website;

•              Buckley, T., Fischer, M. and Pulman, T., Australian Wine 101, Salomon Smith Barney Equity Research, Sydney, May 2002;

•              Constellation Annual Report 2002 and Form 10-K, 2002;

•              Constellation Form 8-K, 2003;

•              Constellation Website;

•              Deed Poll to be entered into by Constellation;

•              Foster, M. and Spencer, D., World Wine Market: Barriers to Increasing Trade, ABARE Research Report 02.6, Canberra, December 2002;

•              Gin, R., Australian Wine Industry: Is this the end?, Deutsche Bank Equity Research Asia Pacific, Sydney, November 2002;

•              IBIS World – Wine Industry Report;

•              legal documents relating to the Share Scheme and the Option Scheme;

•              Implementation Deed between BRL and Constellation;

•              presentations by BRL and Constellation management;

•              PWP Partnership Agreement between BRL and Constellation;

•              Roberts, D and Ryan, P., Alcohol Sector: Re-rating Prospects, J B Were Limited, Melbourne, November 2002;

•              Ryan, P., Australian Wine Sector, J B Were Limited, Cable, Melbourne, December 2002;

•              Ryan, P., Australian Wine Sector: Oversupply: A cyclical issue accelerating structural change, J B Were Limited, Cable, Melbourne, December 2002;

•              Explanatory Statement;

•              SDC Platinum;

•              Spencer, D., Australian Wine Grape Production and Winery Intake Projections to 2004-05, report 02.2, Canberra, December 2002;

•              Spencer, D., Australian Wine Industry: Market Access and Industry Expansion, ABARE Conference Paper 02.15, Canberra, September 2002;

•              Strachan,S., Wine Industry: Status and Outlook, Presentation To Farmer John’s Viticultural Seminar, Winemakers’ Federation of Australia, Adelaide, June 2002;

•              various broker reports; and

•              various company and industry websites.

We have also held various discussions with management of BRL and Constellation.

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Constellation Consolidated Financial Statements and notes

Annexure              1

This report is a copy of the previously issued Arthur Andersen LLP report which has not been reissued by Arthur Andersen LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Constellation Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Constellation Brands, Inc. (a Delaware corporation) and subsidiaries as of February 28, 2002 and February 28, 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended February 28, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Constellation Brands, Inc. and subsidiaries as of February 28, 2002 and February 28, 2001, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Rochester, New York

April 9, 2002

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	February 28, 2002	February 28, 2001

ASSETS
CURRENT ASSETS:
Cash and cash investments	8,961	145,672
Accounts receivable, net	383,922	314,262
Inventories, net	777,586	670,018
Prepaid expenses and other current assets	60,779	61,037
Total current assets	1,231,248	1,190,989
PROPERTY, PLANT AND EQUIPMENT, net	578,764	548,614
OTHER ASSETS	1,259,373	772,566
Total assets	$3,069,385	$2,512,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable	$54,775	$4,184
Current maturities of long-term debt	81,609	54,176
Accounts payable	153,433	114,793
Accrued excise taxes	60,238	55,954
Other accrued expenses and liabilities	245,155	198,053
Total current liabilities	595,210	427,160
LONG-TERM DEBT, less current maturities	1,293,183	1,307,437
DEFERRED INCOME TAXES	163,146	131,974
OTHER LIABILITIES	62,110	29,330
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred Stock, S.01 par value— Authorized, 1,000,000 shares; Issued, none at February 28, 2002, and February 28, 2001	—	—
Class A Common Stock, $.01 par value— Authorized, 120,000,000 shares; Issued, 79,309,174 shares at February 28, 2002, and 74,877.936 shares at February 28,2001	793	749
Class B Convertible Common Stock, $.01par value— Authorized, 20,000,000 shares; Issued, 14,608,390 shares at February 28, 2002, and 14,805,188 shares at February 28,2001	146	148
Additional paid-in capital	431,216	267,206
Retained earnings	592,219	455,798
Accumulated other comprehensive loss	(35,222)	(26,004)
	989,152	697,897
Less-Treasury stock—
Class A Common Stock, 2,895,526 shares at February 28, 2002, and 12,401,200 shares at February 28, 2001, at cost	(31,159)	(79,271)
Class B ConvertibleCommon Stock, 2,502,900 shares at February 28, 2002, and February 28, 2001, at cost	(2,207)	(2,207)
	(33,366)	(81,478)
Less-Unearned compensation-restricted stock awards	(50)	(151)
Total stockholders’ equity	955,736	616,268
Total liabilities and stockholders’ equity	$3,069,385	$2,512,169

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Years Ended
	February 28, 2002	February 28, 2001	February 29, 2000

GROSS SALES	$3,633,958	$3,154,294	$3,088,699
Less — Excise taxes	(813,455)	(757,609)	(748,230)
Net sales	2,820,503	2,396,685	2,340,469
COST OF PRODUCT SOLD	(1,901,462)	(1,639,230)	(1,618,009)
Gross profit	919,041	757,455	722,460
SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES	(576,560)	(486,587)	(481,909)
NONRECURRING CHARGES	—	—	(5,510)
Operating income	342,481	270,868	235,041
EQUITY IN EARNINGS OF JOINT VENTURE	1,667	—	—
INTEREST EXPENSE, net	(114,189)	(108,631)	(106,082)
Income before income taxes and extraordinary item	229,959	162,237	128,959
PROVISION FOR INCOME TAXES	(91,984)	(64,895)	(51,584)
Income before extraordinary item	137,975	97,342	77,375
EXTRAORDINARY ITEM, net of income taxes	(1,554)	—	—
NET INCOME	$136,421	$97,342	$77,375

SHARE DATA
Earnings per common share:
Basic:
Income before extraordinary item	$1.62	$1.33	$1.07
Extraordinary item, net of income taxes	(0.02)	—	—
Earnings per common share — basic	$1.60	$1.33	$1.07

Diluted:
Income betorc extraordinary item	$1.57	$1.30	$1.05
Extraordinary item, net of income taxes	(0,02)	—	—
Earnings per common share — diluted	$1.55	$1.30	$1.05

Weighted average common shares outstanding:
Basic	85,505	73,446	72,216
Diluted	87,825	74,751	73,996

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned Compensation	Total
	Common Stock
	Class A	Class B
BALANCE, February 28, 1999	$716	$154	$239,260	$281,081	$(4,173)	$(81,766)	$—	$435,272
Comprehensive mcorm:
Net income for Fiscal 2000	—	—	—	77,375	—	—	—	77,375
Foreign currency translation adjustments	—	—	—	—	24	—	—	24
								77,399
Comprehensive income
Conversion of 414,452 Class B Convertible Common shares to Class A Common shares	4	(4)	—	—	—	—	—	—
Exercise of 750,760 Class A stock options	8	—	3,355	—	—	—	—	3,363
Employee stock purchases of 124,248 treasury shares	—	—	1,298	—	—	130	—	1,428
Acceleration of 378,900 Class A stock options	—	—	835	—	—	—	—	835
Tax benefit on Class A stock options exercised	—	—	2,634	—	—	—	—	2,634
Tax benefit on disposition of employee stock purchases	—	—	43	—	—	—	—	43
Other	—	—	(134)	—	—	—	—	(134)

BALANCE, February 29, 2000	728	150	247,291	358,456	(4,149)	(81,636)	—	520,840
Comprehensive income:
Net income for Fiscal: 2001	—	—	—	97,342	—	—	—	97,342
Foreign currency translation adjustments	—	—	—	—	(21,855)	—	—	(21,855)
Comprehensive income								75,487
Conversion of 177,052 Class B Convertible Common shares to Class A Common shares	2	(2)	—	—	—	—	—	—
Exercise of 1,859,136 Class A stock options	19	—	13,811	—	—	—	—	13,830
Employee stock purchases of 147,776 treasury shares	—	—	1,389	—	—	158	—	1,547
Acceleration of 63,500 Class A stock options	—	—	179	—	—	—	—	179
Issuance of 15,100 restricted Class A Common shares	—	—	201	—	—	—	(201)	—
Amortization of unearned restricted stock compensation	—	—	—	—	—	—	50	50
Tax benefit on Class A stock options exercised	—	—	4,256	—	—	—		4,256
Tax benefit on disposition of employee stock purchases	—	—	28	—	—	—		28
Other	—	—	51	—	—	—	—	51

BALANCE, February 28, 2001	749	148	267,206	455,798	(26,004)	(81,478)	(151)	616,268
Comprehensive income
Net income for Fiscal 2002	—	—	—	136,421	—	—	—	136,421
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	—	—	—	—	(9,239)	—	—	(9,239)
Unrealized gain on cash flow hedges:
Net derivative gains, net of tax effect of $105	—	—	—	—	212	—	—	212
Reclassification adjustments, net of tax effect of $92	—	—	—	—	(191)	—	—	(191)
Unrealized gain on cash flow hedges								21
Other comprehensive (loss) income, net of tax								(9,218)
Comprehensive income								127,203
Conversion of 196,798 Class B Convertible Common shares to Class A Common shares	2	(2)	—	—	—	—	—	—
Exercise of 4,234,440 Class A stock options	42	—	45,602	—	—	—	—	45,644
Employee stock purchases of 120,674 treasury shares	—	—	639			1,347	—	1,986
Amortization of unearned restricted stock compensation	—	—	—	—	—	—	101	101
Issuance of 9,385,000 treasury shares, net of fees	—	—	104,714	—	—	46,765	—	151,479
Tax benefit on Class A stock options exercised	—	—	12,836	—	—	—	—	12,836
Tax benefit on disposition of employee stock purchases	—	—	65	—	—	—	—	65
Other	—	—	154	—	—	—	—	154

BALANCE, February 28, 2002	$793	$146	$431,216	$592,219	$(35,222)	$(33,366)	$(50)	$955,736

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended
	February 28, 2002	February 28, 2001	February 29, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$136,421	$97,342	$77,375

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	51,873	44,613	40,892
Amortization of intangible assets	33,531	25,770	23,831
Deferred tax provision (benefit)	3,675	6,677	(1,500)
Extraordinary item, net of income taxes	1,554	—	—
Amortization of discount on long-term debt	516	503	427
Loss (gain) on sale of assets	324	2,356	(2,003)
Stock-based compensation expense	101	280	856
Equity in earnings of joint venture	(1,667)	—	—
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable, net	(44,804)	(27,375)	(10,812)
Inventories, net	(19,130)	(57,126)	1,926
Prepaid expenses and other current assets	566	(6,443)	4,663
Accounts payable	19,069	(11,354)	(17,070)
Accrued excise taxes	4,502	26,519	(18,719)
Other accrued expenses and liabilities	30,996	4,333	44,184
Other assets and liabilities, net	(4,228)	(2,320)	4,005
Total adjustments	76,878	6,433	70,680
Net cash provided by operating activities	213,299	103,775	148,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	(472,832)	(4,459)	(452,910)
Investment in joint venture	(77,282)	—	—
Purchases of property, plant and equipment	(71,148)	(68,217)	(57,747)
Proceeds from sale of assets	35,815	2,009	14,977
Net cash used in investing activities	(585,447)	(70,667)	(495,680)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of discount	252,539	319,400	1,486,240
Proceeds from equity offerings, net of fees	151,479	—	—
Net proceeds from (repayment of) notes payable	51,403	(23,615)	(60,629)
Exercise of employee stock options	45,027	13,806	3,358
Proceeds from employee stock purchases	1,986	1,547	1,428
Principal payments of long-term debt	(260,982)	(221,908)	(1,059,952)
Payment of issuance costs of long-term debt	(4,537)	(5,794)	(14,888)
Net cash provided by financing activities	236,915	83,436	355,557

Effect of exchange rate changes on cash and cash investments	(1,478)	(5,180)	(1,269)

NET (DECREASE) INCREASE IN CASH AND CASH INVESTMENTS	(136,711)	111,364	6,663
CASH AND CASH INVESTMENTS, beginning of year	145,672	34,308	27,645
CASH AND CASH INVESTMENTS, end of year	$8,961	$145,672	$34,308

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$122,121	$105,644	$95,004
Income taxes	$75,054	$54,427	$35,478

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Fair value of assets acquired, including cash acquired	$617,487	$15,115	$562,204
Liabilities assumed	(138,913)	(10,656)	(106,805)
Cash paid	478,574	4,459	455,399
Less - cash acquired	(5,742)		(2,489)
Net cash paid for purchases of businesses	$472,832	$4,459	$452,910

Property, plant and equipment contributed to joint venture	$30,020	$—	$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2002

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business -

Constellation Brands, Inc. and its subsidiaries (the "Company") operate primarily in the beverage alcohol industry. The Company is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. The Company is the largest single-source supplier of wine, imported beer and distilled spirits in the United States. In the United Kingdom, the Company is a leading producer and marketer of wine and cider, and a leading independent drinks wholesaler. The Company's products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, the Company distributes its branded products and those of other companies to more than16,500 customers.

Principles of consolidation -

The consolidated financial statements of the Company include the accounts of Constellation Brands, Inc. and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

Management's use of estimates and judgment -

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency translation -

The “functional currency” for translating the accounts of the Company's operations outside the U.S. is the local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in selling, general and administrative expenses.

Cash investments -

Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. The amounts at February 28, 2002, were not significant. At February 28, 2001, cash investments consist of investments in commercial paper of $141.0 million, which were classified as held-to-maturity.

Fair value of financial instruments -

To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "'Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options, swaps, etc.) which take into account the present value of estimated future cash flows. The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

Accounts receivable: The carrying amount approximates fair value due to the short maturity of these instruments, the creditworthiness of the customers and the large number of customers constituting the accounts receivable balance.

Notes payable: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.

Long-term debt: The carrying value of the debt facilities with short-term variable interest rates approximates the fair value. The fair value of the fixed rate debt was estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.

Foreign exchange hedging agreements: The fair value of currency forward contracts is estimated based on quoted market prices.

Letters of credit: At February 28, 2002, and February 28, 2001, the Company had letters of credit outstanding totaling $13.2 million and S12.3 million, respectively, which guarantee payment for certain obligations. The Company recognizes expense on these obligations as incurred and no material losses are anticipated.

The carrying amount and estimated fair value of the Company's financial instruments are summarized as follows:

	February 28. 2002			February 28, 2001
	Notional Amount	Carrying Amount	Fair Value	Notional Amount	Carrying Amount	Fair Value

in thousands
Assets
Currency forward contracts	$2,277	$6	6	$7,250	$—	$353

Liabilities:
Notes payable	$—	$54,775	$54,775	$—	$4,184	$4,184
Long-term debt, including current portion	$—	$1,374,792	$1,407,374	$—	$1,361,613	$1,380,050
Currency forward contracts	$8,810	$(105)	$(105)	$—	$—	$—

Interest rate futures and currency forward contracts -

From time to time, the Company enters into interest rate futures and a variety of currency forward contracts in the management of interest rate risk and foreign currency transaction exposure. The Company has limited involvement with derivative instruments and does not use them for trading purposes. The Company uses derivatives solely to reduce the financial impact of the related risks. Effective March 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

The Company uses foreign currency exchange agreements to reduce the risk of foreign currency exchange rate fluctuations resulting primarily from contracts to purchase inventory items that are denominated in various foreign currencies. Certain of these derivative contracts are designated to hedge the exposure to variable cash flows of a forecasted transaction and are classified as cash flow hedges. As such, the effective portion of the change in the fair value of the derivatives is recorded each period in the balance sheet in accumulated other comprehensive income/loss ("AOCI"), and is reclassified into the statement of income, primarily as a component of cost of product sold, in the same period during which the hedged transaction affects earnings. The currency forward exchange contracts used generally have maturity terms of twelve months or less. The Company expects the entire balance in AOCI related to cash flow hedges to be reclassified to the statement of income within the next twelve months. The Company formally documents all relationships between hedging instruments and hedged items in accordance with SFAS No. 133 requirements.

The Company uses the remaining foreign currency exchange agreements to reduce the risk of foreign currency exchange rate fluctuations resulting primarily from recorded accounts payable denominated in various foreign currencies. As these derivative contracts have not been designated as hedging instruments, all resulting gains or losses are recognized in earnings in the period of change.

The Company has exposure to foreign currency risk, primarily in the United Kingdom, as a result of having international subsidiaries. The Company uses local currency borrowings to hedge its earnings and cash flow exposure to adverse changes in foreign currency exchange rates. Such borrowings are designated as a hedge of the foreign currency exposure of the net investment in the foreign operation. Accordingly, the effective portion of the foreign currency gain or loss on the hedging debt instrument is reported in AOC1 as part of the foreign currency translation adjustments. For fiscal years ended February 28, 2002, and February 28, 2001, net gains of $5.4 million and $20.0 million, respectively, are included in foreign currency translation adjustments within AOCI.

Inventories -

Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and consist of the following:

	February 28, 2002	February 28, 2001
(in thousands)
Raw materials and supplies	$34,126	$28,007
In-process inventories	524,373	450,650
Finished case goods	219,087	191,361
	$777,586	$670,018

A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as in-process inventories within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

Property, plant and equipment -

Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

Depreciation -

Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Depreciable Life in Years
Buildings and improvements	10 to 33 1/3
Machinery and equipment	3 to 15
Motor vehicles	3 to 7

Amortization of assets capitalized under capital leases is included with depreciation expense. Amortization is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

Other assets -

Other assets, which consist of goodwill, distribution rights, trademarks, agency license agreements, deferred financing costs, prepaid pension benefits and other amounts, are stated at cost, net of accumulated amortization. Amortization is calculated on a straight-line or effective interest basis over the following estimated useful lives:

Useful Life in Years
Goodwill	40
Distribution rights	40
Trademarks	40
Agency license agreements	16 to 40
Deferred financing costs	5 to 10

Long-lived assets and intangibles -

In accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” the Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted cash flow basis. The statement also requires that, when an impairment has occurred, long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company recorded an asset impairment of $1.4 million in Fiscal 2002 in connection with the sale of the Stevens Point Brewery in March 2002.

Advertising and promotion costs -

The Company generally expenses advertising and promotion costs as incurred, shown or distributed. Prepaid advertising costs at February 28, 2002, and February 28, 2001, were not material. Advertising and promotion expense for the years ended February 28, 2002, February 28, 2001, and February 29. 2000. were $310.9 million, $264.4 million, and $279.6 million, respectively.

Income taxes -

The Company uses the liability method of accounting for income taxes. The liability method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax basis of assets and liabilities.

Environmental -

Environmental expenditures that relate to current operations are expensed as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company’s commitment to a formal plan of action. Liabilities for environmental costs were not material at February 28, 2002, and February 28, 2001.

Comprehensive income -

Comprehensive income consists of net income, foreign currency translation adjustments and net unrealized gains on derivative instruments and is presented in the Consolidated Statements of Changes in Stockholders' Equity. See Note 15 for changes in the components of accumulated other comprehensive loss.

Earnings per common share -

Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the “if converted” method.

Commnn stock split -

During April 2002, the Board of Directors approved a two-for-one stock split of both the Company’s Class A Common Stock and Class B Convertible Common Stock, which will be distributed in the form of a stock dividend on May 13, 2002, to stockholders of record on April 30, 2002. All share and per share amounts have been retroactively restated to give effect to the common stock split.

Other -

Certain February 28, 2001, and February 29, 2000, balances have been reclassified to conform to current year presentation.

2              ACQUISITIONS:

Black VelvetAssets Acquisition -

On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (the “Black Velvet Assets”‘). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The purchase price was $183.6 million and was financed by the proceeds from the sale of the Senior Subordinated Notes (as defined in Note 7).

The Black Velvet Assets acquisition was accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $36.0 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Black Velvet Assets are reported in the Imported Beer and Spirits segment and have been included in the Consolidated Statements of Income since the date of acquisition.

Franciscan and Simi Acquisitions -

On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards. Inc. (“Franciscan Estates”) and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the “Franciscan Acquisition”). The purchase price was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. The purchase price was financed primarily by additional term loan borrowings under the senior credit facility Also, on June 4, 1999, the Company purchased all of the outstanding capital stock of Simi Winery, Inc. (“Simi”) (the “Simi Acquisition”). The cash purchase price was $57.5 million and was financed by revolving loan borrowings under the senior credit facility. The purchases were accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill) for the Franciscan Acquisition and the Simi Acquisition, $94.5 million and $5.8 million, respectively, is being amortized on a straight-line basis over 40 years. The Franciscan Estates and Simi operations, together with Ravenswood (as defined below), are managed as a separate business

segment of the Company (“Fine Wine”).   The results of operations of the Fine Wine segment have been included in the Consolidated Statements of Income since the date of acquisition.

Forth Wines Acquisition -

On October 27, 2000, the Company purchased all of the issued Ordinary Shares and Preference Shares of Forth Wines Limited (“Forth Wines”). The purchase price was $4.5 million and was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired (goodwill), $2.2 million, is being amortized on a straight-line basis over 40 years. The results of operations of Forth Wines are reported in the U.K. Brands and Wholesale segment and have been included in the Consolidated Statements of Income since the date of acquisition.

Turner Road Vintners Assets Acquisition —

On March 5, 2001, in an asset acquisition, the Company acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the “Turner Road Vintners Assets”). The preliminary purchase price of the Turner Road Vintners Assets, including assumption of indebtedness of $9.4 million, was $289.8 million. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The acquisition was financed by the proceeds from the sale of the February 2001 Senior Notes (as defined in Note 7) and revolving loan borrowings under the senior credit facility. The Turner Road Vintners Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition, subject to final appraisal. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $146.1 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Turner Road Vintners Assets are reported in the Popular and Premium Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

Corus Assets Acquisition -

On March 26, 2001, in an asset acquisition, the Company acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the “Corus Assets”) in this acquisition, the Company acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White. The preliminary purchase price of the Corus Assets, including assumption of indebtedness of $3.0 million, was $52.3 million plus an earn-out over six years based on the performance of the brands. The purchase price is subject to final closing adjustments which the Company does not expect to be material. In connection with the transaction, the Company also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The acquisition was financed with revolving loan borrowings under the senior credit facility. The Corus Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition, subject to final appraisal. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $44.6 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Corus Assets are reported in the Popular and Premium Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

Ravenswood Acquisition —

On July 2, 2001, the Company acquired all of the outstanding capital stock of Ravenswood Winery, Inc. (“Ravenswood”). Ravenswood produces, markets and sells super-premium and ultra-premium California wine, primarily under the Ravenswood brand name. The preliminary purchase price of Ravenswood. including assumption of indebtedness of $2.9 million, was $151.8 million. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The purchase price was financed with revolving loan borrowings under the senior credit facility. The Ravenswood acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition, subject to final appraisal. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $98.9 million, is not amortizable and will be tested for impairment at least annually in accordance with the provisions of SFAS No. 142 (as defined in Note 21). The Ravenswood acquisition was consistent with the Company’s strategy of further penetrating the higher gross profit margin super-premium and ultra-premium wine categories. The results of operations of Ravenswood are reported in the Fine Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

The following table summarizes the estimated fair values of the Ravenswood assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain assets; thus, the allocation of the purchase price is subject to refinement. Estimated fair values at July 2, 2001, are as follows:

Current assets	$38,044
Property, plant and equipment	14,994
Other assets	353
Trademarks	45,000
Goodwill	98,948
Total assets acquired	197,339

Current liabilities	14,019
Long-term liabilities	34,396
Total liabilities assumed	48,415

Net assets acquired	$148,924

The trademarks are not subject to amortization.    None of the goodwill is expected to be deductible tor tax purposes.

The following table sets forth unaudited pro forma results of operations of the Company for the fiscal years ended February 28, 2002, and February 28, 2001. The unaudited pro forma results of operations give effect to the acquisitions of the Turner Road Vintners Assets, the Corus Assets and Ravenswood as if they occurred on March 1, 2000. The unaudited pro forma results of operations for the fiscal year ended February 28, 2001, does not give pro forma effect to the acquisition of Forth Wines as if it occurred on March 1, 2000, as it is not significant. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects. The unaudited pro forma results of operations for Fiscal 2002 (shown in the table below), reflect total nonrecurring charges of $12.6 million ($0.09 per share on a diluted basis) related to transaction costs, primarily for the acceleration of vesting of stock options, which were incurred by Ravenswood prior to the acquisition.

The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	February 28, 2002	February 28, 2001
(in thousands, except per share data)
Net sales	$2,835,862	$2,655,777
Income before extraordinary item	$129,308	$80,348
Extraordinary item, net of income taxes	$(1,554)	$—
Net income	$127,754	$80,348

Earnings per common share:
Basic:
Income before extraordinary item	$1.51	$1.09
Extraordinary item, net of income taxes	(0.02)	—
Earnings per common share - basic	$1.49	$1.09

Diluted:
Income before extraordinary item	$1.47	$1.07
Extraordinary item, net of income taxes	(0.02)	—
Earnings per common share - diluted	$1.45	$1.07

Weighted average common shares outstanding:
Basic	85,505	73,446
Diluted	87,825	74,751

3          PROPERTY, PLANT AND EQUIPMENT:

The major components of property, plant and equipment are as follows:

	February 28, 2002	February 28, 2001
(in thousands)
Land	$92,193	$82,976
Vineyards	32,828	47,227
Buildings and improvements	153,643	140,349
Machinery and equipment	486,881	455,197
Motor vehicles	7,046	9,190
Construction in progress	38,071	18,347
	810,662	753,286
Less – Accumulated depreciation	(231,898)	(204,672)
	$578,764	$548,614

4              OTHER ASSETS:

The major components of other assets are as follows:

	February 28, 2002	February 28, 2001
(in thousands)
Goodwill	$722,393	$447,813
Trademarks	376,718	246,989
Investment in joint venture	110,520	—
Distribution rights and agency license agreements	87,052	87,052
Other	75,223	75,382
	1,371,906	857,236
Less – Accumulated amortization	(112,533)	(84,670)
	$1,259,373	$772,566

5.             INVESTMENT IN JOINT VENTURE:

On July 31, 2001, the Company and BRL Hardy Limited completed the formation of Pacific Wine Partners LLC (“PWP”), a joint venture owned equally by the Company and BRL Hardy Limited, the second largest wine company in Australia. PWP produces, markets and sells a global portfolio of premium wine in the United States, including a range of Australian imports. PWP has exclusive distribution rights in the United States and the Caribbean to seven brands - Banrock Station, Hardys, Leasingham, Barossa Valley Estate and Chateau Reynella from Australia; Nobilo from New Zealand; and La Baume from France. The joint venture also owns Farallon, a premium California coastal wine. In addition, PWP owns a winery and controls 1,400 acres of vineyards, all located in Monterey County, California.

The Company contributed to PWP assets with a carrying amount of $30.0 million plus $5.5 million of cash. The Company sold assets with a carrying amount of $31.2 million to BRL Hardy (USA) Inc. (“Hardy”) and received $34.9 million in cash. Hardy contributed these assets plus $5.5 million of cash to PWP. The Company and PWP are parties to the following agreements: crushing, wine production, bottling, storage, and related services agreement; inventory supply agreement; sublease and assumption agreements pertaining to certain vineyards, which agreements include a market value adjustment provision; and a market value adjustment agreement relating to a certain vineyard lease held by PWP. As of February 28, 2002, amounts related to the above agreements were not material.

On October 16, 2001, the Company announced that PWP completed the purchase of certain assets of Blackstone Winery, including the Blackstone brand and the Codera wine business in Sonoma County (“the Blackstone Assets”). The preliminary purchase price of the Blackstone Assets was $138.1 million and was financed equally by the Company and Hardy. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The Company used revolving loan borrowings under its senior credit facility to fund the Company’s portion of the transaction.

As of February 28, 2002, the Company’s investment balance, which is accounted for under the equity method, was $110.5 million and is included on the Consolidated Balance Sheets in other assets. The carrying amount of the investment is less than the Company’s equity in the underlying net assets of PWP by $4.1 million. This amount is included in earnings as the assets are used by PWP.

6.             OTHER ACCRUED EXPENSES AND LIABILITIES:

The major components of other accrued expenses and liabilities are as follows:

	February 28, 2002	February 28, 2001
(in thousands)
Accrued advertising and promotions	$$46,664	$44,501
Accrued salaries and commissions	33,481	24,589
Adverse grape contracts	22,447	—
Accrued income taxes payable	22,120	21,122
Accrued interest	21,503	28,542
Other	98,940	79,299
	$245,155	$198,053

7.             BORROWINGS:

Borrowings consist of the following:

	February 28, 2002			February 28, 2001
	Current	Long-term	Total	Total
(in thousands)
Notes Payable:
Senior Credit Facility -Revolving Credit Loans	$50,000	$—	$50,000	$—
Other	4,775	—	4,775	4,184
	$54,775	$—	$54,775	$4,184

Long-term Debt:
Senior Credit Facility – Term Loans	$71,902	209,390	$281,292	$337,595
Senior Notes	—	619,205	619,205	623,507
Senior Subordinated Notes	—	450,000	450,000	393,418
Other Long-term Debt	9,707	14,588	24,295	7,093
	$81,609	$1,293,183	$1,374,792	$1,361,613

Senior credit facility -

On October 6, 1999, the Company, certain of its principal operating subsidiaries and a syndicate of banks (the “Syndicate Banks”), for which The Chase Manhattan Bank acts as administrative agent, entered into a senior credit facility (as subsequently amended, the “2000 Credit Agreement”). The 2000 Credit Agreement includes both U.S. dollar and British pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion). Proceeds of the 2000 Credit Agreement were used to repay all outstanding principal and accrued interest on all loans under the Company’s prior senior credit facility, and are available to fund permitted acquisitions and ongoing working capital needs of the Company and its subsidiaries.

The 2000 Credit Agreement provides for a $380.0 million Tranche I Term Loan facility due in December 2004, a $320.0 million Tranche II Term Loan facility available for borrowing in British pound sterling due in December 2004, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004. The Tranche I Term Loan facility ($380.0 million) and the Tranche II Term Loan facility (£193.4 million, or $320.0 million) were fully drawn at closing. During Fiscal 2001, the Company used proceeds from operating activities to prepay a portion of the $380.0 million Tranche I Term Loan facility. During Fiscal 2002, the Company used proceeds from the sale of 645,000 shares of the Company’s Class A Common Stock (see Note 13) to pay an additional portion of the $380.0 million Tranche I Term Loan facility. After these repayments, the required quarterly repayments of the Tranche I Term Loan facility were revised to $17.4 million for each quarter in 2002, $19.6 million for each quarter in 2003, and $20.0 million for each quarter in 2004. On November 17, 1999, proceeds from the Sterling Senior Notes (as defined below) were used to repay a portion of the $320.0 million Tranche II Term Loan facility (£73.0 million, or $118.3 million). On May 15, 2000, proceeds from the Sterling Series C Senior Notes (as defined below) were used to repay an additional portion of the $320.0 million Tranche II Term Loan facility (£78.8 million, or $118.2 million). After these repayments, the required quarterly repayments of the Tranche II Term Loan facility were revised to £0.4 million ($0.6 million) for each quarter in 2001 and 2002, £0.5 million ($0.7 million) for each quarter in 2003, and £8.5 million ($12.0 million) for each quarter in 2004 (the foregoing U.S. dollar equivalents are as of February 28, 2002). There are certain mandatory term loan prepayments, including those based on sale of assets and issuance of debt and equity, in each case subject to customary baskets, exceptions and thresholds.

The rate of interest payable, at the Company’s option, is a function of the London interbank offering rate (“LIBOR”) plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company’s Debt Ratio (as defined in the 2000 Credit Agreement) and, with respect to LIBOR borrowings, ranges between 0.75% and 1.25% for Revolving Credit loans and 1.00% and 1.75% for Term Loans. As of February 28, 2002, the margin was 1.125% for Revolving Credit loans and 1.625% for Term Loans. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments at 0.50% per annum as of February 28, 2002. This fee is based upon the Company’s quarterly Debt Ratio and can range from 0.25% to 0.50%.

Certain of the Company’s principal operating subsidiaries have guaranteed the Company’s obligations under the 2000 Credit Agreement. The 2000 Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company’s domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock of Matthew Clark and certain other foreign subsidiaries.

The Company and its subsidiaries are subject to customary lending covenants including those restricting additional liens, incurring additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to customary baskets, exceptions and thresholds. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. Among the most restrictive covenants contained in the 2000 Credit Agreement is the debt coverage ratio.

On February 13, 2001, the 2000 Credit Agreement was amended to, among other things, permit the Company to finance the acquisition of the Turner Road Vintners Assets with revolving loan borrowings, permit the refinancing of the Original Notes (as defined below) and Series C Notes (as defined below) with senior notes, and adjust the senior debt coverage ratio covenant.

As of February 28, 2002, under the 2000 Credit Agreement, the Company had outstanding term loans of $281.3 million bearing a weighted average interest rate of 3.9% and $50.0 million of revolving loans bearing a weighted average interest rate of 3.1%. Amounts available to be drawn down under the Revolving Credit Loans, after deducting undrawn letters of credit of $13.2 million and $12.3 million, were $236.8 million and $287.7 million at February 28, 2002, and February 28, 2001, respectively. The Company had average outstanding Revolving Credit Loans of $84.4 million, $47.6 million, and $73.0 million for the years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively. The average interest rate on the Revolving Credit Loans was 4.8%, 7.8%, and 7.4% for Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively.

Senior notes -

On August 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 (the “August 1999 Senior Notes”). The net proceeds of the offering ($196.0 million) were used to repay a portion of the Company’s borrowings under its senior credit facility Interest on the August 1999 Senior Notes is payable semiannually on February 1 and August 1 of each year, beginning February 1, 2000. The August 1999 Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The August 1999 Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The August 1999 Senior Notes are guaranteed, on a senior basis, by certain of the Company’s significant operating subsidiaries.

On November 17, 1999, the Company issued £75.0 million ($121.7 million upon issuance) aggregate principal amount of 8 1/2% Senior Notes due November 2009 (the “Sterling Senior Notes”). File net proceeds of the offering (£73.0 million, or $118.3 million) were used to repay a portion of the Company’s British pound sterling borrowings under its senior credit facility. Interest on the Sterling

Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2000 The Sterling Senior Notes are redeemable at the option of the Company, in whole or in part, at any time The Sterling Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Senior Notes are guaranteed, on a senior basis, by certain of the Company’s significant operating subsidiaries. In March 2000, the Company exchanged £75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due in November 2009 (the “Sterling Series B Senior Notes”) for all of the Sterling Senior Notes. The terms of the Sterling Series B Senior Notes are identical in all material respects to the Sterling Senior Notes. In October 2000, the Company exchanged £74.0 million aggregate principal amount of Sterling Series C Senior Notes (as defined below) for £74.0 million of the Sterling Series B Notes. The terms of the Sterling Series C Senior Notes are identical in all material respects to the Sterling Series B Senior Notes As of February 28, 2002, the Company had outstanding £1.0 million ($1.4 million) aggregate principal amount of Sterling Series B Senior Notes.

On May 15, 2000, the Company issued £80.0 million ($120.0 million upon issuance) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 at an issuance price of £79.6 million ($119.4 million upon issuance, net of $0.6 million unamortized discount, with an effective interest rate of 8.6%) (the “Sterling Series C Senior Notes”). The net proceeds of the offering (£78.8 million, or $118.2 million) were used to repay a portion of the Company’s British pound sterling borrowings under its senior credit facility. Interest on the Sterling Series C Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2000. The Sterling Series C Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Series C Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Series C Senior Notes are guaranteed, on a senior basis, by certain of the Company’s significant operating subsidiaries. As of February 28, 2002, the Company had outstanding £154.0 million ($218.3 million, net of $0.5 million unamortized discount) aggregate principal amount of Sterling Series C Senior Notes.

On February 21, 2001, the Company issued $200.0 million aggregate principal amount of 8% Senior Notes due February 2008 (the “February 2001 Senior Notes”). The net proceeds of the offering ($197.0 million) were used to partially fund the acquisition of the Turner Road Vintners Assets. Interest on the February 2001 Senior Notes is payable semiannually on February 15 and August 15 of each year, beginning August 15, 2001. The February 2001 Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The February 2001 Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The February 2001 Senior Notes are guaranteed, on a senior basis, by certain of the Company’s significant operating subsidiaries. In July 2001, the Company exchanged $200.0 million aggregate principal amount of 8% Series B Senior Notes due February 2008 (the “February 2001 Series B Senior Notes”) for all of the February 2001 Senior Notes. The terms of the February 2001 Series B Senior Notes are identical in all material respects to the February 2001 Senior Notes.

Senior subordinated notes -

On December 27, 1993, the Company issued $130.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due in December 2003 (the “Original Notes”). On October 29, 1996, the Company issued $65.0 million aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes due in December 2003, which in February 1997 were exchanged for $65.0 million aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due in December 2003 (the “Series C Notes”). In February 2002, the Company redeemed the Original Notes and the Series C Notes with the proceeds from the January 2002 Senior Subordinated Notes (as defined below). In connection with this redemption, the Company incurred an extraordinary loss of $2.6 million ($1.6 million, net of income taxes) related to the write-off of the remaining deferred financing costs and unamortized discount.

On March 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 (“Senior Subordinated Notes”). The net proceeds of the offering ($195.0 million) were used to fund the acquisition of the Black Velvet Assets and to pay the fees and expenses related thereto with the remainder of the net proceeds used for general corporate purposes. Interest on the Senior Subordinated Notes is payable semiannually on March 1 and September 1 of each year, beginning September 1, 1999. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2004. The Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of the Company’s significant operating subsidiaries.

On January 23, 2002, the Company issued $250.0 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due January 2012 (“January 2002 Senior Subordinated Notes”). The net proceeds of the offering ($247.2 million) were used to repay the Original Notes and the Series C Notes and to repay a portion of the outstanding indebtedness under the Company’s senior credit facility. Interest on the January 2002 Senior Subordinated Notes is payable semiannually on January 15 and July 15 of each year, beginning July 15, 2002. The January 2002 Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2007. The Company may also redeem up to 35% of the January 2002 Senior Subordinated Notes using the proceeds of certain equity offerings completed before January 15, 2005. The January 2002 Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The January 2002 Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of the Company’s significant operating subsidiaries.

Trust Indentures -

The Company’s various Trust Indentures relating to the senior notes and senior subordinated notes contain certain covenants, including, but not limited to: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on dividends and other payment restrictions affecting subsidiaries; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

Debt payments -

Principal payments required under long-term debt obligations (excluding unamortized discount) during the next five fiscal years and thereafter are as follows:

(in thousands)
2003	$81,609
2004	85,047
2005	131,508
2006	2,524
2007	202,042
Thereafter	872,554
$1,375,284

8              INCOME TAXES:

The Company provides for income taxes under the provisions of SFAS No. 109 “Accounting for Income Taxes”.   SFAS No. 109 requires an asset and liability based approach to accounting for income taxes.

Deferred income taxes reflect the temporary difference between assets and liabilities recognized for financial reporting and such amounts recognized for tax purposes.

The income tax provision consisted of the following:

	For the Years Ended
	February 28, 2002	February 28, 2001	February 29, 2000
(in thousands)
Current:
Federal	$64,823	$39,082	$38,588
State	10,930	7,934	6,091
Foreign	12,556	11,202	8,405
Total current	88,309	58,218	53,084

Deferred:
Federal	(492)	(2,017)	(10,804)
State	(251)	402	2,874
Foreign	4,418	8,292	6,430
Total deferred	3,675	6,677	(1,500)

Income tax provision	$91,984	$64,895	$51,584

The foreign provision for income taxes is based on foreign pretax earnings. Earnings of foreign subsidiaries would be subject to U.S. income taxation on repatriation to the U.S. The Company’s consolidated financial statements fully provide for any related tax liability on amounts that may be repatriated.

Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income.

Significant components of deferred tax (liabilities) assets consist of the following:

	February 28, 2002	February 28, 2001
(in thousands)
Depreciation and amortization	$(174,485)	$(140,864)
Effect of change in accounting method	(1,699)	(7,928)
Inventory reserves	(2,232)	(5,791)
Insurance accruals	5,415	4,964
Restructuring	1,004	4,292
Other accruals	18,974	13,995
	$(153,023)	$(131,332)

A reconciliation of the total tax provision to the amount computed by applying the statutory U.S. Federal income tax rate to income before provision for income taxes is as follows:

	For the Years Ended
	February 28, 2002		February 28, 2001		February 29, 2000
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
(in thousands)
Income tax provision at statutory rate	$80,486	35.0	$56,783	35.0	$45,136	35.0
State and local income taxes, net of federal income tax benefit	6,942	3.0	5,022	3.1	3,077	2.4
Earnings of subsidiaries taxed at other than U.S. statutory rate	1,105	0.5	616	0.4	1,294	1.0
Miscellaneous items, net	3,451	1.5	2.474	1.5	2,077	1.6
	$91,984	40.0	$64,895	40.0	$51,584	40.0

9              OTHER LIABILITIES:

The major components of other liabilities are as follows:

	February 28, 2002	February 28, 2001
(in thousands)
Adverse grape contracts	$30,119	$—
Other	31,991	29,330
	$62,110	$29,330

10.           PROFIT SHARING AND RETIREMENT SAVINGS PLANS:

The Company’s retirement and profit sharing plan, the Constellation Brands, Inc. 401(k) and Profit Sharing Plan (the “Plan”), covers substantially all employees, excluding those employees covered by collective bargaining agreements and U.K. employees. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis. Participants may defer up to 12% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company’s contribution under the profit sharing portion of the Plan is in such discretionary amount as the Board of Directors may annually determine, subject to limitations of the Plan. Company contributions were $10.5 million, $8.2 million, and $7.3 million, for the years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively.

The Company has a defined benefit pension plan which covers substantially all of its U.K. employees, and its assets are held by a Trustee who administers funds separately from the Company’s finances. In addition, the Company has defined benefit pension plans covering certain of its Canadian employees.

Net periodic benefit cost included the following components:

	For the Year Ended February 28, 2002			For the Year Ended February 28, 2001	For the Year Ended February 29, 2000
	U.K.	Canadian	Total	Total	Total
(in thousands)
Service cost	$3,997	$301	$4,298	$4,380	$4,635
Interest cost	10,588	961	11,549	11,254	11,205
Expected return on plan assets	(14,812)	(1,055)	(15,867)	(16,164)	(16,340)
Amortization of prior service cost	—	8	8	—	—
Recognized net actuarial gain	—	(33)	(33)	(95)	—
Net periodic benefit (income) cost	$(227)	$182)	$(45)	$(625)	$(500)

The following table summarizes the funded status of the Company’s defined benefit pension plans and the related amounts that are primarily included in other assets in the Consolidated Balance Sheets.

	February 28, 2002			February 28, 2001
	U.K.	Canadian	Total	Total
(in thousands)
Change in benefit obligation:
Benefit obligation as of March 1	$179,314	$14,202	$193,516	$198,797
Service cost	3,997	301	4,298	4,380
Interest cost	10,588	961	11,549	11,254
Plan participants’ contributions	1,420	—	1,420	1,436
Plan amendment	—	39	39	—
Actuarial (gain)loss	(13,427)	642	(12,785)	(159)
Benefits paid	(6,461)	(813)	(7,274)	(5,513)
Foreign currency exchange rate changes	(3,435)	(606)	(4,041)	(16,679)
Benefit obligation as of last day of February	$171,996	$14,726	$186,722	$193,516

Change in plan assets:
Fair value of plan assets as of March 1	$194,071	$13,640	$207,711	$222,829
Actual return on plan assets	(16,185)	(370)	(16,555)	6,926
Plan participants’ contributions	1,420	—	1,420	1,436
Employer contribution	—	554	554	573
Benefits paid	(6,461)	(813)	(7,274)	(5,513)
Foreign currency exchange rate changes	(3,501)	(540)	(4,041)	(18,540)
Fair value of plan assets as of last day of February	$169,344	$12,471	$181,815	$207,711

Funded status of the plan as of last day of February:
Funded status	$(2,652)	$(2,255)	$(4,907)	$14,195
Unrecognized prior service cost	—	30	30	—
Unrecognized actuarial loss	28,046	620	28,666	9,423
Prepaid (accrued) benefit cost	$25,394	$(1,605)	$23,789	$23,618

The following table sets forth the principal assumptions used in developing the benefit obligation and the net periodic pension expense:

	February 28, 2002		February 28, 2001
	U.K.	Canadian	U.K.	Canadian
Rate of return on plan assets	7.75%	8.00%	7.75%	8.50%
Discount rate	6.00%	7.00%	6.00%	7.25%
Rate of compensation increase	3.75%	—	4.00%	—

11.           POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

The Company currently sponsors multiple non-pension postretirement and postemployment benefit plans for certain of its Imported Beer and Spirits segment employees.

The status of the plans is as follows:

	February 28, 2002			February 28, 2001
	Non-U.S.	U.S.	Total	Total
(in thousands)
Change in benefit obligation:
Benefit obligation as of March 1	$966	$3,219	$4,185	$3,651
Service cost	27	128	155	136
Interest cost	80	225	305	261
Benefits paid	(34)	(159)	(193)	(182)
Plan amendment	184	—	184	—
Actuarial loss	75	12	87	366
Foreign currency exchange rate changes	(47)	—	(47)	(47)
Benefit obligation as of the last day of February	$1,251	$3,425	$4,676	$4,185
Funded status as of the last day of February:
Funded status	$(1,251)	$(3,425)	$(4,676)	$(4,185)
Unrecognized prior service cost	161	191	352	213
Unrecognized net loss	267	82	349	281
Accrued benefit liability	$(823)	$(3,152)	$(3,975)	$(3,691)
Components of net periodic benefit cost for the twelve months ended the last day of February:
Service cost	$27	$128	$155	$136
Interest cost	80	225	305	261
Amortization of prior service cost	19	22	41	22
Recognized net actuarial loss	9	—	9	—
Net periodic benefit cost	$135	$375	$510	$419

The following table sets forth the principal assumptions used in developing the benefit obligation and the net periodic non-pension postretirement and postemployment expense:

	February 28, 2002		February 28, 2001
	Non-U.S.	U.S.	Non-U.S.	U.S.
Discount rate	6.50%	6.50%	7.00%	7.00%
Rate of compensation increase	4.00%	—	4.00%	—

At February 28, 2002, a 10.0% annual rate of increase and a 7.5% annual rate of increase in the per capita cost of covered health benefits were assumed for the first year for the Non-U.S. and U.S. plans, respectively. These rates were assumed to decrease gradually to 4.7% over seven years and 4.0% over 3 years for the Non-U.S. and U.S. plans, respectively, and to remain at this level thereafter. Assumed healthcare trend rates could have a significant effect on the amount reported for health care plans. A 1% change in assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
(in thousands)
Effect on total service and interest cost components	$60	$(52)
Effect on postretirement benefit obligation	$541	$(468)

12.           COMMITMENTS AND CONTINGENCIES:

Operating leases -

Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows during the next five fiscal years and thereafter:

(in thousands)
2003	$20,463
2004	18,172
2005	15,982
2006	13,696
2007	16,729
Thereafter	100,037
$185,079

Rental expense was $24.0 million, $19.6 million, and $17.4 million for Fiscal 2002, Fiscal 2001, and Fiscal 2000, respectively.

Purchase commitments and contingencies -

The Company has agreements with suppliers to purchase various spirits of which certain agreements are denominated in British pound sterling and Canadian dollars. The maximum future obligation under these agreements, based upon exchange rates at February 28, 2002, aggregate $19.1 million for contracts expiring through December 2006.

All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company's agreement to distribute Corona Extra and its other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through June 2008. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. At February 28, 2002, the Company believes it is in compliance with all of its material distribution agreements and, given the Company's long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

In connection with previous acquisitions as well as with the Turner Road Vintners Assets acquisition and the Corus Assets acquisition, the Company has assumed grape purchase contracts with certain growers and suppliers. In addition, the Company has entered into other grape purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time from one to sixteen years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract. The Company purchased $177.0 million of grapes under these contracts during Fiscal 2002. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining term of the contracts will be $785.3 million.

In connection with the Turner Road Vintners Assets acquisition and the Corus Assets acquisition, the Company established a reserve for the estimated loss on firm purchase commitments assumed at the time of acquisition of $52.6 million.

The Company's aggregate obligations under bulk wine purchase contracts will be $25.0 million over the remaining term of the contracts which expire through fiscal 2005.

Employment contracts -

The Company has employment contracts with certain of its executive officers and certain other management personnel with automatic one year renewals unless terminated by either party. These agreements provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. The aggregate commitment for future compensation and severance, excluding incentive bonuses, was $4.8 million as of February 28, 2002, of which none was accrued as of February 28, 2002.

Employees covered by collective bargaining agreements -

Approximately 29% of the Company's full-time employees are covered by collective bargaining agreements at February 28, 2002. Agreements expiring within one year cover approximately 10% of the Company's full-time employees.

Legal matters -

The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

3.             STOCKHOLDERS'EQUITY:

Common stock -

The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to one vote per share and a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock.

At February 28, 2002, there were 76,413,648 shares of Class A Common Stock and 12,105,490 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

Stock repurchase authorization -

In June 1998, the Company's Board of Directors authorized the repurchase of up to $100.0 million of its Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the senior credit facility. No shares were repurchased during Fiscal 2002, Fiscal 2001 and Fiscal 2000

Equity offerings -

During March 2001, the Company completed a public offering of 8,740,000 shares of its Class A Common Stock, which was held as treasury stock. This resulted in net proceeds to the Company, after deducting underwriting discounts and expenses, of $139.4 million. The net proceeds were used to repay revolving loan borrowings under the senior credit facility of which a portion was incurred to partially finance the acquisition of the Turner Road Vintners Assets.

During October 2001, the Company sold 645,000 shares of its Class A Common Stock, which was held as treasury stock, in connection with a public offering of Class A Common Stock by stockholders of the Company. The net proceeds to the Company, after deducting underwriting discounts, of $12.1 million were used to repay borrowings under the senior credit facility.

Long-term stock incentive plan -

Under the Company's Long-Term Stock Incentive Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. At the Company's Annual Meeting of Stockholders held on July 20, 1999, stockholders approved the amendment to the Company's Long-Term Stock Incentive Plan to increase the aggregate number of shares of the Class A Common Stock available for awards under the plan from 16,000,000 shares to 28,000,000 shares. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the "Committee"). Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During Fiscal 2002 and Fiscal 2001, no stock appreciation rights were granted. No restricted stock was granted during Fiscal 2002. During Fiscal 2001, 15,100 shares of restricted Class A Common Stock were granted at a weighted average grant date fair value of $13.31 per share.

Incentive stock option plan -

Under the Company's Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 4,000,000 shares of the Company's Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years.

A summary of stock option activity under the Company's long-term stock incentive plan and the incentive stock option plan is as follows:

	Shares Under Option	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Balance, February 28, 1999	9,019,020	$8.32	1,969,140	$6.14
Options granted	3,279,200	$12.60
Options exercised	(750,760)	4.48
Options forfeited/canceled	(594,460)	$11.24
Balance, February 29, 2000	10,953,000	$9.70	2,949,820	$6.76
Options granted	3,860,400	$13.01
Options exercised	(1,859,136)	$7.44
Options forfeited/canceled	(645,460)	$11.91
Balance, February 28, 2001	12,308,804	$10.97	4,816,884	$8.51
Options granted	5,115,100	$19.12
Options exercised	(4,234,440)	$11.20
Options forfeited/canceled	(711,656)	$15.49
Balance, February 29, 2002	12,477,808	$14.12	7,565,199	$12.31

The following table summarizes information about stock options outstanding at February 28, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 2.88 - $7.50	1,729,116	4.0 years	$5.82	1,701,916	$5.84
$ 7.81 - $14.89	6,108,392	7.3 years	$12.66	4,228,633	$12.51
$ 17.74 - $24.30	4,640,300	9.3 years	$19.13	1,634,650	$18.54
	12,477,808	7. 6 years	$14.12	7,565,199	$12.31

The weighted average fair value of options granted during Fiscal 2002, Fiscal 2001, and Fiscal 2000 was $8.99, $5.45, and $6.57, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 4.7% for Fiscal 2002, 6.2% for Fiscal 2001, and 5.7% for Fiscal 2000; volatility of 41.0% for Fiscal 2002, 38.8% for Fiscal 2001, and 40.0% for Fiscal 2000; and expected option life of 6.0 years for Fiscal 2002, 4.7 years for Fiscal 2001, and 7.0 years for Fiscal 2000. The dividend yield was 0% for Fiscal 2002, Fiscal 2001, and Fiscal 2000. Forfeitures are recognized as they occur.

Employee stock purchase plans -

The Company has a stock purchase plan under which 4,500,000 shares of Class A Common Stock may be issued. Under the terms of the plan, eligible employees may purchase shares of the Company’s Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During Fiscal 2002, Fiscal 2001. and Fiscal 2000, employees purchased 120,674 shares, 147,776 shares, and 124,248 shares, respectively.

The weighted average fair value of purchase rights granted during Fiscal 2002, Fiscal 2001, and Fiscal 2000 was $5.59, $3.78, and $3.04, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 2.6% for Fiscal 2002, 5.7% for Fiscal 2001, and 5.4% for Fiscal 2000: volatility of 33.2% for Fiscal 2002, 36.8% for Fiscal 2001, and 33.6% for Fiscal 2000; expected purchase right life of 0.5 years for Fiscal 2002, Fiscal 2001, and Fiscal 2000. The dividend yield was 0% for Fiscal 2002, Fiscal 2001, and Fiscal 2000.

The Company has a stock purchase plan under which 2,000,000 shares of the Company’s Class A Common Stock may be issued to eligible employees and directors of the Company’s United Kingdom subsidiaries. Under the terms of the plan, participants may purchase shares of the Company’s Class A Common Stock through payroll deductions. The purchase price may be no less than 80% of the closing price of the stock on the day the purchase price is fixed by the committee administering the plan. As of February 28, 2002, no shares have been issued.

Pro forma disclosure -

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees," and related interpretations in accounting for its plans. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). Accordingly, no incremental compensation expense has been recognized for its stock-based compensation plans. Had the Company recognized the compensation cost based upon the fair value at the date of grant for awards under its plans consistent with the methodology prescribed by SFAS No. 123, net income and earnings per common share would have been reduced to the pro forma amounts as follows:

	For the Years Ended
	February 28, 2002		February 28, 2001		February 29, 2000
(in thousands, except per share data)	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net income	$136,421	$123,894	$97,342	$86,784	$77,375	$71.474
Earnings per common share:
Basic	$1.60	$1.45	$1.33	$1.18	$1.07	$0.99
Diluted	$1.55	$1.41	$1.30	$1.16	$1.05	$0.97

The pro forma effect on net income may not be representative of that to be expected in future years.

14.           EARNINGS PER COMMON SHARE:

The following table presents earnings per common share as follows:

	For the Years Ended
(in thousands, except per share data)	February 28, 2002	February 28, 2001	February 29, 2000
Income before extraordinary item	$137,975	$97,342	$77,375
Extraordinary item, net of income taxes	(1,554)	—	—
Income applicable to common shares	$136,421	$97,342	$77,375
Weighted average common shares outstanding -basic	85,505	73,446	72,216
Stock options	2,320	1.305	1,780
Weighted average common shares outstanding - diluted	87,825	74.751	73,996

Earnings per common share:
Basic:
Income before extraordinary item	$1.62	$1.33	$1.07
Extraordinary item, net of income taxes	(0.02)	—	—
Earnings per common share - basic	$1.60	$1.33	$1.07

Diluted:
Income before extraordinary item	$1.57	$1.30	$1.05
Extraordinary item, net of income taxes	(0.02)	—	—
Earnings per common share - diluted	$1.55	$1.30	$1.05

Stock options to purchase 2.2 million, 1.1 million and 0.3 million shares of Class A Common Stock at a weighted average price per share of $20.70, $13.93 and $14.82 were outstanding during the years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively, but were not included in the computation of the diluted earnings per common share because the stock options' exercise price was greater than the average market price of the Class A Common Stock for the respective periods.

15.           ACCUMULATED OTHER COMPREHENSIVE LOSS:

Accumulated other comprehensive loss includes the following components:

	Foreign Currency Translation Adjustments	Net Unrealized Gains on Derivatives	Accumulated Other Comprehensive Loss
Balance, February 28,2001	$(26,004)	$-	$(26,004)
Current-period change	(9.239)	21	(9.218)
Balance, February 28,2002	$(35.243)	$21	$(35.222)

16.           RELATED PARTIES:

Agustin Francisco Huneeus, the executive in charge of the Fine Wine segment, along with other members of his immediate family, through various family owned entities (the "Huneeus Interests") engaged in certain transactions with the Fine Wine segment during each of the three years in the period ended February 28, 2002. The Huneeus Interests engage the Fine Wine segment as the exclusive distributor of its Quintessa wines under a long-term contract; sell grapes to the Fine Wine segment pursuant to existing long-term contracts; participate as partners with the Fine Wine segment in the ownership and operation of a winery and vineyards in Chile; and render brand management and other consulting and advisory services in the United States and internationally to the Fine Wine segment and the Company. Total payments to the Huneeus Interests pursuant to these transactions and arrangements totaled $4.8 million, $5.0 million, and $3.2 million for the years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively. In addition, the Fine Wine segment performs certain wine processing services for the Huneeus Interests. Total fees received from the Huneeus Interests to the Fine Wine segment for these services totaled $0.4 million, $0.6 million, and $0.6 million for the years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively. As of February 28, 2002, and February 28, 2001, the net amounts due to/from the Huneeus Interests under these agreements are insignificant.

17.          SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

Gross sales to the five largest customers of the Company represented 19.1%, 17.6%, and 17.1% of the Company's gross sales for the fiscal years ended February 28, 2002, February 28, 2001, and February 29, 2000, respectively. No single customer was responsible for greater than 10% of gross sales during the fiscal years ended February 28, 2002, February 28, 2001, and February 29, 2000. Accounts receivable from the Company's largest customer, Southern Wine and Spirits, represented 10.0%, 9.8%, and 8.6% of the Company's total accounts receivable as of February 28, 2002, February 28, 2001, and February 29, 2000, respectively. Gross sales to the Company's five largest customers are expected to continue to represent a significant portion of the Company's revenues. The Company's arrangements with certain of its customers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers' financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

18.           CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

The following information sets forth the condensed consolidating balance sheets of the Company as of February 28, 2002, and February 28, 2001, and the condensed consolidating statements of operations and cash flows for each of the three years in the period ended February 28, 2002, for the C'ompany, the parent company, the combined subsidiaries of the Company which guarantee the Company's senior notes and senior subordinated notes ("Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark, which is included in the U.K. Brands and Wholesale segment (“Subsidiary Nonguarantors”).  The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors.  Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors.  The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company’s Canadian subsidiary, and certain other subsidiaries which individually, and in the aggregate, are inconsequential.  The accounting policies of the subsidiaries are the same as those described in Note 1 – Summary of Significant Accounting Policies.  There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at February 28, 2002
Current assets:
Cash and cash investments	$838	$2,084	$6,039	$—	$8,961
Accounts receivable, net	86,315	166,875	130,732	—	383,922
Inventories, net	17,662	631,050	128,934	(60)	777,586
Prepaid expenses and other current assets	7,148	40,364	13,267	—	60,779
Intercompany (payable) receivable	(63,694)	(655)	64,349	—	—
Total current assets	48,269	839,718	343,321	(60)	1,231,248
Property, plant and equipment, net	36,834	354,431	187,499	—	578,764
Investments in subsidiaries	2,403,915	558,263	—	(2,962,178)	—
Other assets	84,786	935,607	238,980	—	1,259,373
Total assets	$2,573,804	$2,688,019	$769,800	$(2,962,238)	$3,069,385

Current liabilities:
Notes payable	$50,000	$—	$4,775	$—	$54,775
Current maturities of long-term debt	71,953	3,542	6,114	—	81,609
Accounts payable	34,590	50,425	68,418	—	153,433
Accrued excise taxes	12,244	37,033	10,961	—	60,238
Other accrued expenses and liabilities	94,067	51,250	99,838	—	245,155
Total current liabilities	262,854	142,250	190,106	—	595,210
Long-term debt, less current maturities	1,278,834	14,237	112	—	1,293,183
Deferred income taxes	39,022	91,963	32,161	—	163,146
Other liabilities	476	38,174	23,460	—	62,110
Stockholders’ equity:
Class A and class B common stock	939	6,434	64,867	(71,301)	939
Additional paid-in capital	431,216	1,220,550	436,466	(1,657,016)	431,216
Retained earnings	592,279	1,176,931	56,930	(1,233,921)	592,219
Accumulated other comprehensive income (loss)	1,600	(2,520)	(34,302)	—	(35,222)
Treasury stock and other	(33,416)	—	—	—	(33,416)
Total stockholders’ equity	992,618	2,401,395	523,961	(2,962,238)	955,736
Total liabilities and stockholders’ equity	$2,573,804	$2,688,019	$769,800	$(2,962,238)	$3,069,385

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at February 28, 2002
Current assets:
Cash and cash investments	$142,104	$3,239	$329	$—	$145,672
Accounts receivable, net	80,299	116,784	117,179	—	314,262
Inventories, net	31,845	515,274	122,965	(66)	670,018
Prepaid expenses and other current assets	6,551	33,565	20,921	—	61,037
Intercompany (payable) receivable	(61,783)	54,169	7,614	—	—
Total current assets	199,016	723,031	269,008	(66)	1,190,989
Property, plant and equipment, net	30,554	320,143	197,917	—	548,614
Investments in subsidiaries	1,835,088	525,442	—	(2,360,530)	—
Other assets	87,764	434,782	250,020	—	772,566
Total assets	$2,152,422	$2,003,398	$716,945	$(2,360,596)	$2,512,169

Current liabilities:
Notes payable	$—	$—	$4,184	$—	$4,184
Current maturities of long-term debt	49,218	70	4,888	—	54,176
Accounts payable	24,003	36,824	53,966	—	114,793
Accrued excise taxes	9,411	35,474	11,069	—	55,954
Other accrued expenses and liabilities	87,385	21,624	89,044	—	198,053
Total current liabilities	170,017	93,992	163,151	—	427,160
Long-term debt, current maturities	1,305,302	758	1,377	—	1,307,437
Deferred income taxes	33,232	71,619	27,123	—	131,974
Other liabilities	437	2,953	25,940	—	29,330
Stockholders’ equity:
Class A and class B common stock	897	6,434	64,867	(71,301)	897
Additional paid-in capital	267,206	742,343	436,466	(1,178,809)	267,206
Retained earnings	455,864	1,086,311	24,109	(1,110,486)	455,798
Accumulated other comprehensive income (loss)	1,096	(1,012)	(26,088)	—	(26,004)
Treasury stock and other	(81,629)	—	—	—	(81,629)
Total stockholders’ equity	643,434	1,834,076	499,354	(2,360,596)	616,268
Total liabilities and stockholders’ equity	$2,152,422	$2,003,398	$716,945	$(2,360,596)	$2,512,169

Condensed Consolidating Statement of Income for the Year Ended February 28, 2002
Gross sales	$916,826	$2,010,573	$1,105,126	$(398,567)	$3,633,958
Less-excise taxes	(147,446)	(408,532)	(257,477)	—	(813,455)
Net sales	769,380	1,602,041	847,649	(398,567)	2,820,503
Cost of product sold	(511,714)	(1,172,935)	(615,386)	398,573	(1,901,462)
Gross profit	257,666	429,106	232,263	6	919,041
Selling, general and administrative expenses	(175,062)	(223,509)	(177,989)	—	(576,560)
Operating income	82,604	205,597	54,274	6	342,481
Equity in earnings of subsidiary/joint venture	90,620	34,488	—	(123,441)	1,667
Interest expense, net	(3,689)	(106,610)	(3,890)	—	(114,189)
Income before income taxes and extraordinary item	169,535	133,475	50,384	(123,435)	229,959
Provision for income taxes	(31,566)	(42,855)	(17,563)	—	(91,984)
Income before extraordinary item	137,969	90,620	32,821	(123,435)	137,975
Extraordinary item, net of income taxes	(1,554)	—	—	—	(1,554)
Net income	$136,415	$90,620	$32,821	$(123,435)	$136,421

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Statement of Income for the Year Ended February 28, 2001
Gross sales	$741,668	$1,759,368	$979,509	$(326,251)	$3,154,294
Less – excise taxes	(131,997)	(396,773)	(228,839)	—	(757,609)
Net sales	609,671	1,362,595	750,670	(326,251)	2,396,685
Cost of product sold	(474,913)	(995,893)	(534,697)	326,273	(1,639,230)
Gross Profit	134,758	406,702	215,973	22	757,455
Selling, general and administrative expenses	(140,757)	(150,241)	(195,589)	—	(486,587)
Operating income	(5,999)	256,461	20,384	22	270,868
Equity in earnings of subsidiary	120,937	(3,825)	—	(117,112)	—
Interest expense, net	(27,840)	(76,076)	(4,715)	—	(108,631)
Income before income taxes	87,098	176,560	15,669	(117,090)	162,237
Benefit from (provision for) income taxes	10,222	(55,623)	(19,494)	—	(64,895)
Net income	$97,320	$120,937	$(3,825)	$(117,090)	$97,342

Condensed Consolidating Statement of Income for the Year Ended February 29, 2000
Gross sales	$742,375	$1,692,070	$1,010,526	$(356,272)	$3,088,699
Less – excise taxes	(135,196)	(372,450)	(240,584)	—	(748,230)
Net sales	607,179	1,319,620	769,942	(356,272)	2,340,469
Cost of product sold	(444,993)	(983,026)	(546,174)	356,184	(1,618,009)
Gross Profit	162,186	336,594	223,768	(88)	722,460
Selling, general and administrative expenses	(150,732)	(160,749)	(170,428)	—	(481,909)
Nonrecurring charges	—	(2,565)	(2,945)	—	(5,510)
Operating income	11,454	173,280	50,395	(88)	235,041
Equity in earnings of subsidiary	81,776	22,974	—	(104,750)	—
Interest expense, net	(18,710)	(82,265)	(5,116)	—	(106,082)
Income before income taxes	74,529	113,989	45,279	(104,838)	128,959
Benefit from (provision for) income taxes	2,934	(32,213)	(22,305)	—	(51,584)
Net income	$77,463	$81,776	$22,974	$(104,838)	$77,375

Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2002
Net cash provided by operating activities	$110,056	$82,669	$20,574	$—	$213,299

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	(478,574)	5,742	—	—	(472,832)
Investment in joint venture	—	(77,282)	—	—	(77,282)
Purchases of property, plant and equipment	(11,544)	(43,812)	(15,792)	—	(71,148)
Proceeds from sale of assets	—	35,466	349	—	32,815
Net cash used in investing activities	(490,118)	(79,886)	(15,443)	—	(585,447)

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	25,000	—	2,539	—	252.539
Proceeds from equity offerings, net of fees	151,479	—	—	—	151,479
Net proceeds from notes payable	50,000	—	1,403	—	51,403
Exercise of employee stock options	45,027	—	—	—	45,027
Proceeds from employee stock purchases	1,986	—	—	—	1,986
Principal payments of long-term debt	(249,720)	(9,346)	(1,916)	—	(260,982)
Payment of issuance costs of long-term debt	(4,537)	—	—	—	(4,537)
Net cash provided by (used in) financing activities	244,235	(9,346)	2,026	—	236,915

Effect of exchange rate changes on cash and cash investments	(5,439)	5,408	(1,447)	—	(1,478)

Net (decrease) increase in cash and cash investments	(141,266)	(1,155)	5,710	—	(136,711)
Cash and cash investments, beginning of year	142,104	3,239	329	—	145,672
Cash and cash investments, end of year	$838	$2,084	$6,039	$—	$8,961

Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2001
Net cash provided by (used in) operating activities	$92,765	$20,479	$(9,469)	$—	$103,775

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,609)	(42,771)	(19,837)	—	(68,217)
Purchases of businesses, net of cash acquired	—	—	(4,459)	—	(4,459)
Other	120	930	959	—	2,009
Net cash used in investing activities	(5,489)	(41,841)	(23,337)	—	(70,667)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	319,400	—	—	—	319,400
Exercise of Employee stock options	13,806	—	—	—	13,806
Proceeds from employee stock purchase	1,547	—	—	—	1,547
Principal payments of long-term debt	(220,888)	639	(1,659)	—	(221,908)
Net repayments of notes payable	(26,800)	(704)	3,889	—	(23,615)
Payment of issuance costs of long-term debt	(5,794)	—	—	—	(5,794)
Net cash provided by (used in) financing activities	81,271	(65)	2,230	—	83,436

Effect of exchange rate changes on cash and cash investments	(26,443)	24,435	(3,172)	—	(5,180)

(in thousands)	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated

Net increase (decrease) in cash and cash investments	142,104	3,008	(33,748)	—	111,364
Cash and cash investments, beginning of Year	—	231	34,077	—	34,308
Cash and cash in vestments, end of year	$142.104	$3,239	$329	—	$145,672
Condensed Consolidating Statement of Cash Flows for the Year Ended February 29, 2000
Net cash (used in) provided by
operating activities	$(137,490)	$245,989	$39,556	$—	$148,055
Cash flows from investing activities: Purchases of property, plant and
equipment	(5,163)	(42,220)	(10,364)	—	(57,747)
Purchases of businesses, net of
cash acquired	-	(453,117)	207	—	(452,910)
Intercompany equity contributions	(269,899)	269,899
Other	13,000	(2.198)	4.175	—	14.977
Net cash used in investing activities	(262,062)	(227.636)	(5.982)	—	(495.680)
Cash flows from financing activities: Proceeds from issuance of long-term
debt	1,486,240	—	—	—	1,486,240
Exercise of employee stock options	3,358	—	—	—	3,358
Proceeds from employee stock purchases	1,428	—	—	—	1,428
Principal payments of long-term debt	(1,017,850)	(25,550)	(16,552)	—	(1,059,952)
Net repayments of notes payable	(56,675)	400	(4,354)	—	(60,629)
Payment of issuance costs of long-term debt	(14,888)	—	—	—	(14.888)
Net cash provided by (used in)
financing activities	401,613	(25.150)	(20,906)	—	355.557
Effect of exchange rate changes on cash and cash investments	(5.820)	5.850	(1.299)	—	(1.269)
Net (decrease) increase in cash
and cash investments	(3,759)	(947)	11,369	—	6,663
Cash and cash investments, beginning
ofyear	3.759	1.178	22.708	—	27.645
Cash and cash investments, end of year	$—	$231	$34.077	$—	$34,308

19            BUSINESS SEGMENT INFORMATION:

The Company reports its operating results in five segments: Popular and Premium Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate and bulk wine); Imported Beer and Spirits (primarily imported beer and distilled spirits); U.K. Brands and Wholesale (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Fine Wine (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items). Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and the Company's Board of Directors, the availability of separate financial results, and materiality considerations. The accounting policies of the segments are the same as those described in

Note 1 - Summary of Significant Accounting Policies.   The Company evaluates performance based on operating profits of the respective business units.

Segment information is as follows:

	For the Years Ended
(in thousands)	February 28, 2002	February 28, 2001	February 29, 2000
Popular and Premium Wine:
Net Sales:
Branded:
External customers	$781,662	$603,948	$623,796
Intersegment	9,669	6,451	5,524
Total branded	791,331	610,399	629,320
Other:
External customers	57,718	64,799	86,814
Intersegment	13,751	16,562	1,146
Total other	71,469	81,361	87,960
Net sales	$862,800	$691,760	$717,280
Operating income	$104,781	$50,390	$47,305
Equity in earnings of joint venture	$1,667	$—	$—
Long-lived assets	$197,353	$191,500	$195,061
Investment in joint venture	$110,520	$—	$—
Total assets	$1,116,515	$650,554	$642,836
Capital expenditures	$22,523	$18,043	$20,788
Depreciation and amortization	$30,902	$23,223	$21,098

Imported Beer and Spirits
Net Sales:
Beer	$758,800	$659,371	$570,380
Spirits	288,568	285,743	267,762
Net sales	$1,047,368	$945,114	$838,142
Operating income	$178,805	$167,680	$142,931
Long-lived assets	$78,516	$76,777	$78,876
Total assets	$711,484	$724,511	$684,228
Capital expenditures	$8,350	$6,589	$7,218
Depreciation and amortization	$17,940	$16,069	$14,452

U.K. Brands and Wholesale:
Net sales:
Branded:
External customers	$296,770	$285,717	$313,027
Intersegement	574	1,193	75
Total branded	297,344	286,910	313,102
Wholesale	495,549	404,209	416,644
Net sales	$792,893	$691,119	$729,746
Operating income	$47,270	$48,961	$48,473
Long-lived assets	$138,109	$145,794	$158,119
Total assets	$578,320	$583,203	$636,807
Capital expenditures	$12,397	$15,562	$17,949
Depreciation and amortization	$19,291	$17,322	$20,238

	For the Years Ended
(in thousands)	February 28, 2002	February 28, 2001	February 29, 2000
Fine Wine:
Net Sales:
External customers	$141,436	$92,898	$62,046
Intersegment	$753	$217	$73
Net sales	$142,189	$93,115	$62,119
Operating income	$39,169	$24,495	$12,708
Long-lived assets	$156,790	$130,375	$106,956
Total assets	$628,454	$394,740	$357,999
Capital expenditures	$23,696	$27,780	$10,741
Depreciation and amortization	$12,850	$10,296	$6,028

Corporate Operations and Other:
Net sales	$—	$—	$—
Operating loss	$(27,554)	$(20,658)	$(16,376)
Long-lived assets	$7,996	$4,168	$3,959
Total assets	$34,612	$159,161	$26,921
Capital expenditures	$4,182	$243	$1,051
Depreciation and amortization	$4,421	$3,473	$2,907

Intersegment eliminations:
Net Sales	$(24,747)	$(24,423)	$(6,818)

Consolidated
Net Sales	$2,820,503	$2,396,685	$2,340,469
Operating income	$342,481	$270,868	$235,041
Equity in earnings of joint venture	$1,667	$—	$—
Long-lived assets	$578,764	$548,614	$542,971
Investments in joint venture	$110,520	$—	$—
Total assets	$3,069,385	$2,512,169	$2,348,791
Capital expenditures	$71,148	$68,217	$57,747
Depreciation and amortization	$85,404	$70,383	$64,723

The Company's areas of operations are principally in the United States. Operations outside the United States consist of the U.K. Brands and Wholesale segment's operations, which are primarily in the United Kingdom. No other single foreign country or geographic area is significant to the consolidated operations.

20.           NONRECURRING CHARGES:

During Fiscal 2000, the Company incurred nonrecurring charges of $5.5 million related to the closure of a cider production facility within the U.K. Brands and Wholesale operating segment in the United Kingdom ($2.9 million) and to a management reorganization within the Popular and Premium Wine operating segment ($2.6 million).

21.           ACCOUNTING PRONOUNCEMENTS:

During 2000 and 2001, the Emerging Issues Task Force ("EITF") addressed various issues related to the income statement classification of certain promotional payments, including EITF Issue No. 00-14 ("EITF No. 00-14"), "Accounting for Certain Sales Incentives," EITF Issue No. 00-22 ("EITF No. 00-22"), "Accounting for "Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future," and EITF Issue No. 00-25

("EITF No. 00-25"), "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." In November 2001, the EITF codified EITF No. 00-14, EITF No. 00-22, and EITF No. 00-25 as part of EITF Issue No. 01-09 ("EITF No. 01-09"), "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." EITF No. 01-09 addresses the recognition, measurement and income statement classification of consideration given by a vendor to a customer (including both a reseller of the vendor's products and an entity that purchases the vendor's products from a reseller). EITF No. 01-09, among other things, requires that certain consideration given by a vendor to a customer be characterized as a reduction of revenue when recognized in the vendor's income statement. The Company currently reports such costs referred to in EITF No. 00-14 and EITF No. 00-25 as selling, general and administrative expenses. The Company is required to adopt EITF No. 01-09 in its financial statements beginning March 1, 2002. Upon adoption of EITF No. 01-09, financial statements for prior periods presented for comparative purposes will be reclassified to comply with the requirements of EITF No. 01-09. For the fiscal years ended February 28, 2002. February 28, 2001, and February 29, 2000, net sales will be reduced by $222.4 million, $176.2 million, and $182.5 million, respectively, cost of product sold will increase by $10.1 million, $7.8 million, and $8.8 million, respectively, and selling, general and administrative expenses will decrease by $232.5 million, $184.0 million, and $191.3 million, respectively. This reclassification will not effect operating income or net income.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 addresses financial accounting and reporting for business combinations requiring all business combinations to be accounted for using one method, the purchase method. In addition, SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16, "Business Combinations." SFAS No. 141 is effective immediately for all business combinations initiated after June 30, 2001, as well as for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. The Company is required to adopt SFAS No. 141 for all business combinations for which the acquisition date was before July 1, 2001, for fiscal years beginning March 1, 2002. The adoption of the applicable provisions of SFAS No. 141 has not had a material impact on the Company's financial statements. The Company believes that the adoption of the remaining provisions of SFAS No. 141 will not have a material impact on its financial statements. On March 1, 2002, the Company reclassified $59.9 million of previously identified separable intangible assets into goodwill in accordance with the provisions of SFAS No. 141.

In July 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets." Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company is required to apply the provisions of SFAS No. 142 for all goodwill and intangible assets acquired prior to July 1, 2001, for fiscal years beginning March 1, 2002. For goodwill and intangible assets acquired after June 30, 2001, these assets are subject immediately to the nonamortization and amortization provisions of SFAS No. 142. The Company's assessment of the financial impact of SFAS No. 142 on its financial statements is that $27.3 million of amortization expense of existing goodwill and other intangible assets for the fiscal year ending February 28, 2002. will not be incurred in subsequent fiscal years. The required transition impairment evaluations are not expected to result in impairment charges.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company is required to adopt SFAS No. 143 for fiscal years beginning March 1, 2003. The Company is currently assessing the financial impact of SFAS No. 143 on its financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The Company is required to adopt SFAS No. 144 for fiscal years beginning March 1, 2002. The Company believes the financial impact of SFAS No. 144 will not be material on its financial statements.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds Statement of Financial Accounting Standards No. 4 ("SFAS No. 4"), "Reporting Gains and Losses from Extinguishment of Debt," Statement of Financial Accounting Standards No. 44, "Accounting for Intangible Assets of Motor Carriers," and Statement of Financial Accounting Standards No. 64, '"Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." In addition, SFAS No. 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases," to eliminate an inconsistency between required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Lastly, SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt the provisions related to the rescission of SFAS No. 4 for fiscal years beginning March 1, 2003. All other provisions of SFAS No. 145 are effective for fiscal years beginning March 1, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its financial statements. However, it will result in a reclassification of the previously reported extraordinary item, net of income taxes, to increase nonoperating expense ($2.6 million) and to decrease the provision for income taxes ($1.0 million).

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	November 30, 2002	February 28, 2002
	(unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash investments	$29,936	$8,961
Accounts receivable, net	479,662	383,922
Inventories, net	880,149	777,586
Prepaid expenses and other current assets	76,165	60,779
Total current assets	1,465,912	1,231,248
PROPERTY, PLANT AND EQUIPMENT, net	599,153	578,764
GOODWILL	721,104	668,083
INTANGIBLE ASSETS, net	382,668	425,987
OTHER ASSETS	171,566	165,303
Total assets	$3,340,403	$3,069,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable	$5,198	$54,775
Current maturities of long-term debt	83,338	81,609
Accounts payable	217,715	153,433
Accrued excise taxes	52,615	60,238
Other accrued expenses and liabilities	352,583	245,155
Total current liabilities	711,449	595,210
LONG-TERM DEBT, less current maturities	1,265,574	1,293,183
DEFERRED INCOME TAXES	151,293	163,146
OTHER LIABILITIES	64,171	62,110
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.01 par value- Authorized, 1,000,000 shares; Issued, none at November 30, 2002, and February 28, 2002	—	—
Class A Common Stock, $.01 par value- Authorized, 275,000,000 shares; Issued, 81,198,268 shares at November 30, 2002, and 79,309,174 shares at February 28, 2002	812	793
Class B Convertible Common Stock, $.01 par value- Authorized, 30,000,000 shares; Issued, 14,583,990 shares at November 30, 2002, and 14,608,390 shares at February 28, 2002	146	146
Additional paid-in capital	457,271	431,216
Retained earnings	743,504	592,219
Accumulated other comprehensive loss	(20,965)	(35,222)
	1,180,768	989,152
Less - Treasury stock-
Class A Common Stock, 2,829,951 shares at November 30, 2002, and 2,895,526 shares at February 28, 2002, at cost	(30,469)	(31,159)
Class B Convertible Common Stock, 2,502,900 shares at November 30, 2002, and February 28, 2002, at cost	(2,207))
		(2,207
	(32,676)	(33,366)
Less - Unearned compensation - restricted stock awards	(176)	(50)
Total stockholders’ equity	1,147,916	955,736
Total liabilities and stockholders’ equity	$3,340,403	$3,069,385

The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Nine Months Ended November 30,		For the Three Months Ended November 30,
	2002	2001	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GROSS SALES	$2,729,219	$2,616,477	$969,759	$925,556
Less - Excise taxes	(650,641)	(627,064)	(231,380)	(223,702)
Net sales	2,078,578	1,989,413	738,379	701,854
COST OF PRODUCT SOLD	(1,495,096)	(1,457,124)	(524,885)	(508,740)
Gross profit	583,482	532,289	213,494	193,114
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(263,847)	(264,542)	(85,470)	(84,291)
Operating income	319,635	267,747	128,024	108,823
EQUITY IN EARNINGS OF JOINT VENTURE	10,093	1,028	4,182	1,165
INTEREST EXPENSE, net	(80,494)	(86,408)	(26,202)	(27,249)
Income before income taxes	249,234	182,367	106,004	82,739
PROVISION FOR INCOME TAXES	(97,949)	(72,947)	(41,660)	(33,096)
NET INCOME	$151,285	$109,420	$64,344	$49,643

SHARE DATA:
Earnings per common share:
Basic	$1.69	$1.29	$0.71	$0.57
Diluted	$1.63	$1.26	$0.69	$0.55
Weighted average common shares outstanding:
Basic	89,617	84,724	90,323	86,858
Diluted	92,669	87,140	93,083	89,477

SUPPLEMENTAL DATA RESTATED FOR EFFECT OF SFAS NO. 142:	$319,635	$287,132	$128,024	$115,285
Adjusted operating income
Adjusted net income	$151,285	$123,069	$64,344	$54,413
Adjusted earnings per common share - basic	$1.69	$1.45	$0.71	$0.63
Adjusted earnings per common share - diluted	$1.63	$1.41	$0.69	$0.61

The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Nine Months Ended November 30,
	2002	2001
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$151,285	$109,420

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	41,174	39,943
Amortization of intangible assets and other assets	4,409	24,048
Deferred tax provision	4,062	—
Loss (gain) on sale of assets	1,956	(2,175)
Stock-based compensation expense	75	76
Amortization of discount on long-term debt	46	413
Equity in earnings of joint venture	(10,093)	(1,028)
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable, net	(81,470)	(134,321)
Inventories, net	(102,901)	(57,664)
Prepaid expenses and other current assets	(14,029)	(10,499)
Accounts payable	57,198	83,138
Accrued excise taxes	(8,972)	(5,720)
Other accrued expenses and liabilities	100,812	80,560
Other assets and liabilities, net	3,712	(2,517)
Total adjustments	(4,021)	14,254
Net cash provided by operating activities	147,264	123,674

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(51,833)	(47,158)
Payment of accrued earn-out amount	(1,674)	—
Purchases of businesses, net of cash acquired	—	(472,337)
Investment in joint venture	—	(77,282)
Proceeds from sale of assets	977	35,499
Net cash used in investing activities	(52,530)	(561,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(62,519)	(43,080)
Net (repayments of) proceeds from notes payable	(49,429)	156,226
Payment of issuance costs of long-term debt	(10)	(1,339)
Exercise of employee stock options	25,539	35,249
Proceeds from issuance of long-term debt, net of discount	10,000	2,910
Proceeds from employee stock purchases	1,319	842
Proceeds from equity offering, net of fees	—	151,486
Net cash (used in) provided by financing activities	(75,100)	302,294

Effect of exchange rate changes on cash and cash investments	1,341	(908)

NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS	20,975	(136,218)
CASH AND CASH INVESTMENTS, beginning of period	8,961	145,672
CASH AND CASH INVESTMENTS, end of period	$29,936	$9,454

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Fair value of assets acquired, including cash acquired	$—	$541,296
Liabilities assumed	—	(63,217)
Cash paid	—	478,079
Less - cash acquired	—	(5,742)
Net cash paid for purchases of businesses	$—	$472,337

Property, plant and equipment contributed to joint venture	$—	$30,020

The accompanying notes are an integral part of these statements

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2002

(UNAUDITED)

1)             MANAGEMENT’S REPRESENTATIONS:

The consolidated financial statements included herein have been prepared by Constellation Brands, Inc. and its subsidiaries (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to quarterly reporting on Form 10-Q and reflect, in the opinion of the Company, all significant adjustments necessary to present fairly the financial information for the Company.  All such adjustments are of a normal recurring nature.  Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted as permitted by such rules and regulations.  These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002.  Results of operations for interim periods are not necessarily indicative of annual results.

Certain February 28, 2002, balances have been reclassified to conform to current year presentation.

2)             ACCOUNTING CHANGES:

Effective March 1, 2002, the Company completed its adoption of Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations,” resulting in a reclassification of $46.8 million of previously identified separable intangible assets to goodwill and an elimination of $16.6 million of deferred tax liabilities previously associated with those intangible assets with a corresponding deduction from goodwill.  The adoption of SFAS No. 141 did not have any other material impact on the Company’s financial statements.

Effective March 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.”  SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, “Intangible Assets.”  Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed at least annually for impairment.  Intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives and are subject to review for impairment.  Upon adoption of SFAS No. 142, the Company determined that certain of its intangible assets met the criteria to be considered indefinite lived and, accordingly, ceased their amortization effective March 1, 2002.  These intangible assets consisted principally of trademarks.  Intangible assets determined to have a finite life, primarily distribution agreements, continue to be amortized over their estimated useful lives which were not modified as a result of adopting SFAS No. 142.  Nonamortizable intangible assets are tested for impairment in accordance with the provisions of SFAS No. 142 and amortizable intangible assets are tested for impairment in accordance with the provisions of SFAS No. 144 (as defined below).  Note 5 provides a summary of intangible assets segregated between amortizable and nonamortizable amounts.

The Company has completed its impairment testing for nonamortizable intangible assets and goodwill pursuant to the requirements of SFAS No. 142.  No instances of impairment were noted as a result of these processes.

The following table presents earnings and earnings per share information for the comparative periods as if the nonamortization provisions of SFAS No. 142 had been applied as of March 1, 2001:

	For the Nine Months Ended November 30,		For the Three Months Ended November 30,
	2002	2001	2002	2001
(in thousands, except per share data)
Reported net income	$151,285	$109,420	$64,344	$49,643
Add back: amortization of goodwill	—	11,165	—	2,904
Add back: amortization of intangibles reclassified to goodwill	—	1,611	—	540
Add back: amortization of indefinite lived intangible assets	—	6,609	—	3,018
Less: income tax effect	—	(5,736)	—	(1,692)
Adjusted net income	$151,285	$123,069	$64,344	$54,413

Basic earnings per common share:
Reported net income	$1.69	$1.29	$0.71	$0.57
Add back: amortization of goodwill	—	0.13	—	0.03
Add back: amortization of intangibles reclassified to goodwill	—	0.02	—	0.01
Add back: amortization of indefinite lived intangible assets	—	0.08	—	0.04
Less: income tax effect	—	(0.07)	—	(0.02)
Adjusted net income	$1.69	$1.45	$0.71	$0.63

Diluted earnings per common share:
Reported net income	$1.63	$1.26	$0.69	$0.55
Add back: amortization of goodwill	—	0.13	—	0.03

Add back: amortization of intangibles reclassified to goodwill	—	0.02	—	0.01
Add back: amortization of indefinite lived intangible assets	—	0.07	—	0.04
Less: income tax effect	—	(0.07)	—	(0.02)
Adjusted net income	$1.63	$1.41	$0.69	$0.61

The changes in the carrying amount of goodwill for the nine months ended November 30, 2002, are as follows:

	Popular and Premium Wine	Imported Beer and Spirits	U.K. Brands and Wholesale	Fine Wine	Consolidated
(in thousands)
Balance, February 28, 2002	$226,798	$105,680	$143,321	$192,284	$668,083
Intangible assets reclassified to goodwill at March 1, 2002	—	40,030	6,765	—	46,795
Elimination of deferred tax liabilities	—	(14,611)	(2,030)	—	(16,641)
Purchase accounting allocations	4,985	—	—	808	5,793
Foreign currency translation adjustments	—	253	14,635	—	14,888
Other	2,186	—	—	—	2,186
Balance, November 30, 2002	$233,969	$131,352	$162,691	$193,092	$721,104

Effective March 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion).  The adoption of SFAS No. 144 did not have a material impact on the Company’s financial statements.

Effective March 1, 2002, the Company adopted EITF Issue No. 01-09 (“EITF No. 01-09”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” which codified various issues related to the income statement classification of certain promotional payments under EITF Issue No. 00-14, “Accounting for Certain Sales Incentives,” EITF Issue No. 00-22, “Accounting for ‘Points’ and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future,” and EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.”  EITF No. 01-09 addresses the recognition, measurement and income statement classification of consideration given by a vendor to a customer (including both a reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller).  EITF No. 01-09, among other things, requires that certain consideration given by a vendor to a customer be characterized as a reduction of revenue when recognized in the vendor’s income statement.  The Company previously reported such costs as selling, general and administrative expenses.  As a result of adopting EITF No. 01-09 on March 1, 2002, the Company has restated net sales, cost of product sold, and selling, general and administrative expenses for the nine months and three months ended November 30, 2001.   Net sales were reduced by $157.5 million and $62.2 million, respectively; cost of product sold was increased by $8.2 million and $3.1 million, respectively; and selling, general and administrative expenses were reduced by $165.7 million and $65.3 million, respectively.  This reclassification did not affect operating income or net income.

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 146 (“SFAS No. 146”), “Accounting for Costs Associated with Exit or Disposal Activities.”  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  The adoption of SFAS No. 146 did not have a material impact on the Company’s financial statements.

3)             ACQUISITIONS:

On March 5, 2001, in an asset acquisition, the Company acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the “Turner Road Vintners Assets”).  The purchase price of the Turner Road Vintners Assets, including assumption of indebtedness of $9.4 million, was $289.2 million.  The acquisition was financed by the proceeds from the sale of the February 2001 Senior Notes and revolving loan borrowings under the senior credit facility.  The Turner Road Vintners Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition.  The excess of the purchase price over the fair market value of the net assets acquired (goodwill), $146.7 million, is no longer being amortized, but is tested for impairment at least annually in accordance with the provisions of SFAS No. 142.  The results of operations of the Turner Road Vintners Assets are reported in the Popular and Premium Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

On March 26, 2001, in an asset acquisition, the Company acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the “Corus Assets”).  In this acquisition, the Company acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White.  The purchase price of the Corus Assets, including assumption of indebtedness (net of cash acquired) of $3.0 million, was $52.3 million plus an earn-out over six years based on the performance of the brands.  As of November 30, 2002, the Company has paid an earn-out in the amount of $1.7 million.  In connection with the transaction, the Company also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards.  The acquisition was financed with revolving loan borrowings under the senior credit facility. The Corus Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition.  The excess of the purchase price over the fair market value of the net assets acquired (goodwill), $48.9 million, is no longer being amortized, but is tested for impairment at least annually in accordance with the provisions of SFAS No. 142.  The results of operations of the Corus Assets are reported in the Popular and Premium Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

On July 2, 2001, the Company acquired all of the outstanding capital stock of Ravenswood Winery, Inc. (the “Ravenswood Acquisition”).  The Ravenswood business produces, markets and sells super-premium and ultra-premium California wine, primarily under the Ravenswood brand name.  The purchase price of the Ravenswood Acquisition, including assumption of indebtedness of $2.8 million, was $152.5 million.  The purchase price was financed with revolving loan borrowings under the senior credit facility.  The Ravenswood Acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition.  The excess of the purchase price over the fair market value of the net assets acquired (goodwill), $99.8 million, is not amortizable and is tested for impairment at least annually in accordance with the provisions of SFAS No. 142.  The Ravenswood Acquisition was consistent with the Company’s strategy of further penetrating the higher gross profit margin super-premium and ultra-premium wine categories.  The results of operations of the Ravenswood business are reported in the Fine Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Ravenswood Acquisition at July 2, 2001, as adjusted for the final appraisal:

Current assets	$34,396
Property, plant and equipment	14,994
Other assets	26
Trademarks	45,600
Goodwill	99,756
Total assets acquired	194,772

Current liabilities	12,523
Long-term liabilities	32,593
Total liabilities assumed	45,116

Net assets acquired	$149,656

The trademarks are not subject to amortization.  None of the goodwill is expected to be deductible for tax purposes.

The following table sets forth the unaudited historical and unaudited pro forma results of operations of the Company for the nine months ended November 30, 2002, and November 30, 2001, respectively. The unaudited pro forma results of operations for the nine months ended November 30, 2001, give effect to the acquisitions of the Turner Road Vintners Assets and the Corus Assets and the Ravenswood Acquisition as if they occurred on March 1, 2001.  The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects.  The unaudited pro forma results of operations are based upon certain assumptions that the Company believes are reasonable under the circumstances.  The unaudited pro forma results of operations for the nine months ended November 30, 2001, do not reflect total nonrecurring charges of $12.6 million ($0.09 per share on a diluted basis) related to transaction costs, primarily for the acceleration of vesting of stock options, which were incurred by Ravenswood Winery, Inc. prior to the acquisition.  The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	For the Nine Months Ended November 30,
	2002	2001
(in thousands, except per share data)
Net sales	$2,078,578	$2,004,772
Income before income taxes	$249,234	$179,445
Net income	$151,285	$107,256

Earnings per common share:
Basic	$1.69	$1.27
Diluted	$1.63	$1.23
Weighted average common shares outstanding:
Basic	89,617	84,724
Diluted	92,669	87,140

4)             INVENTORIES:

Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market.  Elements of cost include materials, labor and overhead and consist of the following:

	November 30, 2002	February 28, 2002
(in thousands)
Raw materials and supplies	$27,093	$34,126
In-process inventories	589,486	524,373
Finished case goods	263,570	219,087
	$880,149	$777,586

5)             INTANGIBLE ASSETS:

The major components of intangible assets are:

	November 30, 2002		February 28, 2002
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
(in thousands)
Amortizable intangible assets:
Distribution agreements	$10,158	$4,815	$10,158	$5,960
Other	3,978	526	4,049	1,067
Total	$14,136	5,341	$14,207	7,027

Nonamortizable intangible assets:
Trademarks		356,838		351,707
Distributor and agency relationships		20,458		60,488
Other		31		6,765
Total		377,327		418,960
Total intangible assets		$382,668		$425,987

The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization.  Amortization expense for intangible assets was $1.7 million and $0.6 million for the nine months and three months ended November 30, 2002, respectively.  Estimated amortization expense for each of the five succeeding fiscal years is as follows:

(in thousands)
2003	$2,249
2004	$1,625
2005	$1,427
2006	$1,361
2007	$365

6)             INVESTMENT IN JOINT VENTURE:

On July 31, 2001, the Company and BRL Hardy Limited (“Hardy”) completed the formation of Pacific Wine Partners LLC (“PWP”), a joint venture owned equally by the Company and Hardy.  The Company and PWP are parties to the following agreements: crushing, wine production, bottling, storage, and related services agreement; inventory supply agreement; sublease and assumption agreements pertaining to certain vineyards, which agreements include a market value adjustment provision; and a market value adjustment agreement relating to a certain vineyard lease held by PWP.  As of November 30, 2002, amounts related to the above agreements were not material.

On October 16, 2001, the Company announced that PWP completed the purchase of certain assets of Blackstone Winery, including the Blackstone brand and the Codera wine business in Sonoma County (the “Blackstone Assets”).  The purchase price of the Blackstone Assets was $138.0 million and was financed equally by the Company and Hardy.  The Company used revolving loan borrowings under its senior credit facility to fund the Company’s portion of the transaction.

As of November 30, 2002, the Company’s investment balance, which is accounted for under the equity method, was $120.6 million and is included on the Consolidated Balance Sheets in Other Assets.  The carrying amount of the investment is less than the Company’s equity in the underlying net assets of PWP by $3.9 million.  This amount is included in earnings as the assets are used by PWP.

7)             STOCKHOLDERS’ EQUITY:

In July 2002, the stockholders of the Company approved an increase in the number of authorized shares of Class A Common Stock from 120,000,000 shares to 275,000,000 shares and Class B Convertible Common Stock from 20,000,000 shares to 30,000,000 shares, thereby increasing the aggregate number of authorized shares of the Company to 306,000,000 shares.

8)             EARNINGS PER COMMON SHARE:

Basic earnings per common share exclude the effect of common stock equivalents and are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock.  Diluted earnings per common share reflect the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assume the exercise of stock options using the treasury stock method.

The computation of basic and diluted earnings per common share is as follows:

	For the Nine Months Ended November 30,		For the Three Months Ended November 30,
	2002	2001	2002	2001
(in thousands, except per share data)
Income applicable to common shares	$151,285	$109,420	$64,344	$49,643

Weighted average common shares outstanding – basic	89,617	84,724	90,323	86,858
Stock options	3,052	2,416	2,760	2,619
Weighted average common shares outstanding – diluted	92,669	87,140	93,083	89,477

EARNINGS PER COMMON SHARE – BASIC	$1.69	$1.29	$0.71	$0.57
EARNINGS PER COMMON SHARE – DILUTED	$1.63	$1.26	$0.69	$0.55

Stock options to purchase 1.1 million and 2.2 million shares of Class A Common Stock at a weighted average price per share of $27.43 and $20.62 were outstanding during the nine months ended November 30, 2002 and 2001, but were not included in the computation of the diluted earnings per common share because the stock options’ exercise price was greater than the average market price of the Class A Common Stock for the period.  Stock options to purchase 1.1 million and 2.2 million shares of Class A Common Stock at a weighted average price per share of $27.41 and $20.62 were outstanding during the three months ended November 30, 2002 and 2001, but were not included in the computation of the diluted earnings per common share because the stock options’ exercise price was greater than the average market price of the Class A Common Stock for the period.

9)             COMPREHENSIVE INCOME:

Comprehensive income consists of net income, foreign currency translation adjustments, net unrealized gains or losses on derivative instruments and minimum pension liability adjustments.  The reconciliation of net income to comprehensive income is as follows:

	For the Nine Months Ended November 30,		For the Three Months Ended November 30,
	2002	2001	2002	2001
(in thousands)
Net income	$151,285	$109,420	$64,344	$49,643
Other comprehensive income, net of tax:
Foreign currency translation adjustments	14,659	(8,114)	1,520	(5,232)
Cash flow hedges:
Net derivative gains, net of tax effect of $0, $103, $0 and $7, respectively	—	209	—	(10)
Reclassification adjustments, net of tax effect of $13, $80, $0 and $5, respectively	(21)	(173)	—	13
Net cash flow hedges	(21)	36	—	3
Minimum pension liability adjustment, net of tax effect of $254, $0, $(1) and $0, respectively	(380)	—	2	—
Total comprehensive income	$165,543	$101,342	$65,865	$44,414

Accumulated other comprehensive loss includes the following components:

	For the Nine Months Ended November 30, 2002
	Foreign Currency Translation Adjustments	Net Unrealized Gains on Derivatives	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Loss

(in thousands)
Balance, February 28, 2002	$(35,243)	$21	$—	$(35,222)
Current-period change	14,658	(21)	(380)	14,257
Balance, November 30, 2002	$(20,585)	$—	$(380)	$(20,965)

10)           RELATED PARTIES:

Agustin Francisco Huneeus, the executive in charge of the Fine Wine segment, along with other members of his immediate family, through various family owned entities (the “Huneeus Interests”) engaged in certain transactions with the Fine Wine segment during the nine months and three months ended November 30, 2002, and November 30, 2001.  The Huneeus Interests engage the Fine Wine segment as the exclusive distributor of its Quintessa wines under a long-term contract; sell grapes to the Fine Wine segment pursuant to existing long-term contracts; participate as partners with the Fine Wine segment in the ownership and operation of a winery and vineyards in Chile; and render brand management and other consulting and advisory services in the United States and internationally to the Fine Wine segment and the Company.  Total amounts to the Huneeus Interests pursuant to these transactions and arrangements for the nine months ended November 30, 2002, and November 30, 2001, totaled $4.7 million and $4.3 million, respectively.  Total amounts to the Huneeus Interests pursuant to these transactions and arrangements for the three months ended November 30, 2002, and November 30, 2001, totaled $3.1 million and $2.7 million, respectively.  In addition, the Fine Wine segment performs certain wine processing services for the Huneeus Interests.  Total fees earned from the Huneeus Interests by the Fine Wine segment for these services were not material for the nine months and three months ended November 30, 2002, and November 30, 2001.  As of November 30, 2002, and November 30, 2001, the net amounts due to/from the Huneeus Interests under these agreements are insignificant.

11)           CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

The following information sets forth the condensed consolidating balance sheets as of November 30, 2002, and February 28, 2002, the condensed consolidating statements of income for the nine months and three months ended November 30, 2002 and 2001, and the condensed consolidating statements of cash flows for the nine months ended November 30, 2002 and 2001, for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company’s senior notes and senior subordinated notes (“Subsidiary Guarantors”) and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark, which is included in the U.K. Brands and Wholesale segment (“Subsidiary Nonguarantors”). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors.  The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company’s Canadian subsidiary and certain other subsidiaries which individually, and in the aggregate, are inconsequential.  The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002, and include the accounting changes described in Note 2 herein.  There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at November 30, 2002
Current assets:
Cash and cash investments	$1,467	$1,723	$26,746	$—	$29,936
Accounts receivable, net	129,142	150,099	200,421	—	479,662
Inventories, net	16,794	706,632	156,774	(51)	880,149
Prepaid expenses and other current assets	9,191	50,427	16,547	—	76,165
Intercompany (payable) receivable	(61,225)	67,895	(6,670)	—	—
Total current assets	95,369	976,776	393,818	(51)	1,465,912
Property, plant and equipment, net	41,574	360,627	196,952	—	599,153
Investments in subsidiaries	2,527,803	568,062	—	(3,095,865)	—
Goodwill	51,172	496,074	173,858	—	721,104
Intangible assets, net	10,942	317,096	54,630	—	382,668
Other assets	20,082	123,880	27,604	—	171,566
Total assets	$2,746,942	$2,842,515	$846,862	$(3,095,916)	$3,340,403

Current liabilities:
Notes payable	$4,500	$—	$698	$—	$5,198
Current maturities of long-term debt	79,175	3,485	678	—	83,338
Accounts payable	33,517	85,222	98,976	—	217,715
Accrued excise taxes	9,379	19,273	23,963	—	52,615
Other accrued expenses and liabilities	164,838	57,405	130,340	—	352,583
Total current liabilities	291,409	165,385	254,655	—	711,449
Long-term debt, less current maturities	1,244,446	11,866	9,262	—	1,265,574
Deferred income taxes	43,422	74,783	33,088	—	151,293
Other liabilities	535	38,274	25,362	—	64,171

Stockholders’ equity:
Class A and class B common stock	958	6,434	64,867	(71,301)	958
Additional paid-in capital	457,271	1,221,076	436,466	(1,657,542)	457,271
Retained earnings	743,555	1,300,293	66,729	(1,367,073)	743,504
Accumulated other comprehensive loss	(1,802)	24,404	(43,567)	—	(20,965)
Treasury stock and other	(32,852)	—	—	—	(32,852)
Total stockholders’ equity	1,167,130	2,552,207	524,495	(3,095,916)	1,147,916
Total liabilities and stockholders’ equity	$2,746,942	$2,842,515	$846,862	$(3,095,916)	$3,340,403

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at February 28, 2002
Current assets:
Cash and cash investments	$838	$2,084	$6,039	$—	$8,961
Accounts receivable, net	86,315	166,875	130,732	—	383,922
Inventories, net	17,662	631,050	128,934	(60)	777,586
Prepaid expenses and other current assets	7,148	40,364	13,267	—	60,779
Intercompany (payable) receivable	(64,061)	(288)	64,349	—	—
Total current assets	47,902	840,085	343,321	(60)	1,231,248
Property, plant and equipment, net	36,834	354,431	187,499	—	578,764
Investments in subsidiaries	2,404,282	558,263	—	(2,962,545)	—
Goodwill	51,172	462,676	154,235	—	668,083
Intangible assets, net	11,016	361,039	53,932	—	425,987
Other assets	22,598	111,892	30,813	—	165,303
Total assets	$2,573,804	$2,688,386	$769,800	$(2,962,605)	$3,069,385

Current liabilities:
Notes payable	$50,000	$—	$4,775	$—	$54,775
Current maturities of long-term debt	71,953	3,542	6,114	—	81,609
Accounts payable	34,590	50,425	68,418	—	153,433
Accrued excise taxes	12,244	37,033	10,961	—	60,238
Other accrued expenses and liabilities	94,067	51,250	99,838	—	245,155
Total current liabilities	262,854	142,250	190,106	—	595,210
Long-term debt, less current maturities	1,278,834	14,237	112	—	1,293,183
Deferred income taxes	39,022	91,963	32,161	—	163,146
Other liabilities	476	38,174	23,460	—	62,110
Stockholders’ equity:
Class A and class B common stock	939	6,434	64,867	(71,301)	939
Additional paid-in capital	431,216	1,220,917	436,466	(1,657,383)	431,216
Retained earnings	592,279	1,176,931	56,930	(1,233,921)	592,219
Accumulated other comprehensive income (loss)	1,600	(2,520)	(34,302)	—	(35,222)
Treasury stock and other	(33,416)	—	—	—	(33,416)
Total stockholders’ equity	992,618	2,401,762	523,961	(2,962,605)	955,736
Total liabilities and stockholders’ equity	$2,573,804	$2,688,386	$769,800	$(2,962,605)	$3,069,385

Condensed Consolidating Statement of Income for the Nine Months Ended November 30, 2002
Gross sales	$611,053	$1,482,454	$862,956	$(227,244)	$2,729,219
Less – excise taxes	(110,952)	(315,651)	(224,038)	—	(650,641)
Net sales	500,101	1,166,803	638,918	(227,244)	2,078,578
Cost of product sold	(381,128)	(828,517)	(512,704)	227,253	(1,495,096)
Gross profit	118,973	338,286	126,214	9	583,482
Selling, general and administrative expenses	(79,921)	(110,749)	(73,177)	—	(263,847)
Operating income	39,052	227,537	53,037	9	319,635
Equity in earnings of subsidiary/joint venture	123,362	19,892	—	(133,161)	10,093
Interest expense, net	6,935	(52,151)	(35,278)	—	(80,494)
Income before income taxes	169,349	195,278	17,759	(133,152)	249,234
Provision for income taxes	(18,073)	(71,916)	(7,960)	—	(97,949)
Net income	$151,276	$123,362	$9,799	$(133,152)	$151,285

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Statement of Income for the Nine Months Ended November 30, 2001
Gross sales	$622,687	$1,512,551	$786,188	$(304,949)	$2,616,477
Less – excise taxes	(110,805)	(316,167)	(200,092)	—	(627,064)
Net sales	511,882	1,196,384	586,096	(304,949)	1,989,413
Cost of product sold	(388,457)	(903,345)	(470,222)	304,900	(1,457,124)
Gross profit	123,425	293,039	115,874	(49)	532,289
Selling, general and administrative expenses	(62,128)	(130,110)	(72,304)	—	(264,542)
Operating income	61,297	162,929	43,570	(49)	267,747
Equity in earnings of subsidiary/joint venture	82,506	27,518	—	(108,996)	1,028
Interest expense, net	(7,011)	(76,397)	(3,000)	—	(86,408)
Income before income taxes	136,792	114,050	40,570	(109,045)	182,367
Provision for income taxes	(27,323)	(31,544)	(14,080)	—	(72,947)
Net income	$109,469	$82,506	$26,490	$(109,045)	$109,420

Condensed Consolidating Statement of Income for the Three Months Ended November 30, 2002
Gross sales	$234,370	$525,027	$315,653	$(105,291)	$969,759
Less – excise taxes	(43,019)	(106,846)	(81,515)	—	(231,380)
Net sales	191,351	418,181	234,138	(105,291)	738,379
Cost of product sold	(142,016)	(303,118)	(185,147)	105,396	(524,885)
Gross profit	49,335	115,063	48,991	105	213,494
Selling, general and administrative expenses	(26,512)	(36,308)	(22,650)	—	(85,470)
Operating income	22,823	78,755	26,341	105	128,024
Equity in earnings of subsidiary/joint venture	48,687	13,216	—	(57,721)	4,182
Interest expense, net	(2,798)	(17,066)	(11,934)	—	(26,202)
Income before income taxes	74,308	74,905	14,407	(57,616)	106,004
Provision for income taxes	(10,069)	(26,218)	(5,373)	—	(41,660)
Net income	$64,239	$48,687	$9,034	$(57,616)	$64,344

Condensed Consolidating Statement of Income for the Three Months Ended November 30, 2001
Gross sales	$234,508	$514,490	$287,706	$(111,148)	$987,776
Less — excise taxes	(42,858)	(105,228)	(75,616)	—	(223,702)
Net sales	191,650	409,262	212,090	(111,148)	764,074
Cost of product sold	(186,544)	(265,345)	(167,969)	111,118	(505,666)
Gross profit	5,106	143,917	44,121	(30)	258,408
Selling, general and administrative expenses	(16,917)	(66,263)	(1,111)	—	(149,585)
Operating (loss) income	(11,811)	77,654	43,010	(30)	108,823
Equity in earnings of subsidiary/joint venture	61,822	36,370	—	(97,027)	1,165
Interest income (expense), net	911	(27,224)	(936)	—	(27,249)
Income before income taxes	50,922	86,800	42,074	(97,057)	82,739
Provision for income taxes	(1,249)	(24,978)	(6,869)	—	(33,096)
Net income	$49,673	$61,822	$35,205	$(97,057)	$49,643

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Statement of Cash Flows for the Nine Months Ended November 30, 2002
Net cash provided by operating activities	$59,057	$56,694	$31,513	$—	$147,264

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,161)	(30,801)	(11,871)	—	(51,833)
Other	—	(1,274)	577	—	(697)
Net cash used in investing activities	(9,161)	(32,075)	(11,294)	—	(52,530)

Cash flows from financing activities:
Principal payments of long-term debt	(53,987)	(2,387)	(6,145)	—	(62,519)
Net repayments of notes payable	(45,500)	—	(3,929)	—	(49,429)
Payment of issuance costs of long-term debt	(10)	—	—	—	(10)
Exercise of employee stock options	25,539	—	—	—	25,539
Proceeds from issuance of long-term debt	—	—	10,000	—	10,000
Proceeds from employee stock purchases	1,319	—	—	—	1,319
Net cash (used in) provided by financing activities	(72,639)	(2,387)	(74)	—	(75,100)

Effect of exchange rate changes on cash and cash investments	23,372	(22,593)	562	—	1,341

Net increase (decrease) in cash and cash investments	629	(361)	20,707	—	20,975
Cash and cash investments, beginning of period	838	2,084	6,039	—	8,961
Cash and cash investments, end of period	$1,467	$1,723	$26,746	$—	$29,936

Condensed Consolidating Statement of Cash Flows for the Nine Months Ended November 30, 2001
Net cash provided by operating activities	$38,287	$76,602	$8,785	$—	$123,674

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	(478,115)	5,778	—	—	(472,337)
Investment in joint venture	—	(77,282)	—	—	(77,282)
Purchases of property, plant and equipment	(6,038)	(31,110)	(10,010)	—	(47,158)
Proceeds from sale of assets	—	35,150	349	—	35,499
Net cash used in investing activities	(484,153)	(67,464)	(9,661)	—	(561,278)

Cash flows from financing activities:
Net proceeds from notes payable	155,000	—	1,226	—	156,226
Proceeds from equity offerings, net of fees	151,486	—	—	—	151,486
Exercise of employee stock options	35,249	—	—	—	35,249
Proceeds from issuance of long-term debt, net of discount	—	—	2,910	—	2,910
Proceeds from employee stock purchases	842	—	—	—	842
Principal payments of long-term debt	(33,038)	(8,348)	(1,694)	—	(43,080)
Payment of issuance costs of long-term debt	(1,339)	—	—	—	(1,339)
Net cash provided by (used in) financing activities	308,200	(8,348)	2,442	—	302,294

Effect of exchange rate changes on cash and cash investments	(3,234)	3,751	(1,425)	—	(908)

Net (decrease) increase in cash and cash investments	(140,900)	4,541	141	—	(136,218)
Cash and cash investments, beginning of period	142,104	3,239	329	—	145,672
Cash and cash investments, end ofperiod	$1,204	$7,780	$470	$—	$9,454

12)           BUSINESS SEGMENT INFORMATION:

The Company reports its operating results in five segments: Popular and Premium Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate and bulk wine); Imported Beer and Spirits (primarily imported beer and distilled spirits); U.K. Brands and Wholesale (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Fine Wine (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items).  Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management, and the availability of separate financial results.  The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002, and include the accounting changes described in Note 2 herein.  The Company evaluates performance based on operating income of the respective business units.

Segment information is as follows:

	For the Nine Months		For the Three Months
	Ended November 30,		Ended November 30,
	2002	2001	2002	2001
(in thousands)
Popular and Premium Wine:
Net sales:
Branded:
External customers	$510,882	$520,627	$195,802	$194,814
Intersegment	7,601	7,532	1,876	2,888
Total Branded	518,483	528,159	197,678	197,702
Other:
External customers	33,924	46,240	13,116	18,857
Intersegment	8,881	10,413	2,539	2,557
Total Other	42,805	56,653	15,655	21,414
Net sales	$561,288	$584,812	$213,333	$219,116
Operating income	$79,808	$75,706	$37,240	$36,377
Equity in earnings of joint venture	$10,093	$1,028	$4,182	$1,165
Long-lived assets	$196,781	$187,211	$196,781	$187,211
Investment in joint venture	$120,613	$108,897	$120,613	$108,897
Total assets	$1,190,385	$1,099,704	$1,190,385	$1,099,704
Capital expenditures	$17,650	$11,841	$7,112	$5,764
Depreciation and amortization	$17,532	$23,546	$5,772	$7,387

Imported Beer and Spirits:
Net sales:
Beer	$615,098	$570,178	$195,585	$174,045
Spirits	219,381	214,430	80,495	76,638
Net sales	$834,479	$784,608	$276,080	$250,683
Operating income	$175,548	$143,234	$59,572	$47,822
Long-lived assets	$77,391	$79,633	$77,391	$79,633
Total assets	$710,495	$713,416	$710,495	$713,416
Capital expenditures	$6,054	$9,253	$2,024	$2,517
Depreciation and amortization	$7,691	$13,487	$2,586	$4,337

U.K. Brands and Wholesale:
Net sales:
Branded:
External customers	$179,563	$177,037	$66,988	$64,912
Intersegment	151	481	—	—
Total Branded	179,714	177,518	66,988	64,912
Wholesale	408,795	366,312	144,406	131,839
Net sales	$588,509	$543,830	$211,394	$196,751
Operating income	$46,418	$40,157	$21,643	$17,872
Long-lived assets	$147,825	$137,562	$147,825	$137,562
Total assets	$723,198	$668,932	$723,198	$668,932
Capital expenditures	$9,285	$6,473	$3,175	$2,434
Depreciation and amortization	$10,790	$14,390	$3,689	$4,971

Fine Wine:
Net sales:
External customers	$110,935	$94,589	$41,987	$40,749
Intersegment	1,092	516	404	262
Net sales	$112,027	$95,105	$42,391	$41,011
Operating income	$40,286	$28,315	$16,550	$13,169
Long-lived assets	$166,185	$150,055	$166,185	$150,055
Total assets	$682,489	$615,248	$682,489	$615,248
Capital expenditures	$15,704	$16,169	$3,285	$4,871
Depreciation and amortization	$6,369	$9,125	$1,433	$2,889

	For the Nine Months		For the Three Months
	Ended November 30,		Ended November 30,
	2002	2001	2002	2001
(in thousands)
Corporate Operations and Other:
Net sales	$—	$—	$—	$—
Operating loss	$(22,425)	$(19,665)	$(6,981)	$(6,417)
Long-lived assets	$10,971	$7,206	$10,971	$7,206
Total assets	$33,836	$30,191	$33,836	$30,191
Capital expenditures	$3,141	$3,422	$2,019	$2,777
Depreciation and amortization	$3,201	$3,443	$1,102	$1,146

Intersegment eliminations:
Net sales	$(17,725)	$(18,942)	$(4,819)	$(5,707)

Consolidated:
Net sales	$2,078,578	$1,989,413	$738,379	$764,074
Operating income	$319,635	$267,747	$128,024	$108,823
Equity in earnings of joint venture	$10,093	$1,028	$4,182	$1,165
Long-lived assets	$599,153	$561,667	$599,153	$561,667
Investment in joint venture	$120,613	$108,897	$120,613	$108,897
Total assets	$3,340,403	$3,127,491	$3,340,403	$3,127,491
Capital expenditures	$51,834	$47,158	$17,615	$18,363
Depreciation and amortization	$45,583	$63,991	$14,582	$20,730

13)           ACCOUNTING PRONOUNCEMENTS:

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), “Accounting for Asset Retirement Obligations.”  SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company is required to adopt SFAS No. 143 for fiscal years beginning March 1, 2003.  The Company is currently assessing the financial impact of SFAS No. 143 on its financial statements.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”  SFAS No. 145 rescinds Statement of Financial Accounting Standards No. 4 (“SFAS No. 4”), “Reporting Gains and Losses from Extinguishment of Debt,” Statement of Financial Accounting Standards No. 44, “Accounting for Intangible Assets of Motor Carriers,” and Statement of Financial Accounting Standards No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.”  In addition, SFAS No. 145 amends Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” to eliminate an inconsistency between required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.  Lastly, SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.  The Company is required to adopt the provisions related to the rescission of SFAS No. 4 for fiscal years beginning March 1, 2003.  All other provisions of SFAS No. 145 were adopted on March 1, 2002.  The adoption of the applicable provisions of SFAS No. 145 did not have a material impact on the Company’s financial statements.  The adoption of the remaining provisions will result in a reclassification of the extraordinary loss related to the extinguishment of debt recorded in the fourth quarter of the fiscal year ended February 28, 2002 ($1.6 million, net of income taxes), by increasing selling, general and administrative expenses ($2.6 million) and decreasing the provision for income taxes ($1.0 million).

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.”  FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees.  FIN No. 45 also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee.  Lastly, FIN No. 45 supersedes FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others (An Interpretation of FASB Statement No. 5).”  The initial recognition and initial measurement provisions of FIN No. 45 will be applied on a prospective basis to guarantees issued or modified after December 31, 2002.  The Company is required to adopt the disclosure requirements of FIN No. 45 for the fiscal year ended February 28, 2003.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 00-21 (“EITF No. 00-21”), “Revenue Arrangements with Multiple Deliverables.”  EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities.  EITF No. 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.  The Company is required to adopt EITF No. 00-21 for all revenue arrangements entered into beginning August 1, 2003. The Company is currently assessing the financial impact of EITF No. 00-21 on its financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (“SFAS No. 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure.”  SFAS No. 148 amends Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.  SFAS No. 148 also amends the disclosure provisions of SFAS No. 123  to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation.  Lastly, SFAS No. 148 amends Accounting Principles Board Opinion No. 28 (“APB Opinion No. 28”), “Interim Financial Reporting,” to require disclosure about those effects in interim financial information.  The Company is required to adopt the disclosure provisions of SFAS No. 148 for the fiscal year ended February 28, 2003.  The Company is required to adopt the amendment to APB Opinion No. 28 for financial reports containing condensed financial statements for interim periods beginning March 1, 2003.

Summary of Material ASX disclosures by BRL Hardy

Annexure              2

Announcement Date	Headline	Summary of Announcement

17/01/03	Implementation deed/	Implementation Deed included in Section 12.
	Transaction compensation	Transaction compensation deed summarised in Section
	deed	11.12.

17/01/03	No solicitation agreement/	No Solicitation Agreement summarised
	Break fee agreement	in Section 11.12.

17/01/03	Proposed scheme of	The media release noted that BRL Hardy would emerge as
	arrangement	part of the world’s largest wine business under a $1.9 billion merger proposal announced by Constellation Brands, Inc.
The proposed merger would be effected through a scheme
of arrangement which includes an offer to BRL Hardy
shareholders of $10.50 for each of their shares either:

• all cash;

• all scrip; or

• any combination of cash and scrip.

A cash offer is also proposed for BRL Hardy optionholders.

The media release also contains a summary of BRL Hardy
and Constellation Brands’s, Inc.

17/01/03	Trading Halt	The announcement states that BRL Hardy securities would
be placed in pre-open at the request of BRL Hardy pending
the release of an announcement.

14/01/03	Media Release; BRL Hardy	BRL Hardy announced that it was in advanced discussions
	in merger talks	regarding a possible merger with Constellation Brands, Inc of the United States. The media release notes that if
agreement is reached the combined BRL Hardy and
Constellation Brands operations would create the world’s
largest wine business with annual wine sales of around AU$3
billion.

19/11/02	Open briefing BRL Hardy	Stephen Millar confirmed in the announcement that the profit
	CEO on profit guidance	for BRL Hardy was expected to rise by at least 15% in the
year to December 2002. The announcement noted that the
basic business of BRL Hardy was very strong with its
business in Europe also being strong. Mr Millar noted that in
North America, and particularly in the US through Pacific
Wine Partners, BRL Hardy was not only achieving its high
expectations but exceeding them. Mr Millar noted that cash
flow would be positive in 2003 regardless of the size of the
2003 vintage.

04/10/02	Half Year Review	The major features of BRL Hardy’s consolidated operating
results compared with the corresponding period in 2001
were:

• total sales revenue — $372 million, an increase of 11.5%;

• earnings before interest and tax rose 21.8% to $65.5
million;

• operating profit before tax rose 29% to $56.4 million;

• operating profit after tax was 23.4% higher at $38 million;

• basic earnings per share rose 9.5% to 21.8 cents per
share;

• the interim dividend rose 11% to 10 cents per share.

Announcement Date	Headline	Summary of Announcement

05/09/02	Open briefing BRL Hardy	BRL Hardy reported a net profit of $38 million for the first half
	CEO on 23% profit rise.	ended June 2002, up 23% from the previous first half. In
relation to the outlook for earnings for the full year ended
December 2003, Stephen Millar stated that the first half
increase of 23% provided BRL Hardy with a lot of confidence
and a solid base for strong full year result. He noted that the future opportunities remained excellent. He noted that the
current prospects for the Australian industry and for BRL
Hardy have never been stronger.

05/09/02	Half Yearly Report	BRL Hardy announced a record interim result for the six
months ended 30 June 2002 including:

• 23.4% rise in net profit after tax to $38 million from $30.8 million in the previous corresponding period;

• earnings before interest and tax of $65.5 million up 21.8%
from $53.8 million;

• a 29% increase in net profit before tax from $43.7 million to
$56.4 million;

• a lift in interim dividend from 9 cents to 10 cents per share;

• earnings per share up 10.3% to 21.5 cents;

• higher sales and earnings from each of the three key world wine markets Australasia, Europe and North America;

• total sales from the groups global operations were a record for the period rising 11.5% from $333.9 million to $372.3
million;

• BRL Hardy reported a 261.7% improvement in earning
before interest and tax for the North American business,
Pacific Wine Partners 50/50 Joint Venture in the US with
Constellation Brands, Inc being a major contributor to this
increase.BRL Hardy announced that its wineries throughout
Australia combined to crush over 300,000 tonnes of wine
grapes, which is expected to be more than 20% of the
2002 Australian vintage.

28/06/02	BRL Hardy 2002 Vintage	BRL Hardy announced that its wineries throughout Australia
	Report	combined to crush over 300,000 tonnes of wine grapes,
which is expected to be more than 20% of the 2002
Australian vintage.

The unusual and record-breaking seasonal conditions
produced BRL Hardy’s best and largest vintage in its 10 year history.

27/06/02	Pacific Wine Partners — First	The first quarter 2003 results reported by Constellation
	5 months financial	Brands noted that income from Pacific Wine Partners which
	performance	commenced operations in August 2001 was US$3 million.

BRL Hardy advised that for the 5 months January-May 2002
Pacific Wine Partners’ unaudited results have been sales
revenue of A$76.5 million with BRL Hardy’s share being
A$6.9 million.

21/06/02	Open Briefing BRL Hardy	Stephen Millar noted that BRL Hardy remained confident of
	CEO on Market Issue	recording strong growth for the full year.

He noted that on a regional basis the big improver in 2002
would be North America, with it on track to make its first
significant contribution with an outlook for sustained growth.

Announcement Date	Headline	Summary of Announcement

13/06/02	Breaks into China Wine	BRL Hardy announced its first move into the China market
	Market	with a distribution alliance with Dragon Seal Wines Co Ltd of
Beijing.

Dragon Seal Wines which is China’s leading premium wine
producer will import a full range from BRL Hardy’s brand
portfolio.

03/06/02	Strategic joint venture to	BRL Hardy and South Africa’s Stellenbosch Vineyards
	target growth in Europe	Limited announced an important joint venture to further
enhance New World Wine penetration into Europe.

The joint venture will create a new branded wine from
Stellenbosch Vineyards which will be marketed in Europe
through BRL Hardy’s sales and marketing network in Europe.

Stephen Millar noted that the joint venture would provide an opportunity to establish a quality, value for money South
African brand in the European marketplace while advancing
BRL Hardy’s international portfolio of products in world
markets.

02/05/02	Media Release — Confident	John Pendrigh AM noted that the strong growth trends
	Outlook for Continued	achieved by BRL Hardy in previous years had continued
	Growth — Chairman	during 2001 and prepared the way for further growth in
2002.

He noted BRL Hardy was confident that it would achieve
growth through the further development of the key
international markets for its branded products in 2002 and
the years to follow.

Stephen Millar noted that the future opportunities for BRL
Hardy remain bright.

19/04/02	Remains positive about	Stephen Millar noted that in spite of competitive market
	future growth	conditions, BRL Hardy confirmed medium to longer term
profit performance targeted at 15% compound growth with
expectation of a profit in 2002 based on strong performance
by Pacific Wine Partners.

18/04/02	USA JV acquires new	BRL Hardy announced that it has continued its expansion
	winery for Blackstone	into the US premium wine market with its joint venture,
	Growth	Pacific Wine Partners, announcing the acquisition of another
Californian winemaking facility.

The facility would be used predominantly to meet the
increasing demand for wines under the Blackstone brand.

27/03/02	2001 Annual Report/Top 20

07/03/02	Open Briefing BRL Hardy	Stephen Millar noted that the 21% increase in net profit was
	CEO on Record Profit and	underpinned by strong growth in Europe and a very solid
	Outlook	performance in Australasia.

He noted growth rates of between 15-20% were achievable
in Europe, with the biggest percentage rises likely to come
from North America.

07/03/02	Preliminary Final Report	BRL Hardy’s global operations generated record sales
revenue in 2001 of $758 million. Net operating profit after tax was up 21%.

BRL Hardy announced an increase in its annual dividend.

Stephen Millar noted the outlook for 2002 was extremely
positive.

ASIC relief and ASX waivers

Annexure              3

29 January 2003 Mr Own M Keen Piper Alderman Lawyers 167 Flinders Street Adelaide SA 5000 by facsimile: (08) 8205 3300

Australian Stock Exchange Limited

ABN 98 008 624 691

Level 19

91 King William Street

Adelaide SA 5000

GPO Box 547

Adelaide SA 5001

Telephone 61 (08) 8216 5026

Facsimile 61 (08) 8216 5099

Internet http://www.asx.com.au

Dear sir

BRL Hardy Limited (the “Company”)

We refer to the application by BRL Hardy Limited (the “Company”) for a waiver from listing rule 6.23.2.

Australian Stock Exchange Limited has considered the Company’s application and decided as follows:

1.             Based solely on the information provided, Australian Stock Exchange Limited (“ASX”) grants BRL Hardy Limited (the “Company”) a waiver from listing rule 6.23.2 to the extent necessary to permit the Company to cancel unquoted options issued to non-executive directors and employees of the Company for consideration without shareholder approval on the following conditions.

1.1          Shareholders and the Supreme Court of South Australia approve a scheme of arrangement under which a subsidiary of Constellation Brands Inc. will acquire all of the shares in the Company

1.2          Full details of the cancellation of the unquoted options are set out to ASX’s satisfaction in the explanatory statement relating to the scheme of arrangement.

1.3          The consideration for cancellation of the unquoted options is funded by a loan from a subsidiary of Constellation Brands Inc.

2              ASX has a considered listing rule 6.23.2 only and makes no statement as to the Company’s compliance with other listing rules.

Underlying Policy

1.             Cancellation of option for consideration requires approval of holders of issued ordinary securities - maintains balance between rights of holders of issued securities and holders of options - maintains integrity of ASX markets.

Present Application

2.             Unquoted options will be cancelled as part of merger to be effected through a scheme of arrangement - security holders will approve scheme and therefore effectively approve cancellation - consideration for cancellation funded in large part by merger partner.

It is expected that the waiver granted to the Company will be on the public record on 10 February 2003 or soon afterwards.

If you have any queries in relation to the decision please let me know.

Yours faithfully,

/s/ Justin Nelson

Justin Nelson

Senior Companies Advisor

Australian Stock Exchange Limited
ABN 98 008 624 691
Level 19
91 King William Street
Adelaide SA 5000

GPO Box 547
Adelaide SA 5001

Telephone 61 (08) 8216 5026
Facsimile 61 (08) 8216 5099
Internet http://www.asx.com.au

5 January 2003

Mr Own M Keen

Partner

Piper Alderman Lawyers

167 Flinders Street

Adelaide SA 5000

by facsimile: (08) 8205 330

Dear sir

BRL Hardy Limited (the “Company”)

We refer to the application by BRL Hardy Limited (the “Company”) for a waiver from listing rule 7.40

Australian Stock Exchange Limited has considered the Company’s application and decided as follows:

1.             Based solely on the information provided, Australian Stock Exchange Limited (“ASX”) grants BRL Hardy Limited (the “Company”) a waiver from listing rule 7.40 to the extent necessary to permit the Company to extend the record date as prescribed under paragraph 6 of Appendix 7A by one trading day, on condition that the Company releases the terms of this waiver to the market.

2              ASX has a considered listing rule 7.40 only and makes no statement as to the Company’s compliance with other listing rules.

Paragraph 6 of Appendix 7A

Underlying Policy

1.             Reorganisation of capital - requirement for record date to be five business days after the effective date for Court approval of the reorganisation - provides orderly and certain market.

Present Application

2.             Entity proposes to extend record date following Court approval of the reorganisation by one business day - commercial justification - merger by way of Scheme of Arrangement - market to be adequately informed.

It is expected that the waiver granted to the Company will be on the public record on 10 February 2003 or soon afterwards.

If you have any queries in relation to the decision please let me know.

Yours faithfully,

/s/ Justin Nelson

Justin Nelson

Senior Companies Advisor

Our Reference : PMR2003/1850 Your Reference: NC/OMK BRL 143/152 Telephone: 08 8202 8569 Facsimile: 08 8202 8410
7 February 2003 Mr I J Pendrigh AM Director BRL Hardy Limited Reynell Road, Reynella SA 5161	Allianz Centre, 100 Pirle Street, Adelaide GPO BOX 9827 Adelaide SA 5001 Telephone: (08) 8202 8400 Facsimile: (08) 8202 8410

Dear Mr Pendrigh

BRL Hardy Limited ACN 008 273 907 : Scheme of Arrangement with Option Holders
Names and “Debts” to Option Holders

Under subregulation 5.1.01(1) of the Corporation Regulations 2001 (“Regulations”) the Australian Securities and Investments Commission (“Commission”) allows BRL Hardy Limited, to send an explanatory statement under subsection 412(1) of the Corporations Act 2001 (“Act”), which does not state the matters set out in paragraph 8201(c) of Part 2 of Schedules 8 to the Regulations.

The commissions allows this on the basis that the explanatory statement sent:

•               is substantially in the form of the version of the draft explanatory statement given to the Commission on 4 February 2003, and

•               sets out the rights of option holders under section 170 and section 173 of the Act.

Yours faithfully

/s/ Francis Wong

Francis Wong

as a delegate of the Australian Securities and Investments Commission

Our Reference : PMR2003/1850 Your Reference: NC/OMK BRL 143/152 Telephone: 08 8202 8569 Facsimile: 08 8202 8410
7 February 2003 Mr I J Pendrigh AM Director BRL Hardy Limited Reynell Road, Reynella SA 5161	Allianz Centre, 100 Pirle Street, Adelaide GPO BOX 9827 Adelaide SA 5001 Telephone: (08) 8202 8400 Facsimile: (08) 8202 8410

Dear Mr Pendrigh

BRL Hardy Limited ACN 008 273 907 : Scheme of Arrangement with Option Holders

Information to Option Holders to be similar to information given to Members

Under subregulation 5.1.01(1) of the Corporation Regulations 2001 (“Regulations”) the Australian Securities and Investments Commission (“Commission”) allows BRL Hardy Limited, to send an explanatory statement under subsection 412(1) of the Corporations Act 2001 (“Act”), which does not

•               state the matters set out in paragraphs 8201(a) 8201(b) 8201(d) and 8201(c) of the Regulations; nor

•               contain or have annexed to the explanatory statement the reports and copies of documents referred to in paragraphs 8203(a) and 8203(b) of the Regulations;

of Part 2 of Schedule 8 to the Regulations.

The commissions allows this on the basis that the explanatory statement sent is substantially in the form of the version of the draft explanatory statement given to the Commission on 4 February 2003.

Yours faithfully

/s/ Francis Wong

Francis Wong

as a delegate of the Australian Securities and Investments Commission

notes

notes

notes

Corporate Directory

Directors

John Pendirgh AM Chairman

Robert Chabrel Deputy Chairman

Stephen Millar Managing Director

Mark Davison Non-executive director

Sir James Hardy OBE Non-executive director

Angus Kennedy Operations and Technical Director

Richard Searby QC Non-executive director

Anthony Whatmore Non-executive director

David Woods International Trading Director

Company Secretary

John Whelan

Registered Office

Reynell Road, Reynella SA 5161

Telephone (08) 8392 2222

Facsimile (08) 8392 2122

Share Registry

Computershare investor Services Pty Ltd

GPO Box 1903, Adelaide SA 5001

Telephone (08) 8236 2300

Facsimile (08) 8236 2305

Principal Bankers

Commonwealth Bank of Australia

ANZ Banking Group Limited

Solicitors

Piper Alderman

Auditor

PricewaterhouseCoopers

Web Sites

BRL Hardy Limited:

www. brlhardy.com.au

Computershare Investor Services Pty Ltd:

www.cshare.com.au